      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 7, 1999

                                                   REGISTRATION NO. 333-[ ]
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                              ALEC HOLDINGS, INC.

             (Exact Name of Registrant as Specified in Its Charter)

                DELAWARE                                    6719                                   52-2126573
    (State or Other Jurisdiction of             (Primary Standard Industrial                    (I.R.S. Employer
     Incorporation or Organization)             Classification Code Number)                   Identification No.)

                            ------------------------

        510 L. STREET, SUITE 500, ANCHORAGE, ALASKA 99501 (907) 297-3000
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)
                         ------------------------------

         MICHAEL E. HOLMSTROM             WITH COPIES OF ALL COMMUNICATIONS TO:
      SENIOR VICE PRESIDENT AND                   ELLIOTT V. STEIN, ESQ.
       CHIEF FINANCIAL OFFICER                WACHTELL, LIPTON, ROSEN & KATZ
         ALEC HOLDINGS, INC.                       51 WEST 52ND STREET
       500 L. STREET, SUITE 500                  NEW YORK, NEW YORK 10019
       ANCHORAGE, ALASKA 99501                        (212) 403-1000
            (907) 297-3000
 (Name, Address, Including Zip Code,
 and Telephone Number, Including Area
     Code, of Agent for Service)

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: Upon consummation of the Exchange Offer referred to herein.
                            ------------------------

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

                        CALCULATION OF REGISTRATION FEE

                                                                            PROPOSED        PROPOSED MAXIMUM       AMOUNT OF
             TITLE OF EACH CLASS OF                   AMOUNT TO BE       OFFERING PRICE    AGGREGATE OFFERING     REGISTRATION
           SECURITIES TO BE REGISTERED                 REGISTERED        PER DEBENTURE         PRICE (1)            FEE (2)
13% Senior Discount Debentures due 2011               $46,928,435          53.272605%         $25,000,000            $6,950

(1) Estimated solely for the purpose of calculating the registration fee.

(2) Calculated pursuant to Rule 457 under the Securities Act.
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES OR ACCEPT ANY OFFER TO BUY THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS

                    SUBJECT TO COMPLETION DATED JULY 7, 1999

                              ALEC HOLDINGS, INC.

                               OFFER TO EXCHANGE
   ALL 13% SENIOR DISCOUNT DEBENTURES DUE 2011 ($46,928,435 PRINCIPAL AMOUNT)
                                      FOR
     13% SENIOR DISCOUNT DEBENTURES DUE 2011 ($46,928,435 PRINCIPAL AMOUNT)
          WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933

    THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON
           , 1999, UNLESS EXTENDED.

                            ------------------------

TERMS OF THE EXCHANGE OFFER:

     - We will issue up to $46,928,435 aggregate principal amount of exchange debentures.

     - We will exchange exchange debentures for all old debentures that are validly tendered and not withdrawn prior to the expiration of the exchange offer.

     - You may withdraw tenders of old debentures at any time prior to the expiration of the exchange offer.

     - The exchange of old debentures for exchange debentures will not be a taxable transaction for U.S. federal income tax purposes, but you should see the discussion under the caption "Federal Income Tax Considerations" on page 137 for more information.

     - We will not receive any cash proceeds from the exchange offer.

     - The terms of the exchange debentures are substantially identical to those of the old debentures, except that the transfer restrictions and registration rights relating to the old debentures do not apply to the exchange debentures.

     - We do not intend to list the exchange debentures on any national securities exchange, and no public market for the exchange debentures is anticipated.

                            ------------------------

    SEE "RISK FACTORS" BEGINNING ON PAGE 16 FOR A DISCUSSION OF FACTORS THAT YOU SHOULD CONSIDER BEFORE TENDERING YOUR OLD DEBENTURES.

                            ------------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

               The date of this prospectus is            , 1999.

                               TABLE OF CONTENTS

                                                    PAGE
                                                    -----
Summary........................................           1
Risk Factors...................................          16
The Exchange Offer.............................          27
The Acquisitions...............................          37
Use of Proceeds................................          38
Capitalization.................................          38
Selected Historical Combined Financial
  Data--PTI Alaska.............................          39
Selected Historical Financial Data--ATU........          41
Unaudited Pro Forma Combined Financial and
  Operating Data...............................          43
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...................................          48
Industry Overview..............................          65
Business.......................................          67

                                                    PAGE
                                                    -----
Regulation.....................................          77
Management.....................................          83
Ownership of Capital Stock.....................          90
Insider Relationships and Related Party
  Transaction..................................          92
Description of Other Indebtedness..............          93
Description of the Exchange Debentures.........          97
Exchange and Registration Rights Agreement.....         130
Book-Entry, Delivery and Form..................         133
Federal Income Tax Considerations..............         137
Plan of Distribution...........................         143
Available Information..........................         144
Experts........................................         145
Validity of the Exchange Debentures............         145
Index to Financial Statements..................         F-1

                            ------------------------

                           FORWARD-LOOKING STATEMENTS

    This prospectus contains forward-looking statements, including, in particular, statements about our plans, strategies and prospects under the captions "Summary," "Management's Discussion and Analysis of Financial Condition and Results of Operations" (particularly under the subheadings "Liquidity and Capital Resources" and "Outlook") and "Business." We have based these forward-looking statements on our current assumptions, expectations and projections about future events. When used in this prospectus, the words "believe," "anticipate," "intend," "estimate," "expect," "project" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such words. These forward-looking statements speak only as of the date of this prospectus. Neither we nor the initial purchasers undertake any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Although management believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct or that savings or other benefits anticipated in the forward-looking statements will be achieved. Important factors, some of which may be beyond our control, that could cause actual results to differ materially from management's expectations ("cautionary statements") are disclosed in this prospectus, including in conjunction with the forward-looking statements included in this prospectus and under "Risk Factors." Prospective purchasers are cautioned not to place undue reliance on these forward-looking statements. All subsequent written and oral forward-looking statements attributable to us are expressly qualified in their entirety by the cautionary statements. See "Risk Factors." These forward-looking statements are subject to risks, uncertainties and assumptions about us, including, among other things:

     - our substantial debt and significant debt service obligations;

     - our ability to integrate our recent acquisitions of PTI Alaska and ATU;

     - developments in, or changes to, the laws and regulations governing our telecommunications business;

     - our ability to improve existing operations;

     - the increasingly competitive nature of the telecommunications industry;

     - changes in technology;

     - our ability to keep key personnel required to operate the business;

     - the potential effect of year 2000 compliance issues; and

     - changes in economic conditions in Alaska.

                             ADDITIONAL INFORMATION

    This prospectus incorporates important business and financial information about us from documents that are not included in or delivered with this document. You can obtain documents incorporated by reference in this prospectus (other than exhibits to those documents) by requesting them in writing or by telephone from us at the following address:

ALEC Holdings, Inc.
510 L. Street, Suite 500
Anchorage, Alaska 99501
Attention: Michael E. Holmstrom
Telephone: (907) 297-3000

    You will not be charged for any documents that you request. If you would
like to request documents, please do so by       , 1999 in order to receive them
before the exchange offer expires on       , 1999.

                                    SUMMARY

    THE FOLLOWING SUMMARY HIGHLIGHTS SELECTED INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. THIS SUMMARY IS NOT COMPLETE AND MAY NOT CONTAIN ALL OF THE INFORMATION THAT YOU SHOULD CONSIDER BEFORE EXCHANGING YOUR OLD DEBENTURES FOR EXCHANGE DEBENTURES, AND YOU ARE ENCOURAGED TO READ THIS PROSPECTUS IN ITS ENTIRETY. THIS PROSPECTUS INCLUDES SPECIFIC TERMS OF THE EXCHANGE DEBENTURES WE ARE OFFERING, AS WELL AS INFORMATION ABOUT OUR BUSINESS AND DETAILED FINANCIAL DATA.

    UNLESS OTHERWISE INDICATED, REFERENCES IN THIS PROSPECTUS TO THE "COMPANY," "WE," "OUR" AND "US" REFER TO ALEC HOLDINGS, INC., ITS PREDECESSORS AND ITS WHOLLY OWNED SUBSIDIARIES AS A COMBINED ENTITY. "PTI ALASKA" REFERS TO THE ALASKAN TELECOMMUNICATIONS PROPERTIES (OTHER THAN THE CELLULAR PROPERTIES IN FAIRBANKS, ALASKA) THAT WE ACQUIRED FROM CENTURY TELEPHONE ENTERPRISES, INC. ("CENTURY"), INCLUDING ITS PREDECESSORS AND WHOLLY OWNED SUBSIDIARIES. "ATU" REFERS TO ANCHORAGE TELEPHONE UTILITY. "ACS" REFERS TO ALASKA COMMUNICATIONS SYSTEMS HOLDINGS, INC.

                                  OUR COMPANY

    We own all of the capital stock of ACS, and that capital stock accounts for substantially all of our assets. We will conduct substantially all of our business through ACS.

    We are the leading diversified, full-service telecommunications provider in Alaska, offering local telephone, wireless, long distance and internet services to business and residential customers throughout the state. We have over $875 million invested in our network, a state-of-the-art telecommunications infrastructure that includes over 485 miles of fiber optic cable and 176 switching facilities.

     - LOCAL TELEPHONE. With over 300,000 access lines, we are the 16th largest local exchange carrier, or LEC, in the U.S. and the leading LEC in Alaska. We provide service to 75% of the Alaskan population and to all of the state's major population centers, including Anchorage, Juneau and Fairbanks. There are no Regional Bell Operating Companies, or RBOCs, in Alaska.

     - WIRELESS. We are the largest and only statewide provider of wireless services in Alaska, currently serving over 66,000 subscribers. Our service areas cover all major population centers and highway corridors.

     - LONG DISTANCE AND INTERNET. We provide long distance services to approximately 26,000 customers, primarily in Anchorage, and internet access services to approximately 16,000 customers throughout the state.

    We have achieved strong operating results through stable internal growth and strategic acquisitions. For the year ended December 31, 1998, we would have had pro forma combined revenues of $254 million, operating income of $40 million, a net loss of $16 million and EBITDA (as defined) of $102 million.

    We believe that the outlook for continued growth in our local telephone business is favorable due to the fundamentals of the LEC business, including:
(1) continued demand for core telephone services and enhanced service offerings, such as voice mail and call waiting, (2) access line growth due to higher consumer bandwidth needs for internet, data and video usage and (3) favorable regulatory environments. We intend to leverage our strength in our core local telephone business to grow our wireless, long distance and internet businesses.

                               COMPANY BACKGROUND

    We were formed in 1998 by Fox Paine & Company, LLC ("Fox Paine"), members of the former senior management team of Pacific Telecom, Inc. and other experienced telecommunications industry executives to acquire PTI Alaska and ATU.

    PTI ALASKA. PTI Alaska is the incumbent provider of local telephone services to over 131,000 access lines in Juneau, Fairbanks and more than 70 rural communities in Alaska. PTI Alaska also provides cellular service to approximately 3,000 subscribers, primarily in Juneau, and owns 10 Megahertz ("MHz") personal communications services, or PCS, licenses covering Anchorage, Juneau and Fairbanks. In addition, PTI Alaska provides internet services to approximately 16,000 customers statewide.

    ATU. ATU is the largest LEC in Alaska, and is the incumbent provider of local telephone services to over 168,000 access lines, primarily in Anchorage. ATU also provides cellular service to over 63,000 subscribers primarily in Anchorage and Fairbanks under the MACtel brand name. MACtel is the leading cellular provider in Alaska and has achieved a penetration rate of approximately 16% in its service areas. ATU began providing long distance service on a resale basis in the fall of 1997 and serves approximately 26,000 customers, primarily in Anchorage.

                       ALASKAN TELECOMMUNICATIONS MARKET

    The Alaskan telecommunications market is characterized by its large geographical size and widely dispersed population centers. Over 60% of the state's population resides in its three largest cities: Anchorage, Juneau and Fairbanks. Alaska lacks a well developed ground transportation infrastructure, and most of the state's communities are accessible only by air or water. As a result, Alaskans are particularly dependent on telecommunications services to access resources and information unavailable in their communities.

    The demographic characteristics of Alaska provide opportunities for growth of telecommunications services. Alaska has the highest median household income in the U.S. In addition, Alaskans benefit from the absence of state personal income taxes. The population in Alaska has been growing at a compound annual rate of 1.3% over the last ten years, compared to 1.0% for the U.S. as a whole.

                             COMPETITIVE STRENGTHS

    We believe we are well positioned to capitalize on significant opportunities in the rural telecommunications marketplace given our competitive strengths:

    LEADING COMPETITIVE POSITION. We are the leading diversified, full-service telecommunications provider in Alaska.

     - We are the incumbent LEC in our local service areas. With the exception of Anchorage, we are the only LEC in our service areas and do not presently experience meaningful competition from either facilities-based providers or resellers of our local telephone services.

     - We are the only statewide wireless provider, serving all major population centers and highway corridors. We are also the preeminent wireless provider in Alaska, serving the largest number of subscribers.

     - We are a statewide internet service provider.

    STRONG, PREDICTABLE CASH FLOW. Our businesses have historically exhibited stable operating results and strong cash flow margins. Our local telephone businesses, which represent approximately 85% of our combined revenues, are subject to state and federal regulations that allow us to charge rates that give us the opportunity to recover our costs and earn a reasonable rate of return on the capital invested in our network. Historically, PTI Alaska has experienced consistent access line growth of approximately 6% annually, and stable EBITDA margins of approximately 46%. ATU, operating as a government-owned utility, has achieved stable EBITDA margins of approximately 37%. We expect stable growth in our combined telecommunications businesses, with consistent increases in EBITDA.

    SIGNIFICANT NETWORK INVESTMENT. We have over $875 million invested in our network, a state-of-the-art telecommunications infrastructure that includes over 485 miles of fiber optic cable and 176 switching facilities. Our network incorporates the latest generic software upgrades, facilitating efficient deployment of network enhancements and allowing us to offer our customers a broad range of enhanced communications services. Management believes that substantial time and capital would be required for a competitor to build a comparable network.

    STRONG LEADERSHIP. Members of management have, on average, over 25 years of telecommunications experience, the majority of which was spent either with Pacific Telecom, of which PTI Alaska was a part, or ATU, and have a demonstrated track record of acquiring, integrating and operating telecommunications companies. Management is led by Charles E. Robinson, our Chairman, President and Chief Executive Officer, who built the former Pacific Telecom business into a leading telecommunications service provider to suburban and rural communities in Alaska and the Pacific Northwest, and completed the sale of Pacific Telecom to Century for $2.2 billion in 1997. Between 1992 and 1997, revenues and EBITDA generated by Pacific Telecom's local telephone business grew at 17% and 22% compound annual rates, respectively. Management has significant experience operating local, data, wireless and cable television businesses. Members of management, including Mr. Robinson, also operated Alascom, Inc., Alaska's largest long distance provider, until its sale to AT&T in 1995. Management intends to implement a strategic plan that makes use of its extensive telecommunications experience to maximize the benefits of integrating the operations of PTI Alaska and ATU.

    Fox Paine, which beneficially owns approximately 98% of our equity, is a private equity investment firm that manages a $500 million investment fund. Fox Paine was founded in 1997 by Saul A. Fox and W. Dexter Paine, III, former senior partners of Kohlberg, Kravis & Roberts and Kohlberg & Company. Fox Paine's principals have over 26 years' combined experience in identifying exceptional management teams and successfully executing corporate acquisitions. In their previous positions, Fox Paine's principals directed the investment of over $700 million of equity in 17 transactions with an aggregate value of $3.4 billion.

                               BUSINESS STRATEGY

    The principal elements of our business strategy include:

    CAPITALIZE ON GROWTH OPPORTUNITIES. We intend to capitalize on growth opportunities by expanding our offerings of enhanced services, wireless services, long distance services, data services and internet access services and by marketing these services under a common branding strategy. We believe that our statewide presence and history of providing quality service will allow us to achieve greater brand awareness and service penetration than our competitors.

     - ACCESS LINE GROWTH. We intend to focus our sales and marketing efforts to capitalize on continued growth in access line demand. We also intend to stimulate additional demand for access lines through the provision of advanced high-speed data services, such as digital subscriber lines and integrated services digital networks, or ISDN, in our major markets.

     - ENHANCED SERVICES. We intend to market enhanced services, such as call waiting, caller ID and voice mail. Customer penetration of enhanced services (the number of enhanced services divided by the number of access lines) in our service areas is approximately 82%, while other LECs in the U.S. have achieved penetration levels of 100% to 120%, on average. Increasing penetration rates will improve revenue per customer that, due to the fixed cost nature of the LEC business, are expected to result in increasing EBITDA.

     - WIRELESS SERVICES. As the only statewide cellular service provider in Alaska, we believe our cellular operations represent a significant growth opportunity. Our cellular operations currently penetrate only 8% of the population, or POPs, in our Fairbanks and southeast Alaska service areas, compared with MACtel's 18% penetration rate in Anchorage. We also plan to complete the digital conversion of our entire cellular network by the end of 1999. After this conversion, we will be able to offer our customers enhanced digital cellular services and features. We believe that the market for wireless services will continue to grow with the growth in the wireless industry as a whole.

     - LONG DISTANCE SERVICES. As the incumbent LEC in our service areas, we are well positioned to offer long distance services to our existing customers. Management intends to leverage the long distance experience it gained while operating the largest long distance provider in Alaska, to improve the long distance operations at ATU and to expand ATU's long distance business in PTI Alaska's service areas. In connection with the settlement of a number of outstanding disputes we recently purchased fiber capacity between Alaska's major population centers and between Alaska and the contiguous 48 states of the U.S. This capacity will allow us both to improve the quality of our service offerings and realize future operating cost efficiencies. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Recent Developments."

    IMPROVE OPERATING EFFICIENCIES. We intend to use our operating, regulatory, marketing and management expertise to improve operations and profitability. The operations of PTI Alaska and ATU have several redundancies, such as material management, purchasing, network planning/engineering and customer care centers, that we intend to consolidate to enhance operating efficiencies. We also intend to support the general and administrative requirements of PTI Alaska and ATU on a common basis.

    PURSUE SELECTIVE STRATEGIC ACQUISITIONS. We will pursue selective regional acquisitions in Alaska and the western U.S. as opportunities arise. During the last five years, RBOCs and GTE Corporation have made significant divestitures and recently announced plans for additional divestitures of their rural telecommunications properties to allow them to focus on urban markets. Additionally, according to the United States Telephone Association, there are approximately 1,300 independent telephone companies in the U.S. with fewer than 25,000 access lines. We believe that these industry dynamics will provide opportunities for growth through acquisitions.

                                SOURCES AND USES

    On August 18, 1998, we announced our agreement to acquire the capital stock of PTI Alaska from Century. Under our agreement with Century, as amended, we acquired PTI Alaska for $411.8 million. Under our agreement with the Municipality of Anchorage dated October 20, 1998, we acquired substantially all of the assets and liabilities of ATU from the Municipality of Anchorage for $263.6 million. We completed both of these acquisitions on May 14, 1999. See "The Acquisitions."

    In connection with these acquisitions, on May 14, 1999, we (1) received equity contributions from Fox Paine Capital Fund, L.P. (the "Fund"), members of management and other investors in the amount of $121.2 million and (2) issued $46.9 million in principal amount of the old debentures and warrants for aggregate gross proceeds of $25.0 million. All $146.2 million of the proceeds from these financings, the fees and expenses of which were borne by ACS, were contributed to ACS as common equity, as shown in the table below.

    The table below outlines the sources and uses of funds at ACS for the acquisitions and the related expenses:

                                                                                            AMOUNT
                                                                                          (DOLLARS IN
                                                                                           MILLIONS)
                                                                                      -------------------
SOURCES:
Revolving credit facility(a)........................................................       $     6.7
Term loan facilities(b).............................................................           435.0
9 3/8% Senior subordinated notes due 2009...........................................           150.0
Equity contributions................................................................           146.2
                                                                                              ------
  Total sources.....................................................................       $   737.9
                                                                                              ------
                                                                                              ------
USES:
Purchase of PTI Alaska(c)...........................................................       $   411.8
Purchase of ATU.....................................................................           263.6
Working capital(d)..................................................................            14.1
Transaction fees and expenses.......................................................            48.4
                                                                                              ------
  Total uses........................................................................       $   737.9
                                                                                              ------
                                                                                              ------

------------------------------

(a) The revolving credit facility allows for total borrowings of up to $75.0 million, of which $66.3 million remains available. See "Description of Other Indebtedness--The Senior Credit Facility."

(b) The term loan facilities are comprised of $150.0 million of term loan A facility, $150.0 million of term loan B facility and $135.0 million of term loan C facility.

(c) Includes the repayment of existing indebtedness of PTI Alaska. See "The Acquisitions."

(d) Working capital was used to fund in part the purchase of $19.5 million of fiber capacity.

                     SUMMARY OF TERMS OF THE EXCHANGE OFFER

    On May 14, 1999, we completed the private offering of the old debentures. We entered into an exchange and registration rights agreement with the initial purchasers in the private offering in which we agreed to deliver to you this prospectus as part of the exchange offer and agreed to complete the exchange offer within 180 days after the date of original issuance of the old debentures. You are entitled to exchange in the exchange offer your old debentures for exchange debentures which are identical in all material respects to the old debentures except:

     - the exchange debentures have been registered under the Securities Act;

     - the exchange debentures are not entitled to some registration rights which are applicable to the old debentures under the exchange and registration rights agreement; and

     - contingent interest rate provisions, except for those relating to our failure to keep effective a shelf registration statement, are no longer applicable.

THE EXCHANGE OFFER............  We are offering to exchange up to $46,928,435 aggregate principal amount of old debentures for up to $46,928,435
                                aggregate principal amount of exchange debentures. You may exchange old debentures only in integral multiples of
                                $1,000.

RESALE........................  Based on an interpretation by the staff of the Securities and Exchange Commission set forth in no-action letters
                                issued to third parties, we believe that the exchange
                                debentures issued pursuant to the exchange offer in exchange for old debentures may be offered for resale, resold and
                                otherwise transferred by you (unless you are an "affiliate"
                                of us within the meaning of Rule 405 under the Securities
                                Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that you are acquiring the exchange debentures in the ordinary course of your business and that you have not engaged in, do not
                                intend to engage in, and have no arrangement or
                                understanding with any person to participate in, a
                                distribution of the exchange debentures.

                                Each participating broker-dealer that receives exchange
                                debentures for its own account pursuant to the exchange
                                offer in exchange for old debentures that were acquired as a result of market-making or other trading activity must
                                acknowledge that it will deliver a prospectus in connection with any resale of the exchange debentures. See "Plan of
                                Distribution."

                                Any holder of old debentures who:

                                - is an affiliate of us;

                                - does not acquire exchange debentures in the ordinary
                                course of its business or

                                - tenders in the exchange offer with the intention to
                                participate, or for the purpose of participating, in a
                                  distribution of exchange debentures

                                cannot rely on the position of the staff of the SEC stated
                                in Exxon Capital Holdings Corporation, Morgan Stanley & Co.
                                Incorporated or similar no-action letters and, in the
                                absence of an exemption, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale of the exchange debentures.

EXPIRATION OF THE EXCHANGE
  OFFER; WITHDRAWAL OF
  TENDER......................  The exchange offer will expire at 5:00 p.m., New York City
                                time, on       , 1999, or a later date and time to which we
                                extend it. We do not currently intend to extend the
                                expiration of the exchange offer. You may withdraw your
                                tender of old debentures pursuant to the exchange offer at any time before expiration of the exchange offer. Any old
                                debentures not accepted for exchange for any reason will be returned without expense to you promptly after the
                                expiration or termination of the exchange offer.

CONDITIONS TO THE EXCHANGE
  OFFER.......................  The exchange offer is subject to customary conditions, which we may waive. Please read the section under the caption "The
                                Exchange Offer--Conditions" of this prospectus for more
                                information regarding the conditions to the exchange offer.

PROCEDURES FOR TENDERING
  OUTSTANDING NOTES...........  If you wish to participate in the exchange offer, you must:

                                - complete, sign and date the accompanying letter of
                                transmittal, or a facsimile of the letter of transmittal,
                                  according to the instructions contained in this prospectus and the letter of transmittal; and

                                - mail or otherwise deliver the letter of transmittal, or a facsimile of the letter of transmittal, together with your old debentures and any other required documents, to the
                                  exchange agent at the address set forth on the cover page
                                  of the letter of transmittal.

                                If you hold old debentures through The Depository Trust
                                Company ("DTC") and wish to participate in the exchange
                                offer, you must comply with the Automated Tender Offer
                                Program procedures of DTC, by which you will agree to be
                                bound by the letter of transmittal. By signing, or agreeing to be bound by, the letter of transmittal, you will
                                represent to us that, among other things:

                                - you acquired your old debentures in the ordinary course of your business;

                                - you have no arrangement or understanding with any person or entity to participate in a distribution of the exchange debentures;

                                - if you are a broker-dealer that will receive exchange
                                debentures for your own account in exchange for old
                                  debentures that were acquired as a result of market-making activities, that you will deliver a prospectus, as
                                  required by law, in connection with any resale of those
                                  exchange debentures; and

                                - you are not an "affiliate," as defined in Rule 405 of the
                                  Securities Act, of us or, if you are an affiliate, that
                                  you will comply with any applicable registration and
                                  prospectus delivery requirements of the Securities Act.

SPECIAL PROCEDURES FOR
  BENEFICIAL OWNERS...........  If you are a beneficial owner of old debentures which are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and you want to tender old debentures in the exchange offer, you should contact the
                                registered holder promptly and instruct the registered
                                holder to tender on your behalf. If you wish to tender on
                                your own behalf, you must, before completing and executing the letter of transmittal and delivering your old
                                debentures, either make appropriate arrangements to register ownership of the old debentures in your name or obtain a
                                properly completed bond power from the registered holder.
                                The transfer of registered ownership may take considerable time and may not be able to be completed before expiration of the exchange offer.

GUARANTEED DELIVERY
  PROCEDURES..................  If you wish to tender your old debentures and your old debentures are not immediately available or you cannot
                                deliver your old debentures, the letter of transmittal or
                                any other documents required by the letter of transmittal or comply with the applicable procedures under the DTC's
                                Automated Tender Offer Program, before expiration of the
                                exchange offer, you must tender your old debentures
                                according to the guaranteed delivery procedures set forth
                                under the caption "The Exchange Offer--Guaranteed delivery procedures."

EFFECT ON HOLDERS OF
  OUTSTANDING NOTES...........  By making the exchange offer and by accepting for exchange all validly tendered old debentures under the exchange
                                offer, we will have fulfilled a covenant contained in the
                                registration rights agreement. Accordingly, there will be no increase in the interest rate on the old debentures under
                                the circumstances described in the registration rights
                                agreement. If you are a holder of old debentures and you do not tender your old debentures in the exchange offer, you
                                will continue to hold your old debentures and will be
                                entitled to all the rights and subject to all the
                                limitations applicable to the old debentures in the
                                indenture, except for any rights under the registration
                                rights agreement that terminate upon the completion of the exchange offer.

                                The trading market for old debentures could be adversely
                                affected if some but not all of the old debentures are
                                tendered and accepted in the exchange offer.

CONSEQUENCES OF FAILURE TO
  EXCHANGE....................  All untendered old debentures will remain subject to the restrictions on transfer provided for in the old debentures and in the indenture. In general, the old debentures may not be offered or sold, unless registered under the Securities
                                Act, except pursuant to an exemption from, or in a
                                transaction not subject to, the Securities Act and
                                applicable state securities laws. Other than in connection with the exchange offer, we do not currently anticipate that we will register the old debentures under the Securities
                                Act.

FEDERAL INCOME TAX
  CONSIDERATIONS..............  The exchange of old debentures for exchange debentures in the exchange offer will not be a taxable event for U.S.
                                federal income tax purposes. See "Federal Income Tax
                                Considerations."

USE OF PROCEEDS...............  We will not receive any cash proceeds from the issuance of exchange debentures pursuant to the exchange offer.

EXCHANGE AGENT................  The Bank of New York is the exchange agent for the exchange offer. The address and telephone number of the exchange
                                agent are set forth under the caption "The Exchange
                                Offer--Exchange agent" of this prospectus.

                  SUMMARY OF TERMS OF THE EXCHANGE DEBENTURES

ISSUER..............................  ALEC Holdings, Inc.

SECURITIES OFFERED..................  $46,928,435 aggregate principal amount of 13% Senior
                                      Discount Debentures due 2011.

MATURITY............................  May 15, 2011.

INTEREST PAYMENT DATES..............  May 15 and November 15 of each year, commencing on
                                      November 15, 2004.

OPTIONAL REDEMPTION.................  On or after May 15, 2004, we may redeem some or all of the exchange debentures at the redemption prices
                                      listed under the caption "Description of the Exchange
                                      Debentures--Optional Redemption."

                                      Before May 15, 2002, we may redeem up to 35% of the
                                      exchange debentures with the proceeds of sales of
                                      equity in our Company at the redemption price listed
                                      under the caption "Description of the Exchange
                                      Debentures-- Optional Redemption."

CHANGE OF CONTROL...................  If we experience a change of control, you will have the right to require us to repurchase your exchange
                                      debentures at a price equal to 101% of the principal
                                      amount of the exchange debentures, together with
                                      accrued and unpaid interest, if any, to the date of
                                      repurchase. See "Description of the Exchange
                                      Debentures--Change of Control."

RANKING.............................  The exchange debentures will be unsecured and:

                                      - rank equally with all of our other existing and
                                      future senior debt;

                                      - rank senior to all of our senior subordinated debt;
                                        and

                                      - rank senior to all of our existing and future
                                      subordinated debt.

                                      Assuming we had received the equity contributions and
                                      completed the offering of the old debentures, and
                                      that ACS had completed the acquisitions of PTI Alaska
                                      and ATU, made the initial borrowings under its senior
                                      credit facility and completed the offering of the ACS
                                      senior subordinated notes, on March 31, 1999:

                                      - ACS would have had $441.7 million of senior debt;

                                      - we would not have had any senior debt other than
                                      the old debentures;

                                      - ACS' guarantor subsidiaries would have had $7.5
                                      million of senior debt;

                                      - ACS would not have had any senior subordinated debt
                                        other than the ACS senior subordinated notes, and
                                        we and ACS' guarantor subsidiaries would not have
                                        had any senior subordinated debt, other than the
                                        guarantees of the ACS senior subordinated notes;
                                        and

                                      - we, ACS and ACS' guarantor subsidiaries would not
                                      have had any subordinated debt.

RESTRICTIVE COVENANTS...............  We will issue the exchange debentures under an indenture with The Bank of New York, as the trustee.
                                      The indenture will, among other things, restrict our
                                      ability and the ability of our subsidiaries and
                                      future subsidiaries, to:

                                      - incur debt;

                                      - make investments;

                                      - pay dividends on stock or purchase stock;

                                      - sell assets or stock of our subsidiaries;

                                      - engage in transactions with our affiliates;

                                      - engage in mergers, consolidations and sales of
                                        assets; and

                                      - engage in business activities that are unrelated to
                                      our current business.

                                      The indenture will also limit the extent to which we
                                      can permit restrictions on the ability of our
                                      subsidiaries to pay dividends and make other
                                      distributions.

                                      See "Description of the Exchange
                                      Debentures--Restrictive Covenants."

ABSENCE OF ESTABLISHED MARKET FOR
  THE NOTES.........................  The exchange debentures are a new issue of securities, and there is no established trading
                                      market for the exchange debentures. The exchange
                                      debentures have been designated for trading in the
                                      Private Offerings, Resales and Trading through
                                      Automated Linkages ("PORTAL") market. However, we do
                                      not intend to apply for the exchange debentures to be
                                      listed on any securities exchange or to arrange for
                                      quotation on any automated dealer quotation system.
                                      The initial purchasers in the private placement of
                                      the old debentures have advised us that they intend
                                      to make a market in the exchange debentures and any
                                      new notes issued in exchange for the exchange
                                      debentures, but they are not obligated to do so. The
                                      initial purchasers may discontinue any market making
                                      in the exchange debentures or any new notes issued in
                                      exchange for the exchange debentures at any time in
                                      their sole discretion. We cannot assure you that a
                                      liquid market will develop for the exchange
                                      debentures.

                                  RISK FACTORS

    You should consider carefully all of the information in this prospectus. In particular, you should evaluate the specific factors under the caption "Risk Factors" before deciding to exchange your old debentures for exchange debentures.

                                   * * * * *

    We are located at 510 L. Street, Suite 500, Anchorage, Alaska 99501. Our telephone number is (907) 297-3000.

       SUMMARY UNAUDITED PRO FORMA COMBINED FINANCIAL AND OPERATING DATA

    The following summary unaudited pro forma combined financial and operating data are based on the financial statements of PTI Alaska and ATU, as adjusted to illustrate the estimated effects of

     - the acquisition of PTI Alaska;

     - the acquisition of ATU;

     - the purchase of fiber capacity for $19.5 million; and

     - the financings necessary to complete these acquisitions,

as if these transactions had occurred on January 1, 1998 for the Operating Data and Other Financial Data and on March 31, 1999 for the Other Data and Balance Sheet Data.

    The summary unaudited pro forma combined financial and operating data do not purport to be indicative of what our financial position or results of operations would actually have been had these transactions been completed on the dates indicated or to project our results of operations for any future period. See "Unaudited Pro Forma Combined Financial and Operating Data."

                                                                                                    THREE MONTHS
                                                                                   YEAR ENDED           ENDED
                                                                                DECEMBER 31, 1998  MARCH 31, 1999
                                                                                -----------------  ---------------
                                                                                      (DOLLARS IN THOUSANDS)
OPERATING DATA:
Operating revenue.............................................................      $ 254,101         $  64,306
Operating expenses............................................................        214,507            53,860
                                                                                     --------      ---------------
Operating income..............................................................         39,594            10,446
Interest expense..............................................................        (56,948)          (14,238)
Other income (expense)(a).....................................................         (1,514)               71
                                                                                     --------      ---------------
Loss before income taxes......................................................        (18,868)           (3,721)
Income taxes..................................................................             --                --
                                                                                     --------      ---------------
Net loss......................................................................      $ (18,868)        $  (3,721)
                                                                                     --------      ---------------
                                                                                     --------      ---------------

OTHER FINANCIAL DATA:
Net cash provided by operating activities(b)..................................      $ (50,567)          (14,995)
Net cash used by investing activities(b)......................................        (32,323)           (3,907)
Net cash used by financing activities(b)......................................        (40,350)          (18,903)
EBITDA (as defined)(c)........................................................        102,246            26,533
Adjusted EBITDA(d)............................................................        106,109            27,045
Pro forma cash interest expense(e)............................................         53,198            13,300
Capital expenditures..........................................................         56,443             5,583
Depreciation and amortization.................................................         61,221            15,507
Ratio of earnings to fixed charges(f).........................................            N/A               N/A
Ratio of Adjusted EBITDA to pro forma cash interest expense...................            2.0x              2.0x
Ratio of total debt to Adjusted EBITDA........................................            5.6x             23.1x

OTHER DATA (END OF PERIOD):
Access lines in service(g)....................................................        300,394           304,619
Cellular subscribers..........................................................         66,572            67,196
Cellular penetration..........................................................           14.5%             14.6%

BALANCE SHEET DATA (END OF PERIOD):
Total assets..................................................................      $ 796,007         $ 791,882
Long-term debt including current portion......................................        624,245           624,245
Stockholders' equity..........................................................        121,155           121,155

------------------------------

(a) "Other income (expense)" includes the (1) net operating results of PTI Alaska's and ATU's equipment sales and rental, payphone and internet businesses and (2) equity in earnings (losses) of minority investments. For the year ended

    December 31, 1998, these amounts represented earnings of $1,431,000 and losses of $2,945,000, respectively. For the three months ended March 31, 1999 these amounts represented earnings of $580,000 and losses of $509,000, respectively.

(b) Net cash data includes information from ATU financial statements prepared according to Governmental Accounting Standards.

(c) "EBITDA" is net income before interest expense, interest income, income taxes, depreciation and amortization, and equity in earnings (loss) of minority investments (which was $(2,945,000) for the year ended December 31, 1998 and $(509,000) for the three months ended March 31, 1999). EBITDA includes the net operating results of equipment sales and rental, payphone and internet businesses and the estimated annual management fee to be paid to Fox Paine. EBITDA is not intended to represent cash flow from operations as defined by GAAP and should not be considered as an alternative to net income as an indicator of our operating performance or cash flows. EBITDA is included in this prospectus because management believes it provides additional information with respect to our ability to satisfy its debt service, capital expenditure and working capital requirements. While EBITDA is frequently used as a measure of operations and the ability of a company to meet debt service requirements, it is not necessarily comparable to other similarly titled captions of other companies due to the differences in methods of calculation.

(d) "Adjusted EBITDA" is EBITDA increased by (1) the net effect of the elimination of one-time duplicative administrative charges resulting from Century's acquisition of Pacific Telecom, and the related loss of revenues, in the amount of $1,399,000 for the year ended December 31, 1998, (2) unrealized access revenues in the amount of $417,000 that were not recovered in 1998 but are being recovered in 1999 and in future years and (3) the net effect of reduced operating expenses, primarily leased circuit expenses, partially offset by higher maintenance expenses, that would have been experienced had the purchase of fiber capacity occurred on January 1, 1998, in the amount of $2,047,000 for the year ended December 31, 1998 and $512,000 for the three months ended March 31, 1999.

(e) "Pro forma cash interest expense" is defined as interest expense exclusive of amortization of deferred financing costs.

(f) For purposes of computing this ratio, earnings consist of earnings before extraordinary items, income taxes and fixed charges. Fixed charges consist of interest expense, amortization of deferred financing fees and the component of rental expense believed by management to be representative of the interest factor thereon. Earnings were inadequate to cover fixed charges by $18,868,000 for the year ended December 31, 1998 and by $3,721,000 for the three months ended March 31, 1999.

(g) "Access lines in service" includes all revenue producing lines, whether connected to retail or wholesale customers.

             SUMMARY HISTORICAL COMBINED FINANCIAL DATA--PTI ALASKA

    The following table sets forth summary historical combined financial data of PTI Alaska. The summary historical combined financial data for each of the three years in the period ended December 31, 1998 and as of December 31, 1997 and 1998 have been derived from the audited combined financial statements and the notes thereto of PTI Alaska included elsewhere in this prospectus. The summary historical combined financial data for each of the two years in the period ended December 31, 1995 and as of December 31, 1994, 1995 and 1996 have been derived from the unaudited combined financial statements of PTI Alaska which are not included in this prospectus and which, in the opinion of management, include all adjustments, consisting solely of normal, recurring adjustments, necessary to present fairly the information they contain. The summary combined financial data for each of the three month periods ended March 31, 1998 and 1999 and as of March 31, 1998 and 1999 have been derived from the unaudited combined financial statements of PTI Alaska which are included in this prospectus and which, in the opinion of management, include all adjustments, consisting solely of normal, recurring adjustments, necessary to present fairly the information they contain. The financial statements of PTI Alaska include the results of the telephone operation of the City of Fairbanks (the "City of Fairbanks Telephone Operation") from October 6, 1997, the date of its acquisition. This acquisition was accounted for as a purchase. PTI Alaska was acquired by Century on December 1, 1997 as part of its acquisition of Pacific Telecom. The data for the year ended December 31, 1997 represent the results of PTI Alaska for the 11 months ended November 30, 1997, as owned by Pacific Telecom, and the one month ended December 31, 1997, as owned by Century. The summary historical combined financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the audited combined financial statements of PTI Alaska, and the related notes, included elsewhere in this prospectus.

                                                                                                           THREE MONTHS ENDED
                                                                 YEAR ENDED DECEMBER 31,                       MARCH 31,
                                                 -------------------------------------------------------  --------------------
                                                   1994       1995       1996       1997(A)      1998       1998       1999
                                                 ---------  ---------  ---------  -----------  ---------  ---------  ---------
                                                                            (DOLLARS IN THOUSANDS)
OPERATING DATA:
Operating revenue..............................  $  69,402  $  75,071  $  76,633   $  88,040   $ 112,398  $  25,798  $  27,749
Operating expenses.............................     52,795     55,506     56,043      63,907      94,198     22,185     22,681
                                                 ---------  ---------  ---------  -----------  ---------  ---------  ---------
Operating income...............................     16,607     19,565     20,590      24,133      18,200      3,613      5,068
Interest expense, net..........................     (2,459)    (2,331)    (1,996)     (2,340)     (1,405)      (302)      (358)
Other income (expense)(b)......................      1,094     (1,020)      (368)        152       2,070      1,129        922
                                                 ---------  ---------  ---------  -----------  ---------  ---------  ---------
Income before income taxes.....................     15,242     16,214     18,226      21,945      18,865      4,440      5,632
Income taxes...................................      5,962      5,713      6,737       8,482       9,218      2,214      2,709
                                                 ---------  ---------  ---------  -----------  ---------  ---------  ---------
Net income.....................................  $   9,280  $  10,501  $  11,489   $  13,463   $   9,647  $   2,226  $   2,923
                                                 ---------  ---------  ---------  -----------  ---------  ---------  ---------
                                                 ---------  ---------  ---------  -----------  ---------  ---------  ---------
OTHER FINANCIAL DATA:
Net cash provided by operating activities......         --         --  $  34,589   $  26,801   $  38,291  $  11,025  $  14,103
Net cash provided (used) by investing
  activities...................................         --         --    (20,611)    (16,833)    (26,664)     1,947     (2,339)
Net cash used by financing activities..........         --         --    (12,947)    (10,722)     (6,770)   (11,587)    (6,753)
EBITDA (as defined)(c).........................     30,790     32,861     35,570      42,574      50,729     11,951     13,775
EBITDA margin..................................       44.4%      43.8%      46.4%       48.4%       45.1%      46.3%      49.6%
Capital expenditures...........................  $  21,001  $  19,437  $  20,465   $  16,400   $  26,799  $   2,321  $   2,200
Depreciation and amortization..................     13,098     14,316     15,348      18,289      30,459      7,209      7,785

OTHER DATA (END OF PERIOD):
Access lines in service(d).....................     73,563     77,660     82,969     124,869     131,858    128,023    134,276
Cellular subscribers(e)........................      3,058      3,950      5,573       2,096       2,945      2,546      3,417
Cellular penetration...........................        2.1%       2.7%       3.8%        3.7%        5.2%       4.6%       5.2%

------------------------------
(a) In conjunction with Century's acquisition of Pacific Telecom on December 1, 1997, the purchase method of accounting was utilized, resulting in the push down of $208 million of goodwill to PTI Alaska.

(b) "Other income (expense)" includes the net operating results of PTI Alaska's equipment sales and rental, payphone and internet businesses.

(c) See the definition of "EBITDA" in note (b) to "Summary Unaudited Pro Forma Combined Financial and Operating Data."

(d) "Access lines in service" includes all revenue producing lines, whether connected to resale or wholesale customers.

(e) On December 31, 1997, PTI Alaska sold its cellular operations in Fairbanks to MACtel. The Fairbanks cellular property had 5,497 subscribers at the time of the sale.

                     SUMMARY HISTORICAL FINANCIAL DATA--ATU

    The following table sets forth summary historical financial data of ATU. The summary historical financial data for each of the three years in the period ended December 31, 1998 and as of December 31, 1997 and 1998 have been derived from the audited financial statements and the notes thereto of ATU included elsewhere in this prospectus. The summary historical financial data for each of the two years in the period ended December 31, 1995 and as of December 31, 1994, 1995 and 1996 have been derived from the audited financial statements of ATU which are not included in this prospectus. The summary financial data for each of the three month periods ended March 31, 1998 and 1999 and as of March 31, 1998 and 1999 have been derived from the unaudited financial statements of ATU which are included in this prospectus and which, in the opinion of management, include all adjustments, consisting solely of normal, recurring adjustments, necessary to present fairly the information they contain. The summary historical financial data below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the audited financial statements of ATU, and the related notes, included elsewhere in this prospectus.

                                                                                                     THREE MONTHS ENDED
                                                            YEAR ENDED DECEMBER 31,                      MARCH 31,
                                             -----------------------------------------------------  --------------------
                                               1994       1995       1996       1997       1998       1998       1999
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                                       (DOLLARS IN THOUSANDS)
OPERATING DATA:
Operating revenue..........................  $ 105,561  $ 109,831  $ 115,970  $ 125,243  $ 141,703  $  32,853  $  36,557
Operating expenses.........................     84,620     89,159     95,493    106,238    119,155     27,224     30,891
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
Operating income...........................     20,941     20,672     20,477     19,005     22,548      5,629      5,666
Interest expense, net......................     (7,565)    (6,706)    (6,840)    (6,768)    (6,427)    (1,840)    (1,585)
Other income (expense)(a)..................       (328)      (322)       220       (119)    (2,551)      (330)      (593)
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
Income before income taxes.................     13,048     13,644     13,857     12,118     13,570      3,459      3,488
Income taxes(b)............................         --         --         --         --         --         --         --
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net income.................................  $  13,048  $  13,644  $  13,857  $  12,118  $  13,570  $   3,459  $   3,488
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------

OTHER FINANCIAL DATA:
Net cash provided by operating
  activities(c)............................  $  42,382  $  43,412  $  42,120  $  46,641  $  53,207  $   8,394  $  10,735
Net cash by investing activities(c)........     13,577      1,057       (787)    (3,665)    (5,659)    (8,044)    (1,568)
Net cash provided (used) by financing
  activities(c)............................    (57,169)   (53,518)   (30,095)   (46,916)   (33,580)    16,631    (12,150)
EBITDA (as defined)(d).....................     39,549     39,608     41,239     45,567     52,550     12,648     13,016
EBITDA margin..............................       37.5%      36.1%      35.6%      36.4%      37.1%       3.5%      35.6%
Capital expenditures.......................  $  33,328  $  27,958  $  24,958  $  35,187  $  29,644  $   8,404  $   3,383
Depreciation and amortization..............     18,936     19,258     20,496     26,839     29,608      7,099      7,434

OTHER DATA (END OF PERIOD):
Access lines in service(e).................    144,869    147,934    154,752    158,486    168,536    164,569    170,343
Cellular subscribers.......................     13,684     24,855     37,651     53,035     63,627     54,436     63,779
Cellular penetration.......................        4.7%       8.4%      12.6%      13.3%      15.8%      13.7%      15.8%

------------------------------

(a) "Other income (expense)" includes the net operating results of ATU's equipment sales and rental, payphone business, and equity in earnings (loss) from minority investments.

(b) ATU is a public utility of the Municipality of Anchorage and is exempt from federal and state income taxes.

(c) Net cash data includes information from ATU financial statements prepared in accordance with Governmental Accounting Principles.

(d) See definition of "EBITDA" in note (b) to "Summary Unaudited Pro Forma Combined Financial and Operating Data." EBITDA does not include equity in earnings (loss) of minority investments of $(46,158), $158,000, and $(2,945,000) for the years ended December 31, 1996, 1997 and 1998 and $(250,000) and $(509,000) for the three months ended March 31, 1998 and 1999.

(e) "Access lines in service" includes all revenue producing lines, whether connected to retail or wholesale customers.

                                  RISK FACTORS

    YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS AND THE OTHER INFORMATION IN THIS PROSPECTUS BEFORE DECIDING TO EXCHANGE YOUR OLD DEBENTURES FOR EXCHANGE DEBENTURES.

WE WILL HAVE A SUBSTANTIAL AMOUNT OF DEBT WE MAY NOT BE ABLE TO SERVICE.

    We have a significant amount of debt. As of March 31, 1999, on a pro forma basis after giving effect to the acquisitions, we would have had outstanding $624.2 million aggregate principal amount of debt (excluding unused commitments), of which $25.0 million would have been our senior debt and of which $599.2 million would have been senior and senior subordinated debt of ACS, and stockholders' equity of $121.2 million.

    Our substantial debt could have important consequences for our operations. For example, our substantial debt could:

     - limit our flexibility in planning for, or reacting to, changes in our businesses and the telecommunications industry;

     - require us to dedicate a substantial portion of our cash flow from operations to payments on our debt, thereby reducing the availability of our cash flow for other purposes, including to fund future working capital, capital expenditures and other general corporate requirements;

     - limit our ability to pursue our business strategy of offering new products and services through our existing businesses;

     - make it more difficult for us to satisfy our obligations under the exchange debentures;

     - increase our vulnerability to economic downturns and adverse industry conditions; and

     - limit, among other things, our ability to borrow additional funds.

    In addition, we and our subsidiaries may incur substantial additional debt in the future. ACS' senior credit facility provides that ACS may borrow up to $75.0 million under a revolving credit facility. The indenture does not prohibit us or our subsidiaries from incurring additional debt, although there are restrictions. See "Description of the Exchange Debentures--Restrictive Covenants."

    Our ability to make payments on our debt, including the exchange debentures, depends on our future operating performance. This performance is dependent upon the general economic and competitive conditions and financial, business and other factors, many of which we cannot control. If we are not able to generate sufficient cash flow from our operating activities to make payments on our debt, we may:

     - delay or reduce capital expenditures;

     - sell assets or operations;

     - attempt to restructure or refinance our debt; or

     - seek additional equity capital.

    We may be unable to take any of these actions on satisfactory terms or in a timely manner. Moreover, any or all of these actions may not be sufficient to allow us to service our debt or fund our other requirements.

THE EXCHANGE DEBENTURES WILL RANK EQUALLY WITH OTHER DEBT THAT ENCUMBERS OUR ASSETS.

    The right to payment on the exchange debentures will rank equally with all of our existing and future senior debt, including our guarantee of ACS' borrowings under the senior credit facility. Assuming we had completed our acquisitions of PTI Alaska and ATU, the closing of ACS' senior credit facility, the offering of the ACS senior subordinated notes and the offering of the old debentures on March 31, 1999:

     - we would have had $25.0 million of senior debt outstanding, in addition to our guarantee of ACS' borrowings under the senior credit facility, and our guarantee of the ACS senior subordinated notes would have been subordinate to all of our outstanding senior debt;

     - ACS would have had $441.7 million of senior debt outstanding under its senior credit facility and $150.0 million from the issuance of the ACS senior subordinated notes; and

     - ACS' subsidiaries would have had $7.5 million of senior debt outstanding, in addition to their guarantees of ACS' borrowings under the senior credit facility.

    In the event of a bankruptcy or similar proceeding with respect to us, our assets will be available to pay obligations on the exchange debentures only after all outstanding senior debt has been paid in full. There may not be sufficient assets remaining to make payment of amounts due on any or all of the exchange debentures then outstanding.

OUR HOLDING COMPANY STRUCTURE EFFECTIVELY SUBORDINATES THE EXCHANGE DEBENTURES TO ALL OF THE DEBT OF OUR SUBSIDIARIES.

    Because we are a holding company, the exchange debentures will be effectively subordinated to all existing and future liabilities of our subsidiaries, including ACS' outstanding debt under the senior credit facility and the ASC senior subordinated notes totalling $591.7 million. ACS has $66.3 million in additional borrowing availability under the senior credit facility.

    Effective subordination means that any right we have to participate in any distribution of the assets of any of our subsidiaries upon the liquidation, reorganization or insolvency of that subsidiary (and your right to participate in any distribution as holders of exchange debentures) will be subject to the prior claims of that subsidiary's creditors. Moreover, the obligations of our subsidiaries under the senior credit facility are secured by substantially all of their assets. See "Description of Other Indebtedness."

LENDERS UNDER ACS' SENIOR CREDIT FACILITY COULD FORECLOSE UPON THE CAPITAL STOCK OF ACS AND PREVENT YOU FROM RECEIVING PAYMENTS UNDER THE EXCHANGE DEBENTURES.

    In connection with ACS' senior credit facility, we granted the senior lenders a first priority lien on all of the capital stock of ACS we own. If ACS defaults under the senior credit facility or if we default on our guarantee of the senior credit facility, the lenders under the senior credit facility could foreclose upon the ACS capital stock we own. If the lenders did so, we would be prevented from receiving dividends from ACS, our primary source of funds for satisfaction of our obligations. If that were to occur, unless we could refinance our obligations, there might be insufficient assets remaining to make payment of amounts due on any or all of the exchange debentures then outstanding, and a default under the indenture governing the exchange debentures could occur.

WE ARE DEPENDENT ON OUR SUBSIDIARIES FOR FUNDS NECESSARY TO MAKE PAYMENTS ON THE EXCHANGE DEBENTURES.

    Our only material asset is ACS' capital stock. We do not expect to undertake any business activities, other than in connection with:

     - our ownership of ACS' capital stock;

     - the performance of our obligations as a guarantor of ACS' senior credit facility and of the ACS senior subordinated notes; and

     - the issuance of the exchange debentures and warrants to purchase our capital stock.

    All of our operations will be conducted through our subsidiaries. As a result, we will be dependent upon dividends from ACS and its subsidiaries for the funds necessary to satisfy our obligations, including payment of principal of the exchange debentures upon their scheduled maturity or if their maturity is accelerated, unless they could be refinanced, and, after May 15, 2004, payment of interest on the exchange debentures. We will also be dependent upon dividends from ACS and its subsidiaries for the funds needed to purchase any exchange debentures tendered upon an offer to purchase following a "change of control," as defined in the indenture governing the exchange debentures, or sales of assets.

    The indenture governing the exchange debentures will limit restrictions on the ability of our subsidiaries to pay dividends or make other distributions, but these limitations are subject to a number of significant qualifications and exceptions. In addition,

     - ACS' senior credit facility and the indenture governing the ACS senior subordinated notes will restrict the ability of our subsidiaries to pay dividends or make other distributions; and

     - the ability of our subsidiaries to pay dividends or make other distributions may be restricted by applicable laws and regulations, as well as by agreements our subsidiaries enter with other parties.

    If we do not receive dividends from ACS and its subsidiaries that are sufficient for us to satisfy our obligations under the exchange debentures, then, unless we can refinance those obligations, a default under the indenture governing the exchange debentures could occur and payment of all amounts outstanding under the exchange debentures would be accelerated.

WE MAY NOT BE ABLE TO SATISFY OUR OBLIGATIONS TO HOLDERS OF THE EXCHANGE DEBENTURES UPON A CHANGE OF CONTROL.

    Upon the occurrence of a "change of control," as defined in the indenture governing the exchange debentures, each holder of the exchange debentures will have the right to require us to repurchase the holder's exchange debentures at a price equal to 101% of the principal amount of the exchange debentures, together with accrued and unpaid interest, if any, to the date of repurchase; but,

     - ACS' senior credit facility will effectively prevent the repurchase of the exchange debentures by us in the event of a change of control, unless all amounts outstanding under our senior credit facility are repaid in full;

     - our failure to repurchase the exchange debentures would be a default under the indenture governing the exchange debentures, which would be a default under our senior credit facility; and

     - our failure to repay all amounts outstanding under our senior credit facility upon a default would be a default under the indenture governing the exchange debentures.

    In the event of a change of control, we and ACS may not have sufficient assets to satisfy all obligations under ACS' senior credit facility, the indenture governing the ACS senior subordinated notes and the indenture governing the exchange debentures.

OUR DEBT INSTRUMENTS CONTAIN RESTRICTIVE COVENANTS THAT MAY LIMIT OUR
FLEXIBILITY.

    The indentures governing the exchange debentures and the ACS senior subordinated notes and the credit agreement relating to ACS' senior credit facility will, among other things, restrict our ability and the ability of our subsidiaries and future subsidiaries to:

     - incur debt;

     - pay dividends on stock or purchase stock;

     - make investments;

     - use the proceeds of the sale of assets or stock of our subsidiaries;

     - engage in transactions with our affiliates;

     - engage in mergers, consolidations and sales of assets;

     - engage in business activities unrelated to our current business; and

     - permit restrictions on the ability of our subsidiaries to pay dividends and make other distributions.

    In addition, ACS' senior credit facility will require it to maintain minimum interest coverage ratios and maximum leverage ratios.

    The restrictions in the ACS' senior credit facility and the indentures governing the exchange debentures and the ACS senior subordinated notes may limit our financial and operating flexibility. In addition, if we do not comply with these restrictions, or if ACS fails to satisfy the financial ratios and tests under ACS' senior credit facility, the holders of the exchange debentures and the ACS senior subordinated notes may accelerate payments due them, and the lenders could accelerate payment of all amounts outstanding under ACS' senior credit facility.

WE CANNOT ASSURE YOU THAT WE WILL BE ABLE TO SUCCESSFULLY INTEGRATE OUR RECENT ACQUISITIONS OR ANY ACQUISITIONS WE MAY MAKE IN THE FUTURE.

    Our ability to operate successfully is dependent on our ability to integrate the acquisitions of PTI Alaska and ATU. Because we acquired both PTI Alaska and ATU at the same time, there may be unanticipated difficulties or complexities that would interfere with our ability to integrate these businesses. Our success will depend on our ability to, among other things:

     - transfer general and administrative support services and information technology platforms that are currently provided to PTI Alaska by Century to ATU's systems;

     - modify ATU's current information technology platforms to support the operations of both PTI Alaska and ATU; and

     - coordinate and integrate operational, financial and management processes, systems and controls.

    In addition, any future acquisitions may involve some or all of the following risks:

     - diversion of management attention from operating matters;

     - inability to retain key personnel of the acquired business or maintain relationships with its customers;

     - inability to successfully integrate acquired businesses with our existing businesses, including information technology systems; and

     - difficulty in maintaining uniform standards, controls, procedures and policies.

OUR BUSINESS IS SUBJECT TO EXTENSIVE GOVERNMENTAL LEGISLATION AND REGULATION. APPLICABLE LEGISLATION AND REGULATIONS AND CHANGES TO THEM COULD ADVERSELY AFFECT OUR BUSINESS.

    We operate in a heavily regulated industry, and most of our revenues come from the provision of services regulated by the Federal Communications Commission and the Regulatory Commission of Alaska (the "RCA"). The RCA succeeded the Alaska Public Utilities Commission (the "APUC"), which was abolished on June 30, 1999, with the RCA assuming jurisdiction over the operations of utilities in Alaska. It is not possible to predict what, if any, changes the RCA will make in the regulatory rules, orders and procedures that impact our local or long distance operations. Laws and regulations applicable to us and our competitors may be, and have been, challenged in the courts, and could be changed by legislative initiative or regulatory agencies at any time. We cannot predict the impact of future developments or changes to the regulatory environment or the impact these developments or changes would have on us if they occurred. See "Regulation."

SUBSTANTIAL PROTECTIONS FROM COMPETITION GRANTED TO PTI ALASKA UNDER THE TELECOMMUNICATIONS ACT OF 1996 HAVE BEEN REVOKED.

    To encourage competition, the Telecommunications Act of 1996 (the "Telecom Act") generally requires incumbent LECs to allow competitors to interconnect with their local networks. Historically, each of PTI Alaska's rural local operating companies qualified for protections under the Telecom Act that exempted it from or permitted suspension or modification of these obligations. For the first three months of 1999, these companies accounted for 42.3% of our revenues and 52.3% of our operating income. In the fall of 1997, the APUC conducted a proceeding to determine whether these rural exemptions should be lifted. Although the APUC decided that the rural exemptions should be maintained, the decision was appealed and the Alaska Superior Court remanded the case back to the APUC for further proceedings. On June 30, 1999 (its last day of existence), the APUC voted to revoke the rural exemptions held by each of PTI Alaska's rural local exchange operating companies and directed the commencement of negotiations under
Section 252 of the Telecom Act between those companies and GCI, Inc., a competitor which had been seeking interconnection with PTI Alaska's rural local exchange companies. Section 252 provides for a maximum negotiation and arbitration period of nine months for approval of an interconnection agreement. In its opinion, the APUC did not address the rights of PTI Alaska's local exchange operating companies regarding suspension and modification of interconnection duties under a separate provision of the Telecom Act. PTI Alaska's local exchange companies could pursue reconsideration of the APUC ruling by the new RCA, judicial challenge to the APUC ruling, or a new proceeding to establish the need for suspension and/or modification of interconnection duties under the Telecom Act. We have not yet determined which, if any, of these remedies we will pursue. Moreover, we cannot assure you that any of these potential remedies, if pursued, could be successfully invoked.

    Additionally, during the last session, a bill was proposed in the Alaska State Senate that proposed to open to competition many local telephone markets within Alaska having 5,000 or more access lines, effectively depriving incumbent LECs in those markets of their rural exemptions. We cannot predict at this time whether or to what extent proposals included in the bill will be offered again and enacted into law. To the extent the markets of PTI Alaska's rural local exchange companies are opened to competition by the APUC's termination of their rural exemptions, we do not believe that the marginal effect of passage of the proposed bill on our business would be material.

    If the rural exemptions remain revoked in whole or in part, all or some of PTI Alaska's local operating companies that are affected may be required to negotiate with their competitors the terms under which the competitors would be allowed to interconnect with our local networks. We cannot assure you that the terms or rates for this interconnection would be sufficient to cover our costs or otherwise mitigate the financial impacts of competition or that we would be able to compete effectively with these competitors. See "Regulation."

THE RATES WE CHARGE OUR LOCAL TELEPHONE CUSTOMERS ARE SUBJECT TO REVIEW AND DOWNWARD ADJUSTMENT BY THE RCA.

    The rates we charge our local telephone customers are based, in part, on a rate of return on capital invested in our networks for our local telephone operating companies that is authorized by the RCA. These authorized rates are subject to review and change by the RCA at any time. The APUC has in the past indicated that one of our local telephone operating companies had earnings in excess of its historical authorized rate of return, but neither the RCA nor the APUC has initiated a proceeding to review or change the authorized rate of return. As a condition to granting its approval of our recent acquisitions of PTI Alaska and ATU, the APUC has required that we file, by June 30, 2001, revenue requirement, cost-of-service and rate design studies which will show our earnings levels for the year ended December 31, 2000. Based on historical practice, the APUC did not generally initiate rate proceedings unless a company, as a whole, was earning in excess of the average of its authorized rates of return. We cannot assure you, however, that the RCA will not change this practice, that our earnings levels, as disclosed in our studies, will not exceed our authorized rates of return, or that the RCA will not initiate a rate proceeding which could cause the RCA to order us to reduce our rates.

REVENUES FROM ACCESS CHARGES MAY BE REDUCED OR LOST.

    PTI Alaska receives a significant portion of its revenues (45.3% in 1998) from access charges paid by interstate and intrastate interexchange carriers for originating and terminating calls in its service areas. The amount of revenue that PTI Alaska receives from access charges is calculated in accordance with guidelines set by the FCC and the RCA. These guidelines are subject to change by the FCC and the RCA for LECs serving rural areas. Any change in the guidelines may be adverse to us. The FCC has initiated a proceeding to review its rates and policies governing access charges and the rate of return applicable to incumbent LECs serving rural areas. The APUC initiated various proceedings for the reform of intrastate access charges. We cannot predict when any reforms will be implemented by the RCA or if the final reforms will have an adverse effect on our business.

UNIVERSAL SERVICE SUPPORT CURRENTLY RECEIVED BY SOME OF OUR SUBSIDIARIES MAY BE REDUCED OR DISCONTINUED IN THE FUTURE.

    PTI Alaska receives a portion of its revenues (11.9% in 1998) from the federal Universal Service Fund, or USF, which was established to compensate for the high cost of providing universal telecommunications services in rural markets. If the subsidies received from the USF were materially reduced or discontinued, some of PTI Alaska's local operating companies might not be able to operate profitably.

    Various reform proceedings are underway at the FCC to change the method of calculating the amount of subsidies paid under the universal service support system. Future reforms are expected to replace the current historical cost system with a system based upon forward-looking costs. We cannot be certain that this method or any other method we are required to use to determine the allocation of costs in the future will accurately reflect all of the costs PTI Alaska incurs or that PTI Alaska will continue to receive the subsidies it currently receives, and, therefore, we cannot assure you that we will be able to recover these costs.

    Reform proceedings are also underway within the state jurisdiction to review carriers' support from the Alaska Universal Service Fund (the "AUSF"). These proceedings could change the method of calculating the support paid to some of PTI Alaska's local operating companies. For example, the APUC Staff proposed to reduce or eliminate carriers' receipt of support for switching costs. By the Staff's calculations, some of PTI Alaska's local operating companies receive $1.5 million of switching support from the AUSF. Depending on the RCA's actions, the guidelines under which some of PTI Alaska's local operating companies receive support from the AUSF may change, impacting PTI Alaska's ability to recover its costs.

    In addition, the APUC proposed funding public interest pay telephones from the state universal service fund. Carriers would be required to place pay telephones in locations required in the public interest, supported by the AUSF. We cannot assure you that the method that the RCA may adopt for compensating carriers for their public interest pay telephone costs will ensure full cost recovery. Finally, the APUC's establishment of the AUSF has been challenged in state court. This lawsuit could cause the RCA to change the manner in which it funds support for universal service, or could render establishment of this, or any, state universal service support system null and void under existing legal authority.

THE TELECOMMUNICATIONS INDUSTRY IS EXTREMELY COMPETITIVE, AND MANY OF OUR COMPETITORS HAVE SIGNIFICANT ADVANTAGES OVER US THAT MAY ADVERSELY AFFECT OUR ABILITY TO COMPETE WITH THEM.

    The telecommunications industry is extremely competitive. We face many of the same types of competitive challenges in our local telephone, wireless, long distance and internet access businesses. In each case, the companies against which we compete have or may in the future have advantages over us, including:

     - greater financial and technical resources;

     - stronger brand name recognition; and

     - fewer regulatory burdens.

    Aggressive competition could result in, among other things:

     - reductions in our customer base;

     - the lowering of rates and other prices in order to compete; and

     - increased marketing expenditures and use of discounting and promotional campaigns that adversely affect our margins.

    Moreover, we may experience high customer turnover, particularly in our wireless, long distance and internet businesses, as customers change providers in response to offerings of lower rates and promotional incentives by our competitors.

    The timing and effectiveness of competitive entry and the resulting reductions in our customer base and rates and increases in our costs in response to competitive threats cannot be predicted, but this competition could have a material adverse effect on our financial condition and results of operations.

    LOCAL TELEPHONE SERVICES. We currently face competition from a variety of companies in Anchorage. To date most competitors in Anchorage have focused on offering favorably priced bundled services, including both local and long distance, primarily to residential customers. This competition has resulted in a loss of market share and retail access lines as these competitors either resell ATU's services or lease unbundled network elements from ATU in offering their bundled services. We could in the future face more competition in Anchorage as well as experience competition in PTI Alaska's markets. We believe that the Telecom Act and various other legislative initiatives and recent actions by the FCC and state regulatory authorities may result in increased competition for each of the services we offer.

    Consistent with this regulatory environment, on June 30, 1999, the APUC ordered the rural exemptions of PTI Alaska's rural local exchange companies terminated. While the near-term effect of these termination orders is unclear, they are intended to increase local exchange competition in PTI Alaska's rural markets and will likely have that effect over the longer-term.

    In addition, even if we continue to benefit from the existence of the rural exemptions, other local service providers that build their own networks could enter PTI Alaska's service areas at any time. Companies can also bypass our local telephone networks by using the facilities of interexchange carriers, cable television companies, electric utilities and wireless service providers. We have also offered to resell our services to competitors at a wholesale discount rate, although no competitor has pursued this offer to date.

    Although we are entitled to set rates for our services at a level that affords us an opportunity to earn a reasonable rate of return on the invested capital in our network, the need to respond to price competition could lead us to charge lower rates.

    WIRELESS. We currently compete with one other cellular provider in each of our wireless service areas. In addition, there are six PCS licensees in each of our wireless service areas. One of these PCS licensees has constructed a network and is currently providing digital PCS service in Anchorage, and another licensee has recently announced the commencement of trials of its technology. Any of these other potential competitors could initiate service in the future.

    LONG DISTANCE AND INTERNET. Both the long distance and internet markets are characterized by aggressive price competition. The long distance market in our service areas is dominated by two large competitors, and acquisition of market share will be difficult. Although there are a large number of competitive internet access providers, there are few barriers to entry, which can make market share growth costly.

OUR LONG DISTANCE STRATEGY INVOLVES MANY RISKS AND UNCERTAINTIES.

    As a new entrant in the long distance business, we have invested and will continue to invest significant resources to promote our product offerings in order to generate brand recognition and establish ourselves as a preferred provider of long distance services. Many of these costs, such as the costs of fiber capacity, will be incurred in advance of the receipt of related revenues. We cannot assure you that our long distance strategy will be successful or that we will be able to recover these costs. In 1998 ATU incurred an operating loss of $3.7 million from long distance services.

    We currently offer long distance services through a reseller strategy. As a reseller, we rely on other long distance carriers to provide transmission and termination services for our long distance services. Because we do not own our own facilities, we are subject to changes in the policies and available capacity of the carriers from which we lease our transmission capacity. Furthermore, in negotiating resale agreements with carriers to provide us with these services, we must estimate future supply and demand for transmission capacity, as well as the calling patterns and traffic levels for our future customers. If we:

     - overestimate our needs for transmission services, we may be obligated to incur excessive fixed costs; or

     - underestimate our needs for transmission services, we may be obligated to pay higher prices for needed capacity or may find that this capacity is unavailable and, therefore, be unable to provide adequate service to our customers.

    In response to these concerns and as part of the settlement of a number of outstanding disputes, including opposition to our recent acquisitions of PTI Alaska and ATU, we recently agreed to purchase capacity between Alaska's major population centers and between Alaska and the contiguous 48 states of the U.S. As a result, we will commit significant additional resources to our long distance business in the future. We cannot assure you that we will generate sufficient revenues in our long distance business to recover the costs of these investments. See "Business--Products Services and Revenue Sources-- Long Distance Services." Although this acquisition mitigates somewhat the risks related to being a reseller, we now have significant additional resources committed to our long distance businesses, the costs of which we may not be able to recover.

    Finally, because we have affiliated local telephone service companies, our long distance operations are subject to a number of regulations and restrictions adopted by the APUC. These requirements require us to keep our long distance business separate from our local telephone business and impose restrictions on our ability to jointly market and, in some areas, bundle our long distance and local services. This may increase the costs we would otherwise incur in competing successfully in the long distance business.

IF WE DO NOT ADAPT TO TECHNOLOGICAL CHANGES IN THE TELECOMMUNICATIONS INDUSTRY, WE COULD LOSE OUR CUSTOMERS OR MARKET SHARE.

    The telecommunications industry will continue to experience rapid changes in technology. Our success may depend on our ability to adapt to changes in the industry. Our failure to adopt a new technology, or our choice of one technological innovation over another, may have an adverse impact on our ability to compete or meet the demands of our customers. Technological change could, among other things, reduce the capital required by a competitor to provide local service in our service areas.

THE SUCCESSFUL OPERATION AND GROWTH OF OUR BUSINESSES ARE DEPENDENT ON ECONOMIC CONDITIONS IN ALASKA.

    We offer telecommunications services solely in Alaska. Because of this geographical concentration, the successful operation and growth of our businesses is dependent on economic conditions in Alaska. The Alaskan economy, in turn, is dependent upon:

     - the strength of the natural resources industries, particularly oil production;

     - the strength of the Alaskan tourism industry;

     - the level of government and military spending; and

     - continued growth in services industries.

    The customer base for telecommunications services in Alaska is small and geographically concentrated. The population of Alaska is approximately 614,000 people, over 60% of whom live in Anchorage, Juneau and Fairbanks.

IF WE FAIL TO RESOLVE POTENTIAL YEAR 2000 PROBLEMS IN A TIMELY MANNER, WE COULD EXPERIENCE SIGNIFICANT BUSINESS DISRUPTIONS.

    We have conducted a review of the computer systems and related software and equipment that we acquired upon completion of our acquisitions of PTI Alaska and ATU. We have identified a number of systems that are not year 2000 compliant and have implemented a plan that we believe will ensure that these systems, software and equipment store and process information properly in the year 2000 and later years. We expect that the action items required by this plan will be largely completed by October, 1999. We have also made efforts to verify the year 2000 readiness of our important vendors and suppliers. Although we believe the processes we have initiated are adequate to remedy year 2000 deficiencies, we cannot assure you that these remedies will be timely or effectively implemented. We also can make no assurances that we are immune to any adverse impacts from year 2000 deficiencies suffered by third parties that may in some way affect our business in a materially adverse manner. We believe that, in the event that we or our important vendors or suppliers experience year 2000 problems, the problems could create a material disruption to our business processes and relationships with our customers, or could require the expenditure of material financial and other resources, and could, therefore, have an adverse impact on our business. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

WE DEPEND ON OUR ABILITY TO RECRUIT AND RETAIN KEY PERSONNEL.

    Our success depends on our ability to retain our senior management team, including, in particular, Charles E. Robinson, our Chairman, President and Chief Executive Officer. Our business will be managed by a small group of key executive officers. The loss of any of these officers could have an adverse impact on our business.

    Our success also depends on our continued ability to recruit and retain highly skilled, knowledgeable and sophisticated technical, managerial and professional personnel. Competition for highly qualified personnel in the telecommunications industry is intense, and the number of these individuals living in, or willing to move to, Alaska is limited. Accordingly, we can not assure you that we will be able to recruit or retain the necessary personnel in the future.

THE INTERESTS OF OUR CONTROLLING STOCKHOLDER MAY CONFLICT WITH THE INTERESTS OF HOLDERS OF THE EXCHANGE DEBENTURES.

    Fox Paine beneficially owns approximately 98% of the outstanding shares of our voting capital stock. As a result, Fox Paine has the power to:

     - elect our directors and the directors of ACS; and

     - approve any action requiring the approval of our stockholders or the stockholders of ACS.

    The directors elected by Fox Paine have the authority to make decisions affecting our capital structure and the capital structure of ACS, including the issuance of additional debt or equity. Fox Paine also has the ability to make decisions regarding any merger, consolidation or sale of assets involving us or ACS.

    Fox Paine may in the future make significant investments in other telecommunications companies. Some of these companies may be our competitors. Fox Paine and its affiliates are not obligated to advise us of any investment or business opportunities of which they are aware.

FEDERAL AND STATE STATUTES ALLOW COURTS, UNDER SPECIFIC CIRCUMSTANCES, TO VOID THE EXCHANGE DEBENTURES.

    Our issuance of the exchange debentures may be subject to review under U.S. federal bankruptcy law and comparable provisions of state fraudulent conveyance laws if a bankruptcy or reorganization case or lawsuit is commenced by or on behalf of our unpaid creditors. Under these laws, if a court were to find in a bankruptcy or reorganization case or lawsuit that, at the time we issued the exchange debentures:

     - we issued the exchange debentures to delay, hinder or defraud present or future creditors; or

     - we received less than reasonably equivalent value or fair consideration for issuing the exchange debentures and at the time we issued the exchange debentures:

     - we were insolvent or rendered insolvent by reason of issuing the exchange debentures;

     - we were engaged, or about to engage, in a business or transaction for which our remaining unencumbered assets constituted unreasonably small capital to carry on our business; or

     - we intended to incur, or believed that we would incur, debts beyond our ability to pay as they mature,

then the court could void the obligations under the exchange debentures or subordinate the exchange debentures to our other debt or take other action detrimental to holders of the exchange debentures.

    The measures of insolvency for purposes of fraudulent transfer laws vary depending upon the law of the jurisdiction that is being applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a person would be considered insolvent if, at the time it incurred the debt:

     - the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

     - it could not pay its debts as they become due.

    There can be no assurance regarding the standard that a court would use to determine whether or not we were solvent at the relevant time, or, regardless of the standard that the court uses, that the issuance of the exchange debentures would not be voided or the exchange debentures would not be subordinated to our other debt.

THERE IS NO ESTABLISHED TRADING MARKET FOR THE EXCHANGE DEBENTURES.

    The exchange debentures are a new issue of securities. If issued under an effective registration statement, the exchange debentures generally may be resold or otherwise transferred with no need for further registration; but,

     - the exchange debentures will constitute a new issue of securities with no established trading market; and

     - the offer to exchange the exchange debentures for the old debentures will not depend upon the amount of old debentures tendered for exchange.

    We cannot assure you that a liquid market will develop for the exchange debentures, that you will be able to sell your exchange debentures at a particular time or that the prices that you receive when you sell will be favorable. Future trading prices of the exchange debentures will depend on many factors, including:

     - our operating performance and financial condition;

     - prevailing interest rates; and

     - the market for similar securities.

    The exchange debentures have been designated for trading in the PORTAL market. However, we do not intend to apply for the exchange debentures to be listed on any securities exchange or to arrange for quotation on any automated dealer quotation system.

    The initial purchasers have advised us that they intend to make a market in the exchange debentures, but they are not obligated to do so. The initial purchasers may discontinue any market making in the exchange debentures at any time, in their sole discretion.

YOU MAY BE DEEMED TO HAVE RECEIVED RESTRICTED SECURITIES IN EXCHANGE FOR YOUR
  OLD DEBENTURES.

    If you exchange your old debentures in the exchange offer, you will be deemed to have represented, by your acceptance of the exchange offer, that you acquired the exchange debentures in the ordinary course of business and that you are not engaged in, and do not intend to engage in, a distribution of the exchange debentures. If the SEC later determines otherwise, however, you may be deemed to have received restricted securities. If so, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

THERE MAY BE ADVERSE CONSEQUENCES IF YOU DO NOT EXCHANGE YOUR OLD DEBENTURES.

    It may be difficult for you to sell old debentures that are not exchanged in the exchange offer. If you do not tender your old debentures or if we do not accept some of your old debentures, those old notes will continue to be subject to transfer and exchange restrictions.

    These restrictions on transfer of your old debentures arise because we issued the old debentures pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws. In general, you may only offer or sell the old debentures if they are registered under the Securities Act and applicable state securities laws, or offered and sold pursuant to an exemption from the Securities Act and applicable state securities laws. If you intend to make use of an exemption, you must, if requested by us, deliver to us an opinion of independent counsel, reasonably satisfactory in form and substance to us, that the exemption is available. We do not intend to register the old debentures under the Securities Act.

    Based on interpretations of the SEC staff, exchange debentures issued pursuant to the exchange offer may be offered for resale, resold or otherwise transferred by their holders (other than any holder that is our "affiliate" within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holders acquired the exchange debentures in the ordinary course of the holders' business and the holders have no arrangement or understanding with respect to the distribution of the exchange debentures to be acquired in the exchange offer. Any holder who tenders in the exchange offer for the purpose of participating in a distribution of the exchange debentures:

     - cannot rely on the applicable interpretations of the SEC; and

     - must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

    To the extent the old debentures are tendered and accepted in the exchange offer, the trading market, if any, for the old debentures would be adversely affected due to a reduction in market liquidity.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

    We have entered into an exchange and registration rights agreement with the initial purchasers of the old debentures in which we agreed to file a registration statement relating to an offer to exchange the old debentures for exchange debentures. We also agreed to use our reasonable best efforts to cause the exchange offer to be consummated within 180 days following the original issue of the old debentures. The exchange debentures will have terms substantially identical to the old debentures except that the exchange debentures will not contain terms with respect to transfer restrictions, registration rights and additional interest for our failure to observe as obligations in the registration rights agreement. The old debentures were issued on May 14, 1999.

    Under the circumstances set forth below, we will use our reasonable best efforts to cause the SEC to declare effective a shelf registration statement with respect to the resale of the old debentures and keep the statement effective for up to two years after the original issue of the old debentures. These circumstances include:

     - if any changes in law, SEC rules or regulations or applicable interpretations by the staff of the SEC do not permit us to effect the exchange offer as contemplated by the registration rights agreement;

     - if any old debentures validly tendered in the exchange offer are not exchanged for exchange debentures within 180 days after the original issue of the old debentures;

     - if any initial purchaser of the old debentures requests within 20 days of completion of the exchange offer, but only with respect to any old debentures not eligible to be exchanged for exchange debentures in the exchange offer;

     - if any holder of the old debentures is not permitted by any law or applicable interpretations by the staff of the SEC to participate in the exchange offer;

     - if any holder of old debentures that participates in the exchange offer and does not receive fully tradeable exchange notes requests within 20 days of completion of the exchange offer; or

     - if we elect to file a shelf registration statement with respect to the resale of the old debentures.

    If we fail to comply with our obligations under the registration rights agreement, we may be required to pay additional interest to holders of the old debentures. Please read the section captioned "Exchange and Registration Rights Agreement" for more details regarding the registration rights agreement.

RESALE OF EXCHANGE DEBENTURES

    Based on interpretations of the SEC staff set forth in no-action letters issued to unrelated third parties, we believe that exchange debentures issued under the exchange offer in exchange for old debentures may be offered for resale, resold and otherwise transferred by any exchange debenture holder without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

     - the holder is not our "affiliate" within the meaning of Rule 405 under the Securities Act;

     - the exchange debentures are acquired in the ordinary course of the holder's business; and

     - the holder does not intend to participate in a distribution of the exchange debentures.

    Any holder who tenders in the exchange offer with the intention of participating in any manner in a distribution of the exchange debentures:

     - cannot rely on the position of the staff of the SEC set forth in "Exxon Capital Holdings Corporation" or similar interpretive letters; and

     - must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

    This prospectus may he used for an offer to resell, resale or other retransfer of exchange debentures. With regard to broker-dealers, only broker-dealers that acquired the old debentures as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives exchange debentures for its own account in exchange for old debentures, where the old debentures were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange debentures. Please read the section captioned "Plan of Distribution" for more details regarding the transfer of exchange debentures.

TERMS OF THE EXCHANGE OFFER

    Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept for exchange any old debentures properly tendered and not withdrawn before expiration of the exchange offer. We will issue $1,000 principal amount of exchange debentures in exchange for each $1,000 principal amount of old debentures surrendered under the exchange offer. Old debentures may be tendered only in integral multiples of $1,000.

    The form and terms of the exchange debentures will be substantially identical to the form and terms of the old debentures except the exchange debentures:

     - will be registered under the Securities Act;

     - will not bear legends restricting their transfer; and

     - will not provide for any additional interest upon our failure to fulfill our obligations under the registration rights agreement to file, and cause to be effective, a registration statement.

    The exchange debentures will evidence the same debt as the old debentures. The exchange debentures will be issued under and entitled to the benefits of the same indenture that authorized the issuance of the old debentures. Consequently, both series will be treated as a single class of debt securities under that indenture. For a description of the indenture, see "Description of Exchange Debentures" below.

    The exchange offer is not conditioned upon any minimum aggregate principal amount of old debentures being tendered for exchange.

    As of the date of this prospectus, $46.9 million aggregate principal amount of the old debentures are outstanding. This prospectus and the letter of transmittal are being sent to all registered holders of old debentures. There will be no fixed record date for determining registered holders of old debentures entitled to participate in the exchange offer.

    We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Securities Exchange Act of 1934 and the rules and regulations of the SEC. Old debentures that are not tendered for exchange in the exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits their holders have under the indenture relating to the old debentures.

    We will be deemed to have accepted for exchange properly tendered old debentures when we have given oral or written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the exchange debentures from us and delivering the exchange debentures to their holders. Subject to the terms of the registration rights agreement, we expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any old debentures not previously accepted for exchange, upon the occurrence of any of the conditions specified below under the caption "--Conditions."

    Holders who tender old debentures in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of old debentures. We will pay all charges and expenses, other than applicable taxes described below, in connection with the exchange offer. It is important that you read the section labeled "--Fees and Expenses" below for more details regarding fees and expenses incurred in the exchange offer.

EXPIRATION OF THE EXCHANGE OFFER; EXTENSIONS; AMENDMENTS

    The exchange offer will expire at 5:00 p.m., New York City time on [ ], 1999, unless, in our sole discretion, we extend it.

    In order to extend the exchange offer, we will notify the exchange agent orally (confirmed in writing) or in writing of any extension. We will notify the registered holders of old debentures of the extension no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration of the exchange offer.

    We reserve the right, in our sole discretion:

     - to delay accepting for exchange any old debentures;

     - to extend the exchange offer or to terminate the exchange offer and to refuse to accept old debentures not previously accepted if any of the conditions set forth below under "--Conditions" have not been satisfied, by giving oral (confirmed in writing) or written notice of the delay, extension or termination to the exchange agent; or

     - subject to the terms of the registration rights agreement, to amend the terms of the exchange offer in any manner.

    Any delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice to the registered holders of old debentures. If we amend the exchange offer in a manner that we determine to constitute a material change, we will promptly disclose that amendment in a manner reasonably calculated to inform the holders of old debentures of the amendment.

    Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the exchange offer, we will have no obligation to publish, advertise, or otherwise communicate any public announcement, other than by making a timely release to a financial news service.

CONDITIONS

    Despite any other term of the exchange offer, we will not be required to accept for exchange, or exchange any exchange debentures for, any old debentures, and we may terminate the exchange offer as provided in this prospectus before accepting any old debentures for exchange if in our reasonable judgment:

     - the exchange debentures to be received will not be tradeable by the holder, without restriction under the Securities Act, the Exchange Act and without material restrictions under the blue sky or securities laws of substantially all of the states of the United States;

     - the exchange offer, or the making of any exchange by a holder of old debentures, would violate applicable law or any applicable interpretation of the staff of the SEC; or

     - any action or proceeding has been instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer that, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer.

    In addition, we will not be obligated to accept for exchange the old debentures of any holder that has not made to us:

     - the representations described under "--Purpose and effect of the exchange offer," "--Procedures for tendering" and "Plan of Distribution"; and

     - any other representations that may be reasonably necessary under applicable SEC rules, regulations or interpretations to make available to us an appropriate form for registration of the exchange debentures under the Securities Act.

    We expressly reserve the right, at any time or at various times, to extend the period of time during which the exchange offer is open. Consequently, we may delay acceptance of any old debentures by giving oral or written notice of an extension to their holders. During an extension, all old debentures previously tendered will remain subject to the exchange offer, and we may accept them for exchange. We will return any old debentures that we do not accept for exchange for any reason without expense to their tendering holder as promptly as practicable after the expiration or termination of the exchange offer.

    We expressly reserve the right to amend or terminate the exchange offer, and to reject for exchange any old debentures not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified above. We will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the old debentures as promptly as practicable. In the case of any extension, the notice of extension will be issued no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration of the exchange offer.

    These conditions are solely for our benefit and we may assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any time or at various times in our sole discretion. If we fail at any time to exercise any of the foregoing rights, this failure will not constitute a waiver of that right. Each of these rights will be deemed an ongoing right that we may assert at any time or at various times.

    In addition, we will not accept for exchange any old debentures tendered, and will not issue exchange debentures in exchange for any old debentures, if at that time a stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939.

PROCEDURES FOR TENDERING

    Only a holder of record of old debentures may tender old debentures in the exchange offer. To tender in the exchange offer, a holder must:

     - complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal; have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires; and deliver the letter of transmittal or facsimile to the exchange agent prior to the expiration date; or

     - comply with DTC's Automated Tender Offer Program procedures described below.

    In addition, either:

     - the exchange agent must receive old debentures along with the letter of transmittal; or

     - the exchange agent must receive, before expiration of the exchange offer, a timely confirmation of book-entry transfer of old debentures into the exchange agent's account at DTC according to the procedure for book-entry transfer described below or a properly transmitted agent's message; or

     - the holder must comply with the guaranteed delivery procedures described below.

    To be tendered effectively, the exchange agent must receive any physical delivery of the letter of transmittal and other required documents at the address set forth below under "--Exchange agent" before expiration of the exchange offer.

    The tender by a holder that is not withdrawn before expiration of the exchange offer will constitute an agreement between that holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

    THE METHOD OF DELIVERY OF OLD DEBENTURES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE HOLDER'S ELECTION AND RISK. RATHER THAN MAIL THESE ITEMS, WE RECOMMEND THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, HOLDERS SHOULD ALLOW SUFFICIENT TIME TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE EXPIRATION OF THE EXCHANGE OFFER. HOLDERS SHOULD NOT SEND THE LETTER OF TRANSMITTAL OR OLD DEBENTURES TO US. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR OTHER NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR THEM.

    Any beneficial owner whose old debentures are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct it to tender on the owner's behalf. If the beneficial owner wishes to tender on its own behalf, it must, prior to completing and executing the letter of transmittal and delivering its old debentures, either:

     - make appropriate arrangements to register ownership of the old debentures in the owner's name; or

     - obtain a properly completed bond power from the registered holder of old debentures.

    The transfer of registered ownership may take considerable time and may not be completed prior to the expiration date.

    Signatures on a letter of transmittal or a notice of withdrawal described below must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the

United States or another "eligible institution" within the meaning of Rule 17Ad-15 under the Exchange Act, unless the old debentures are tendered:

     - by a registered holder who has not completed the box entitled "Special Registration Instructions" or "Special Delivery Instructions" on the letter of transmittal; or

     - for the account of an eligible institution.

    If the letter of transmittal is signed by a person other than the registered holder of any old debentures, the old debentures must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder's name appears on the old debentures and an eligible institution must guarantee the signature on the bond power.

    If the letter of transmittal or any old debentures or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing. Unless we waive this requirement, they should also submit evidence satisfactory to us of their authority to deliver the letter of transmittal.

    The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC's system may use DTC's Automated Tender Offer Program to tender. Participants in the program may, instead of physically completing and signing the letter of transmittal and delivering it to the exchange agent, transmit their acceptance of the exchange offer electronically. They may do so by causing DTC to transfer the old debentures to the exchange agent in accordance with its procedures for transfer. DTC will then send an agent's message to the exchange agent. The term "agent's message" means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, to the effect that:

     - DTC has received an express acknowledgment from a participant in its Automated Tender Offer Program that is tendering old debentures that are the subject of the book-entry confirmation;

     - the participant has received and agrees to be bound by the terms of the letter of transmittal or, in the case of an agent's message relating to guaranteed delivery, that the participant has received and agrees to be bound by the applicable notice of guaranteed delivery; and

     - the agreement may be enforced against the participant.

    We will determine in our sole discretion all questions as to the validity, form, eligibility (including time of receipt), acceptance of tendered old debentures and withdrawal of tendered old debentures. Our determination will be final and binding. We reserve the absolute right to reject any old debentures not properly tendered or any old debentures the acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular old debentures. Our interpretation of the terms and conditions of the exchange offer (including the instructions in the letter of transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old debentures must be cured within the time that we determine. Although we intend to notify holders of defects or irregularities with respect to tenders of old debentures, neither we, the exchange agent nor any other person will incur any liability for failure to give notification. Tenders of old debentures will not be deemed made until those defects or irregularities have been cured or waived. Any old debentures received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent without cost to the tendering holder, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

    In all cases, we will issue exchange debentures for old debentures that we have accepted for exchange under the exchange offer only after the exchange agent timely receives:

     - old debentures or a timely book-entry confirmation that old debentures have been transferred into the exchange agent's account at DTC; and

     - a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent's message.

    By signing the letter of transmittal, each tendering holder of old debentures will represent to us that, among other things:

     - any exchange debentures that the holder receives will be acquired in the ordinary course of its business;

     - the holder has no arrangement or understanding with any person or entity to participate in the distribution of the exchange debentures;

     - if the holder is not a broker-dealer, that it is not engaged in and does not intend to engage in the distribution of the exchange debentures;

     - if the holder is a broker-dealer that will receive exchange debentures for its own account in exchange for old debentures were acquired as a result of market-making activities or other trading activities, that it will deliver a prospectus, as required by law, in connection with any resale of those exchange debentures (see "Plan of Distribution"); and

     - the holder is not an "affiliate," as defined in Rule 405 of the Securities Act, of us or, if the holder is an affiliate, it will comply with any applicable registration and prospectus delivery requirements of the Securities Act.

BOOK-ENTRY TRANSFER

    The exchange agent will make a request to establish an account with respect to the old debentures at DTC for purposes of the exchange offer promptly after the date of this prospectus; and any financial institution participating in DTC's system may make book-entry delivery of old debentures by causing DTC to transfer old debentures into the exchange agent's account at DTC in accordance with DTC's procedures for transfer. Holders of old debentures who are unable to deliver confirmation of the book-entry tender of their old debentures into the exchange agent's account at DTC or all other documents required by the letter of transmittal to the exchange agent on or prior to the expiration date must tender their old debentures according to the guaranteed delivery procedures described below.

GUARANTEED DELIVERY PROCEDURES

    Holders wishing to tender their old debentures but whose old debentures are not immediately available or who cannot deliver their old debentures, the letter of transmittal or any other required documents to the exchange agent or comply with the applicable procedures under DTC's Automated Tender Offer Program before expiration of the exchange offer may tender if:

     - the tender is made through an eligible institution;

     - before expiration of the exchange offer, the exchange agent receives from the eligible institution either a properly completed and duly executed notice of guaranteed delivery (by facsimile transmission, mail or hand delivery) or a properly transmitted agent's message and notice of guaranteed delivery:

     - setting forth the name and address of the holder and the registered number(s) and the principal amount of old debentures tendered;

     - stating that the tender is being made by guaranteed delivery; and

     - guaranteeing that, within three New York Stock Exchange trading days after expiration of the exchange offer, the letter of transmittal (or facsimile thereof) together with the old debentures or a book-entry confirmation, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

     - the exchange agent receives the properly completed and executed letter of transmittal (or facsimile thereof), as well as all tendered old debentures in proper form for transfer or a book-entry confirmation, and all other documents required by the letter of transmittal, within three New York Stock Exchange trading days after expiration of the exchange offer.

    Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their old debentures according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

    Except as otherwise provided in this prospectus, holders of old debentures may withdraw their tenders at any time before expiration of the exchange offer.

    For a withdrawal to be effective:

     - the exchange agent must receive a written notice (which may be by telegram, telex, facsimile transmission or letter) of withdrawal at one of the addresses set forth below under "--Exchange agent"; or

     - holders must comply with the appropriate procedures of DTC's Automated Tender Offer Program system.

    Any notice of withdrawal must:

     - specify the name of the person who tendered the old debentures to be withdrawn;

     - identify the old debentures to be withdrawn (including the principal amount of the old debentures to be withdrawn); and

     - where certificates for old debentures have been transmitted, specify the name in which the old debentures were registered, if different from that of the withdrawing holder.

    If certificates for old debentures have been delivered or otherwise identified to the exchange agent, then, prior to the release of those certificates, the withdrawing holder must also submit:

     - the serial numbers of the particular certificates to be withdrawn; and

     - a signed notice of withdrawal with signatures guaranteed by an eligible institution, unless the withdrawing holder is an eligible institution.

    If old debentures have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn old debentures and otherwise comply with the procedures of the facility. We will determine all questions as to the validity, form and eligibility (including time of receipt) of notices of withdrawal, and our determination shall be final and binding on all parties. We will deem any old debentures so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer. Any old debentures that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder without cost to the holder (or, in the case of old debentures tendered by book-entry transfer into the exchange agent's account at DTC according to the procedures described above, those old debentures will be credited to an account maintained with DTC for old debentures) as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn old debentures may be retendered by following one of the procedures described under "--Procedures for tendering" above at any time on or before expiration of the exchange offer.

EXCHANGE AGENT

    The Bank of New York has been appointed as exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for the notice of guaranteed delivery to the exchange agent addressed as follows:


       By Registered or Certified Mail:                 By Hand or Overnight Delivery:
             The Bank of New York                            The Bank of New York
             101 Barclay Street,                       101 Barclay Street, Ground Level
                 Floor 7 East                          Corporate Trust Services Window
           New York, New York 10286                        New York, New York 10286
      Attention: Reorganization Section               Attention: Reorganization Section

          By Facsimile Transmission (for Eligible Institutions Only):
                              The Bank of New York

                                 (212) 815-6339

        To Confirm by Telephone or for Information Call: (212) 815-2824

    DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF THE LETTER OF TRANSMITTAL.

FEES AND EXPENSES

    We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, we may make additional solicitations by telegraph, telephone or in person by our officers and regular employees and those of our affiliates.

    We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses.

    We will pay the cash expenses to be incurred in connection with the exchange offer. The expenses are estimated in the aggregate to be approximately $80,000. They include:

     - SEC registration fees;

     - fees and expenses of the exchange agent and trustee;

     - accounting and legal fees; and

     - printing and mailing costs.

TRANSFER TAXES

    We will pay all transfer taxes, if any, applicable to the exchange of old debentures under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes (whether imposed on the registered holder or any other person) if:

     - certificates representing old debentures for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of old debentures tendered;

     - tendered old debentures are registered in the name of any person other than the person signing the letter of transmittal; or

     - a transfer tax is imposed for any reason other than the exchange of old debentures under the exchange offer.

    If satisfactory evidence of payment of transfer taxes is not submitted with the letter of transmittal, the amount of any transfer taxes will be billed to the tendering holder.

ACCOUNTING TREATMENT

    We will record the exchange debentures in our accounting records at the same carrying value as the old debentures, which is the aggregate principal amount, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the exchange offer. We will record the expenses of the exchange offer as incurred.

OTHER

    Participation in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

    We may in the future seek to acquire untendered old debentures in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. However, we have no present plans to acquire any old debentures that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered old debentures.

                                THE ACQUISITIONS

THE ACQUISITION AGREEMENTS

    On August 14, 1998, we entered into a purchase agreement with CenturyTel of the Northwest, Inc. and CenturyTel Wireless, Inc., which are wholly owned subsidiaries of Century relating to the acquisition of PTI Alaska. Pursuant to the PTI Alaska purchase agreement, we acquired all of the capital stock of PTI Alaska for $411.8 million on May 14, 1999.

    On October 20, 1998, we entered into an asset purchase agreement with the Municipality of Anchorage relating to the acquisition of ATU. Pursuant to the ATU purchase agreement, we acquired substantially all of the assets and liabilities of ATU for $263.6 million on May 14, 1999.

    The PTI Alaska purchase agreement contains customary representations, warranties and covenants, as well as limited indemnification provisions under which the PTI Alaska sellers agreed to indemnify us for specified losses and we agreed to indemnify the PTI Alaska sellers for specified losses. The ATU purchase agreement contains customary representations, warranties and covenants. The PTI Alaska purchase agreement and the ATU purchase agreement have each been filed as exhibits to the registration statement of which this prospectus is a part and are incorporated by reference herein.

RELATED AGREEMENTS

    LICENSE AGREEMENT. Pursuant to a license agreement entered into on May 14, 1999 among the PTI Alaska Sellers and us, the PTI Alaska sellers granted to us an exclusive, royalty-free license to use several trade names, trademarks and service marks owned by Century, including Pacific Telecom, PTI, PTINet-SM-, PTI Communications-SM- and Cellulink-SM-, throughout Alaska in connection with our provisioning of telecommunications services. The license agreement also contains customary provisions relating to maintaining the quality of the names and marks, protection against infringement and limited cross-indemnification provisions. The license agreement is perpetual unless terminated by the PTI Alaska sellers upon 30 days' written notice to us upon a material breach of the license agreement by us, which breach has not been cured or discontinued within 90 days of notification by the PTI Alaska sellers. The license agreement may also be terminated under other limited circumstances.

    TRANSITION SERVICES AGREEMENT. Pursuant to a transition services agreement dated August 14, 1998, by and among PTI Alaska, on the one hand, and Century and its affiliates (the "suppliers"), on the other hand, (1) the suppliers and PTI Alaska formalized intercompany arrangements under which the suppliers have been providing PTI Alaska, among other services, accounting, financial, information and data, technical, construction and engineering, customer and purchasing and contract administration services (the "transition services") prior to the PTI Closing Date and (2) the suppliers agreed to continue to provide the transition services until August 31, 1999.

    The suppliers have agreed to provide the transition services in a manner consistent with past practice in all material respects at their actual cost plus operating costs and other costs relating to the provision of cellular services. In addition, we have agreed to pay the suppliers a one-time payment of $1.0 million in consideration for the continued provision of the transition services. We can terminate the provision of any transition service, or the entire transition services agreement, on 60 days' written notice to the suppliers.

                                USE OF PROCEEDS

    We contributed all of the proceeds from our offering of old debentures and the equity contributions from the Fund, members of management and other investors of $146.2 million to ACS as common equity.

    ACS used the proceeds from its offering of the ACS senior subordinated notes, the equity contributions from Holdings and borrowings under the senior credit facility of $[688] million (after deduction of discounts to the initial purchasers in the private placement of the senior subordinated notes and other fees and expenses of the acquisitions and related transactions) to:

     - finance the aggregate consideration paid to Century in connection with the PTI Alaska acquisition, including repayment of PTI Alaska's outstanding indebtedness of $43 million;

     - finance the aggregate consideration paid to the Municipality of Anchorage in connection with the ATU acquisition; and

     - finance general corporate needs, including the purchase of fiber capacity for $19.5 million.

                                 CAPITALIZATION

    The following table sets forth our capitalization as of March 31, 1999, as adjusted to give pro forma effect to the acquisitions of PTI Alaska and ATU, our offering of old debentures, the initial borrowings by ACS under the senior credit facility and the offering of the ACS senior subordinated notes by ASC as of that date. This table should be read in conjunction with "Use of Proceeds," "Unaudited Pro Forma Combined Financial and Operating Data" and the historical financial statements of PTI Alaska and ATU, and the related notes, included in this prospectus.

                                                                                   PRO FORMA
                                                                                MARCH 31, 1999
                                                                                ---------------
                                                                                  (DOLLARS IN
                                                                                   MILLIONS)
Total debt (including current portion):
  Capital lease obligations...................................................     $     7.5
  Revolving credit facility (of ACS)(a).......................................           6.7
  Term loan facilities (of ACS)(b)............................................         435.0
  9 3/8% Senior subordinated notes due 2009 (of ACS)..........................         150.0
  13% Senior discount debentures due 2011.....................................          25.0
                                                                                      ------
    Total debt................................................................         624.2
Total stockholders' equity(c).................................................         121.2
                                                                                      ------
    Total capitalization......................................................     $   745.4
                                                                                      ------
                                                                                      ------

------------------------------

(a) Total borrowings of up to $75.0 million are available to ACS under the revolving credit facility, of which $66.3 million remains available. See "Description of Other Indebtedness--The Senior Credit Facility."

(b) The term loan facilities are comprised of $150.0 million of term loan A facility, $150.0 million of term loan B facility and $135.0 million of term loan C facility.

(c) Stockholders' equity consists of the proceeds of $121.2 million of common equity contributed by the Fund, members of management and other investors to us, all of which we contributed to ACS.

            SELECTED HISTORICAL COMBINED FINANCIAL DATA--PTI ALASKA

    The following tables set forth selected historical combined financial data of PTI Alaska. The selected historical combined financial data for each of the three years in the period ended December 31, 1998 and as of December 31, 1997 and 1998 have been derived from the audited combined financial statements and the related notes of PTI Alaska included in this prospectus. The selected historical combined financial data for each of the two years in the period ended December 31, 1995 and as of December 31, 1994, 1995 and 1996, have been derived from the unaudited combined financial statements of PTI Alaska, which are not included in this prospectus and which, in the opinion of management, include all adjustments, consisting solely of normal, recurring adjustments, necessary to present fairly the information they contain. The summary combined financial data for each of the three month periods ended March 31, 1998 and 1999 and as of March 31, 1998 and 1999 have been derived from the unaudited combined financial statements of PTI Alaska which are included in this prospectus and which, in the opinion of management, include all adjustments, consisting solely of normal, recurring adjustments, necessary to present fairly the information they contain. The financial statements of PTI Alaska include the results of the City of Fairbanks Telephone Operation from October 6, 1997, the date of its acquisition. This acquisition was accounted for as a purchase. PTI Alaska was acquired by Century on December 1, 1997. The financial statements for the 11-month period ended November 30, 1997 and prior periods have been presented on Pacific Telecom's basis of accounting, while the financial statements as of December 31, 1997, the one-month period ended December 31, 1997 and subsequent periods have been presented on Century's basis of accounting. The selected historical combined financial data below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the audited combined financial statements of PTI Alaska, and the related notes, included in this prospectus.

                                                                             PTI ALASKA
                                   ----------------------------------------------------------------------------------------------
                                                                                                      CENTURY
                                                  PACIFIC TELECOM                  ----------------------------------------------
                                   ----------------------------------------------    DEC. 1,
                                                                                      1997                       THREE MONTHS
                                       YEAR ENDED DECEMBER 31,      JAN. 1, 1997       TO       YEAR ENDED     ENDED MARCH 31,
                                   -------------------------------       TO         DEC. 31,     DEC. 31,    --------------------
                                     1994       1995       1996     NOV. 30, 1997     1997         1998        1998       1999
                                   ---------  ---------  ---------  -------------  -----------  -----------  ---------  ---------
                                               (DOLLARS IN THOUSANDS)                          (DOLLARS IN THOUSANDS)
OPERATING DATA:
Operating revenue
  Local telephone................  $  66,636  $  70,540  $  71,810    $  73,472     $   9,267    $ 109,822   $  25,390  $  27,203
  Cellular.......................      2,766      4,531      4,823        5,120           181        2,576         408        546
                                   ---------  ---------  ---------  -------------  -----------  -----------  ---------  ---------
      Total operating revenue....     69,402     75,071     76,633       78,592         9,448      112,398      25,798     27,749

Operating expenses
  Local telephone................     37,664     38,043     37,314       36,572         5,817       61,611      14,646     14,500
  Cellular.......................      2,042      3,147      3,381        3,082           147        2,128         330        396
  Depreciation and
    amortization.................     13,089     14,316     15,348       15,823         2,466       30,459       7,209      7,785
                                   ---------  ---------  ---------  -------------  -----------  -----------  ---------  ---------
      Total operating expenses...     52,795     55,506     56,043       55,477         8,430       94,198      22,185     22,681
                                   ---------  ---------  ---------  -------------  -----------  -----------  ---------  ---------
Operating income.................     16,607     19,565     20,590       23,115         1,018       18,200       3,613      5,068
Interest expense, net............     (2,459)    (2,331)    (1,996)      (2,169)         (171)      (1,405)       (302)      (358)
Other income (expense)(a)........      1,094     (1,020)      (368)        (272)          424        2,070       1,129        922
                                   ---------  ---------  ---------  -------------  -----------  -----------  ---------  ---------
Income before income taxes.......     15,242     16,214     18,226       20,674         1,271       18,865       4,440      5,632
Income taxes.....................      5,962      5,713      6,737        7,746           736        9,218       2,214      2,709
                                   ---------  ---------  ---------  -------------  -----------  -----------  ---------  ---------
Net income.......................  $   9,280  $  10,501  $  11,489    $  12,928     $     535    $   9,647   $   2,226  $   2,923
                                   ---------  ---------  ---------  -------------  -----------  -----------  ---------  ---------
                                   ---------  ---------  ---------  -------------  -----------  -----------  ---------  ---------

OTHER FINANCIAL DATA:
Net cash provided by operating
  activities.....................         --         --  $  34,589    $  21,213     $   5,588    $  38,291   $  11,025  $  14,103
Net cash provided (used) by
  investing activities...........         --         --    (20,611)     (13,554)       (3,279)     (26,664)      1,947     (2,339)
Net cash used by financing
  activities.....................         --         --    (12,947)      (8,209)       (2,563)      (6,770)    (11,587)    (6,753)
EBITDA (as defined)(b)...........     30,790     32,861     35,570       38,666         3,908       50,729      11,951     13,775
EBITDA margin....................       44.4%      43.8%      46.4%        49.2%         41.4%        45.1%       46.3%      49.6%
Capital expenditures.............  $  21,001  $  19,437  $  20,465    $  14,575     $   1,825    $  26,799   $   2,321  $   2,200
Ratio of earnings to fixed
  charges(c).....................        4.5x       4.3x       4.8x         5.5x          3.2x         4.5x        2.5x       5.0x

OTHER DATA (END OF PERIOD):
Access lines in service..........     73,563     77,660     82,969           --       124,869      131,858     128,023    134,276
Cellular subscribers(d)..........      3,058      3,950      5,573           --         2,096        2,945       2,546      3,417
Cellular penetration.............        2.1%       2.7%       3.8%          --           3.7%         5.2%        4.6%       5.2%

BALANCE SHEET DATA (END OF
  PERIOD)
Total assets.....................  $ 157,536  $ 161,323  $ 162,834           --     $ 459,175    $ 472,660   $ 466,301  $ 473,669
Long-term debt including current
  portion........................  $  43,089     43,616     44,294           --        42,950       43,408      42,683     43,094
Stockholders' equity.............     82,317     90,841     92,137           --       391,314      400,962     395,359    403,885

------------------------------

(a) "Other income (expense)" includes the net operating results of PTI Alaska's equipment sales and rental, payphone and internet businesses.

(b) "EBITDA" is net income before interest expense, interest income, income taxes, depreciation and amortization. EBITDA includes the net operating results of equipment sales and rental, payphone and internet businesses. EBITDA is not intended to represent cash flow from operations as defined by GAAP and should not be considered as an alternative to net income as an indicator of our operating performance or cash flows. EBITDA is included in this prospectus because management believes it provides additional information with respect to our ability to satisfy our debt service, capital expenditure and working capital requirements. While EBITDA is frequently used as a measure of operations and the ability of a company to meet debt service requirements, it is not necessarily comparable to other similarly titled captions of other companies due to the differences in methods of calculation.

(c) For purposes of calculating the ratio of earnings to fixed charges, "earnings" represent income before provision for income taxes plus fixed charges. "Fixed charges" consist of interest expensed and capitalized, amortization of debt issuance costs, and the portion of rental expense which management believes is representative of the interest component of lease expense.

(d) On December 31, 1997, PTI Alaska sold its cellular operations in Fairbanks to ATU. The Fairbanks cellular property had 5,497 subscribers at the time of the sale.

                    SELECTED HISTORICAL FINANCIAL DATA--ATU

    The following table sets forth selected historical financial data of ATU. The selected historical financial data for each of the three years in the period ended December 31, 1998 and as of December 31, 1997 and 1998 have been derived from the audited financial statements and the related notes of ATU included in this prospectus. The selected historical financial data for each of the two years in the period ended December 31, 1995 and as of December 1994, 1995 and 1996 have been derived from the audited financial statements of ATU which are not included in this prospectus. The summary financial data for each of the three month periods ended March 31, 1998 and 1999 and as of March 31, 1998 and 1999 have been derived from the unaudited financial statements of ATU which are included in this prospectus and which, in the opinion of management, include all adjustments, consisting solely of normal, recurring adjustments, necessary to present fairly the information they contain. The selected historical financial data below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the audited financial statements of ATU, and the related notes, included in this prospectus.

                                                                                           ATU
                                                       ---------------------------------------------------------------------------
                                                                                                               THREE MONTHS ENDED
                                                                      YEAR ENDED DECEMBER 31,                      MARCH 31,
                                                       -----------------------------------------------------  --------------------

                                                         1994       1995       1996       1997       1998       1998       1999
                                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                                                 (DOLLARS IN THOUSANDS)
OPERATING DATA:
Operating revenue
  Local telephone....................................  $  97,021  $  97,161  $  99,071  $ 101,857  $ 105,663  $  25,830  $  27,164
  Cellular...........................................      8,540     12,670     16,897     21,845     29,225      5,879      6,710
  Long distance......................................         --         --          2      1,541      6,815      1,144      2,683
                                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
      Total operating revenues.......................    105,561    109,831    115,970    125,243    141,703     32,853     36,557

Operating expenses
  Local telephone....................................     59,211     60,174     62,075     60,300     59,191     14,179     15,474
  Cellular...........................................      6,473      9,727     12,379     14,455     19,961      4,048      4,740
  Long distance......................................         --         --        543      4,644     10,395      1,898      3,243
  Depreciation and amortization......................     18,936     19,258     20,496     26,839     29,608      7,099      7,434
                                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
      Total operating expenses.......................     84,620     89,159     95,493    106,238    119,155     27,224     30,891
                                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
Operating income.....................................     20,941     20,672     20,477     19,005     22,548      5,629      5,666
Interest expense, net................................     (7,565)    (6,706)    (6,840)    (6,768)    (6,427)    (1,840)    (1,585)
Other income (expense)(a)............................       (328)      (322)       220       (119)    (2,551)      (330)      (593)
                                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
Income before income taxes...........................     13,048     13,644     13,857     12,118     13,570      3,459      3,488
Income taxes(b)......................................         --         --         --         --         --         --         --
                                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net income...........................................  $  13,048  $  13,644  $  13,857  $  12,118  $  13,570  $   3,459  $   3,488
                                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------

OTHER FINANCIAL DATA:
Net cash provided by operating activities(c).........  $  42,382  $  43,412  $  42,120  $  46,641  $  53,207  $   8,394  $  10,735
Net cash provided (used) by investing
  activities(c)......................................     13,577      1,057       (787)    (3,665)    (5,659)    (8,044)    (1,568)
Net cash provided (used) by financing
  activities(c)......................................    (57,169)   (53,518)   (30,095)   (46,916)   (33,580)    16,631    (12,150)
EBITDA (as defined)(d)...............................     39,549     39,608     41,239     45,567     52,550     12,648     13,016
EBITDA margin........................................       37.5%      36.1%      35.6%      36.4%      37.1%      38.5%      35.6%
Capital expenditures.................................  $  33,328  $  27,958  $  24,958  $  35,187  $  29,644  $   8,404  $   3,383
Ratio of earnings to fixed charges(e)................        1.5x       1.4x       1.4x       1.4x       1.5x       1.7x       1.4x
OTHER DATA (end of period):
Access lines in service(f)...........................    144,869    147,934    154,752    158,486    168,536    164,569    170,343
Cellular subscribers.................................     13,684     24,855     37,651     53,035     63,627     54,436     63,779
Cellular penetration.................................        4.7%       8.4%      12.6%      13.3%      15.8%      13.7%      15.8%

                                                                                           ATU
                                                       ---------------------------------------------------------------------------
                                                                                                               THREE MONTHS ENDED
                                                                      YEAR ENDED DECEMBER 31,                      MARCH 31,
                                                       -----------------------------------------------------  --------------------
                                                         1994       1995       1996       1997       1998       1998       1999
                                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                                                 (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA (END OF PERIOD):
Total assets.........................................  $ 288,857  $ 289,903  $ 308,810  $ 323,124  $ 350,245  $ 351,190  $ 346,696
Long-term debt including current portion.............    145,775    123,009    146,412    151,945    172,521    180,161    167,618
Fund equity..........................................    118,695    126,839    132,596    136,414    141,884    139,873    145,372

------------------------------

(a) "Other income (expense)" includes the net operating results of ATU's equipment sales and rental, and payphone business and equity in earnings (losses) from minority investments.

(b) During the periods presented, ATU was a public utility of the Municipality of Anchorage and was exempt from federal and state income taxes.

(c) Net cash data includes information from ATU financial statements prepared in accordance with Governmental Accounting Principles.

(d) "EBITDA" is net income before interest expense, interest income, income taxes, depreciation and amortization, and equity in earnings (loss) of minority investments of $(46,158), $158,000 and $(2,945,000) for the years ended December 31, 1996, 1997 and 1998 and $(250,000) and $(509,000) for the
    three months ended March 31, 1998 and 1999. EBITDA includes the net operating results of equipment sales and rental, payphone and internet businesses. EBITDA is not intended to represent cash flow from operations as defined by GAAP and should not be considered as an alternative to net income as an indicator of our operating performance or cash flows. EBITDA is included in this prospectus because management believes it provides additional information with respect to our ability to satisfy our debt service, capital expenditure and working capital requirements. While EBITDA is frequently used as a measure of operations and the ability of a company to meet debt service requirements, it is not necessarily comparable to other similarly titled captions of other companies due to the differences in methods of calculation.

(e) For purposes of calculating the ratio of earnings to fixed charges, "earnings" represent income before provision for income taxes plus fixed charges. "Fixed charges" consist of interest expensed and capitalized, amortization of debt issuance costs and the portion of rental expense which management believes is representative of the interest component of lease expense.

(f) "Access lines in service" includes all revenue producing lines, whether connected to retail or wholesale customers.

           UNAUDITED PRO FORMA COMBINED FINANCIAL AND OPERATING DATA

    The following unaudited pro forma combined financial and operating data are based on the financial statements of PTI Alaska and ATU, as adjusted for the estimated effects of:

     - the acquisition of PTI Alaska;

     - the acquisition of ATU;

     - the purchase of fiber capacity for $19.5 million; and

     - the financings necessary to complete these transactions,

as if they had occurred on January 1, 1998 for the Statement of Operations and on March 31, 1999 for the Balance Sheet. The unaudited pro forma combined financial and operating data are not necessarily indicative of what our financial position or results of operations would actually have been had these transactions been completed on the dates indicated and do not project our results of operations for any future date.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

                                                        YEAR ENDED DECEMBER 31, 1998
                                              ------------------------------------------------
                                                                                                 THREE MONTHS ENDED
                                                                      ACQUISITION   PRO FORMA        MARCH 31,
                                                                                                --------------------
                                                                                                             1999
                                                                                                  1998     ---------
                                                                                                ---------
                                                                                                     PRO FORMA
                                              PTI ALASKA      ATU     ADJUSTMENTS   COMBINED          COMBINED
                                              -----------  ---------  -----------  -----------  --------------------
                                                                (DOLLARS IN THOUSANDS)
Operating revenue
  Local telephone...........................   $ 109,822   $ 105,663   $      --    $ 215,485   $  51,220  $  54,367
  Cellular..................................       2,576      29,225          --       31,801       6,287      7,256
  Long distance.............................          --       6,815          --        6,815       1,144      2,683
                                              -----------  ---------  -----------  -----------  ---------  ---------
      Total operating revenue...............     112,398     141,703          --      254,101      58,651     64,306

Operating expenses
  Local telephone...........................      61,611      59,191          --      120,802      28,825     29,974
  Cellular..................................       2,128      19,961          --       22,089       4,378      5,136
  Long distance.............................          --      10,395          --       10,395       1,898      3,243
  Depreciation and amortization.............      30,459      29,608       1,154(a)     61,221     14,597     15,507
                                              -----------  ---------  -----------  -----------  ---------  ---------
      Total operating expenses..............      94,198     119,155       1,154      214,507      49,698     53,860
                                              -----------  ---------  -----------  -----------  ---------  ---------

Operating income............................      18,200      22,548      (1,154)      39,594       8,953     10,446

Interest expense, net.......................      (1,405)     (6,427)    (49,116)(b)    (56,948)   (14,237)   (14,238)
Equity in earnings (loss) of subsidiaries...          --      (2,945)         --       (2,945)       (250)      (509)
Other income (expense)......................       2,070         394      (1,033)(c)      1,431       791        580
                                              -----------  ---------  -----------  -----------  ---------  ---------

  Income (loss) before income taxes.........      18,865      13,570     (51,303)     (18,868)     (4,743)    (3,721)
Income tax expense (benefit)................       9,218          --      (9,218)(d)         --        --         --
                                              -----------  ---------  -----------  -----------  ---------  ---------
Net income (loss)...........................   $   9,647   $  13,570   $ (42,085)   $ (18,868)  $  (4,743) $  (3,721)
                                              -----------  ---------  -----------  -----------  ---------  ---------
                                              -----------  ---------  -----------  -----------  ---------  ---------

OTHER DATA:
EBITDA (as defined)(e)......................          --          --          --    $ 102,246   $  24,341  $  26,533
Adjusted EBITDA.............................          --          --          --      106,109      24,853     27,045
Pro forma cash interest expense.............          --          --          --       53,198      13,300     13,300
Capital expenditures........................          --          --          --       56,443      10,725      5,583

         NOTES TO UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

(a) Represents the increase in amortization expense as a result of the increase in goodwill due to the application of purchase accounting as described in note (a) to the Unaudited Pro Forma Combined Balance Sheet and the $19,500,000 purchase of fiber capacity. Goodwill is amortized over 40 years, and fiber capacity is amortized over 20 years.

(b) Represents the net adjustment to interest expense as a result of the borrowings under the revolving credit facility, the term loan facilities, the ACS senior subordinated notes and the exchange debentures, calculated as follows (dollars in thousands):

                                                                                          YEAR ENDED
                                                                                       DECEMBER 31, 1998
                                                                                       -----------------
Revolving credit facility (of ACS)(1)................................................      $     523
Term Loan A Facility (of ACS)(2).....................................................         11,625
Term Loan B Facility (of ACS)(3).....................................................         12,000
Term Loan C Facility (of ACS)(4).....................................................         11,138
9 3/8% Senior subordinated notes due 2009 (of ACS)(5)................................         14,063
13% Senior discount debentures due 2011(6)...........................................          3,250
Interest on long term obligations assumed(7).........................................            600
                                                                                             -------
Pro forma cash interest expense(8)...................................................         53,198
Amortization of deferred financing costs(9)..........................................          3,750
                                                                                             -------
Pro forma interest expense...........................................................         56,948
Historical interest expense, net.....................................................         (7,832)
                                                                                             -------
      Total..........................................................................      $  49,116
                                                                                             -------
                                                                                             -------

    ----------------------------

    (1) Represents interest on the $6.7 million that was drawn under the revolving credit facility of ACS on the closing date using an assumed interest rate of 7.75%.

    (2) Represents interest on the $150.0 million Term Loan A Facility of ACS using an assumed interest rate of 7.75%.

    (3) Represents interest on the $150.0 million Term Loan B Facility of ACS using an assumed interest rate of 8.00%.

    (4) Represents interest on the $135.0 million Term Loan C Facility of ACS using an assumed interest rate of 8.25%.

    (5) Represents interest on the $150.0 million senior subordinated notes of ACS using an interest rate of 9.375%.

    (6) Represents interest on the $25.0 million exchange debentures using an interest rate of 13.0%.

    (7) Represents interest on $7.5 million of long-term obligations assumed by us at an interest rate of 8.00%.

    (8) A 1/8% change in interest rates for the variable rate debt above would change interest expense by $552,000.

    (9) Deferred financing costs are amortized over the term of the related debt (an average life of eight years for all borrowings).

(c) Represents the estimated annual management fee to be paid to Fox Paine.

(d) Represents the elimination of historical tax expense, as on a pro forma basis we would have been in a net loss position. No tax benefit for the net loss is reflected in the Unaudited Pro Forma Combined Statement of Operations, as we are uncertain when profitable operations will be achieved.

(e) "EBITDA" is net income before interest expense, interest income, income taxes, depreciation and amortization. EBITDA includes the net operating results of equipment sales and rental, payphone and internet businesses and the estimated annual management fee to be paid to Fox Paine. EBITDA is not intended to represent cash flow from operations as defined by GAAP and should not be considered as an alternative to net income as an indicator of our operating performance or cash flows. EBITDA is included in this prospectus because management believes it provides additional information with respect to our ability to satisfy our debt service, capital expenditure and working capital requirements. While EBITDA is frequently used as a measure of operations and the ability of a company to meet debt service requirements, it is not necessarily comparable to other similarly titled captions of other companies due to the differences in methods of calculation.

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET

                                                                            AT MARCH 31, 1999
                                                           ----------------------------------------------------
                                                                                     ACQUISITION     PRO FORMA
                                                           PTI ALASKA      ATU      ADJUSTMENTS(A)   COMBINED
                                                           -----------  ----------  --------------  -----------
                                                                          (DOLLARS IN THOUSANDS)
ASSETS
  Cash and cash equivalents..............................   $  10,739   $   23,034   $    (33,773)(b)  $      --
  Accounts receivable....................................      54,645       24,026        (36,489)(e)     42,182
  Inventory and other current assets.....................       2,660        3,138             --        5,798
                                                           -----------  ----------  --------------  -----------
      Total current assets...............................      68,044       50,198        (70,262)      47,980

  Gross telephone plant..................................     413,478      449,354         19,500(d)    882,332
  Less: accumulated depreciation.........................     255,612      194,170             --      449,782
                                                           -----------  ----------  --------------  -----------
      Net telephone plant................................     157,866      255,184         19,500(d)    432,550
  Restricted funds and investments.......................          --       17,309        (17,309)(c)         --
  Financing costs........................................          --           --         30,000(e)     30,000
  Goodwill...............................................     241,030       16,203          9,588(f)    266,821
  Long-term investments..................................         976        5,107             --        6,083
  Other..................................................       5,753        2,695             --        8,448
                                                           -----------  ----------  --------------  -----------
      Total other assets.................................     247,759       41,314         22,279      311,352
                                                           -----------  ----------  --------------  -----------
  Total assets...........................................   $ 473,669   $  346,696   $    (28,483)   $ 791,882
                                                           -----------  ----------  --------------  -----------
                                                           -----------  ----------  --------------  -----------

LIABILITIES AND STOCKHOLDERS' EQUITY
  Accounts payable.......................................   $   2,589   $   22,967             --    $  25,556
  Accrued salaries and benefits..........................       2,321        5,170             --        7,491
  Advance billings and customer deposits.................       2,026        3,790             --        5,816
  Other..................................................       3,778        1,779             --        5,557
                                                           -----------  ----------  --------------  -----------
      Total current liabilities..........................      10,714       33,706             --       44,420

  Long-term obligations and current maturities...........      43,094      167,618        413,533(g)    624,245

  Deferred income taxes..................................      13,914           --        (13,914)(h)         --
  Deferred investment tax credits........................         780           --             --          780
  Other..................................................       1,282           --             --        1,282
                                                           -----------  ----------  --------------  -----------
      Total deferred credits and other liabilities.......      15,976           --        (13,914)       2,062
                                                           -----------  ----------  --------------  -----------
  Stockholders' equity...................................     403,885      145,372       (428,102)(i)    121,155
                                                           -----------  ----------  --------------  -----------
      Total liabilities and stockholders' equity.........   $ 473,669   $  346,696   ($    28,483)   $ 791,882
                                                           -----------  ----------  --------------  -----------
                                                           -----------  ----------  --------------  -----------

              NOTES TO UNAUDITED PRO FORMA COMBINED BALANCE SHEET

(a) The following represents the sources of funds and the preliminary allocation of the purchase price for the acquisitions to the assets acquired and liabilities assumed based upon their respective estimated fair values. The actual purchase adjustments to reflect the fair values of the assets acquired and liabilities assumed will be based upon appraisal studies and management's evaluation of the assets and liabilities. Accordingly, the adjustments that have been included in the pro forma data will change based upon the final allocation.

        The sources and uses of the funds are as follows:

                                                                                 AMOUNT
                                                                          --------------------
                                                                              (DOLLARS IN
                                                                               THOUSANDS)
Sources of funds:
  Revolving credit facility (of ACS)....................................       $    6,745
  Term loan facilities (of ACS).........................................          435,000
  9 3/8% Senior subordinated notes due 2009 (of ACS)....................          150,000
  13% Senior discount debentures due 2011...............................           25,000
  Issuance of common stock..............................................          121,155
                                                                                 --------
      Total sources.....................................................       $  737,900
                                                                                 --------
                                                                                 --------

Uses of funds:
  Accounts receivable...................................................       $   42,182
  Inventories and other current assets..................................            5,798
  Property, plant and equipment.........................................          432,550
  Other assets..........................................................           14,531
  Capitalized financing costs...........................................           30,000
  Goodwill..............................................................          266,821
  Liabilities assumed...................................................          (53,982)
                                                                                 --------
      Total uses........................................................       $  737,900
                                                                                 --------
                                                                                 --------

(b) Represents cash used to fund a portion of the purchase price for the acquisitions.

(c) Represents assets at March 31, 1999 that were not acquired in the acquisitions.

(d) Represents the purchase of fiber capacity for $19,500,000.

(e) Represents the portion of the fees and expenses attributable to the revolving credit facility, the term loan facilities, the senior subordinated notes of ACS, the old debentures and the exchange debentures, which have been recorded as deferred financing costs and will be amortized over the average life of the debt issued.

(f) Represents the adjustment to goodwill to reflect the preliminary allocation of the purchase price by eliminating existing goodwill of $258,947,000 and reflecting the goodwill set forth in note (a) of $266,821,000. Goodwill is amortized over 40 years.

(g) Represents the payment of existing debt, the initial borrowings under the ACS revolving credit facility and ACS the term loan facilities, the offering of the senior subordinated notes of ACS and the offering of the exchange debentures as follows:

                                                                                 AMOUNT
                                                                          --------------------
                                                                              (DOLLARS IN
                                                                               THOUSANDS)
Revolving credit facility (of ACS)......................................       $    6,745
Term loan facilities (of ACS)...........................................          435,000
Capital lease obligations...............................................            7,500
9 3/8% Senior subordinated notes due 2009 (of ACS)......................          150,000

13% Senior discount debentures due 2011...................         25,000
                                                                 --------
      Total debt..........................................        624,245
Repayment of existing long-term obligations...............        210,712
                                                                 --------
Increase in long-term obligations.........................      $ 413,533
                                                                 --------
                                                                 --------

(h) Represents the adjustment to reduce deferred income taxes to zero at the date of acquisition as the beginning book basis of the assets and liabilities equalled their tax basis for all items except some portion of goodwill.

(i) Represents the adjustment to stockholders' equity to eliminate the existing equity of PTI Alaska and ATU and reflect the $121,155,000 of proceeds from our issuance of common stock.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

OVERVIEW

    We were formed in 1998 to acquire telecommunications properties in Alaska. Prior to the consummation of the acquisitions of PTI Alaska and ATU, we had no operations. Accordingly, the following is a discussion and analysis of the historical financial condition and results of operations of PTI Alaska and ATU, respectively. See "Capitalization," "Unaudited Pro Forma Combined Financial and Operating Data" and "Use of Proceeds." The following discussion should be read in conjunction with the combined financial statements of PTI Alaska and the consolidated financial statements of ATU, and the related notes, included in this prospectus.

    REVENUES. PTI Alaska generates revenue through: (1) the provision of local telephone services, including (a) basic local service to customers within its service areas, (b) network access services to IXCs for origination and termination of interstate and intrastate long distance phone calls, (c) enhanced services, (d) ancillary services, such as billing and collection, and (e) USF; and (2) the provision of wireless services. PTI Alaska generates additional revenue through the provision of internet access and miscellaneous equipment sales, which are recorded net of expenses as "Other income (expense)."

    ATU generates revenue through: (1) the provision of local telephone services, including (a) basic local service to customers within its service areas, (b) network access services to interexchange carriers, or IXCs, for origination and termination of interstate and intrastate long distance phone calls, (c) enhanced services and (d) ancillary services, such as billing and collection; (2) the provision of wireless services; and (3) the provision of long distance services. In addition, ATU recognizes its proportionate share of the net income or loss of its minority-owned investments.

    The historically stable revenue and cash flow of LEC operations are the result of the need for basic telecommunications services, the highly regulated nature of the telecommunications industry and, in the case of rural LECs, the underlying cost recovery settlement and support mechanisms applicable to LEC operations. Basic local service is generally provided at a flat monthly rate and allows the user to place unlimited calls within a defined local calling area. Access revenues are generated by providing IXCs access to the LEC's local network and its customers. USF revenues are a subsidy paid to rural LECs, such as PTI Alaska, to support the high cost of providing universal service in rural markets. Other service revenue is generated from ancillary services, enhanced services, such as voice mail, or internet access.

    Changes in revenue are largely attributable to changes in the number of access lines, local service rates and minutes of use. Other factors can also impact revenue, such as: (1) intrastate and interstate revenue settlement methodologies, (2) whether an access line is used by a business or residential subscriber, (3) calling patterns (intrastate and interstate), (4) customers' selection of various local rate plan options, (5) selection of enhanced calling services or other packaged products (such as cellular and internet) and (6) other subscriber usage characteristics.

    LECs have two basic tiers of customers: (1) end users located in the LEC's local exchanges that pay for local telephone service and (2) the IXCs that pay the LEC for access to customers located within that LEC's local service area. LECs provide access service to numerous IXCs and also bill and collect long distance charges from IXC customers on behalf of the IXCs. The amount of access charge revenue associated with a particular IXC varies depending upon long distance calling patterns and the relative market share of each long distance carrier.

    Our local service rates for end users are authorized by the APUC. Authorized rates of return are set by the FCC and the APUC for interstate and intrastate access charges, respectively, and may change from time to time.

    OPERATING EXPENSES. PTI Alaska's operating expenses are categorized as: cost of sales and operating expenses--telephone; cost of sales and operating expenses--wireless; and depreciation and amortization. Cost of sales and operating expenses--telephone are those operating expenses incurred by PTI Alaska in connection with its local telephone business, including the operation of its central offices and outside plant facilities and related operations, customer service, marketing and other general and administrative expenses and allocated corporate expenses. Cost of sales and operating expenses--wireless are those operating expenses incurred by PTI Alaska in connection with the operation of its wireless facilities and transmission of wireless services, customer service, marketing and other general and administrative expenses and allocated corporate expenses.

    ATU's operating expenses are categorized as: cost of sales and operating expenses--local telephone; cost of sales and operating expenses--cellular; cost of sales and operating expenses--long distance; and depreciation and amortization. Cost of sales and operating expenses--local telephone are those operating expenses incurred by ATU in connection with its local telephone business, including the operation of its central offices and outside plant facilities and related operations, customer service, marketing and other general and administrative expenses and corporate expenses. Cost of sales and operating expenses--cellular are those operating expenses incurred by ATU in connection with the operation of its wireless facilities and transmission of wireless services, customer service, marketing and other general and administrative expenses and corporate expenses. Cost of sales and operating expenses--long distance includes operating expenses incurred by ATU in connection with the provisioning of long distance services.

PTI ALASKA

    On August 14, 1998, we entered into an agreement to acquire PTI Alaska. We completed the acquisition of PTI Alaska on May 14, 1999. PTI Alaska is the incumbent provider of local telephone services to over 131,000 access lines in Juneau, Fairbanks and more than 70 rural communities in Alaska. PTI Alaska also provides cellular services and internet access services. Since August 1998, members of management have been providing advisory and management consulting services to PTI Alaska relating to its day-to-day business operations under a consulting agreement between Century and LEC Consulting Corporation, a company formed by members of management.

    Century acquired PTI Alaska on December 1, 1997 as part of its acquisition of Pacific Telecom, Inc. from PacifiCorp Holdings, Inc. On October 6, 1997, prior to its acquisition by Century, PTI Alaska acquired the assets of the City of Fairbanks Telephone Operation. On December 31, 1997, PTI Alaska sold its Alaska rural statistical area ("RSA") #1 B-side cellular property in Fairbanks to MACtel. The operating results of this divested property are included in the historical operating results of PTI Alaska.

    The following table summarizes each component of PTI Alaska's revenue sources for the years ended December 31, 1996, 1997 and 1998 and the three month periods ended March 31, 1998 and 1999 (dollars in thousands):

                                                                                               THREE MONTHS ENDED
                                                                YEAR ENDED DECEMBER 31,            MARCH 31,
                                                            --------------------------------  --------------------
                                                              1996       1997        1998       1998       1999
                                                            ---------  ---------  ----------  ---------  ---------
Local service.............................................  $  21,740  $  26,937  $   37,255  $   8,961  $   9,576
Network access............................................     45,056     50,298      64,321     14,292     15,305
Other.....................................................      5,014      5,504       8,246      2,137      2,322
                                                            ---------  ---------  ----------  ---------  ---------
Local telephone...........................................     71,810     82,739     109,822     25,390     27,203
Cellular..................................................      4,823      5,301       2,576        408        546
                                                            ---------  ---------  ----------  ---------  ---------
Total.....................................................  $  76,633  $  88,040  $  112,398  $  25,798  $  27,749
                                                            ---------  ---------  ----------  ---------  ---------
                                                            ---------  ---------  ----------  ---------  ---------

THREE MONTHS ENDED MARCH 31, 1999 COMPARED TO THREE MONTHS ENDED MARCH 31, 1998.

    OPERATING REVENUES

    Combined operating revenues increased 7.6% for the three months ended March 31, 1999 as compared to the three months ended March 31, 1998. Local service, network access and cellular revenues all increased as compared to the prior three month period.

    LOCAL TELEPHONE

    Local telephone revenues increased 7.1% for the three months ended March 31, 1999 as compared to the three months ended March 31, 1998. The increase in local service revenues paralleled a 4.9% growth in access lines from the previous period. Access revenues increased $1.0 million, or 7.1%, as compared to the prior three month period.

    CELLULAR

    Cellular revenues increased 33.8% for the three months ended March 31, 1999 as compared to the three months ended March 31, 1998, as cellular customers increased 34.3% during that period.

    OPERATING EXPENSES

    LOCAL TELEPHONE

    Cost of sales and operating expenses--telephone decreased marginally for the three months ended March 31, 1999 as compared to the three months ended March 31, 1998.

    CELLULAR

    Cost of sales and operating expenses--cellular increased 20.0% for the three months ended March 31, 1999 as compared to the three months ended March 31, 1998. This increase is due to the additional cost required to support additional cellular customers.

    DEPRECIATION AND AMORTIZATION

    The 8.0% increase in depreciation and amortization for the three months ended March 31, 1999 as compared to the three months ended March 31, 1998 was due to higher plant in service balances and amortization of goodwill associated with purchase accounting.

    INTEREST EXPENSE, NET

    Interest expense, net increased to $358,000 the three months ended March 31, 1999 from $302,000 for the three months ended March 31, 1998.

    OTHER INCOME (EXPENSE)

    Other income (expense) is related to the net operating results of nonregulated equipment sales and rental activity, primarily relating to local telephone operations. For the three months ended March 31, 1999, other income (expense) decreased 18.3% as compared to the three months ended March 31, 1998. The decrease was primarily due to recognition of expenses attributable to projects recognized in the prior year.

    INCOME TAXES

    The provision for income taxes was $2.7 million for the three months ended March 31, 1999 as compared to $2.2 million for the three months ended March 31, 1998 due to higher taxable income in the more recent three month period.

    NET INCOME AND EBITDA

    Increases in Net Income and EBITDA are a result of the factors described above. EBITDA includes the net operating results of equipment sales and rental, payphone and internet businesses which are included below operating income in the line "Other income (expense)."

FISCAL YEAR ENDED DECEMBER 31, 1998 COMPARED TO FISCAL YEAR ENDED DECEMBER 31,
  1997

    The financial statements of PTI Alaska reflect the combined results of PTI Alaska, including Telephone Utilities of Alaska, Inc. ("TUA"), which operates in Juneau; Telephone Utilities of the Northland, Inc. ("TUNI"), which operates in numerous rural communities; and the Alaska RSA #3 cellular property for the years ended December 31, 1997 and 1998. Additionally, the results of the City of Fairbanks Telephone Operation are reflected from the date of acquisition, October 6, 1997. The Alaska RSA #1 B-side cellular property was divested on December 31, 1997 to satisfy FCC cross-ownership restrictions. The operating results of this property are included in the financial statements for the years ended December 31, 1997 and 1996, respectively, as follows:

                                                                         1996       1997
                                                                       ---------  ---------
                                                                           (DOLLARS IN
                                                                            THOUSANDS)
Revenues.............................................................  $   2,681  $   3,100
Operating expenses...................................................      1,889      1,643
Depreciation.........................................................        457        424
                                                                       ---------  ---------
Operating income.....................................................  $     335  $   1,033
                                                                       ---------  ---------
                                                                       ---------  ---------

    OPERATING REVENUES

    Combined operating revenues increased 27.7% to $112.4 million for the year ended December 31, 1998 as compared to $88.0 million for the year ended December 31, 1997. Local telephone operating revenues increased 32.7% to $109.8 million for the year ended December 31, 1998 as compared to $82.7 million for the year ended December 31, 1997. Cellular revenues decreased 51.4% to $2.6 million for the year ended December 31, 1998 as compared to $5.3 million for the year ended December 31, 1997. Ownership of the City of Fairbanks Telephone Operation for a full year in 1998 versus a partial year in 1997 accounted for $21.0 million of the total $24.4 million increase in combined operating revenues.

    LOCAL TELEPHONE

    Local telephone revenues increased 32.7% to $109.8 million for the year ended December 31, 1998 as compared to $82.7 million for the year ended December 31, 1997. Of this increase, $21.0 million was due to the full year of ownership of the City of Fairbanks Telephone Operation in 1998 versus a partial year in 1997, $4.2 million was due to higher access revenues at TUA and TUNI, $1.5 million was due to higher local service revenues at TUA and TUNI, and $0.4 million was due to higher other revenues. The increase in local service revenues was due to a 5.6% growth in access lines from December 31, 1997 to December 31, 1998. Growth in access revenues was primarily the result of a higher revenue requirement due to higher expenses for the year ended December 31, 1998 as compared to the year ended December 31, 1997.

    CELLULAR

    Cellular revenues decreased 51.4% to $2.6 million for the year ended December 31, 1998 as compared to $5.3 million for the year ended December 31, 1997. Improved results of the Alaska RSA #3 property increased revenues $0.4 million for the year ended December 31, 1998 as compared to the year ended December 31, 1997. The divestiture of the Alaska RSA #1 B-side cellular property decreased cellular revenue by $3.1 million for the year ended December 31, 1998 as compared to the year ended December 31, 1997.

    OPERATING EXPENSES

    LOCAL TELEPHONE

    Cost of sales and operating expenses--telephone increased 45.4% to $61.6 million for the year ended December 31, 1998 as compared to $42.4 million for the year ended December 31, 1997. Ownership of the City of Fairbanks Telephone Operation for the full year 1998 versus a partial year in 1997 accounted for $15.0 million of the total increase in cost of sales and operating expenses-- telephone. The remaining increase was due to $4.2 million of higher expenses at TUA and TUNI local telephone operations, attributable to increased costs necessary to support growth in access lines and higher corporate allocated costs.

    CELLULAR

    Cost of sales and operating expenses--cellular decreased by 34.1% to $2.1 million for the year ended December 31, 1998 as compared to $3.2 million for the year ended December 31, 1997. In addition, $0.5 million of higher cost of sales and operating expense--cellular was due to increased costs necessary to support the increased number of customers for the Alaska RSA #3 cellular property. The divestiture of the Alaska RSA #1 B-side cellular property decreased expenses by $1.6 million.

    DEPRECIATION AND AMORTIZATION

    Depreciation and amortization increased $12.2 million to $30.5 million for the year ended December 31, 1998 as compared to $18.3 million for the year ended December 31, 1997. The increase in depreciation and amortization expense was due to higher plant in service balances, amortization of goodwill associated with purchase accounting, higher authorized depreciation rates effective January 1, 1998, as approved by the APUC, and a full year of ownership of the City of Fairbanks Telephone Operation.

    INTEREST EXPENSE, NET

    Interest expense, net decreased 40.0% to $1.4 million for the year ended December 31, 1998 as compared to $2.3 million for the year ended December 31, 1997. The decrease was due to $4.9 million in higher cash and cash equivalents and $11.5 million higher affiliated receivable balances at December 31, 1998 as compared to December 31, 1997.

    OTHER INCOME (EXPENSE)

    Other income (expense) is related to the net operating results of nonregulated equipment sales and rental activity, primarily relating to local telephone operations. For the year ended December 31, 1998 Other income (expense) was $2.0 million as compared to $0.2 million for the year ended December 31, 1997. The improved results were due to $0.8 million of higher equipment rental and sales results, $0.3 million of stronger payphone results, $0.2 million of higher internet operating income, and other miscellaneous items.

    INCOME TAXES

    Income taxes increased 8.7% to $9.2 million for the year ended December 31, 1998 as compared to $8.5 million for the year ended December 31, 1997. Higher income taxes were due to higher taxable income in 1998 as compared to 1997.

    NET INCOME

    As a result of the factors described above, net income decreased $3.8 million to $9.6 million for the year ended December 31, 1998 as compared to $13.4 million for the year ended December 31, 1997.

    EBITDA

    As a result of the factors described above, EBITDA increased by $8.1 million to $50.7 million for the year ended December 31, 1998 as compared to $42.6 million for the year ended December 31, 1997. EBITDA includes the net operating results of equipment sales and rental, payphone and internet businesses.

FISCAL YEAR ENDED DECEMBER 31, 1997 COMPARED TO FISCAL YEAR ENDED DECEMBER 31,
  1996

    OPERATING REVENUES

    Combined operating revenues increased 14.9% to $88.0 million for the year ended December 31, 1997 as compared to $76.6 million for the year ended December 31, 1996. Local telephone operating revenues increased 15.2% to $82.7 million for the year ended December 31, 1997 as compared to $71.8 million for the year ended December 31, 1996. Cellular revenues increased 9.9% to $5.3 million for the year ended December 31, 1997 as compared to $4.8 million for the year ended December 31, 1996. Ownership of the City of Fairbanks Telephone Operation from October 6, 1997 through December 31, 1997 accounted for $7.8 million of the total $11.4 million increase in combined operating revenues.

    LOCAL TELEPHONE

    Local telephone revenues increased 15.2% to $82.7 million for the year ended December 31, 1997 as compared to $71.8 million for the year ended December 31, 1996. Of this increase, $7.8 million was due to partial year ownership of the City of Fairbanks Telephone Operation in 1997, $1.2 million was due to higher access revenues at TUA and TUNI, and $2.0 million was due to higher local service and other revenues at TUA and TUNI. The increase in local service revenues was due to a 6.0% growth in access lines and higher enhanced services revenue (in each case without giving effect to the City of Fairbanks Telephone Operation acquisition). Growth in access revenues was primarily the result of a higher revenue requirement due to higher expenses for the year ended December 31, 1997 as compared to the prior year.

    CELLULAR

    Cellular revenues increased 9.9% to $5.3 million for the year ended December 31, 1997 as compared to $4.8 million for the year ended December 31, 1996. Improved results were primarily due to an increase in subscribers from December 31, 1996 to December 31, 1997.

    OPERATING EXPENSES

    LOCAL TELEPHONE

    Cost of sales and operating expenses--telephone increased 13.6% to $42.4 million for the year ended December 31, 1997 as compared to $37.3 million for the year ended December 31, 1996. Ownership of the City of Fairbanks Telephone Operation for part of the year in 1997 accounted for $4.4 million of the total increase. The remaining increase is due to $0.7 million higher expenses for TUA and TUNI local telephone operations, attributable to increased costs necessary to support growth in access lines.

    CELLULAR

    Cost of sales and operating expenses--cellular decreased 4.5% to $3.2 million for the year ended December 31, 1997 as compared to $3.4 million for the year ended December 31, 1996.

    DEPRECIATION AND AMORTIZATION

    Depreciation and amortization increased 19.2% to $18.3 million for the year ended December 31, 1997 as compared to $15.3 million for the year ended December 31, 1996. Ownership of the City of Fairbanks Telephone Operation for part of the year in 1997 resulted in $2.1 million of the total increase. The remaining portion of the total increase was due to higher plant in service balances in 1997 as compared to 1996.

    INTEREST EXPENSE, NET

    Interest expense, net increased 17.2% to $2.3 million for the year ended December 31, 1997 as compared to $2.0 million for the year ended December 31, 1996.

    OTHER INCOME (EXPENSE)

    Other income (expense) is related to the operating income for nonregulated equipment sales and rental activity, primarily relating to local telephone operations. For the year ended December 31, 1996, this activity resulted in other income (expense) of $(0.4) million as compared to $0.2 million for the year ended December 31, 1997. This increase was due principally to increased internet revenues and increased payphone, equipment sales and rental activity.

    INCOME TAXES

    Income taxes increased 25.9% to $8.5 million for the year ended December 31, 1997 as compared to $6.7 million for the year ended December 31, 1996. The higher income taxes were due to higher taxable income in 1997 as compared to 1996.

    NET INCOME

    As a result of the factors described above, net income increased $1.9 million to $13.4 million for the year ended December 31, 1997 as compared to $11.5 million for the year ended December 31, 1996.

    EBITDA

    As a result of the factors described above, EBITDA increased $7.0 million to $42.6 million for the year ended December 31, 1998 as compared to $35.6 million for the year ended December 31, 1996. EBITDA includes the net operating results of equipment sales and rental, payphone and internet businesses.

ATU

    On October 20, 1998, we entered into an agreement to acquire substantially all of the assets and liabilities of ATU from the Municipality of Anchorage. ATU is the incumbent provider of local telephone services to over 168,000 access lines in the Municipality of Anchorage and surrounding communities. ATU also provides cellular and long distance services. In addition, ATU holds minority interests in companies that deliver wireless cable television, internet access and wholesale long distance. Prior to May 1999, ATU also held a minority interest in a provider of home security services.

    The following table summarizes each component of ATU's revenue sources for the years ended December 31, 1996, 1997 and 1998 and the three months ended March 31, 1998 and 1999 (dollars in thousands):

                                                                                              THREE MONTHS ENDED
                                                              YEAR ENDED DECEMBER 31,             MARCH 31,
                                                         ----------------------------------  --------------------
                                                            1996        1997        1998       1998       1999
                                                         ----------  ----------  ----------  ---------  ---------
Local service..........................................  $   49,458  $   52,007  $   50,863  $  12,913  $  12,244
Network access.........................................      34,800      34,369      34,740      8,035     10,686
Other..................................................      14,813      15,481      20,060      4,882      4,234
                                                         ----------  ----------  ----------  ---------  ---------
      Local telephone..................................      99,071     101,857     105,663     25,830     27,164

Cellular...............................................      16,897      21,845      29,225      5,879      6,710
Long distance..........................................           2       1,541       6,815      1,144      2,683
                                                         ----------  ----------  ----------  ---------  ---------
Total..................................................  $  115,970  $  125,243  $  141,703  $  32,853  $  36,557
                                                         ----------  ----------  ----------  ---------  ---------
                                                         ----------  ----------  ----------  ---------  ---------

THREE MONTHS ENDED MARCH 31, 1999 COMPARED TO THE THREE MONTHS ENDED MARCH 31,
  1998

    OPERATING REVENUES

    Operating revenues increased 11.3% million for the three months ended March 31, 1999 as compared to the three months ended March 31, 1998. ATU reported revenue growth in all three service categories: local telephone, cellular and long distance.

    LOCAL TELEPHONE

    Local telephone revenues, which consist of local service, network access charges and other revenues, increased 5.2% for the three months ended March 31, 1999 as compared to the three months ended March 31, 1998. Comparing the same periods, local service revenues decreased 5.2% as a result of a 3.6% decrease in retail access lines. Local service revenues include revenues for ATU's retail local telephone service to business and residential customers and wholesale customers that resell ATU's local telephone service. The decrease in retail access lines was primarily due to the introduction of competition in ATU's service area.

    Network access revenues increased 33.0% for the three months ended March 31, 1999 as compared to the three months ended March 31, 1998, due primarily to prior period revenues which had been reserved in connection with various regulatory matters that have been resolved.

    Other revenues decreased $0.6 million, or 13.3% for the three months ended March 31, 1999 as compared to the three months ended March 31, 1998. One significant component of other revenues is rental of unbundled network elements to other service providers. A significant increase in this rental activity was offset by two factors. Other revenues for the prior three month period ending March 31, 1998 included one-time revenue from services provided to facility-based competitors of approximately $0.6 million. In addition, there was a significant decrease in revenues generated from billing and collection services provided to other service providers during the 1st quarter of 1999.

    CELLULAR

    Cellular revenues increased 14.1% for the three months ended March 31, 1999 as compared to the three months March 31, 1998. The number of subscribers increased from 54,436 at March 31, 1998 to 63,779 at March 31, 1999.

    LONG DISTANCE

    Long distance revenues increased 134.5% for the three months ended March 31, 1999 as compared to the three months ended March 31, 1998 principally due to a 161.1% growth in minutes of use.

    OPERATING EXPENSES

    LOCAL TELEPHONE

    Cost of sales and operating expenses--telephone increased 9.1% for the three months ended March 31, 1999 as compared to the three months ended March 31, 1998 due to a number of factors including increased labor and consulting related to new information systems, increased customer service expense and an increase in sales and marketing expense as a response to the opening of the local market to competition.

    CELLULAR

    Cost of sales and operating expenses--cellular increased 17.1% for the three months ended March 31, 1999 as compared to the three months ended March 31, 1998 primarily due to the increase costs of supporting a larger customer base.

    LONG DISTANCE

    Cost of sales and operating expenses--long distance increased 70.9% for the three months ended March 31, 1999 as compared to the three months ended March 31, 1998. Expenses rose at a lower rate than revenues due to economies of scale. Since ATU is not a facilities-based carrier, a primary component of long distance cost of sales is the semi-fixed expense of leased lines. The number of leased lines is fixed over a range of capacity. In addition, selling, general and administrative expense, as a percentage of revenues, was significantly lower for the three months ended March 31, 1999 as compared to the three months ended March 31, 1998.

    DEPRECIATION AND AMORTIZATION

    Depreciation and amortization expense increased 4.7% for the three months ended March 31, 1999 as compared to the three months ended March 31, 1998 primarily due to increases in plant in service balances and goodwill amortization.

    INTEREST EXPENSE, NET

    Interest expense, net decreased 13.9% for the three months ended March 31, 1999 as compared to the three months ended March 31, 1998 due to the decrease in outstanding long-term debt.

    OTHER INCOME (EXPENSE)

    Other income (expense) consists of equity in earnings (loss) of minority interests and the net operating results of ATU's nonregulated equipment sales and lease activities. Other income (expense) changed only marginally between the two three month periods.

    NET INCOME AND EBITDA

    The 0.8% increase in net income and the 2.9% increase in EBITDA result from the factors described above. Because ATU is a public utility of the Municipality of Anchorage, it is exempt from U.S. federal and state income taxes. Because earnings and losses from equity investments do not directly affect the operating cash requirements of ATU, these amounts have been excluded from the EBITDA calculation. EBITDA includes the net operating results of equipment sales and rental, payphone and internet businesses which are included below operating income in the line "Other income (expense)."

FISCAL YEAR ENDED DECEMBER 31, 1998 COMPARED TO FISCAL YEAR ENDED DECEMBER 31,
  1997

    OPERATING REVENUES

    Operating revenues increased 13.1% to $141.7 million for the year ended December 31, 1998 as compared to $125.2 million for the year ended December 31, 1997. ATU reported revenue growth in all three service categories: local telephone, cellular and long distance.

    LOCAL TELEPHONE

    Local telephone revenues, which consist of local service, network access charges and other revenues, increased 3.7% to $105.7 million for the year ended December 31, 1998 as compared to $101.9 million for the year ended December 31, 1997. Local service revenues decreased 2.2% to $50.9 million for the year ended December 31, 1998 as compared to $52.0 million for the year ended December 31, 1997 as a result of a decrease in retail access lines. Local service revenues include revenues for ATU's retail local telephone service to business and residential customers and wholesale customers that resell ATU's local telephone service. Although the total number of access lines increased from 158,486 at December 31, 1997 to 168,536 at December 31, 1998, retail access lines decreased 14,492 from 150,720 at December 31, 1997 to 136,228 at December 31, 1998,
principally as a result of the introduction of competition in ATU's service area. The number of access lines made available to competitors increased from 7,766 at December 31, 1997 to 32,308 at December 31, 1998. This decrease in retail access lines resulted in a decrease in local service revenues.

    Network access revenues increased 1.1% to $34.7 million for the year ended December 31, 1998 as compared to $34.4 million for the year ended December 31, 1997. Market share losses relating to increased sales by competitors reduced network access revenues by $1.9 million in 1998. We expect this competition to continue. This decrease was partially offset by $2.4 million in higher intrastate network access revenues from the settlement of a prior year access charge dispute.

    Other revenues increased 29.6% to $20.1 million for the year ended December 31, 1998 as compared to $15.5 million for the year ended December 31, 1997. This increase was attributable to $3.8 million of higher revenues from Unbundled network element, or UNE, interconnection and $0.7 million of directory revenue. Revenues from monthly charges paid by competing carriers for UNE interconnection are accounted for as other revenue.

    CELLULAR

    Cellular revenues increased 33.8% to $29.2 million for the year ended December 31, 1998 as compared to $21.8 million for the year ended December 31, 1997. The increase was due to an increase in the number of cellular subscribers in Anchorage and Alaska RSA #2, as well as the acquisition of the Alaska RSA #1 B-side cellular property on January 1, 1998. The number of subscribers increased from 47,538 (excluding the Alaska RSA #1 B-side property) at December 31, 1997 to 63,627 at December 31, 1998. The Fairbanks property increased from 5,497 subscribers at January 1, 1998 to

9,064 at December 31, 1998. Average revenue per customer per month remained stable at $42 per customer per month.

    LONG DISTANCE

    Long distance revenues increased 342.2% to $6.8 million for the year ended December 31, 1998 as compared to $1.5 million for the year ended December 31, 1997 principally due to customer growth. The number of customers increased to 25,670 customers at December 31, 1998 from approximately 10,600 customers at December 31, 1997.

    OPERATING EXPENSES

    LOCAL TELEPHONE

    Cost of sales and operating expenses--telephone decreased 1.8% to $59.2 million for the year ended December 31, 1998 as compared to $60.3 million for the year ended December 31, 1997. Product sales and advertising expenses increased $2.4 million in 1998 due to increased advertising campaigns resulting from heightened competition in the local telephone market in 1998. These higher expenses were offset by $3.5 million of lower expenses, primarily due to lower labor expenses associated with reduced full-time local telephone employee levels in 1998 as compared to 1997.

    CELLULAR

    Cost of sales and operating expenses--cellular increased 38.1% to $20.0 million for the year ended December 31, 1998 as compared to $14.5 million for the year ended December 31, 1997. An increase in customers from 47,538 at December 31, 1997 to 63,627 at December 31, 1998 resulted in increases in sales and marketing, general and administrative and other operating expenses. Of the $5.5 million increase in cost of sales and operating expenses--cellular, $2.1 million was due to the operation of the newly acquired Alaska RSA #1 B-side cellular property for a full year in 1998.

    LONG DISTANCE

    Cost of sales and operating expenses--long distance increased 123.8% to $10.4 million for the year ended December 31, 1998 as compared to $4.6 million for the year ended December 31, 1997. Higher expenses were due to increased dedicated facilities leases, access payments, advertising and administrative expenses to support greater long distance traffic volumes. Traffic volumes increased due to increases in the total number of long distance customers. As a result, ATU's long distance operations incurred losses of $3.7 million in 1998 and $3.2 million in 1997.

    DEPRECIATION AND AMORTIZATION

    Depreciation and amortization expense increased 10.3% to $29.6 million for the year ended December 31, 1998 as compared to $26.8 million for the year ended December 31, 1997. Increases in plant in service balances and goodwill amortization accounted for the increase. Higher depreciation and amortization expense of $1.5 million in the local telephone operations and $1.3 million in the cellular and long distance operations was incurred in 1998.

    INTEREST EXPENSE, NET

    Interest expense, net decreased 5.0% to $6.4 million for the year ended December 31, 1998 as compared to $6.8 million for the year ended December 31, 1997. Interest expense increased by $1.1 million as a result of higher outstanding long-term obligations associated with a bond issuance in 1998. Increases in interest income from higher cash balances served to offset higher interest expense.

Reversal of previously accrued interest expense for revenue that had been reserved in prior periods but recognized in 1998 reduced interest expense for the year ended December 31, 1998 by $0.4 million.

    OTHER INCOME (EXPENSE)

    Other income (expense) consists of equity in earnings (loss) of minority interests and the net operating results of ATU's nonregulated equipment sales and lease activities. Other income (expense) deteriorated by $2.5 million from an expense of $0.1 million for the year ended December 31, 1997 to an expense of $2.6 million for the year ended December 31, 1998. ATU recognized losses in its minority investments of $2.9 million for the year ended December 31, 1998 compared to earnings of $0.2 million for the year ended December 31, 1997. For the year ended December 31, 1998, ATU incurred $1.1 million in proportional losses from its minority investments, and wrote down $1.5 million and $0.4 million of its investments in Alaskan Choice Television, LLC, and Internet Alaska, respectively.

    NET INCOME

    As a result of the factors described above, net income increased $1.5 million to $13.6 million for the year ended December 31, 1998 as compared to $12.1 million for the year ended December 31, 1997. Because ATU is a public utility of the Municipality of Anchorage, it is exempt from U.S. federal and state income taxes.

    EBITDA

    As a result of the factors described above, EBITDA increased $7.0 million to $52.6 million for the year ended December 31, 1998 as compared to $45.6 million for the year ended December 31, 1997. Because earnings and losses from equity investments do not directly affect the operating cash requirements of ATU, these amounts have been excluded from the EBITDA calculation. EBITDA includes the net operating results of equipment sales and rental, payphone and internet businesses.

FISCAL YEAR ENDED DECEMBER 31, 1997 COMPARED TO FISCAL YEAR ENDED DECEMBER 31,
  1996

    OPERATING REVENUES

    Operating revenues increased 8.0% to $125.2 million for the year ended December 31, 1997 as compared to $116.0 million for the year ended December 31, 1996. ATU reported revenue growth in all three service categories: local telephone, cellular and long distance.

    LOCAL TELEPHONE

    Local telephone revenues increased 2.8% to $101.9 for the year ended December 31, 1997 as compared to $99.1 million for the year ended December 31, 1996. Local service revenues increased 5.2% to $52.0 million for the year ended December 31, 1997 as compared to $49.5 million for the year ended December 31, 1996. The increase in local service revenues was primarily due to a 2.4% increase in access lines and increases in penetration of enhanced services, such as caller ID and call forwarding. Access revenues declined $0.4 million for the year ended December 31, 1997 due to lower intrastate access revenues. Other revenues increased 4.5% to $15.5 million for the year ended December 31, 1997 as compared to $14.8 million for the year ended December 31, 1996, principally as a result of the commencement of UNE interconnection, resulting in the sale by ATU of unbundled network elements to a competitor, and directory advertising revenues.

    CELLULAR

    Cellular revenues increased 29.3% to $21.8 million for the year ended December 31, 1997 as compared to $16.9 million for the year ended December 31, 1996. The increase was principally attributable to a 26.3% increase in the number of subscribers, from 37,651 at December 31, 1996 to 47,538 at December 31, 1997 (excluding the Alaska RSA #1 B-Side cellular property which was acquired on January 1, 1998).

    LONG DISTANCE

    Long distance revenues increased to $1.5 million for the year ended December 31, 1997 as compared to $2,000 for the year ended December 31, 1996. The increase was attributable to the commencement of the long distance business in the fall of 1996.

    OPERATING EXPENSES

    LOCAL TELEPHONE

    Cost of sales and operating expenses--telephone decreased 2.9% to $60.3 million for the year ended December 31, 1997 as compared to $62.1 million for the year ended December 31, 1996. The decrease is primarily attributable to lower labor expense from a reduction in the number of employees and lower expenses from regulatory consulting services.

    CELLULAR

    Cost of sales and operating expenses--cellular increased 16.8% to $14.5 million for the year ended December 31, 1997 as compared to $12.4 million for the year ended December 31, 1996. The increase is attributable to increases in the number of employees to support growth in the customer base and increased advertising expenses.

    LONG DISTANCE

    Cost of sales and operating expenses--long distance increased $4.1 million to $4.6 million for the year ended December 31, 1997 as compared to $0.5 million for the year ended December 31, 1996. The increase was due to start-up expenses associated with commencing long distance operations, including higher switching, facilities lease and access expenses to support the larger base of customers.

    DEPRECIATION AND AMORTIZATION

    Depreciation expense increased 30.9% to $26.8 million for the year ended December 31, 1997 as compared to $20.5 million for the year ended December 31, 1996. The higher depreciation expense was attributable to higher telephone plant in service, as well as higher depreciation rates authorized by the APUC that became effective January 1, 1997.

    INTEREST EXPENSE, NET

    Interest expense, net remained relatively unchanged. Higher interest expense from higher outstanding long-term debt balances was offset by higher interest income associated with higher cash balances.

    OTHER INCOME (EXPENSE)

    Other income (expense) consists of minority investment earnings of $0.2 million for the year ended December 31, 1997, and net nonregulated expense of $0.3 million for the year ended December 31, 1997 as compared to net nonregulated income of $0.3 million for the year ended December 31, 1996.

    NET INCOME

    As a result of the factors described above, net income decreased $1.8 million to $12.1 million for the year ended December 31, 1997 as compared to $13.9 million for the year ended December 31, 1996. Because ATU is a public utility of the Municipality of Anchorage, it is exempt from federal and state income taxes.

    EBITDA

    As a result of the factors described above, EBITDA increased $4.4 million to $45.6 million for the year ended December 31, 1997 as compared to $41.2 million for the year ended December 31, 1996. Because earnings and losses from equity investments do not directly affect the operating cash requirements of ATU, these amounts have been excluded from the EBITDA calculation. EBITDA includes the net operating results of equipment sales and rental, payphone and internet businesses.

YEAR 2000

    Some of our older computer programs identify years with two digits instead of four. This may cause problems because these programs may recognize the year 2000 as the year 1900. These problems could result in a system failure or miscalculations disrupting operations, including a temporary inability to process transactions, send invoices or engage in similar, normal business activities. In addition, we face the risk that suppliers of products, services and systems purchased by us do not have business systems or products that comply with the year 2000 requirements.

    While we believe that the conversions or installations of replacement systems will proceed smoothly, we cannot assure you that there will not be interruptions or failures in our systems or in the systems of our suppliers. The telecommunications industry is highly susceptible to the year 2000 issue. Should the year 2000 issue cause problems across our infrastructure, service could be interrupted. These events, if they occur, could materially adversely affect our financial condition and results of operations.

    In order to understand our vulnerability to the year 2000 issue, we conducted a complete systems assessment of our year 2000 compliance during the process of evaluating the acquisitions of PTI Alaska and ATU. Many of our systems have been represented by the respective vendors of these systems to be year 2000 compliant and both PTI Alaska and ATU have initiatives in progress that we believe will address all outstanding year 2000 issues.

    As of January 1, 1999, ATU completed its installation of SAP, an integrated financial and accounting system. On March 12, 1999, ATU completed its installation of Saville, a state-of-the-art customer care and billing system. MACtel and ATU Long Distance will continue to operate their existing financial management and billing systems. For carrier access billing, following the closing of the acquisitions, ATU will transition to PTI Alaska's existing systems. Each of the foregoing systems has been represented by the vendor to be year 2000 compliant.

    We are in the process of converting PTI Alaska's customer care and billing systems to ATU's Saville platform. This process is expected to be complete in July 1999. PTI Alaska recently completed its installation of Platinum, an integrated financial and accounting application. Facilities management and repair support systems for PTI Alaska are scheduled to be transitioned in July 1999 to ATU platforms, which have been represented by the vendors as year 2000 compliant.

    Since January 1, 1997, ATU has spent approximately $22.8 million to upgrade and maintain its information technology systems. While each of these upgrades related to systems that, based on representations by the vendors, we believe are year 2000 compliant, the expenditures for upgrading these systems also included costs of replacing otherwise obsolete systems. We expect to spend an additional $4.3 million to make our information technology systems year 2000 compliant by the end of October 1999.

    PTI Alaska's cellular systems are supported by Novatel and Northern Telecom switching and cell site equipment. The Novatel switches, which serve southeast Alaska, are not currently year 2000 compliant, but these systems are in the process of being replaced by year 2000 compliant systems, with completion expected by October 1999 at a cost of approximately $4.0 million.

    Given the progress made to date, we do not anticipate delays in finalizing and implementing year 2000 readiness solutions by the end of October 1999. We cannot accurately estimate the uncertainty of completing our year 2000 readiness plan, particularly as it relates to any failure by third parties that have material relationships with us and fail to achieve their own year 2000 readiness. We have in the past and will continue to obtain assurances from third parties that their systems are or will be year 2000 compliant no later than the end of October 1999. Any failures by these third parties to appropriately address their own year 2000 readiness challenges could materially adversely affect our financial condition and results of operations.

    We believe that the following several situations make up our most reasonably likely worst case scenario:

    FAILURE OF ELECTRICAL POWER SUPPLIES. Although most of our major switching and information systems have emergency standby power supplies, in the event of long-term power disruption we may be required to shut down our switching and computer equipment. We believe the larger electrical utilities that provide service to us are pursuing year 2000 readiness strategies. However, electric utilities serving smaller rural communities may be particularly exposed to year 2000 readiness issues.

    DISRUPTION OF SWITCHING AND INFORMATION TECHNOLOGY INFRASTRUCTURE. The most significant risks related to our switching and information technology systems are (1) the inability of our customers to make and receive calls, (2) the inability of our cell sites, switching centers and other interfaces to process and record call details of local telephone, long distance and cellular traffic accurately and (3) the inability of our billing systems to report and bill customers for phone usage accurately. We believe that we have adequately addressed each of these risks in our year 2000 readiness plan.

    INABILITY OF LARGE CUSTOMERS TO PAY INVOICES. Our largest customers are IXCs that are both customers and competitors in some of our markets. If IXCs experience year 2000 readiness problems, we may experience delays in collection of outstanding receivables and a decrease in the cash available to fulfill our obligations.

    We are developing contingency plans for potential year 2000 disruptions. We are closely monitoring our year 2000 readiness plan and have developed preliminary contingency plans for the most critical aspects of our year 2000 readiness plan. Details of these plans will be further developed and will depend on our final assessment of the relevant situation and potential alternative strategies.

LIQUIDITY AND CAPITAL RESOURCES

    Our initial debt borrowings (including those of ACS) and equity contributions were sufficient to fund the consummation of the acquisitions of PTI Alaska and ATU. As a result of the financing for these acquisitions, we have a substantial amount of long-term debt. Interest payments on the old debentures (and on the exchange debentures commencing on November 15, 2004), the ACS Holding senior subordinated notes and borrowings by ACS under the senior credit facility, as well as amortization of borrowings under the senior credit facility, represent significant obligations of ours. Interest on the old debentures and on the ACS senior subordinated notes (and on the exchange debentures commencing on November 15, 2004) is payable semiannually. Interest on borrowings under the senior credit facility is payable quarterly, and the senior credit facility requires annual amortization payments commencing on May 14, 2002. We also have a $75.0 million revolving credit facility, approximately $66.3 million of which is undrawn and available.

    Management believes additional debt availability and internally generated cash flow from operations will be adequate to meet our anticipated capital and liquidity requirements. Other than debt service, our future liquidity demands relate to capital expenditures and working capital.

    The local telephone business is a regulated business that requires the timely maintenance of plant and infrastructure. Our local network is of high quality and is technically advanced and will have relatively predictable annual capital needs. Our historical capital expenditures have been significant. The construction and geographic expansion of our cellular network required a substantial amount of capital. We are in the process of completing a digital upgrade of our cellular network and expect to finish this upgrade during the last six months of 1999, spending approximately $7.0 million. The implementation of our long distance strategy is capital intensive. We recently purchased fiber capacity for $19.5 million. This purchase will enable us to use our own leased facilities in developing our business. If we successfully implement our long distance strategy and grow our long distance business, we will be required to make substantial purchases of additional fiber capacity. In addition to the purchase of fiber capacity, we anticipate total capital expenditures in 1999 of approximately $58.0 million, of which approximately $48.0 million will be for our LEC business and approximately $10.0 million will be for our cellular business. We do not expect our capital expenditure requirements to increase materially in the foreseeable future for our LEC or cellular businesses.

    Our capital requirements may change, however, due to, among other things:
(1) the availability of additional fiber capacity; (2) our decision to pursue specific acquisition opportunities; (3) changes in technology; or (4) the effects of competition. Any of these changes could require additional financing that might not be available or, if available, might not be on terms favorable to us. Our ability to satisfy our capital requirements will be dependent upon our future financial performance, which is, in turn, subject to future economic conditions and to financial, business and other factors, many of which are beyond our control. See "Risk Factors."

EFFECT OF NEW ACCOUNTING STANDARDS

    SFAS No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES, was issued in June 1998. SFAS No. 133 establishes standards for the recognition and measurement of derivatives and hedging activities. This statement is effective for fiscal years beginning after June 15, 1999. We are currently analyzing the impact SFAS No. 133 will have on our financial statements.

    Statement of Position ("SOP") 98-1, ACCOUNTING FOR THE COSTS OF COMPUTER SOFTWARE DEVELOPED OR OBTAINED FOR INTERNAL USE, was issued in March 1998. SOP 98-1, among other things, requires that the costs of the software, whether purchased or developed internally, be capitalized and amortized over the estimated useful life of the software. Adoption of SOP 98-1 is required as of January 1, 1999. We do not expect SOP 98-1 to have a material impact on our financial statements.

RECENT DEVELOPMENTS

    On April 5, 1999, we and GCI, Inc. entered into a settlement agreement under which we agreed to enter into a number of new business arrangements and to settle a number of outstanding disputes. As part of this agreement, we acquired $19.5 million of fiber optic capacity on GCI's systems. We expect that, despite the large initial cost of acquiring this capacity, the transition to leased facilities-based services will reduce the cost of providing long distance and internet access services. In addition, as part of this agreement, GCI withdrew its opposition to our acquisitions of PTI Alaska and ATU and agreed to settle several outstanding claims against ATU, the effect of which is not expected to be material.

OUTLOOK

    We expect the current demand for telecommunications services in Alaska to continue to grow, particularly as data-related usage leads to increased access line demand and industry-wide demand for wireless services increases. We believe that we will be able to capitalize on this demand through our diverse service offerings and a focused sales and marketing approach.

    There are currently a number of regulatory proceedings underway at the federal and state levels that could have a significant impact on our operations. The APUC held hearings the week of June 21, 1999 and on June 30, 1999 issued orders revoking the rural exemptions applicable to PTI Alaska's rural local exchange operating companies. We may seek reconsideration or appeal of these orders or suspension or modification of our interconnection duties under the Telecom Act. In addition to seeking these remedies, we can request that the RCA take further steps to reform rural markets by initiating regulatory changes to permit increased operating and marketing flexibility in our operations, in order to mitigate the impact that competition might have on our operations. If any reconsideration or appeal of the APUC's orders or suspension or modification of interconnection duties is not sought, or if these market structure reforms are not implemented or if they are implemented in a manner that is unfavorable to us, then we may be unable to provide local telephone service on a profitable basis to all our service areas. See "Regulation."

    We believe there are numerous potential facilities-based competitors for each of our services in our service areas. During the last session, a bill was proposed in the Alaska State Senate to open to competition many local telephone markets in which we operate. Specifically, the bill proposed to allow competitors to provide local telephone service in local telephone markets throughout Alaska that have at least 5,000 access lines, effectively depriving incumbent LECs in those markets of their rural exemptions. Competition resulting from this bill, if it had been enacted into law, could have materially adversely affected our profitability. We cannot predict at this time whether or to what extent proposals included in the bill will be offered again and enacted into law. However, with the exception of Anchorage, we do not expect facilities-based competition for our services to begin in the near future, either because of regulatory restrictions pertaining to negotiation or arbitration or because of the significant capital investment that would be required to initiate facilities-based competition. We believe that our existing competitors in Anchorage will continue to market their services aggressively and that we may be forced to react to special promotions or discounts in order to retain our customer base. If that is required, it may materially adversely affect our profitability.

    The telecommunications industry is subject to continuous technological change. We expect that new technological developments in the future will generally serve to enhance our ability to provide service to our customers. However, these developments may also increase competition or require us to make significant capital investments to maintain our leadership position in Alaska.

                               INDUSTRY OVERVIEW

OVERVIEW

    In recent years, the telecommunications industry has undergone rapid change due to deregulation, construction of additional infrastructure and introduction of new technologies, all of which have resulted in increased competition and demand for telecommunications services. The Alaskan telecommunications industry is influenced by many of these factors, though Alaska's unique characteristics further enhance the need for telecommunications services. Alaska has widely dispersed population centers across a large geographic area and under-developed ground transportation infrastructure. As a result, Alaskan residents are particularly dependent on telecommunications to access resources and information.

    Alaskan telecommunications operators use a variety of technologies, including traditional copper wire, fiber optic cable, digital microwave and satellite-based communications (particularly in remote communities) to provide telecommunications services, including local telephone, wireless, long distance services and internet access. Management estimates the telecommunications market in Alaska generated revenues of approximately $810 million in 1997, of which approximately $300 million was attributable to local telephone, $60 million to wireless, $430 million to long distance and $20 million to internet.

LOCAL TELEPHONE OVERVIEW

    The U.S. LEC industry is subject to significant regulation from both the FCC and state authorities. The U.S. local telephone industry is composed of a few large, well-known companies, including the RBOCs and GTE Corporation, and numerous small, independent telephone companies. Large incumbent LECs generate the vast majority of the estimated $100 billion in annual local exchange revenues and own a majority of the access lines. A majority of the small, independent telephone companies operate in sparsely populated rural areas with limited competition due to the unfavorable economics of constructing and operating a competing network in those areas.

    Local telephone services traditionally offered by local telephone companies include (1) basic local service to customers within a LEC's service area, (2) network access services to interexchange carriers for origination and termination of interstate and intrastate long distance phone calls, (3) enhanced services, such as call waiting, call forwarding, caller ID and voice mail and
(4) other services, such as billing and collection, directory publishing, directory assistance and Centrex, a switch-based service offering for business customers. Rural LECs typically receive the majority of their revenues from access charges, as opposed to the RBOCs, which receive a greater share of revenues from basic local services.

    The characteristics of a rural LEC's service areas result in higher costs for the LEC because of the additional costs of providing the infrastructure to rural customers and the lack of economies of scale available in more densely populated areas. To ensure that affordable universal telephone service is available in remote areas, rural LECs typically benefit from various support mechanisms. The largest support mechanism for rural LECs is the USF. See "Regulation."

ALASKAN OVERVIEW

    The population of Alaska was approximately 614,020 at June 30, 1998, having grown at a compound annual rate of approximately 1.3% over the past ten years. While the majority of the population is concentrated in the city of Anchorage and surrounding areas, population growth in recent years has been broadly distributed throughout the state. The U.S. Census Bureau projects that through 2005 the population of Alaska will grow at a compound annual rate of 1.9%, as compared to a 0.8% compound annual rate projected for the U.S. as a whole.

    Alaska has the highest median household income in the U.S. According to the U.S. Census Bureau, Alaska's average median household income during the period from 1995 to 1997 was $50,829, approximately 40% greater than the overall U.S. median household income. In addition, Alaskans benefit from the absence of state personal income taxes.

    Alaska's economic activity centers around three urban areas: Anchorage, Juneau, and Fairbanks. Historically, the state's economy has depended significantly on natural resource industries in general and the petroleum industry in particular. In 1996, the most recent year for which the gross state product was calculated, the petroleum industry represented approximately 36.3% of the $25.9 billion gross state product. In 1998 most of the employment growth in Alaska was attributable to the services sector, and in particular, health care, hotels and social services.

                                    BUSINESS

OUR COMPANY

    We are the leading diversified, full-service telecommunications provider in Alaska offering local telephone, wireless, long distance and internet services to business and residential customers throughout the state. We have over $875 million invested in our network, a state-of-the-art telecommunications infrastructure that includes over 485 miles of fiber optic cable and 176 switching facilities.

    LOCAL TELEPHONE. With over 300,000 access lines, we are the 16th largest LEC in the U.S. and the leading LEC in Alaska. We provide service to 75% of the Alaskan population and to all of the state's major population centers, including Anchorage, Juneau and Fairbanks. There are no RBOCs in Alaska.

    WIRELESS. We are the largest and only statewide provider of wireless services in Alaska, currently serving over 66,000 subscribers. Our service areas cover all major population centers and highway corridors.

    LONG DISTANCE AND INTERNET. We provide long distance services to approximately 26,000 customers, primarily in Anchorage, and internet access services to approximately 16,000 customers throughout the state.

    We have achieved strong operating results through stable internal growth and strategic acquisitions. For the year ended December 31, 1998, we would have had consolidated pro forma revenues of $254 million, operating income of $40 million, a net loss of $16 million and EBITDA of $102 million.

    We believe that the outlook for continued growth in our local telephone business is favorable due to the fundamentals of the LEC business, including:

     - continued demand for core telephone services and enhanced service offerings, such as voice mail and call waiting,

     - access line growth due to higher consumer bandwidth needs for internet, data and video usage and

     - improving regulatory environments.

We also intend to leverage our strength in our core local telephone business to grow our wireless, long distance and internet businesses.

COMPANY BACKGROUND

    We were formed in 1998 by Fox Paine and management to acquire PTI Alaska and ATU.

    PTI ALASKA. PTI Alaska is the incumbent provider of local telephone services to over 131,000 access lines in Juneau, Fairbanks and more than 70 rural communities in Alaska. PTI Alaska also provides cellular service to approximately 3,000 subscribers, primarily in Juneau, and owns 10 MHz PCS licenses covering Anchorage, Juneau and Fairbanks. In addition, PTI Alaska provides internet services to approximately 16,000 customers statewide.

    ATU. ATU is the largest LEC in Alaska and is the incumbent provider of local telephone services to over 168,000 access lines, primarily in Anchorage. ATU also provides cellular service to over 63,000 subscribers primarily in Anchorage and Fairbanks under the MACtel brand name. MACtel is the leading cellular provider in Alaska and has achieved a penetration rate of approximately 16% in its service areas. ATU began providing long distance service through ATU Long Distance on a resale basis in the fall of 1997 and serves approximately 26,000 customers, primarily in Anchorage.

PRODUCTS, SERVICES AND REVENUE SOURCES

    We offer a broad portfolio of telecommunications services to residential and business customers in our markets. Our service offerings are locally managed to better serve the needs of each community. We believe that, as the communications marketplace continues to converge, the ability to offer an integrated package of communications products will provide a distinct competitive advantage, as well as increase customer loyalty, thereby decreasing customer turnover. We intend to complement our local telephone services by actively marketing our wireless, long distance and internet service offerings.

    The following table sets forth the components of our revenues on a pro forma basis for the year ended December 31, 1998:

REVENUE SOURCE                                                                                               PERCENT
------------------------------------------------------------------------------------        AMOUNT         -----------
                                                                                      -------------------
                                                                                          (DOLLARS IN
                                                                                           MILLIONS)
Local telephone services
  Basic local service...............................................................       $    78.6             30.9%
  Enhanced services.................................................................             9.5              3.8
Network access......................................................................            85.6             33.7
Cellular............................................................................            31.8             12.5
Long distance.......................................................................             6.8              2.7
USF.................................................................................            13.5              5.3
Other...............................................................................            28.3             11.1
                                                                                              ------              ---
    Total...........................................................................       $   254.1              100%
                                                                                              ------              ---
                                                                                              ------              ---

    LOCAL TELEPHONE SERVICES

    BASIC LOCAL SERVICE. Basic local service enables customers to originate and receive telephone calls within a defined "exchange" area. We provide basic local services to residential and business customers, generally for a fixed monthly charge. The maximum amount that we can charge a customer for basic local services is determined by rate proceedings involving the appropriate state regulatory authorities. We charge business customers higher rates to recover a portion of the costs of providing local service to residential customers. On average, U.S. business rates for basic local services have been over two times the rates of residential customers. Basic local service also includes non-recurring charges to customers for the installation of new products and services.

    At December 31, 1998, approximately 60% of our retail access lines served residential customers, while 40% served business customers. Currently, our monthly charges for basic local service for residential customers range from $9.42 to $16.30 in PTI Alaska's service areas and are $9.70 in ATU's service area, as compared to the national average of $15.99. Monthly charges for business customers range from $17.65 to $26.05 in PTI Alaska's service areas and are $25.75 in ATU's service areas, as compared to the national average of $34.55.

    The table below sets forth the growth in access lines at PTI Alaska and ATU from December 31, 1994 to December 31, 1998:

                                                                        AS OF DECEMBER 31,
                                                       -----------------------------------------------------
                                                         1994       1995       1996       1997       1998
                                                       ---------  ---------  ---------  ---------  ---------
Access lines
  PTI Alaska.........................................     73,563     77,660     82,969    124,869(a)   131,858
  ATU(b).............................................    144,869    147,934    154,752    158,486    168,536
% Growth
  PTI Alaska.........................................         --        5.6%       6.8%      50.5%(a)       5.6%
  ATU................................................         --        2.1%       4.6%       2.4%       6.3%

------------------------------
(a) Approximately 37,000 access lines were acquired by PTI Alaska as part of its acquisition of the City of Fairbanks Telephone Operation in October 1997.

(b) Represents all revenue producing access lines, whether connected to retail or wholesale customers.

    Future growth in access lines is expected to be derived from (1) increases in line demand from data-related usage by existing business customers, (2) increased additional line demand from internet usage by residential customers and (3) population growth in our service areas.

    ENHANCED SERVICES. Enhanced services consist of services such as call waiting, call forwarding, call return, continuous redial, caller ID and voice mail. These services are generally billed on a monthly basis together with the customers' bill for basic local services. Customer penetration of enhanced services (the number of enhanced services divided by the number of access lines) in our service areas is currently 82%, while other rural LECs in the U.S. have achieved penetration levels of 100% to 120%, on average.

    NETWORK ACCESS

    Network access services include long distance, or toll, calls that typically involve more than one company in the provision of telephone service. We bill access charges to each IXC for the use of our facilities to access the customer, as described below. Since toll calls are generally billed to the customer originating the call, a mechanism is required to compensate each company providing services relating to the call. Rural LECs typically are allowed to charge higher access rates to IXCs than urban LECs as an implicit means of recovering a portion of the costs of providing telephone service to rural service areas.

    INTRASTATE ACCESS CHARGES. We generate intrastate access revenue when an intrastate long distance call (which involves an IXC) is originated by a customer within the same state but in another local calling area. The IXC pays us an intrastate access payment for either terminating or originating the call. We record the details of the call through our carrier access billing system and receive the access payment from the IXC. When one of our customers originates the call, we typically provide billing and collection for the IXC through a billing and collection agreement. The access charge for our intrastate service is regulated and approved by the RCA.

    INTERSTATE ACCESS CHARGES. We generate interstate access revenue when an interstate long distance call is originated by a customer calling from a local calling area in one state to a local calling area in another state. We bill interstate access charges in the same manner as we bill intrastate access charges; however, the interstate access charge is regulated and approved by the FCC rather than by the RCA.

    WIRELESS SERVICES

    Our cellular businesses currently are managed separately from our LEC business and are subject to a different regulatory framework and cost structure. Management intends to integrate PTI Alaska's cellular operations with those of MACtel. The primary sources of wireless revenue include subscriber access charges, airtime usage, toll charges, connection fees, roaming revenues, as well as enhanced features, such as voice mail. A subscriber may purchase services separately or may purchase rate plans that package these services in different ways to fit different calling patterns. We currently provide digital service in Anchorage and Fairbanks and expect to be fully digital in our other service areas [by the end of 1999]. Upon conversion to digital service, we will be able to offer advanced digital services and features, such as text messaging.

    As illustrated in the table below, both PTI Alaska and MACtel have experienced growth in the number of cellular subscribers served and the total population over the past five years:

                                                                              AS OF DECEMBER 31,
                                                             -----------------------------------------------------
                                                               1994       1995       1996       1997      1998(A)
                                                             ---------  ---------  ---------  ---------  ---------
Total POPs
  PTI Alaska...............................................     53,484     54,286     55,101     55,927     56,766
  MACtel...................................................    289,813    294,160    298,573    397,434    403,396
Ending subscribers
  PTI Alaska...............................................      1,194      1,300      1,678      2,096      2,945
  MACtel...................................................     13,684     24,855     37,651     53,035     63,627
Ending penetration
  PTI Alaska...............................................        2.2%       2.4%       3.1%       3.7%       5.2%
  MACtel...................................................        4.7%       8.4%      12.6%      13.3%      15.8%

------------------------------

(a) MACtel acquired the Alaska RSA #1 B-Side cellular property from PTI Alaska on January 5, 1998, which had 94,383 POPs and 5,497 subscribers on the date of acquisition. The chart includes the RSA #1 B-Side cellular property for MACtel as of December 31, 1997. The RSA #1 B-Side cellular property has been excluded from the data for PTI Alaska presented in the table.

    Although MACtel has achieved cellular penetration rates of 18% and 19% in Anchorage and Kenai, respectively, penetration rates in our other service areas are significantly lower. Management believes there are opportunities to improve the penetration rates of our cellular operations in Fairbanks and Juneau. Management also believes that the market for wireless services will continue to grow with the growth in the wireless industry as a whole.

    We also own 10 MHz E Block PCS licenses covering Anchorage, Juneau and Fairbanks, which were purchased by PTI Alaska in 1997. We have not built out these licenses and do not plan to do so in the near future. Management is analyzing technical alternatives for using this spectrum to enhance our service offerings in our overall business.

    LONG DISTANCE SERVICES

    We began offering long distance services on a resale basis in October 1997, primarily in Anchorage. We currently have approximately 26,000 long distance customers and less than a 2.5% market share, based on revenues. We intend to expand our long distance operations into PTI Alaska's service areas during 1999. Before August 1998, PTI Alaska was precluded from entering the long distance business by a non-competition agreement with AT&T Alascom, Inc. which was signed when Pacific Telecom sold Alascom, Inc. to AT&T in 1995. To date, our long distance operations have generated operating losses.

    We recently purchased fiber capacity between the major population centers in Alaska and between Alaska and the contiguous 48 states of the U.S. from GCI. We agreed to pay $19.5 million for one DS-3 from Fairbanks to Anchorage, one-half DS-3 from Anchorage to Juneau, and one DS-3 from Anchorage to Seattle. One DS-3 is equivalent to 28 multiplexed T-1 channels. We will require significant additional fiber capacity to grow our long distance business. We have various alternatives for the purchase of this additional capacity, including a limited purchase option with GCI. Under our agreement with GCI, the price for additional capacity, if available, will be the lowest price at which GCI sells capacity to another purchaser. In addition, GCI has agreed to match the lowest price we receive for comparable capacity from other suppliers. [We intend to pursue purchases of additional capacity from another supplier that has indicated it will complete the construction of a fiber optic cable over similar routes in the third quarter of 1999.] Although the capacity to be purchased from GCI covers our primary long distance routes, we expect to lease capacity over routes serving other areas of the state. See "Management's Discussion and Analysis of Results of Operations--Recent Developments."

    We are subject to numerous conditions imposed by the RCA and, to a lesser degree, by the FCC on the manner in which we conduct our long distance operations. The restrictions are intended to prohibit cross-subsidization from the regulated LEC to the unregulated long distance affiliate and discrimination against other long distance providers in favor of a LEC's long distance affiliate. Specifically, our long distance affiliates are

     - required to hold all books and records, management, employees and administrative services separate, except that services may be provided among affiliates through arms-length affiliated interest agreements;

     - prohibited from jointly marketing or bundling local and long distance services until competition develops in the local market and

     - prevented from joint ownership of telephone transmission or switching facilities with the LEC and from using the LEC's assets as collateral for its own indebtedness.

As a result of the introduction of competition in ATU's local service areas, the APUC lifted the restriction on bundling on local and long distance services in ATV's service areas in 1998.

    USF REVENUE

    USF revenue supplements the amount of local service revenue we receive to ensure that basic local service rates for customers in high cost rural areas are not significantly higher than rates charged in lower cost urban and suburban areas. The federal USF is funded by monthly customer fees charged to IXCs, LECs and other telecommunications providers and distributed to us on a monthly basis based upon our costs for providing local service. See "Regulation."

    OTHER

    We seek to capitalize on our local presence and network infrastructure by offering additional services to customers, such as directory services and billing and collection services for IXCs.

    INTERNET ACCESS

    We provide internet access services to approximately 16,000 customers under the PTINet( SM) brand name. For the year ended December 31, 1998, PTI Alaska generated $5.1 million in internet access revenues. In order to offer internet access, we provide local dial-up telephone numbers for our customers. These local dial-up numbers allow customers access, through a modem connection on their computer, to a series of computer servers we own and maintain. These servers allow customers to access their e-mail accounts and to be routed to local access points that connect customers to the internet. We charge customers either a flat rate for unlimited internet usage or a usage-sensitive rate, which, in either case, is billed in conjunction with the local telephone bill. Internet revenues are recorded, net of expenses, in our income statement under "Other income (expense)."

NETWORK FACILITIES

    LOCAL TELEPHONE SERVICES

    As of December 31, 1998, we owned 74 exchanges serving over 300,000 access lines. All of our exchanges are served by digital switches, provided predominately by Northern Telecom. Our switches are linked through a combination of extensive aerial, underground and buried cable, including 485 miles of fiber optic cable, as well as digital microwave and satellite links. We have 100% single-party services (one customer per access line), and believe all switches have the latest generic software upgrades available, allowing for the full range of enhanced customer features.

    We have integrated numerous network elements to offer a variety of services and applications that meet the increasingly sophisticated needs of customers. These elements include Signal System 7, or

SS7, signaling networks, voice messaging platforms, digital switching and, in some communities, ISDN access. As the telecommunications industry experiences significant changes in technology, customer demand and competitive pressures, we intend to introduce additional enhancements, such as information delivery that improves the delivery speeds of data, video and voice traffic, known as ATM, and the efficient switching of variable-length data packets, known as Frame Relay.

    Network operations and monitoring will be provided for PTI Alaska and ATU by ATU's network operating control center ("NOCC") located in Anchorage. The NOCC has technicians staffed or on-call seven days a week, 24 hours a day. Automated alarm systems are in place should problems arise with the network after normal business hours. In addition, we have the right to use Century's NOCC until August 31, 1999 under a transition services agreement. We also have customer care facilities in Anchorage and Fairbanks with extensive business hours to efficiently handle customer inquiries and orders for service.

    WIRELESS SERVICES

    Our cellular operations consist of eight switching centers and 77 cell sites covering all major population centers and highway corridors in Alaska. We plan to complete the conversion of all of our switching and cell site equipment to digital service by the end of 1999. Our switching and cell site infrastructure is linked by digital microwave and fiber. MACtel also has a NOCC and customer care center, located in Anchorage.

COMPETITION

    LOCAL TELEPHONE SERVICES

    Incumbent LECs may be subject to any of three types of competition:

     - facilities-based competition from providers with their own local service network;

     - resale competition from providers who purchase local service from the incumbent LEC at wholesale rates and resell these services to their customers ("resale interconnection"); and

     - competition from providers who lease unbundled network elements from the incumbent LEC ("UNE interconnection").

    The geographic characteristics of rural areas make the entrance of most facilities-based competitors uneconomical because of the significant capital investment required and the limited market size. Thus, competition is likely to come from resale interconnection or UNE interconnection.

    In September 1997, GCI and AT&T Alascom, two long distance carriers in Alaska, began providing competitive local telephone services in Anchorage. GCI competes principally through UNE interconnection with ATU's facilities, while AT&T Alascom competes exclusively by reselling ATU's services. Competition is based upon price and pricing plans, types of services offered, customer service, billing services, quality and reliability. GCI has focused principally on advertising discount plans for bundled services. AT&T Alascom's strategy has been to sell ATU's service as part of a package of local and long distance services. As a result, ATU lost approximately 19% of its retail access lines in Anchorage to these competitors during the first ten months of competition, approximately 61% of which resulted from UNE interconnection by GCI. The majority of this loss was among price-sensitive residential customers who have lower average monthly bills than ATU's business customers. Since June 1998, the rate of this loss has slowed. We expect GCI and AT&T Alascom to continue to compete for local telephone business.

    As "rural telephone companies" under the Telecom Act, PTI Alaska's local telephone operating subsidiaries had been granted rural exemptions from the obligation to lease their facilities to competitive LECs seeking to interconnect with our network. Thus, we do not currently face competition for local telephone services in PTI Alaska's service areas, although PTI Alaska voluntarily offered competitors the opportunity to begin resale service at wholesale rates in 1997.

    Despite these rural exemptions, in the fall of 1997, PTI Alaska received a request from GCI for UNE interconnection. Following failed negotiations between PTI Alaska and GCI, the APUC conducted a hearing in which it affirmed PTI's rural exemptions. This ruling was appealed and was remanded to the APUC for further proceedings. The APUC terminated the rural exemptions on June 30, 1999 and ordered the start of a nine-month cycle of negotiation or arbitration as provided for in the Telecom Act. Management expects that we may eventually be required to allow UNE interconnection in some of PTI Alaska's service areas but believes that our services offerings and customer relationships and management's expertise in the local telephone business will provide us a competitive advantage over new LECs. In addition, management believes that the lifting of the rural exemptions provides the RCA the opportunity to implement market structure reforms that would mitigate the financial impact caused by competition, although we cannot assure you that the RCA will take any actions that would so benefit us.

    We expect increasing competition from providers of various services that provide users the means to bypass its network. Long distance companies may construct, modify or lease facilities to transmit traffic directly from a user to a long distance company. Cable television companies, in particular, may be able to modify their networks to partially or completely bypass our local network.

    In addition, while cellular telephone services have historically complemented traditional LEC services, we anticipate that existing and emerging wireless technologies may increasingly compete with LEC services. Technological developments in cellular telephone features, personal communications services, digital microwave and other wireless technologies are expected to further permit the development of alternatives to traditional landline services.

    WIRELESS SERVICES

    The wireless telecommunications industry is experiencing significant technological change, as evidenced by the increasing pace of improvements in the capacity and quality of digital technology, shorter cycles for new products and enhancements and changes in consumer preferences and expectations. We believe that the demand for wireless telecommunications services is likely to increase significantly as equipment costs and service rates continue to decline and equipment becomes more convenient and functional. We currently compete with one other cellular provider in each of its wireless service areas, including AT&T Wireless Services, Century and Mercury Communications. Competition is based on price, quality and network coverage. In addition, there are six PCS licensees in each of our wireless service areas. We hold licenses covering Anchorage, Fairbanks and Juneau. One of the PCS licensees began providing digital PCS service in Anchorage in October 1998. Another PCS licensee has recently indicated it will commence trials of its technology. We believe that the unique and vast terrain and the high cost of PCS system build-out makes entrance into markets outside Anchorage unlikely.

    LONG DISTANCE SERVICES

    The long distance telecommunications market is highly competitive. Competition in the long distance business is based on price, customer service, billing services and quality. We currently offer long distance in ATU's service areas, and intend, subject to regulatory restrictions, to expand ATU's long distance operations into PTI Alaska's service areas. AT&T Alascom and GCI are currently the two major long distance providers in Alaska, including in our service areas.

    Our long distance operations are subject to regulatory restrictions. See "--Products, Services and Revenue Sources--Long Distance Services."

    INTERNET SERVICES

    The market for internet access services is highly competitive. There are few significant barriers to entry, and we expect that competition will intensify in the future. We currently compete with a number of established on line services companies, IXCs and cable companies. We believe that our ability to compete successfully will depend upon a number of factors, including the reliability and security of our network infrastructure, the ease of access to the internet and the pricing policies of our competitors.

CUSTOMERS

    We have two basic types of customers for our local services:

     - business and residential customers located in their local service areas that pay for local phone service and

     - IXCs that pay us for access to long distance calling customers located within our local service areas.

In general, the majority of our local customers are residential, rather than business, customers, as is typical for rural telephone companies. In addition, no single local customer of ours represented more than 5% of our total 1998 pro forma revenue, excluding access customers.

SALES AND MARKETING

    PTI Alaska and ATU have historically conducted their sales and marketing operations for each of their respective products on a stand-alone basis. At PTI Alaska, local telephone products and services are provided under the PTI Communications(SM) brand name, wireless services are marketed under the Cellulink(SM) brand name and PTI Alaska's internet access services are sold under the PTINet brand name. Similarly, at ATU local telephone products and services are marketed under the ATU brand name, cellular services are marketed under the MACtel brand name and long distance services are marketed under the ATU LD brand name. Each of these product lines has separate sales forces and marketing departments.

    Our sales and marketing strategy, subject to regulatory restrictions, is to:

     - market aggressively current and future service offerings, including packaged service offerings,

     - centralize sales and marketing functions and

     - enhance direct sales efforts.

We also believe that we can leverage our position as an integrated provider of multiple telecommunications services with attractive positions in local access and cellular services. By pursuing a marketing strategy that takes advantage of these characteristics, we believe we can increase penetration of new product offerings, maintain customer retention rates, increase our share of our customers' overall telecommunications expenditures and achieve continued revenue and operating cash flow growth.

    While PTI Alaska and ATU have, to a limited extent, packaged local telephone services into attractively-priced service offerings and packaged these local telephone services with wireless, long distance and internet services, neither PTI Alaska nor ATU has focused on these types of offerings. Packaged offerings allow customers to enjoy pricing for a number of services at a substantial discount to A LA CARTE pricing of individual services. Subject to regulatory limitations, we intend to expand this strategy, which we expect will increase the average revenue per customer and result in a more loyal and satisfied customer base.

    We intend to establish a sales and marketing division where marketing strategies will be centralized and sales functions will be based locally. To enhance our direct selling efforts, we intend to establish additional customer and retail service centers in its larger service areas, such as Juneau and Kenai/ Soldotna, and to enhance call center operations through a combination of technology investments and training and incentive compensation programs for call center employees. In addition, we intend to begin marketing PTI Alaska's cellular operations under the MACtel brand name. We will continue to review our branding strategy and believe that further rationalization of our brand names may be appropriate.

SUPPLIERS

    We believe we have strong, long-term relationships with our numerous communications vendors. Our primary switching vendor is Northern Telecom, a leading provider of advanced switching systems to rural service providers. While we recognize that the separation of PTI Alaska from the rest of Century's properties might result in higher unit costs for PTI Alaska, we expect that the combination of PTI Alaska and ATU and the presence of vendor competition will deter any significant unit increases and may result in unit cost reductions in the longer term. We also enjoy positive relationships with a variety of vendors for outside plant facilities and other elements of our network.

EMPLOYEES

    We consider employee relations to be good. As of June 18, 1999, we employed a total of 1,107 full-time employees, 750 of whom were represented by unions. In addition, we employ approximately 32 part-time employees in various support positions throughout the organization.

    PTI Alaska has a collective bargaining agreement with the International Brotherhood of Electrical Workers that expires in 2004. This agreement provides for wage increases up to 4% based upon the annual increases in the U.S. Department of Labor CPI-U, the Consumer Price Index for Anchorage. ATU also has a contract with the IBEW that is scheduled to expire in August 1999. Management and the IBEW are negotiating the terms under which ATU's represented employees would be transitioned to PTI Alaska's collective bargaining agreement. We believe this transition will be completed prior to expiration of ATU's existing agreement and are confident that a mutually acceptable transition can be negotiated with the IBEW. There have been no work stoppages or strikes by either PTI Alaska's or ATU's employees, and management has worked closely with IBEW leadership for many years.

MINORITY INTERESTS

    We own minority interests in the entities described below:

     - a 47% equity interest in Alaska Network Systems, Inc., which provides wholesale intrastate and interstate long distance services;

     - a 30% share of Internet Alaska, Inc., which serves approximately 30,000 customers, primarily in Anchorage and Fairbanks; and

     - a 33% interest in Alaskan Choice Television, L.L.C. ("ACTV"), a wireless cable television provider whose business plan requires significant additional capital. While we are not obligated to make an additional investment in ACTV, we are currently considering a number of alternatives which address our proportionate interest in ACTV.

    For the year ended December 31, 1998, ATU incurred $1.1 million in proportional losses from its minority investments and wrote down $1.5 million and $0.4 million of its investments in Alaskan Choice Television, LLC, and Internet Alaska. See Note 7 to the consolidated financial statements of ATU included herein.

ENVIRONMENTAL REGULATIONS

    Our operations are subject to federal, state and local laws and regulations governing the use, storage, disposal of, and exposure to, hazardous materials, the release of pollutants into the environment and the remediation of contamination. As an owner or operator of property and a generator of hazardous wastes, we could be subject to environmental laws that impose liability for the entire cost of cleanup at contaminated sites, regardless of fault or the lawfulness of the activity that resulted in contamination. We believe, however, that our operations are in substantial compliance with applicable environmental laws and regulations.

    Many of our properties formerly contained, or currently contain, underground and aboveground storage tanks used for the storage of fuel or wastes. Some of these tanks have leaked. We believe that known contamination caused by these leaks has been, or is being, investigated or remediated. We cannot be sure, however, that we have discovered all contamination or that the regulatory authorities will not request additional remediation at sites that have previously undergone remediation.

    Our cellular operations are also subject to regulations and guidelines that impose a variety of operational requirements relating to radio frequency emissions. The potential connection between radio frequency emissions and negative health effects, including some forms of cancer, has been the subject of substantial study by the scientific community in recent years. To date, the results of these studies have been inconclusive. Although we have not been named in any lawsuits alleging damages from radio frequency emissions, it is possible we could be sued in the future, particularly if scientific studies conclusively determine that radio frequency emissions are harmful.

PROPERTIES

    LOCAL TELEPHONE. Our primary properties consist of 168 switching facilities serving 74 exchanges. We own most of our administrative and maintenance facilities, central office and remote switching platforms and transport and distribution network facilities. We lease our corporate headquarters located in Anchorage.

    Our transport and distribution network facilities include a fiber optic backbone and copper wire distribution facilities that connect customers to remote switch locations or to the central office and to points of presence or interconnection with IXCs. These facilities are located on land pursuant to permits, easements or other agreements.

    WIRELESS. We have 77 cell sites that cover all major population centers and highway corridors throughout Alaska. Most of these sites are leased.

LEGAL PROCEEDINGS

    We currently, and from time to time, are involved in litigation and regulatory proceedings incidental to the conduct of our business. Neither PTI Alaska nor ATU is a party to any lawsuit or proceeding that, in the opinion of management, is likely to have a material adverse effect on us.

    In March 1999, the Alaska Superior Court ordered the APUC to conduct further proceedings to consider whether it is appropriate to lift PTI Alaska's rural exemptions, based on a finding that the burden of proof had been assigned to GCI in error. The remand is now pending at the APUC. See "Regulation."

                                   REGULATION

OVERVIEW

    Our operations are subject to the separate but concurrent jurisdictional control of both the federal government and the State of Alaska. PTI Alaska's local telephone operating subsidiaries, TUNI, TUA and PTIC (formerly the City of Fairbanks Telephone Operation), and ATU are each "telecommunications carriers" and "local exchange companies" under the Communications Act of 1934, as amended by the Telecom Act (the "Communications Act"). As a result, the FCC exercises jurisdiction over all of our interstate and wireless communications activities. PTI Alaska's local telephone operating companies and ATU are also "public utilities" within the meaning of the Alaska Statutes and are, therefore, governed by the applicable rules and regulations of the RCA.

FEDERAL REGULATION

    Under the federal regulatory scheme, incumbent LECs are required to comply with the Communications Act and the applicable rules and regulations. In substantially overhauling the Communications Act, the Telecom Act was intended to, among other things, eliminate unproductive regulatory burdens and promote competition. Despite this, telecommunications carriers are still subject to extensive ongoing regulatory requirements. For instance, FCC-regulated entities are required to obtain operating authorizations prior to providing international, interstate and wireless communications services. The FCC also regulates transfers of control and assignments of these operating authorizations. The FCC requires carriers providing access services to file tariffs with the FCC reflecting the rates, terms and conditions of those services. These tariffs are subject to review and potential objection by the FCC or third parties.

STATE REGULATION

    Telecommunications companies subject to the RCA's jurisdiction are required to obtain certificates of public convenience and necessity prior to operating as a public utility in Alaska. The RCA is responsible for approving new issuances and any transfers of these operating certificates. In addition, the RCA is responsible for implementing a portion of the competitive requirements of the Telecom Act, as well as for regulating intrastate access and local service rates and services of local telephone companies. After passage of the Telecom Act, the APUC adopted a plan to address competition issues across Alaska. The APUC established multiple dockets to investigate different competition-related issues, including revising local and long distance market structures, reforming its intrastate access charge system and establishing a state universal service fund.

COST RECOVERY AND REVENUE RECOGNITION

    As a regulated common carrier, we are afforded the opportunity to set maximum rates at a level that allows us the opportunity to recover the reasonable costs we incur in the provision of regulated telecommunications services and to earn a reasonable rate of return on the investment required to provide these services.

    These costs are recovered through:

     - monthly charges to end users for basic local telephone services and enhanced service offerings,

     - access charges to IXCs for originating and terminating interstate and intrastate interexchange calls,

     - interconnection charges or other rates to competing carriers interconnecting with our networks or reselling our services, and

     - high-cost support mechanisms, such as the USF, and the state high-cost fund.

Rates for regulated services, and the amount of high-cost support, are set by the FCC with respect to interstate services and by the APUC with respect to intrastate services.

    In conjunction with the recovery of costs and establishment of rates, a LEC must first determine its aggregate costs and then allocate those costs between regulated and nonregulated services.

    After identifying the regulated costs of providing local telephone service, a LEC must allocate those costs among its various local exchange and interstate and intrastate interexchange services and between state and federal jurisdictions. This process is complicated by the difficulty of allocating specific pieces of plant and equipment to a particular service because a LEC's plant and equipment are utilized for different services, such as local telephone and interstate and intrastate access. This process is referred to as "separations" and is governed primarily by the FCC's rules and regulations. The underlying legal purpose of separations rules is to define how a carrier's expenses are allocated and recovered from federal and state jurisdictions. The FCC is considering whether to modify or eliminate the current separations process. This decision could indirectly increase or reduce earnings of carriers subject to separations rules.

    INTERSTATE END-USER RATES

    Deployment of the local telephone network from the switching facility to the customer (the "local loop") is one of the most significant costs incurred by a LEC in providing telephone service. The FCC has established a rate structure that provides for the recovery of a portion of the cost of the local loop allocated to that interstate jurisdiction directly from the end user customer through the assessment of a subscriber line charge. The remaining portion of the local loop costs are recovered from interstate access charges to an IXC.

    As a result of the market and geographic conditions in rural areas, the costs of providing local loop and switching services are often higher than in urban areas. In the absence of an accommodation in the FCC rules to address this fact, a substantial portion of the costs of smaller LECs would remain unrecovered, leaving them little alternative other than to charge high rates for intrastate services. Accordingly, the FCC provides for additional interstate recovery by eligible telecommunications carriers through the USF. The USF is available to carriers whose local loop costs are significantly above the national average as calculated pursuant to FCC rules.

    INTERSTATE ACCESS RATES

    Interstate access rates are developed on the basis of a LEC's measurement of its interstate costs for the provision of access service to IXCs divided by its projected demand for each service. The resulting rates are published in a company's interstate access tariff and filed with the FCC, at which time they are subject to challenge by third parties and to review by the FCC.

    The FCC recognized that this rate making and tariff filing process may be administratively burdensome for small LECs. Accordingly, the FCC established the National Exchange Carriers Association ("NECA") in 1983 to, among other things, develop common interstate access service rates, terms and conditions. NECA develops interstate access rates on the basis of data that are provided individually by participating LECs and blended to yield average rates. These rates are intended to generate revenue equal to the aggregate costs plus a return on the investment of all of the participants. Currently, the authorized rate of return used in setting interstate access rates is 11.25%.

    Individual participating LECs are likely to have costs of providing service that are either higher or lower than the revenues generated by applying the overall NECA tariff rate. To rectify this result, the revenues generated by applying the NECA rates are pooled from all of the participating companies and redistributed on the basis of each individual company's costs. The result of this process not only eliminates the burden of individual tariff filing, but also produces a system in which small companies can share and spread risk. For example, if a smaller LEC filed its own tariff and subsequently suffered the loss of major customers that utilize interstate access service, the LEC could suffer significant under-recovery of its costs. In the NECA pool environment, the impact of this loss is reduced because it is spread over all of the pool participants.

    NECA operates separate pools for traffic sensitive (primarily switching) and non-traffic sensitive (primarily loop) costs. Companies are also free to develop and administer their own interstate access charges.

    The FCC has initiated a proceeding to review its rates and policies governing interstate exchange access and the rate of return applicable to incumbent LECs. Because most rural LECs are subject to rate-of-return regulation, the outcome of this proceeding will directly affect the earning prospects for rural and small LECs. The outcome of this proceeding, and its ultimate impact on us, cannot be predicted at this time.

    INTRASTATE END USER RATES. The levels of rates charged to end users for the provision of basic local service are generally subject to rate-of-return regulation administered by the RCA. Local rates are typically set at a level that will allow recovery of embedded costs for local service divided by the number of services and customers. Recognized costs include an allowance for a rate of return on investment in plant used to provide local service. Rate cases are typically infrequent, carrier-initiated and require the carrier to meet substantial burdens of proof. The last APUC-authorized rates of return were 12.55% and 11.70% for TUA and TUNI, respectively. The TUA and TUNI rates were ordered in 1989. PTIC was previously not regulated by the APUC and instead was regulated by the City of Fairbanks Public Utilities Board. As a condition of the acquisition of the City of Fairbanks Telephone Operation by PTI Alaska, the APUC required that a general rate proceeding be initiated for PTIC by June of 1999. This proceeding has been delayed and combined with a company-wide earnings review to be filed with the APUC by June 30, 2001. ATU's last authorized rate of return was 9.79% (retail local exchange) and 10.85% (intrastate access), ordered in 1991.

    The APUC adopted regulations to govern competition in the local exchange marketplace. The transitional regulations provide for, among other things:

     - initial classification of all incumbent LECs (including PTI Alaska and ATU) as dominant carriers,

     - symmetrical requirements that all carriers (dominant and nondominant) offer all retail services for resale at wholesale rates, and

     - substantial dominant carrier pricing flexibility in competitive areas, under which carriers may reduce retail rates, offer new or repackaged services and implement special contracts for retail service upon 30 days' notice to the APUC (only rate increases affecting existing services are subject to full cost support showings for LECs in areas with local competition).

    INTRASTATE ACCESS RATES. In the past, the APUC has required all local companies in Alaska to pool their access costs and has set an annual statewide average price for access service. Each LEC charges IXCs fees for originating or terminating long distance calls on its network based on the statewide average cost of access rather than on its costs of access. Access revenues are collected in a pool administered by the Alaska Exchange Carriers Association ("AECA") and then redistributed to the LECs based on their actual costs.

    With the passage of the Telecom Act and increased competition in the local exchange market, the APUC began a process of reforming intrastate access charges.

    Under recent revisions to the Alaska access system, LECs not yet subject to local competition continue to participate in the AECA pool. Participants in this pool recover their costs based on the embedded cost of services most recently authorized by the APUC. These revisions also allow LECs to exit the pool in the event of competitive entry. These LECs have the right to propose that their access charges be based on market rates.

    An additional consequence of this access reform is the continued removal of subsidies implicit in access pricing. For instance, the APUC recently abolished the "weighting system" for the non-traffic-sensitive rate element that had loaded extra costs on access charges for lower cost urban exchanges to support rural exchanges. At the same time, the APUC proposed to support a portion of high switching costs separately through a state universal service fund.

    The AUSF serves as a complement to the USF. Currently, the AUSF only subsidizes a portion of higher cost carriers' switching costs, and the costs of lifeline service--supporting rates of low income customers. The APUC indicated that it may have considered expanding the AUSF's coverage in the future, such as to support the costs of public interest pay telephones. The RCA is examining whether existing support paid to carriers for switching costs is reasonable or should be changed, eliminated or reduced. Further litigation has been initiated in state court to determine the lawfulness of the AUSF as currently established.

THE TELECOM ACT

    Among other things, the Telecom Act was enacted to enhance competition without jeopardizing the availability of nationwide universal service at affordable rates. These two objectives have resulted in a complex set of rules intended to promote competitive entry in the provision of local telephone services, except where entry would make the provision of universal service prohibitively expensive.

    PROMOTION OF LOCAL SERVICE COMPETITION AND THE RURAL EXEMPTIONS

    The Telecom Act made competitive entry into the local telephone business more attractive to other carriers by removing barriers to competition. In order to promote competition, the Telecom Act established new interconnection rules generally requiring LECs to allow competing carriers to interconnect with their local networks. Congress recognized, however, that when the desire to promote competition conflicted with the ability of existing carriers to provide universal service to higher cost customers, LECs classified as "Rural Telephone Companies" should be exempted from interconnection requirements until the appropriate conditions for competitive entry exist.

    Under the Telecom Act, all LECs, including both incumbent LECs and new competitive carriers, are required to:

     - offer reasonable and nondiscriminatory resale of their telecommunications services;

     - ensure that customers can keep their telephone numbers when changing carriers;

     - ensure that competitors' customers can use the same number of digits when dialing and receive nondiscriminatory access to telephone numbers, operator service, directory assistance and directory listing;

     - ensure access to telephone poles, ducts, conduits and rights of way; and

     - compensate competitors for the costs of terminating traffic.

    The Telecom Act also requires incumbent LECs to:

     - interconnect their facilities and equipment with any requesting telecommunications carrier at any technically feasible point;

     - unbundle and provide nondiscriminatory access to UNEs, such as local loops, switches and transport facilities, at nondiscriminatory rates and on nondiscriminatory terms and conditions;

     - offer resale interconnection at wholesale rates;

     - provide reasonable notice of changes in the information necessary for transmission and routing of services over the incumbent LEC's facilities or in the information necessary for interoperability; and

     - provide for the physical collocation of equipment necessary for interconnection or access to UNEs at the premises of the incumbent LEC, at rates, terms and conditions that are just, reasonable and nondiscriminatory.

    In order to implement interconnection requirements, LECs generally enter into negotiated interconnection arrangements with competing carriers. LECs may also offer interconnection tariffs, available to all competitors.

    Competitors are required to compensate a LEC for the cost of providing interconnection services. In the case of resale interconnection, the rules provide that the rates charged should be on a wholesale basis and reflect the current retail rates of the LEC, excluding the portion of costs avoided by the LEC. In the case of UNE interconnection, rates are based on costing methodologies that employ a forward-looking pricing methodology known as Total Element Long Run Incremental Cost. The Telecom Act specifies that resale and UNE rates are to be negotiated among the parties, or, if the parties fail to reach an agreement, arbitrated by the relevant state regulatory authority. Once the parties have come to agreement, the proposed rates are subject to final approval by the state regulatory commission.

    In January of 1997, ATU entered into an interconnection agreement with GCI, which provides for resale and UNE interconnection, and with AT&T Alascom, which provides for resale interconnection.

    PTI Alaska's local operating utilities, TUA, TUNI and PTIC, are defined as "rural telephone companies" under the Telecom Act. As rural telephone companies, they were granted rural exemptions from the requirements relating to both resale interconnection and UNE interconnection. The rural exemptions were to continue until the APUC determined that interconnection was technically feasible, not unduly economically burdensome and consistent with the Telecom Act's universal service provisions, or until Alaska's state legislature acted to remove the rural exemptions directly.

    On June 30, 1999, the APUC ordered the rural exemptions of TUNI, TUA and PTIC terminated in order to increase competition in their rural exchange markets. As a result, these companies are no longer exempt from the Telecom Act's interconnection requirements. While the short-term effect of the orders will likely be delayed for up to nine months under the Telecom Act while interconnection agreements are negotiated, the eventual effect of the orders, taken alone as written by the APUC without reference to potential modification and suspension of those companies' interconnection duties, would likely be materially adverse to their operations. We have not yet determined whether we will seek reconsideration or appeal of the APUC's orders. We have also not yet determined whether or to what extent we will seek suspension and modification of their interconnection duties or market structure reforms that would permit these companies increased operating and marketing flexibility that we believe over the longer term could largely offset the adverse effect caused by the loss of the rural exemptions.

    In April 1999, a bill was proposed in the Alaska State Senate to open to competition many local telephone markets in which we operate. Specifically, the bill proposed to allow competitors to provide local telephone service in local telephone markets throughout Alaska that have at least 5,000 access lines, effectively depriving incumbent LECs in those markets of their rural exemptions. Competition resulting from this bill, if it had been enacted into law, could have materially adversely affected our profitability. We cannot predict at this time whether or to what extent proposals included in the bill will be offered again and enacted into law. To the extent the markets of PTI Alaska's rural local exchange companies are opened to competition by the APUC's termination of their rural exemptions, we do not believe that the marginal effect of passage of the proposed bill on our business would be material.

    For the first three months of 1999, PTI Alaska's local exchange companies benefiting from rural exemptions accounted for 42.3% of our revenues and 52.3% of our operating income. Loss of the rural exemptions, absent compensating measures, such as rate increases, or market structure reforms, such as the replacement of implicit subsidies by explicit support mechanisms, or rate deaveraging, could adversely affect our ability to meet our financial obligations.

    PROMOTION OF UNIVERSAL SERVICE

    While the Telecom Act promoted Congress' policy of ensuring that affordable service is provided to consumers universally in rural, high-cost areas of the country, the Telecom Act altered the framework for providing universal service by:

     - requiring the FCC to make implicit subsidies explicit;

     - expanding the types of communications carriers required to pay universal service support; and

     - allowing competitive LECs to be eligible for funding.

These and other provisions were intended to make provision of universal service support compatible with a competitive market.

    Pursuant to the Telecom Act, USF funds are only available to carriers that are designated as eligible telecommunications carriers ("ETCs") by a state public utilities commission (a "PUC"). In areas served by rural LECs, the Telecom Act provides that a state PUC may designate more than one ETC (in addition to the incumbent LEC) only after determining that the designation of an additional ETC will serve the public interest. As a result, an incumbent rural LEC has an opportunity to maintain its status as the sole recipient of USF payments in its service area, even if it is subsequently subjected to competition. TUA, TUNI and PTIC are currently the sole designated ETCs in their respective service areas. The addition of a second ETC in PTI Alaska's service areas could have the effect of reducing the amount of funds available from the USF and could materially adversely affect our ability to achieve a reasonable rate of return on the capital invested in our network.

    In May 1997, the FCC implemented new rules for interstate universal service support. The new rules provide for separate USF programs for rural and non-rural telephone companies. The new rules for non-rural companies base support upon "forward-looking costs" derived from cost proxy models. The FCC set the implementation date for the new system at January 1, 1999 (which has now been postponed to January 1, 2000 for non-rural telephone companies). The FCC has established a Rural Task Force, which will investigate how to adapt the proxy cost models approved for larger carriers for rural telephone companies. The FCC has indicated that it will not implement a new system for application to rural telephone companies for an additional three years after the first step implementation, or at least until January 1, 2001. In the interim, support mechanisms for rural carriers remain unchanged. The FCC revised its rules for non-rural carriers in May 1999 and sought comment on aspects of its revised plan.

    It is uncertain whether the forward-looking cost model will fully compensate LECs for the cost of providing local service in high-cost areas. An appeal of the FCC's universal service rules is pending before the U.S. Court of Appeals for the Fifth Circuit, for which oral arguments were heard on December 1, 1998. The court could issue its decision in the third or fourth quarter of this year. It is not possible to predict at this time whether the FCC or the courts will order modification to the fund or the ultimate impact from any modification on us.

    The court may issue its decision in the third or fourth quarter of 1999, though it is unclear what impact, if any, the FCC's revised rules will have on its decision.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    Set forth below are the names, ages and positions of the individuals who currently serve as our executive officers and directors. Subject to our obligations under the employment agreements described under the caption "--New Employment Arrangements," our directors and officers are elected at the annual meeting of our shareholders and will serve until they resign or are removed or until their successors are elected and qualified.

NAME                                                                POSITION                                    AGE
-----------------------------------  ----------------------------------------------------------------------  ---------
Charles E. Robinson                  Chairman, President and Chief Executive Officer                                65
Wesley E. Carson                     Executive Vice President and Assistant Secretary                               48
Michael E. Holmstrom                 Senior Vice President and Chief Financial Officer                              56
Benjamin L. Jarvis                   Senior Vice President of LEC Operations                                        61
F. Scott Davis                       President and CEO of MACtel                                                    61
Michael E. Bowman                    Vice President of Division Operations                                          43
Mark A. Foster                       President of ATU LD                                                            38
John Ayers                           Senior Vice President of Marketing and Sales                                   56
Donn T. Wonnell                      Executive Vice President, General Counsel and Secretary                        52
Kenneth Laing                        Vice President of Division Operations                                          56
Michael L. Schuh                     Vice President of Information Technology and Chief Information Officer         40
Dean A. Ryland                       Vice President, Finance and Accounting, Controller and Assistant               48
                                     Treasurer
W. Dexter Paine, III                 Director                                                                       38
Saul A. Fox                          Director                                                                       45
J. Russell Triedman                  Director                                                                       29

    See "Ownership of Capital Stock--Stockholders' Agreement" for information regarding election and terms of our directors and other related arrangements.

CHARLES E. ROBINSON

    Mr. Robinson is our Chairman, President and Chief Executive Officer. Mr. Robinson has over four decades of experience in the telecommunications industry. Mr. Robinson was instrumental in creating Alaska's long distance communications systems, including the White Alice Communications System, beginning in the late 1950's. Between 1979 to 1982, Mr. Robinson served as President of Alascom, the state's primary long distance carrier at the time. Under his guidance, Alascom developed the first statewide long distance service network in Alaska, connecting with more than 27 independent local companies. Mr. Robinson served as President and Chief Operating Officer of Pacific Telecom from 1981 until its sale to Century in 1997 and was appointed Chairman and Chief Executive Officer in 1989. Mr. Robinson has been a member of the National Security Telecommunications Advisory Committee for the last 18 years, having been appointed by President Reagan. Mr. Robinson also served on the Board of Directors of the United States Telephone Association from 1993 to 1995.

WESLEY E. CARSON

    Mr. Carson is our Executive Vice President and Assistant Secretary. Mr. Carson has over 19 years of telecommunications experience. Mr. Carson began his career in telecommunications in 1980 with TRT Telecommunications Corporation, an international data and voice carrier located in Washington, D.C. that was acquired by Pacific Telecom in 1988. From 1989 to 1997, Mr. Carson served as the Vice President of Human Resources for Pacific Telecom responsible for the planning, development, implementation and administration of human resources policies and procedures and employee relations.

Mr. Carson has been involved with labor issues for nearly 20 years and an active participant in Alaska labor relations since 1989. Mr. Carson holds a B.A. in International Relations from Brigham Young University, a Master of Public Administration degree from the University of Illinois-Springfield and a J.D. from Georgetown University.

MICHAEL E. HOLMSTROM

    Mr. Holmstrom is our Senior Vice President and Chief Financial Officer and will be responsible for our financial, accounting, tax and business development functions. Mr. Holmstrom's career in telecommunications spans 35 years. Since 1990 he has consulted, served as Chief Operating Officer for Spectrum Network Systems, Ltd. in Sydney, Australia, and as Chief Financial Officer for Atlantic Tele-Network in the U.S. Virgin Islands. From 1983 through 1989 he was Vice President of Unregulated Operations, Chief Financial Officer and then President of CP National Corporation, a telecommunications provider that merged with Alltel Corporation in December 1988. Mr. Holmstrom was Vice President of Finance at Alascom from 1976 through 1980, and Vice President of Financial and Business Planning at Pacific Telecom, Alascom's parent corporation, from 1980 to 1981. Mr. Holmstrom has a B.S. in Business Administration from Gannon University. He was Executive-in-Residence professor of business strategy at Texas A&M University for the academic year 1981 to 1982.

BENJAMIN L. JARVIS

    Mr. Jarvis is our Senior Vice President of LEC Operations. Mr. Jarvis has over 35 years of experience in the telecommunications industry. Mr. Jarvis served Pacific Telecom in operations management from 1966 to 1982. From 1982 to 1998, Mr. Jarvis held various leadership positions with Harris Corporation, Bay Area Teleport and Harbor Bay Telecommunications, American Satellite Inc., U.S. Intelco Networks Inc. and two competitive local exchange companies operating in emerging markets.

F. SCOTT DAVIS

    Mr. Davis is responsible for our statewide cellular operations as President and Chief Executive Officer of MACtel, which position he has held since 1995. Mr. Davis has been with MACtel since 1990, previously serving as Sales and Marketing Manager, and then General Manager. Mr. Davis has more than 30 years of experience in the wireless industry beginning in 1966 at Airsignal International, Inc., where he advanced to the position of Executive Vice President before he left in 1982. From 1982 to 1987 he served as Senior Vice President and General Manager for McCaw Communications Companies, Inc., with responsibility for Alaska and Hawaii. Mr. Davis worked in Alaska as a communications broker and consultant from 1987 to 1990. Mr. Davis holds a B.B.A. degree from Washburn University.

MICHAEL E. BOWMAN

    Mr. Bowman is Vice President of Division Operations with responsibility for ATU's operations and managing statewide central office engineering and network administration. Prior to joining us, Mr. Bowman had been with ATU since 1975, rising to become Chief Operations Officer. Mr. Bowman has also held positions of significant leadership within the International Brotherhood of Electrical Workers.

MARK A. FOSTER

    Mr. Foster is President of ATU LD. Mr. Foster has over 15 years experience in the utility industry, including a term as a Commissioner on the Alaska Public Utility Commission. Mr. Foster served as President of the Western Conference of Public Service Commissioners in 1993. Prior to joining ATU

LD in 1997, Mr. Foster was a consultant specializing in strategic planning for utilities transitioning into increasingly competitive markets.

JOHN AYERS

    Mr. Ayers is Senior Vice President of Marketing and Sales. Mr. Ayers has more than 20 years of experience in the telecommunications industry. As President and co-founder of e.Net, Ltd. in 1996, Mr. Ayers served as a consultant to a variety of established and start-up businesses. From February 1987 through August 1995, Mr. Ayers held various leadership positions with Pacific Telecom, Inc and its subsidiaries, including Executive Vice President of Pacific Telecom Services Company, with responsibility for strategic planning, marketing and business development, and Executive Vice President and General Manager of Alascom, Inc., Alaska's largest inter-exchange carrier. Mr. Ayers holds a bachelor's degree in management from Golden Gate University.

DONN T. WONNELL

    Mr. Wonnell is Executive Vice President, General Counsel and Secretary. Mr. Wonnell has worked in the telecommunications industry for more than 20 years. Mr. Wonnell served as Vice President for legal, regulatory, and legislative affairs of Pacific Telecom until the merger of Pacific Telecom into Century at the end of 1997. Prior to joining PTI, Mr. Wonnell served as President of the Telecommunications and Energy Division of California Pacific Utilities in San Francisco, and, earlier, as Vice President and General Counsel of RCA Alaska Communications in Anchorage. Mr. Wonnell holds a B.A. from the College of William & Mary and a J.D. from the University of Pennsylvania School of Law. Mr. Wonnell has been admitted to practice before the bars of Alaska, California, Pennsylvania, and the District of Columbia.

KENNETH LAING

    Mr. Laing is Vice President of Division Operations with statewide responsibility for customer service and outside plant engineering, as well as direction of operations for the PTI Communications properties. Mr. Laing's telecommunications experience includes more than 30 years serving in various Senior management capacities in local exchange telephone and long distance companies. Mr. Laing began his telecommunications career in 1968 as a technician for RCA, building the Alaskan telecommunications network that preceded Alascom. Mr. Laing subsequently served in various leadership positions within Alascom, including Vice President of Administration and Vice President of Local Exchange Operations for Pacific Telecom's Montana and Washington divisions. Mr. Laing was an executive of LEC Consulting Corporation before our acquisition of PTI Alaska and ATU. Mr. Laing, a veteran of the U.S. Air Force, attended the University of Washington and Northeastern University.

MICHAEL L. SCHUH

    Mr. Schuh is our Vice President of Information Technology and Chief Information Officer. Mr. Schuh has more than 22 years of information technology experience, with 17 of those years devoted to telecommunications. Mr. Schuh worked for Pacific Telecom from 1986 to 1998, initially as an Information Services Manager and later as Senior Manager, LEC Operations, Customer Services and System Support. Prior to joining Pacific Telecom, Mr. Schuh held various positions in the computer operations department of the Municipality of Anchorage and Alascom from 1979 through 1986.

DEAN A. RYLAND

    Mr. Ryland is our Vice President, Finance and Accounting, Controller and Assistant Treasurer. From 1997 to 1998, Mr. Ryland served as a senior accounting manager with Century. Prior to this time he worked at Pacific Telecom for over 20 years, holding various positions including Vice President, Finance and Administration Multivisions Ltd., and Pacific Telecom Accounting Manager. Mr. Ryland earned a B.A. from the University of Santa Clara. Mr. Ryland began his professional accounting career as an auditor for PriceWaterhouse based in Anchorage and left when offered an opportunity to join Alascom in 1976.

W. DEXTER PAINE, III

    Mr. Paine is a director. Mr. Paine has been President and Co-founder of Fox Paine since its inception in 1997. From 1994 until founding Fox Paine, Mr. Paine served as a senior partner of Kohlberg & Company, where he was responsible for establishing and leading the firm's west coast office. Prior to joining Kohlberg & Company, Mr. Paine served as a general partner at Robertson Stephens & Company. In his more than 11 years in leveraged investing, Mr. Paine has focused on the supermarket, healthcare, telecommunications and automotive industries. Mr. Paine has a B.A. in economics from Williams College.

SAUL A. FOX

    Mr. Fox is a director. Mr. Fox has been Chief Executive Officer and Co-founder of Fox Paine since its inception in 1997. From 1984 until founding Fox Paine, Mr. Fox was at Kohlberg Kravis & Roberts & Co., where he became one of KKR's most senior general partners prior to his retirement from KKR in 1996. In his more than 13 years at KKR, Mr. Fox was involved in numerous leveraged transactions in a wide variety of industries. Prior to joining KKR, Mr. Fox was an attorney at Latham & Watkins, a leading national law firm headquartered in Los Angeles, California. Mr. Fox has a B.S. in communications and computer science from Temple University and a J.D. from the University of Pennsylvania Law School.

J. RUSSELL TRIEDMAN

    Mr. Triedman is a director. Mr. Triedman has been a Vice President of Fox Paine since 1998. Upon completion of law school in 1996, Mr. Triedman worked at Cravath, Swaine & Moore. While at Cravath, Mr. Triedman worked in mergers and acquisitions and high yield finance. Prior to attending law school, Mr. Triedman worked as a financial analyst at Brown Brothers Harriman & Co. in the private equity group, where he facilitated three private equity investments totaling $95 million. Mr. Triedman is a graduate of Brown University with a B.S. in Applied Mathematics and Economics and holds a J.D. from the University of Chicago Law School.

COMPENSATION OF DIRECTORS

    We currently do not compensate our directors other than for expense reimbursement.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    We do not currently have a compensation committee. All arrangements regarding executive compensation before completion of the acquisitions of PTI Alaska and ATU were conducted between members of Fox Paine and our executive officers.

NEW EMPLOYMENT ARRANGEMENTS

    Before completion of the acquisitions of PTI Alaska and ATU, we entered into new employment arrangements with some of our employees relating to their employment with us and ACS, their ownership of our common stock and the granting of options to purchase shares of our common stock following the completion of these acquisitions, as more fully described below.

    EMPLOYMENT AGREEMENT WITH CHARLES E. ROBINSON. Under the employment agreement between us, ACS and Charles E. Robinson, dated as of March 12, 1999, Mr. Robinson serves as the Chairman of the Board, Chief Executive Officer and President of us and ACS for a three-year period commencing on the Closing Date, which term will be extended automatically for successive additional one-year periods unless either our board of directors gives Mr. Robinson, or Mr. Robinson gives our board of directors, no less than 90 days written notice of the intention not to extend the term. Mr. Robinson will receive during the initial term of his employment agreement an annual base salary of $500,000 that may be increased at the beginning of each year following the first year of employment. Mr. Robinson will be eligible for an annual bonus for each calendar year based on our attainment of mutually determined business targets. Mr. Robinson will receive an annual bonus equal to 100% of his annual base salary, as then in effect, if we attain these mutually determined business targets, with appropriate adjustments to the extent we exceed or fail to reach these targets. In no event will Mr. Robinson's annual bonus be less than $200,000. Mr. Robinson's employment agreement also provides for other customary benefits including fringe benefit plans, paid vacation, life and disability insurance plans and expense reimbursement.

    Under the Robinson employment agreement, if Mr. Robinson's employment were to be terminated by Mr. Robinson for Good Reason (as defined below) or following a Change in Control (as defined below) or by us without Cause (as defined below), we would be obligated to pay Mr. Robinson a lump sum cash payment in an amount equal to the sum of:

     - Mr. Robinson's annual base salary, as then in effect plus

     - Mr. Robinson's most recent annual bonus, as well as reimbursement for the cost of continuing health insurance coverage under COBRA for twelve months.

In addition, notwithstanding any provisions to the contrary in any option plan or agreement under which Mr. Robinson has received options, upon the termination of Mr. Robinson's employment, the number of then-unvested options will vest as are necessary to vest at least one-third of all options received by Mr. Robinson. In addition, in the event we decide at any time not to extend the term of his employment agreement, we will pay Mr. Robinson the sum of:

     - Mr. Robinson's annual base salary, as then in effect, plus

     - Mr. Robinson's most recent annual bonus plus

     - reimbursement for the cost of continuing health insurance coverage under COBRA for twelve months.

    As used in the Robinson employment agreement:

     - "Good Reason" means:

     - the assignment of Mr. Robinson by us to any duties materially inconsistent with, or a material diminution of, his position, including duties, title, offices, or responsibilities; or

     - the transfer, without Mr. Robinson's concurrence, of Mr. Robinson's principal place of employment to a geographic location more than 100 miles from both his current personal residence and from the location of his current principal place of employment;

     - "Cause" means:

     - the willful failure to comply with lawful directions of our board of directors after written notice;

     - fraud, misappropriation or embezzlement; or

     - a material breach of the Robinson employment agreement (other than due to physical or mental illness) that is not cured within 30 days after receipt of written notice from our board of directors of a specific failure to perform his duties; and

     - "Change in Control" means:

     - the acquisition by any person or group (as that term is used in Regulation 13D under the Exchange Act), other than Fox Paine or any of its affiliates, of beneficial ownership of a majority of ours or ACS' outstanding voting securities; or

     - any sale, lease, exchange or other transfer in one transaction or a series of transactions, other than a transfer to an entity which is majority controlled by Fox Paine or any affiliate thereof or an entity with substantially the same equity holders as immediately prior to the transfer, of all or substantially all of the assets of us or ACS or its operating subsidiaries (taken together), or any plan for the liquidation or dissolution.

    The Robinson employment agreement also provides that during his employment and during the 12-month period following any termination of his employment, Mr. Robinson shall not directly or indirectly own, invest (equity or debt) in, manage, control, participate in, consult with, advise, render services to, or in any manner engage in, or be connected as an employee, officer, partner, director, consultant or otherwise with:

     - any enterprise engaged in the provision of local exchange or wireless telecommunications services in any state in which:

     - we, our affiliates or subsidiaries or

     - any entity that is a party to an acquisition agreement with us, our affiliates or subsidiaries is engaged in the provision of local exchange or wireless telecommunications services, or

     - any enterprise that is the subject of a potential transaction made known to us, our affiliates or subsidiaries, or Mr. Robinson during or at any time prior to the termination of the Robinson employment agreement, that is engaged in the provision of local exchange or wireless telecommunications services;

PROVIDED that Mr. Robinson may be a passive owner of not more than one percent of any publicly traded class of capital stock of any entity engaged in the provision of local exchange or wireless telecommunications services. The Robinson employment agreement also provides for other restrictions during Mr. Robinson's employment and during the 12-month period following any termination of his employment in connection with:

     - inducing or attempting to induce any employee of us or our affiliates or subsidiaries to terminate, or otherwise interfering with, the relationship between us or our affiliates or subsidiaries and any of our employees, and

     - soliciting or attempting to solicit business from any customer or supplier of us or our affiliates or subsidiaries.

    EMPLOYMENT AGREEMENT WITH WESLEY E. CARSON. Under the employment agreement, dated March 12, 1999, by and between us, ACS and Wesley Carson, Mr. Carson serves as Executive Vice President of us and ACS for a two-year initial term at an annual base salary of $200,000. Mr. Carson's employment agreement contains provisions for additional terms, salary increases during any additional term, annual bonus, severance, other benefits, definitions of "Good Reason," "Cause" and "Change in Control" and provisions for non-competition and non-solicitation similar to those in Mr. Robinson's employment agreement, except that:

     - Mr. Carson does not have a guaranteed minimum annual bonus and Mr. Carson will receive no annual bonus if termination occurs prior to December 31, 1999; and

     - Mr. Carson's employment agreement does not provide any additional rights with respect to vesting of then-unvested options upon termination.

    EMPLOYMENT AGREEMENT WITH MICHAEL E. HOLMSTROM. Under the employment agreement, dated April 19, 1999, by and among us and ACS and Michael E. Holmstrom, Mr. Holmstrom serves as Executive Vice President of us and ACS for a two-year initial term at an annual base salary of $200,000. Mr. Holmstrom's employment agreement contains provisions for additional terms, salary increases during any additional term, annual bonus, severance, other benefits, definitions of "Good Reason," "Cause" and "Change in Control" and provisions for non-competition and non-solicitation similar to those in Mr. Robinson's employment agreement, except that:

     - Mr. Holmstrom does not have a guaranteed minimum annual bonus and Mr. Holmstrom will receive no annual bonus if termination occurs prior to December 31, 1999; and

     - Mr. Holmstrom's employment agreement does not provide any additional rights with respect to vesting of then-unvested options upon termination.

Mr. Holmstrom's employment agreement also obliges us to pay relocation-related costs of Mr. Holmstrom.

ALEC HOLDINGS, INC. 1999 STOCK INCENTIVE PLAN

    In connection with the completion of the acquisitions of PTI Alaska and ATU, we adopted the ALEC Holdings, Inc. 1999 Stock Incentive Plan under which we may grant incentive awards in the form of options to purchase shares of our common stock, restricted shares of our common stock and stock appreciation rights to non-employee directors, officers, employees and consultants ("participants") of us and our affiliates. The total number of shares of our common stock initially reserved and available for grant under the stock incentive plan is 3,410,486 shares. A committee of our board of directors, or our board of directors itself in the absence of a committee, is authorized to make grants and various other decisions under the stock incentive plan. Unless otherwise determined by the committee, any participant granted an award under the stock incentive plan must become a party to, and agree to be bound by, the stockholders' agreement (as described below).

    Stock options may include incentive stock options, nonqualified stock options or both, in each case, with or without stock appreciation rights. Stock options are generally nontransferable and, unless otherwise determined by the committee, have a term of ten years. Upon a participant's death or when the participant's employment with us or the applicable affiliate of us is terminated for any reason, the participant's then-unvested stock options are forfeited and the participant or his or her legal representative may, within three months (if termination of employment is for any reason other than death) or one year (in the case of the participant's death), exercise any previously vested stock options. Stock appreciation rights may be granted in conjunction with all or part of any stock option award and are generally exercisable only in connection with the exercise of the related stock option. Upon termination or exercise of the related stock option, stock appreciation rights terminate and are no longer exercisable. Stock appreciation rights are transferable only with the related stock options. Unless otherwise provided in the related award agreement or, if applicable, the stockholders' agreement, immediately prior to the change of control transactions described in the stock incentive plan, all outstanding stock options and stock appreciation rights will become fully exercisable and vested, and any restrictions and deferral limitations applicable to any restricted stock awards will lapse. The committee may also grant to any participant, on terms and conditions determined by the committee, the right to receive cash payments to be paid at that time as an award results in compensation income to the participant in order to assist the participant in paying the resulting taxes.

    The stock incentive plan will terminate on May 14, 2009. However, awards outstanding at that time will not be affected or impaired by the stock incentive plan's termination. Our board of directors and the committee have authority to amend the stock incentive plan and awards granted thereunder.

                           OWNERSHIP OF CAPITAL STOCK

    The following table sets forth information regarding the beneficial ownership of our common stock, par value $0.01 per share, by:

     - each person known by us to own beneficially more than 5% of our common stock;

     - each director and each named executive officer of us; and

     - all of our executive officers and directors, as a group.

Except as otherwise indicated in the footnotes below, each beneficial owner has the sole power to vote and to dispose of all shares held by that holder.

                                                                                  SHARES OF
                                                                               HOLDINGS COMMON
                                                                                    STOCK
                                                                                 BENEFICIALLY      PERCENT OF SHARES
NAME AND ADDRESS                                                                   OWNED(+)         OUTSTANDING(++)
---------------------------------------------------------------------------  --------------------  -----------------
Fox Paine Capital, LLC(a)..................................................        19,555,751               90.0%
Fox Paine Capital Fund(a)..................................................        16,251,658               74.8%
FPC Investors, L.P.(a).....................................................           241,144                1.1%
W. Dexter Paine, III(a)....................................................        19,555,751               90.0%
Saul A. Fox(a).............................................................        19,555,751               90.0%
J. Russell Triedman(a).....................................................        19,555,751               90.0%
Charles E. Robinson(b).....................................................           241,788                1.1%
Wesley E. Carson(c)........................................................           129,341              *
Michael E. Holmstrom(d)....................................................            16,249              *
Donn T. Wonnell(e).........................................................            16,249              *
All directors and executive officers as a group (6 persons)(f).............        19,959,378               91.9%

------------------------------

(*)  Indicates less than 1% of outstanding shares.

(+) The amounts and percentage of our common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to vote or to direct the voting of the security, or "investment power," which includes the power to dispose of or to direct the disposition of the security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which that person has no economic interest. The percentage of our common stock outstanding is based on the 21,724,027 shares of our common stock outstanding as of the date of this prospectus, without taking into account any options or convertible interests.

(++) Computed with respect to the currently outstanding shares of our common stock, as the case may be held by the holder, without taking into account any options or warrants.

(a) Fox Paine Capital, LLC is General Partner or Manager of (1) the Fund, (2) FPC Investors, L.P., (3) ALEC Coinvestment Fund I, LLC, (4) ALEC Coinvestment Fund II, LLC, (5) ALEC Coinvestment Fund III, LLC, (6) ALEC Coinvestment Fund IV, LLC (7) ALEC Coinvestment Fund V, LLC and (8) ALEC Coinvestment Fund VI, LLC and possesses voting and investment power over all shares held by each of these entities. Fox Paine Capital is not the record owner of any shares of our common stock. Messrs. Fox and Paine are the Members of Fox Paine Capital and share voting power of Fox Paine Capital. Mr. Triedman is a Vice President of Fox Paine. Each of Messrs. Paine and Fox are limited partners of FPC Investors. None of the shares shown as beneficially owned by any of Messrs. Fox, Paine or Triedman are owned of record by these individuals. The address of Fox Paine Capital, the Fund, FPC Investors, and Messrs. Paine, Fox and Triedman is c/o Fox Paine & Company, LLC, 950 Tower Lane, Suite 1950, Foster City, CA 94404.

(b) Mr. Robinson is record owner of 241,788 shares of our common stock. The address of Mr. Robinson is c/o ALEC Holdings, Inc., 510 L. Street, Suite 500, Anchorage, Alaska 99501. Of these shares, 172,729 represent stock grants. See "Insider Relationships and Related Party Transactions."

(c) Mr. Carson is record owner of 129,341 shares of our common stock. The address of Mr. Carson is c/o ALEC Holdings, Inc., 510 L. Street, Suite 500, Anchorage, Alaska 99501. Of these shares, 85,469 represent stock grants. See "Insider Relationships and Related Party Transactions."

(d) Mr. Holmstrom is record owner of 16,249 shares of our common stock. See "Insider Relationships and Related Party Transactions." The address of Mr. Holmstrom is c/o ALEC Holdings, Inc., 510 L. Street, Suite 500, Anchorage, Alaska 99501.

(e) Mr. Wonnell is the record owner of 16,249 shares of our common stock. See "Insider Relationships and Related Party Transactions." The address of Mr. Wonnell is c/o ALEC Holdings, Inc., 510 L. Street, Anchorage, Alaska 99501.

(f) See "Management--ALEC Holdings, Inc. 1999 Stock Incentive Plan" for a discussion of options to purchase or other equity rights that may be granted to our directors and officers.

STOCKHOLDERS' AGREEMENT

    On May 14, 1999, we entered into a stockholders' agreement with the Fund, affiliates of the Fund (the "Fund Investors"), co-investors and some of our employees listed as parties thereto (the "Non-Fund Investors"). The following is a summary of the principal terms of the stockholders' agreement and is subject to and qualified in its entirety by reference to the stockholders' agreement, which has been filed as an exhibit to the registration statement of which this prospectus is a part and is incorporated by reference herein.

    The stockholders' agreement provides, among other things for:

     - the right of the Non-Fund Investors to participate in, and the right of the Fund to require the Non-Fund Investors to participate in, sales of our common stock by the Fund;

     - prior to an initial public offering of our stock, our rights to purchase, and the rights of the Non-Fund Investors to require us to purchase, except in the case of termination of employment of the Non-Fund Investors, all, but not less than all, of the shares of our common stock owned by a Non-Fund Investor upon the termination of employment or death of the Non-Fund Investor, at prices determined in accordance with the stockholders' agreement; and

     - additional restrictions on the rights of the Non-Fund Investors to transfer shares of our common stock.

    The stockholders' agreement also contains provisions granting the Fund and the Non-Fund Investors rights in connection with registrations of our common stock and provides for indemnification and other rights, restrictions and obligations in connection with those registrations.

    The stockholders' agreement will terminate:

     - with respect to the rights and obligations of and restrictions on the Fund Investors and the Non-Fund Investors in connection with restrictions on the transfer of shares of our common stock, when the Fund and its affiliates no longer hold at least 20% of the outstanding shares of our common stock, on a fully diluted basis; PROVIDED that the stockholders' agreement will terminate in that respect in any event if we enter into transactions resulting in the Fund, its affiliates, the Non-Fund Investors, and each of their respective permitted transferees, owning less than a majority of the outstanding voting power of the entity surviving those transactions; and

     - with respect to the registration of our common stock in offerings on the earlier of (a) the date on which there are no longer any registrable securities outstanding (as determined under the stockholders' agreement) and (b) the 20(th) anniversary of the stockholders' agreement.

              INSIDER RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

    In connection with the completion of the acquisitions of PTI Alaska and ATU, members of management were given grants of our common stock. See "Ownership of Capital Stock." In connection with the stock grants, we loaned one member of management and one former member of management approximately 40% of the fair market value of the grants on May 14, 1999 to be used by those two individuals to pay taxes on the income deemed received in connection with the grants.

    In connection with the execution of the PTI Alaska purchase agreement, Century entered into a consulting agreement, dated August 14, 1998, with LEC Consulting Corporation, a corporation owned and operated by members of management. Pursuant to the consulting agreement, LEC Consulting provided management and advisory services to PTI Alaska with respect to its day-to-day business operations. Under the terms of the consulting agreement, Century paid LEC Consulting $175,000 per month for these services. In addition to the services required under the consulting agreement, LEC Consulting employees were responsible for managing the transition process for us and for creating the infrastructure necessary to begin operations as of May 14, 1999. In addition, Fox Paine loaned to LEC Consulting approximately $3.4 million beginning in August 1998 for funding of start-up expenses, which amount was repaid out of funds provided by us on May 14, 1999 as part of the fees and expenses related to the acquisitions. LEC Consulting was merged into ACS on May 10, 1999.

    Pursuant to a consulting agreement between Century and Mr. Robinson, Mr. Robinson will continue to provide consulting services to Century with respect to its operations in the lower 48 contiguous states. These services will not interfere with Mr. Robinson's fulfillment of his duties and responsibilities to us. However, we have agreed that Mr. Robinson will not participate in making any decisions relating to acquisitions by us in the lower 48 contiguous states during the term of his consulting agreement and for two years thereafter. This consulting agreement is expected to expire on or before November 2000.

    Fox Paine received advisory fees upon consummation of each of the acquisitions. In addition, Fox Paine will receive an annual management fee.

    In connection with the consummation of the acquisitions of PTI Alaska and ATU and the private offering of the old debentures, we issued warrants to purchase shares of our common stock, representing 3.40% of our fully diluted ownership, to the initial purchasers in the private offering of the old debentures. The warrants are exercisable for $0.01 per share and expire on May 14, 2011. The proceeds received from the issuance of the old debentures and the warrants, together with the proceeds to us of the equity contributions, were contributed to ACS as common equity. See "The Acquisitions."

                       DESCRIPTION OF OTHER INDEBTEDNESS

THE SENIOR CREDIT FACILITY

    ACS, together with us, entered into a credit agreement with The Chase Manhattan Bank, as administrative agent and collateral agent, Credit Suisse First Boston Corporation, as documentation agent, and Canadian Imperial Bank of Commerce, as syndication agent, and the lenders named therein that provides the ACS' senior credit facility consisting of term loans of up to $460.0 million and a revolving credit facility of $75.0 million. Chase Securities Inc. acts as advisor and arranger in connection with the senior credit facility. The following is a summary description of the principal terms of the senior credit facility and is subject to and qualified in its entirety by reference to the credit agreement, which has been filed as an exhibit to the registration statement of which this prospectus is a part and is incorporated by reference herein.

    STRUCTURE.  Loans under the credit agreement consist of:

     - a term loan A facility in the amount of $150.0 million;

     - a term loan B facility in the amount of $150.0 million;

     - a term loan C facility in the amount of $160.0 million; and

     - a revolving credit facility in the amount of $75.0 million which is available, in part, for up to $25.0 million in letters of credit and up to $10.0 million in the form of swingline loans.

The term loan facilities and the revolving credit facility constitute the senior credit facility. ACS used the term loan facilities and a portion of the revolving credit facility to provide a portion of the funds necessary to complete the acquisitions of PTI Alaska and ATU and to repay existing indebtedness of PTI Alaska. ACS will use the remainder of the revolving credit facility for general corporate purposes.

    SECURITY; GUARANTEES. ACS' obligations under the senior credit facility are unconditionally and irrevocably guaranteed, jointly and severally, by us and by each of ACS' existing and subsequently acquired or organized domestic (or, in limited circumstances, foreign) subsidiaries. In addition, the senior credit facility and the guarantees thereunder are secured by substantially all of ACS' assets and all of the assets of ACS' subsidiaries (collectively, the "Collateral"), including:

     - a first priority pledge (1) by us of all of ACS' capital stock and (2)
       (a) to the extent not prohibited by law or any existing contract, by ACS of the capital stock of companies in which ACS holds a minority stake and
       (b) of all the capital stock ACS, or any of its domestic subsidiaries (or, under limited circumstances, any of ACS' foreign subsidiaries), held in any existing and subsequently acquired or organized subsidiary (which pledge, in the case of any foreign subsidiary will, except under limited circumstances, be limited to 65% of the capital stock of the foreign subsidiary) and

     - a perfected first priority security interest in, and mortgage on, substantially all of ACS' tangible and intangible assets and substantially all of the tangible and intangible assets of the guarantors (including but not limited to accounts receivable, documents, inventory, equipment, intellectual property, investment property, general intangibles, real property, cash and cash accounts and proceeds of the foregoing), in each case subject to limited exceptions. The credit agreement provides for the release of guarantees under limited circumstances.

    AVAILABILITY. The availability of the senior credit facility is subject to various conditions precedent typical of bank loans including, among other things, the absence of any material adverse change in ACS' business. The full amount of the term loan facilities was required to be drawn in a single drawing on May 14, 1999. Amounts repaid or prepaid under the term loan facilities may not be reborrowed. Amounts repaid under the revolving credit facility are available for reborrowing on a revolving basis, subject to the terms of the revolving credit facility. As a result of issuance of $150.0 million in ACS senior subordinated notes, the term loan C facility was reduced to $135.0 million on May 14, 1999.

    AMORTIZATION, INTEREST.

     - The term loan A facility is repayable in annual principal payments of one percent of principal over five years, commencing on May 14, 2002, with the balance of the term loan A facility payable at maturity. The final maturity of the term loan A facility is November 14, 2006. The term loan A facility bears interest at a rate PER ANNUM equal (at ACS' option) to:
       (1) an adjusted London interbank offered rate ("Adjusted LIBOR") plus 2.75% or (2) a rate equal to the greater of the administrative agent's prime rate, a certificate of deposit rate plus 1% and the federal funds effective rate plus 1/2 of 1% (the "Alternate Base Rate") plus 1.75%, in each case subject to reduction based on ACS' financial performance.

     - The term loan B facility is repayable in annual principal payments of one percent of principal over six years, commencing on May 14, 2002, with the balance of term loan B facility payable at maturity. The final maturity of the term loan B facility is November 14, 2007. The term loan B facility bears interest at a rate PER ANNUM equal (at ACS' option) to:
       (1) Adjusted LIBOR plus 3.00% or (2) the Alternate Base Rate plus 2.00%.

     - The term loan C facility is repayable in annual principal payments of one percent of principal over six years, commencing on May 14, 2002, with the balance of term loan C facility payable at maturity. The final maturity of the term loan C facility is May 14, 2008. The term loan C facility bears interest at a rate PER ANNUM equal (at ACS' option) to: (1) Adjusted LIBOR plus 3.25% or (2) the Alternate Base Rate plus 2.25%.

     - The revolving credit facility is a seven-year facility and outstanding balances thereunder will bear interest at a rate PER ANNUM equal (at ACS' option) to: (1) Adjusted LIBOR plus 2.75% or (2) the Alternate Base Rate plus 1.75%, in each case subject to reduction based on ACS' financial performance. Amounts under the senior credit facility not paid when due bear interest at a default rate equal to 2.0% above the otherwise applicable rate.

    PREPAYMENTS. The senior credit facility permits ACS to prepay loans and to permanently reduce revolving credit commitments, in whole or in part, at any time. In addition, ACS is required to make mandatory prepayments of the term loan facilities, subject to limited exceptions, in amounts equal to the excess, if any, of:

     - 50% of excess cash flow for each fiscal year, as specified in the credit agreement, over

     - the aggregate principal amount of the term loan facilities prepaid during the fiscal year.

ACS is also required to make mandatory prepayments of term loan facilities, subject to limited exceptions, with the net cash proceeds of dispositions of assets or issuances of debt of us or any of our subsidiaries. Mandatory and optional prepayments will be allocated PRO RATA among the term loan A facility, the term loan B facility and the term loan C facility, as applicable, and within each term loan facility, applied PRO RATA to the remaining amortization payments under that facility, except that the lenders participating in the term loan B facility and the term loan C facility, as applicable, have the right to refuse mandatory prepayments, in which case those prepayments will be applied to the term loan A facility, or, if no portion of the term loan A facility remains outstanding, ACS may retain the prepayments. Any prepayment of Adjusted LIBOR loans other than at the end of an interest period will be subject to reimbursement of breakage costs as described in the credit agreement.

    FEES. ACS is required to pay the lenders, on a quarterly basis, a commitment fee equal to 1/2 of 1% PER ANNUM on the undrawn portion of the unused commitments, subject to reductions based upon ACS' financial performance. ACS is also required to pay:

     - on a quarterly basis, a commission on the face amount of all outstanding letters of credit equal to the applicable margin then in effect for Adjusted LIBOR loans under the revolving credit facility;

     - on a quarterly basis, a fronting fee in the amount of 0.25% PER ANNUM on each letter of credit to the issuing bank;

     - standard fees of the issuing bank with respect to issuance, amendment, renewal or extension of any letters of credit; and

     - fees payable to the administrative agent.

    COVENANTS, EVENTS OF DEFAULT. The credit agreement contains customary covenants that, among other things, restrict our ability, the ability of ACS and the ability of ACS' subsidiaries to dispose of assets, incur additional indebtedness, incur guarantee obligations, prepay other indebtedness or amend other debt instruments, pay dividends, create liens on assets, enter into sale and leaseback transactions, make investments, loans or advances, make acquisitions, engage in mergers or consolidations, change ACS' business, make capital expenditures or engage in transactions with affiliates. In addition, under the senior credit facility, ACS is required to comply with specified financial ratios, including minimum interest coverage ratios and maximum leverage ratios.

    The credit agreement also contains provisions that prohibit any modification of the indenture relating to the senior subordinated notes of ACS as well as customary representations and warranties, affirmative covenants and events of default, including cross default, material judgments and change in control.

THE ACS SENIOR SUBORDINATED NOTES

    On May 14, 1999, ACS issued $150.0 million in aggregate principal amount of senior subordinated notes due 2009, for gross proceeds of $25.0 million, in a private transaction not subject to the registration requirements of the Securities Act. Cash interest is payable on the outstanding principal amount of the ACS senior subordinated notes at the rate of 9 3/8% PER ANNUM payable semiannually on May 15th and November 15th of each year, commencing November 15, 1999, subject to restrictions on dividends to ACS contained in the ACS senior credit facility.

    The ACS senior subordinated notes rank junior in right of payment to all current and future senior indebtedness of ACS, rank PARI PASSU in right of payment to all current and future senior subordinated indebtedness of ACS and rank senior in right of payment to all current and future subordinated indebtedness of ACS. As obligations of a holding company, the ACS senior subordinated notes are effectively subordinated to all obligations of the subsidiaries of ACS. See "Risk Factors."

    The ACS senior subordinated notes are not redeemable until May 15, 2004. Thereafter, the ACS senior subordinated notes will be redeemable at the option of ACS with a premium that declines each year until 2007, when the ACS senior subordinated notes will be redeemable in whole or in part at 100% of their principal amount plus accrued and unpaid interest. Upon a Change of Control (as defined in the indenture governing the ACS senior subordinated notes), each holder will be able to require ACS to offer to redeem the holder's ACS senior subordinated notes at a price equal to 101% of principal amount, subject to restrictions contained in the ACS senior credit facility. If ACS consummates one or more offerings of ACS capital stock on or before May 15, 2002, ACS, at its option, will be able to use all or a portion of the sale proceeds to redeem up to 35% of the aggregate principal amount of the ACS senior subordinated notes originally issued, at a price equal to their principal amount plus a premium equal to one year's interest at the stated interest rate.

    The indenture relating to the ACS senior subordinated notes contains various restrictive covenants that, among other things, limit:

     - the incurrence of indebtedness by ACS and its subsidiaries;

     - the payment of Restricted Payments (as defined in the indenture relating to the ACS senior subordinated notes);

     - the payment of dividends on stock and purchases of stock;

     - the sale of assets or stock of ACS' subsidiaries;

     - transactions with affiliates;

     - mergers, consolidations and sales of assets; and

     - the business activities in which ACS and its subsidiaries may engage.

Each of these limitations, however, is subject to qualifications set forth fully in the indenture governing the ACS senior subordinated notes, which has been filed as an exhibit to the registration statement of which this prospectus is a part and is incorporated by reference herein.

    The indenture relating to the ACS senior subordinated notes also contains events of default customary for obligations of this type, including a default in the payment of interest on the ACS senior subordinated notes when due and payable, the acceleration of debt of ACS or any of its subsidiaries in an amount in excess of $5.0 million and the rendering of any judgment for the payment of money in excess of $5.0 million against ACS, subject, in each case, to applicable grace periods. As a result, events may occur that cause a default under the indenture governing the ACS senior subordinated notes at a time when there is no default under the indenture governing the exchange debentures. Payment of all amounts outstanding under the ACS senior subordinated notes could be accelerated in the event of a default under the indenture governing the ACS senior subordinated notes.

                     DESCRIPTION OF THE EXCHANGE DEBENTURES

    DEFINITIONS OF TERMS USED IN THIS DESCRIPTION OF THE EXCHANGE DEBENTURES MAY BE FOUND UNDER THE CAPTION "--DEFINITIONS." FOR PURPOSES OF THIS SECTION, REFERENCES TO "HOLDINGS" OR THE "COMPANY" REFER ONLY TO ALEC HOLDINGS, INC. AND "ACS" REFERS ONLY TO ALASKA COMMUNICATIONS SYSTEMS HOLDINGS, INC. AND NOT ANY OF THEIR SUBSIDIARIES.

GENERAL

    Holdings will issue the exchange debentures under the same indenture, dated as of May 14, 1999 (the "Indenture"), between Holdings and The Bank of New York, as Trustee (the "Trustee"), under which the old debentures were issued, a copy of which is available upon request to Holdings. The Indenture contains provisions that define your rights under the exchange debentures. In addition, the Indenture governs the obligations of Holdings under the exchange debentures. The terms of the exchange debentures include those stated in the Indenture and those made part of the Indenture by reference to the TIA.

    The following description is meant to be only a summary of the Indenture. It does not restate the terms of the Indenture in their entirety. We urge you to read carefully the Indenture as it, and not this description, governs your rights as Holders.

OVERVIEW OF THE EXCHANGE DEBENTURES

    The exchange debentures:

     - will be general unsecured obligations of Holdings;

     - will be senior in right of payment to all existing and future Subordinated Obligations of Holdings; and

     - will be effectively subordinated to all Secured Indebtedness of Holdings and its Subsidiaries to the extent of the value of the assets securing that Indebtedness.

PRINCIPAL, MATURITY AND INTEREST

    We will initially issue exchange debentures in an aggregate principal amount of $46,928,435 with gross proceeds of $25 million. The exchange debentures will mature on May 15, 2011. We will issue the exchange debentures in fully registered form, without coupons, in denominations of $1,000 and any integral multiple of $1,000.

    The Exchange Debentures will not accrue interest prior to November 15, 2004. Each exchange debenture we issue will bear interest at a rate of 13% beginning on November 15, 2004, or from the most recent date to which interest has been paid or provided for. We will pay interest semiannually to Holders of record at the close of business on the May 1 or November 1 immediately preceding the interest payment date on May 15 and November 15 of each year. We will pay interest on overdue principal at 1% PER ANNUM in excess of such rate, and we will pay interest on overdue installments of interest at such higher rate to the extent lawful.

PAYING AGENT AND REGISTRAR

    We will pay the principal of, premium, if any, and interest on the exchange debentures at any office of ours or any agency designated by us which is located in the Borough of Manhattan, the City of New York. We have initially designated the corporate trust office of the Trustee to act as the agent of Holdings in such matters (the "Paying Agent"). The location of the corporate trust office is 101 Barclay Street, Floor 21W, New York, New York 10286. We reserve the right, however, to pay interest to Holders by check mailed directly to Holders at their registered addresses.

    Holders may exchange or transfer their exchange debentures at the location given in the preceding paragraph. No service charge will be made for any registration of transfer or exchange of exchange debentures. We may, however, require Holders to pay any transfer tax or other similar governmental charge payable in connection with such transfer or exchange.

OPTIONAL REDEMPTION

    Except as set forth in the following paragraph, we may not redeem the exchange debentures at our option prior to May 15, 2004. After this date, we may redeem the exchange debentures in whole or in part, on not less than 30 nor more than 60 days' prior notice, at the following redemption prices (expressed as percentages of principal amount), plus accrued and unpaid interest thereon, and Additional Amounts in respect thereof, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the twelve-month period commencing on May 15 of the years set forth below:

                                                                                       REDEMPTION
YEAR                                                                                      PRICE
-------------------------------------------------------------------------------------  -----------
2004.................................................................................     106.500%
2005.................................................................................     105.200%
2006.................................................................................     103.900%
2007.................................................................................     102.600%
2008.................................................................................     101.300%
2009 and thereafter..................................................................     100.000%

    Prior to May 15, 2002, we may, at our option, on one or more occasions, also redeem up to a maximum of 35% of the original aggregate principal amount of the exchange debentures with the Net Cash Proceeds of one or more Equity Offerings by Holdings, at a redemption price equal to 113% of the principal amount thereof, plus accrued and unpaid interest on, and any Additional Amounts in respect of, the exchange debentures, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); PROVIDED, HOWEVER, that after giving effect to any such redemption:

    (1) at least 65% of the original aggregate principal amount of the exchange debentures remains outstanding; and

    (2) any such redemption by Holdings must be made within 90 days of such related Equity Offering by Holdings, and must be made upon not less than 30 nor more than 60 days' notice mailed to each Holder of exchange debentures being redeemed and otherwise in accordance with the procedures set forth in the Indenture.

SELECTION

    If we partially redeem exchange debentures, the Trustee will select the exchange debentures to be redeemed on a PRO RATA basis, by lot or by such other method as the Trustee shall deem to be fair and appropriate (and in such manner as complies with applicable legal requirements); PROVIDED that no exchange debenture of $1,000 in original principal amount or less will be redeemed in part. If we redeem any exchange debenture in part only, the notice of redemption relating to such exchange debenture shall state the portion of the principal amount of such exchange debenture to be redeemed. A new exchange debenture in principal amount equal to the unredeemed portion of such exchange debenture will be issued in the name of the Holder upon cancellation of the original exchange debenture. On and after the redemption date, interest will cease to accrue on exchange debentures or portions of exchange debentures called for redemption so long as we have deposited with the Paying Agent funds sufficient to pay the principal of, plus accrued and unpaid interest on, and Additional Amounts in respect of, the exchange debentures to be redeemed.

CHANGE OF CONTROL

    Upon the occurrence of any of the following events (each a "Change of Control"), each Holder will have the right to require Holdings to repurchase all or any part of such Holder's exchange debentures at a purchase price in cash equal to 101% of Accreted Value (or if after May 14, 2004, of the principal amount thereof plus accrued and unpaid interest thereon) and Additional Amounts in respect thereof, if any, to the date of repurchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); PROVIDED, HOWEVER, that notwithstanding the occurrence of a Change of Control, Holdings shall not be obligated to repurchase the exchange debentures pursuant to this section in the event that it has exercised its right to redeem all the exchange debentures under the terms described under the caption "--Optional Redemption":

    (1) prior to the first public offering of Company Common Stock, the Permitted Holders, taken together, cease to be the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of a majority in the aggregate of the total voting power of the Voting Stock of ACS or Holdings, whether as a result of issuance of securities of ACS or Holdings, any merger, consolidation, liquidation or dissolution of ACS or Holdings, any direct or indirect transfer of securities by any Permitted Holder or otherwise (for purposes of this clause (1) and clause (2) below, the Permitted Holders shall be deemed to beneficially own any Voting Stock of an entity (the "specified entity") held by any other entity (the "parent entity") so long as the Permitted Holders beneficially own, directly or indirectly, in the aggregate a majority of the voting power of the Voting Stock of the parent entity);

    (2) (a) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in clause (1) above, except that for purposes of this clause (2) such person shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the total voting power of the Voting Stock of ACS or Holdings and (b) the Permitted Holders beneficially own (as defined in clause (1) above), directly or indirectly, in the aggregate a lesser percentage of the total voting power of the Voting Stock of ACS or Holdings than such other person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of ACS or Holdings, as the case may be (for the purposes of this clause (2), such other person shall be deemed to beneficially own any Voting Stock of a specified entity held by a parent entity, if such other person is the beneficial owner (as defined in this clause (2)), directly or indirectly, of more than 35% of the voting power of the Voting Stock of such parent entity and the Permitted Holders beneficially own (as defined in clause (1) above), directly or indirectly, in the aggregate a lesser percentage of the voting power of the Voting Stock of such parent entity and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of such parent entity);

    (3) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of Holdings or ACS, as the case may be (together with any new directors whose (a) election by such Board of Directors of ACS or Holdings, as the case may be, or whose nomination for election by the shareholders of ACS or Holdings, as the case may be, was approved by a majority vote of the directors of ACS or Holdings, as the case may be, then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved or (b) who are designees of the Permitted Holders or were nominated by the Permitted Holders) cease for any reason to constitute a majority of the Board of Directors of Holdings or ACS, as the case may be, then in office;

    (4) the adoption of a plan relating to the liquidation or dissolution of ACS or Holdings;

    (5) the merger or consolidation of ACS or Holdings with or into another Person or the merger of another Person with or into ACS or Holdings, or the sale of all or substantially all the assets of ACS or Holdings to another Person (other than a Person that is controlled by the Permitted Holders), and, in the case of any such merger or consolidation, the securities of ACS or Holdings that are outstanding immediately prior to such transaction and that represent 100% of the aggregate voting power of the Voting Stock of ACS or Holdings are changed into or exchanged for cash, securities or property, unless pursuant to such transaction such securities are changed into or exchanged for, in addition to any other consideration, securities of the surviving Person or transferee that represent immediately after such transaction, at least a majority of the aggregate voting power of the Voting Stock of the surviving Person or transferee; or

    (6) ACS ceases to be a Wholly Owned Subsidiary of Holdings.

    In the event that at the time of such Change of Control the terms of the Bank Indebtedness restrict or prohibit the repurchase of exchange debentures pursuant to this covenant, then prior to the mailing of the notice to Holders provided for in the immediately succeeding paragraph but in any event within 30 days following any Change of Control, Holdings shall:

    (1) repay in full all Bank Indebtedness or, if doing so will allow the repurchase of exchange debentures, offer to repay in full all Bank Indebtedness and repay the Bank Indebtedness of each lender who has accepted such offer; or

    (2) obtain the requisite consent under the agreements governing the Bank Indebtedness to permit the repurchase of the exchange debentures as provided for in the immediately succeeding paragraph.

    Within 30 days following any Change of Control, Holdings shall mail a notice to each Holder with a copy to the Trustee (the "Change of Control Offer") stating:

    (1) that a Change of Control has occurred and that such Holder has the right to require Holdings to purchase such Holder's exchange debentures at a purchase price in cash equal to 101% of the Accreted Value (or, after May 14, 2004, the principal amount thereof, plus accrued and unpaid interest) and Additional Amounts in respect thereof, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest on the relevant interest payment date);

    (2) the circumstances and relevant facts and financial information regarding such Change of Control;

    (3) the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

    (4) the instructions determined by Holdings, consistent with this covenant, that a Holder must follow in order to have its exchange debentures purchased.

    Holdings will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by Holdings and purchases all exchange debentures validly tendered and not withdrawn under such Change of Control Offer.

    Holdings will comply, to the extent applicable, with the requirements of
Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the purchase of exchange debentures pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, Holdings will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof.

RESTRICTIVE COVENANTS

    The Indenture will contain covenants including, among others, the following:

    LIMITATION ON INDEBTEDNESS. (1) Holdings will not, and will not permit any Restricted Subsidiary to, Incur any Indebtedness; PROVIDED, HOWEVER, that Holdings or any Restricted Subsidiary may Incur Indebtedness if on the date of such Incurrence and after giving effect thereto the Debt to EBITDA Ratio would be less than 7.25:1.

    (2) Notwithstanding the foregoing paragraph (1), Holdings and its Restricted Subsidiaries may Incur the following Indebtedness:

    (a) Bank Indebtedness in an aggregate principal amount not to exceed $585 million less the aggregate amount of all prepayments of principal applied to permanently reduce any such Indebtedness;

    (b) Indebtedness of ACS owed to and held by any Wholly Owned Subsidiary or Indebtedness of a Restricted Subsidiary owed to and held by ACS or any Wholly Owned Subsidiary; PROVIDED, HOWEVER, that any subsequent issuance or transfer of any Capital Stock or any other event that results in any such Wholly Owned Subsidiary ceasing to be a Wholly Owned Subsidiary or any subsequent transfer of any such Indebtedness (except to ACS or a Wholly Owned Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the issuer thereof;

    (c) Indebtedness (i) represented by the exchange debentures, (ii) represented by the Notes and the Guarantees, (iii) outstanding on the Closing Date (other than the Indebtedness described in clauses (a) and (b) above), (iv) consisting of Refinancing Indebtedness Incurred in respect of any Indebtedness described in this clause (c) (including Indebtedness Refinancing Indebtedness) or the foregoing paragraph (1) or
       (v) consisting of guarantees of any Indebtedness permitted under clauses
       (a) and (b) of this paragraph (2);

    (d) (i) Indebtedness of a Restricted Subsidiary Incurred and outstanding on or prior to the date on which such Restricted Subsidiary was acquired by Holdings (other than Indebtedness Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Subsidiary of, or was otherwise acquired by, Holdings); PROVIDED, HOWEVER, that on the date that such Restricted Subsidiary is acquired by Holdings, Holdings would have been able to Incur $1.00 of additional Indebtedness pursuant to the foregoing paragraph (1) after giving effect to the Incurrence of such Indebtedness pursuant to this clause (d) and (ii) Refinancing Indebtedness Incurred by ACS or a Restricted Subsidiary in respect of Indebtedness Incurred pursuant to this clause (d);

    (e) Indebtedness in respect of performance bonds, bankers' acceptances, letters of credit and surety or appeal bonds provided by Holdings and the Restricted Subsidiaries in the ordinary course of their business;

    (f) Purchase Money Indebtedness and Capitalized Lease Obligations in an aggregate principal amount not in excess of $20 million at any time outstanding;

    (g) Hedging Obligations of Holdings directly related to Indebtedness permitted to be Incurred by Holdings pursuant to the Indenture for the purpose of fixing or hedging interest rate risk or currency fluctuations;

    (h) (i) Indebtedness of another Person Incurred and outstanding on or prior to the date on which such Person consolidates with or merges with or into Holdings or ACS (other than Indebtedness Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Person consolidates with or merges with or into Holdings or
       ACS); PROVIDED, HOWEVER, that on the date that such transaction is consummated, Holdings would have been able to Incur $1.00 of additional Indebtedness pursuant to the foregoing paragraph (1) after giving effect to the Incurrence of such Indebtedness pursuant to this clause (h) and
       (ii) Refinancing Indebtedness Incurred by Holdings or ACS or the Successor Company in respect of Indebtedness Incurred pursuant to subclause (i) of this clause (h); or

    (i) Indebtedness (other than Indebtedness permitted to be Incurred pursuant to the foregoing paragraph (1) or any other clause of this paragraph (2)) in an aggregate principal amount on the date of Incurrence that, when added to all other Indebtedness Incurred pursuant to this clause (i) and then outstanding, shall not exceed $5 million.

    (3) Notwithstanding the foregoing, Holdings may not Incur any Indebtedness pursuant to paragraph (2) above if the proceeds thereof are used, directly or indirectly, to repay, prepay, redeem, defease, retire, refund or refinance any Subordinated Obligations, unless such Indebtedness will be subordinated to the exchange debentures to at least the same extent as such Subordinated Obligations. In addition, Holdings may not Incur any Secured Indebtedness that is not Pari Passu Indebtedness unless contemporaneously therewith effective provision is made to secure the exchange debentures equally and ratably with (or on a senior basis to, in the case of Indebtedness subordinated in right of payment to the exchange debentures) such Secured Indebtedness for so long as such Secured Indebtedness is secured by a Lien.

    (4) Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that Holdings or any Restricted Subsidiary may Incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rates of currencies. For purposes of determining the outstanding principal amount of any particular Indebtedness Incurred pursuant to this covenant:

    (a) Indebtedness Incurred pursuant to the Credit Agreement prior to or on the Closing Date shall be treated as Incurred pursuant to clause (2)(a) above;

    (b) Indebtedness permitted by this covenant need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Indebtedness; and

    (c) in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in this covenant, Holdings, in its sole discretion, shall classify such Indebtedness and only be required to include the amount of such Indebtedness in one of such clauses.

    LIMITATION ON RESTRICTED PAYMENTS. (1) Holdings will not, and will not permit any Restricted Subsidiary, directly or indirectly, to:

    (a) declare or pay any dividend or make any distribution on or in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving Holdings) or similar payment to the holders of its Capital Stock except dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock) and except dividends or distributions payable to Holdings or another Restricted Subsidiary (and, if such Restricted Subsidiary has shareholders other than Holdings or other Restricted Subsidiaries, to its other shareholders on a pro rata basis);

    (b) purchase, redeem, retire or otherwise acquire for value any Capital Stock of Holdings or any Restricted Subsidiary held by Persons other than Holdings or another Restricted Subsidiary;

    (c) purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment any Subordinated Obligations (other than the purchase, repurchase or other acquisition of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case, due within one year of the date of acquisition); or

    (d) make any Investment (other than a Permitted Investment) in any Person

(any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Investment being herein referred to as a "Restricted Payment") if at the time Holdings or such Restricted Subsidiary makes such Restricted Payment:

        (i) a Default will have occurred and be continuing (or would result therefrom);

        (ii) Holdings could not Incur at least $1.00 of additional Indebtedness under paragraph (1) of the covenant described under the caption "--Limitation on Indebtedness"; or

        (iii) the aggregate amount of such Restricted Payment and all other Restricted Payments (the amount so expended, if other than in cash, to be determined in good faith by the Board of Directors, whose determination will be conclusive and evidenced by a resolution of the Board of Directors) declared or made subsequent to the Closing Date would exceed the sum of, without duplication:

           (A) (i) 100% of EBITDA accrued during the period (treated as one accounting period) from the beginning of the fiscal quarter immediately following the fiscal quarter during which the Closing Date occurs to the end of the most recent fiscal quarter for which financial statements are publicly available (or, in case such EBITDA will be a deficit, minus 100% of such deficit), minus

               (ii) 140% of Consolidated Interest Expense accrued during the period (treated as one accounting period) from the beginning of the fiscal quarter immediately following the fiscal quarter during which the Closing Date occurs to the end of the most recent fiscal quarter for which financial statements are publicly available; plus

            (B) the aggregate Net Cash Proceeds received by Holdings from the issue or sale of its Capital Stock (other than Disqualified Stock) subsequent to the Closing Date (other than (x) an issuance or sale to a Subsidiary of Holdings, (y) an issuance or sale to an employee stock ownership plan or other trust established by Holdings or any of its Subsidiaries or (z) to the extent used in accordance with clause (2)(e)(ii) or
                (2)(f)(iii)(B)) below; plus

            (C) the aggregate Net Cash Proceeds received by Holdings from the sale or other disposition (other than to Holdings or a Restricted Subsidiary) of any Investments previously made by Holdings or a Restricted Subsidiary and treated as a Restricted Payment; PROVIDED that the amount added pursuant to this clause
                (C) shall not exceed the amount treated as a Restricted Payment and not previously added pursuant to this paragraph (iii); plus

           (D) the amount by which Indebtedness of Holdings or its Restricted Subsidiaries is reduced on Holdings' balance sheet upon the conversion or exchange (other than by a Subsidiary of Holdings) subsequent to the Closing Date of any Indebtedness of Holdings or its Restricted Subsidiaries issued after the Closing Date that is convertible or exchangeable for Capital Stock (other than Disqualified Stock) of Holdings (less the amount of any cash or the fair market value of other property distributed by Holdings or any Restricted Subsidiary upon such conversion or exchange); plus

            (E) the amount equal to the net reduction in Investments in
                Unrestricted Subsidiaries resulting from (i) payments of dividends, repayments of the principal of loans or advances or other transfers of assets to Holdings or any Restricted Subsidiary from Unrestricted Subsidiaries or (ii) the redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries (valued, in each case, as provided in the definition of "Investment") not to exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made by Holdings or any Restricted Subsidiary in such Unrestricted Subsidiary, which amount was included in the calculation of the amount of Restricted Payments; plus

            (F) $5 million.

    (2) The provisions of the foregoing paragraph (1) will not prohibit:

    (a) any purchase, repurchase, retirement, defeasance or other acquisition or retirement for value of Capital Stock or Subordinated Obligations of Holdings made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of Holdings (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of Holdings or an employee stock ownership plan or other trust established by Holdings or any of its Subsidiaries); PROVIDED, HOWEVER, that:

        (i) such Restricted Payment will be excluded in the calculation of the amount of Restricted Payments; and

        (ii) the Net Cash Proceeds from such sale applied in the manner set forth in this clause (a) will be excluded from the calculation of amounts under clause (B) of paragraph (iii) above;

    (b) any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations of Holdings made by exchange for, or out of the proceeds of the substantially concurrent sale of, Indebtedness of Holdings that is permitted to be Incurred pursuant to paragraph (2) of the covenant described under the caption "--Limitation on Indebtedness"; PROVIDED, HOWEVER, that such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value will be excluded in the calculation of the amount of Restricted Payments;

    (c) any purchase or redemption of Subordinated Obligations from Net Available Cash to the extent permitted by the covenant described under the caption "--Limitation on Sales of Assets and Subsidiary Stock"; PROVIDED, HOWEVER, that such purchase or redemption will be excluded in the calculation of the amount of Restricted Payments;

    (d) dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with this covenant; PROVIDED, HOWEVER, that such dividend will be included in the calculation of the amount of Restricted Payments;

    (e) the repurchase or other acquisition of shares of, or options to purchase shares of, common stock of Holdings or any of its Subsidiaries from employees, former employees, consultants, former consultants, directors or former directors of Holdings or any of its Subsidiaries (or permitted transferees of such employees, former employees, consultants, former consultants, directors or former directors), pursuant to the terms of agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors under which such individuals purchase or sell, or are granted the option to purchase or sell, shares of such common stock; PROVIDED, HOWEVER, that the aggregate amount of such repurchases, together with any amounts or other distributions to Holdings under the following paragraph
       (f)(iii), shall not exceed in any calendar year the sum of (i) $5 million plus (ii) the Net Cash Proceeds received since the date of the Indenture by Holdings or received by Holdings and contributed to Holdings from the sale of Capital Stock to employees, consultants and directors of Holdings or Holdings; PROVIDED, FURTHER, HOWEVER, that such repurchases and other acquisitions of shares, or options to purchase shares of common stock shall be included in the calculation of the amount of Restricted Payments; and

Notwithstanding the foregoing, no cash dividends in excess of $10.0 million may be paid by Holdings unless Holdings shall have set aside in an escrow account an amount not less than the amount of accretion accrued from the original issue date of the Exchange Debentures.

    LIMITATION ON RESTRICTIONS ON DISTRIBUTIONS FROM RESTRICTED
SUBSIDIARIES. Holdings will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

    (1) pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness or other obligations owed to Holdings or any of its Restricted Subsidiaries;

    (2) make any loans or advances to Holdings or any of its Restricted Subsidiaries; or

    (3) transfer any of its property or assets to Holdings or any of its Restricted Subsidiaries,

except:

    (a) any encumbrance or restriction pursuant to applicable law or an agreement in effect at or entered into on the Closing Date;

    (b) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness Incurred by such Restricted Subsidiary prior to the date on which such Restricted Subsidiary was acquired by Holdings (other than Indebtedness Incurred as consideration in, in contemplation of, or to provide all or any portion of the funds or credit support utilized to consummate the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was otherwise acquired by Holdings) and outstanding on such date;

    (c) any encumbrance or restriction (x) pursuant to an agreement effecting a Refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (a) or (b) above or this clause (c) or (y) contained in any amendment to an agreement referred to in clause (a) or (b) above or this clause (c) or (z) pursuant to any other agreement regarding Indebtedness otherwise permitted by the covenant "Limitation on Indebtedness"; PROVIDED, HOWEVER, that the encumbrances and restrictions contained in any such Refinancing agreement or amendment are no less favorable to the Noteholders than the encumbrances and restrictions contained in such predecessor agreements or, with respect to agreements entered into at or after the Closing Date, the most restrictive agreement in existence at or prior to the Closing Date;

    (d) in the case of clause (3), any encumbrance or restriction:

        (i) that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract; or

        (ii) contained in security agreements securing Indebtedness of a Restricted Subsidiary to the extent such encumbrance or restriction restricts the transfer of the property subject to such security agreements;

    (e) with respect to a Restricted Subsidiary, any restriction imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition;

    (f) any encumbrance or restriction relating to Purchase Money Indebtedness or Capitalized Lease Obligations for property acquired in the ordinary course of business that imposes restrictions on the ability of Holdings or a Restricted Subsidiary to sell, lease or transfer the acquired property to Holdings or its Restricted Subsidiaries;

    (g) restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business;

    (h) any encumbrance or restriction contained in joint venture agreements and other similar agreements entered into in the ordinary course of business and customary for such types of agreements; and

    (i) any encumbrance or restriction pursuant to an agreement for Indebtedness under Section 2(e) and 2(g) of the covenant "Limitation on Indebtedness."

    LIMITATION ON SALES OF ASSETS AND SUBSIDIARY STOCK. (1) Holdings will not, and will not permit any Restricted Subsidiary to, make any Asset Disposition unless:

    (a) Holdings or such Restricted Subsidiary receives consideration (including by way of relief from, or by any other Person assuming sole responsibility for, any liabilities, contingent or otherwise) at the time of such Asset Disposition at least equal to the fair market value, as determined in good faith by the Board of Directors, of the shares and assets subject to such Asset Disposition;

    (b) at least 75% of the consideration thereof received by Holdings or such Restricted Subsidiary is in the form of cash; PROVIDED that the following shall be deemed to be cash for purposes of this clause (b): (i) the amount of any liabilities (as shown on Holdings', or such Restricted Subsidiary's, most recent balance sheet or in the notes thereto) of Holdings or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Exchange Debentures) that are assumed by the transferee of any such assets, (ii) the amount of any securities received by Holdings or such Restricted Subsidiary from such transferee that are converted by Holdings or such Restricted Subsidiary into cash (to the extent of the cash received) within 90 days following the closing of such Asset Disposition, (iii) the fair market value of any Telecommunications Assets received by Holdings in such Asset Disposition and (iv) the fair market value of any Permitted Joint Venture Interests received by Holdings or any Restricted Subsidiary in such Asset Disposition; PROVIDED that the aggregate fair market value of all Permitted Joint Venture Interests received pursuant to this clause (iv), valued, in each case, at the time of receipt, shall not exceed 10% of Consolidated Net Tangible Assets,

       (for purposes of this paragraph (b), all determinations of fair market value shall be made in good faith by the Board of Directors and evidenced by an Officers' Certificate delivered to the Trustee); and

    (c) from and after the date on which neither the Bank Indebtedness nor the Notes (including any Refinancings thereof) are outstanding, an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by Holdings (or such Restricted Subsidiary, as the case may be):

        (i) FIRST, to the extent Holdings elects (or is required by the terms of any Indebtedness), to prepay, repay, redeem, purchase or otherwise acquire Indebtedness (other than any Disqualified Stock) of a Wholly Owned Subsidiary (in each case, other than Indebtedness owed to Holdings or an Affiliate of Holdings and other than Preferred Stock) within 180 days of the later of the date of such Asset Disposition or the receipt of such Net Available Cash;

        (ii) SECOND, to the extent of the balance of Net Available Cash after application in accordance with clause (i) above, to the extent Holdings or such Restricted Subsidiary elects to, or enters into a binding agreement to, reinvest in Additional Assets (including by means of an Investment in Additional Assets by a Restricted Subsidiary with cash in an amount equal to the amount of Net Available Cash received by, or to be received by, Holdings or another Restricted Subsidiary) within 180 days of the later of such Asset Disposition or the receipt of such Net Available Cash; and

       (iii) THIRD, to the extent of the balance of such Net Available Cash after application in accordance with clauses (i) and (ii) above, to make an Offer to purchase exchange debentures pursuant to and subject to the conditions set forth in paragraph (2) below; PROVIDED, HOWEVER, that, if Holdings elects (or is required by the terms of any other Senior Subordinated Indebtedness), such Offer may be made ratably to purchase the exchange debentures and other Pari Passu Indebtedness of Holdings;

       PROVIDED, HOWEVER, that, in connection with any prepayment, repayment or purchase of Indebtedness pursuant to clause (i) or (iii) above, Holdings or such Restricted Subsidiary will retire such Indebtedness and will cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased.

    Upon completion of any Offer, the amount of Net Available Cash shall be reset at zero and Holdings shall be entitled to use any remaining proceeds for any corporate purposes to the extent permitted under the Indenture. Notwithstanding the foregoing provisions of this covenant, Holdings and the Restricted Subsidiaries will not be required to apply any Net Available Cash in accordance with this covenant except to the extent that the aggregate Net Available Cash from all Asset Dispositions that is not applied in accordance with this covenant exceeds $10 million.

    (2) In the event of an Asset Disposition that requires the purchase of exchange debentures pursuant to clause (c)(iii) above, Holdings will be required to offer to purchase exchange debentures tendered pursuant to an offer by Holdings for the exchange debentures (an "Offer") at a purchase price of 100% of their Accreted Value, (or, if after May 14, 2004, principal amount plus accrued and unpaid interest thereon), and Additional Amounts in respect thereof, if any, to the date of purchase in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Indenture and to purchase other Pari Passu Indebtedness on the terms and to the extent contemplated thereby. Holdings will not be required to make an Offer for exchange debentures (and other Pari Passu Indebtedness) pursuant to this covenant if the Net Available Cash available therefor (after application of the proceeds as provided in clauses (c)(i) and (c)(ii) above) is less than $10 million for any particular Asset Disposition (which lesser amount will be carried forward for purposes of determining whether an Offer is required with respect to the Net Available Cash from any subsequent Asset Disposition).

    (3) Holdings will comply, to the extent applicable, with the requirements of
Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of exchange debentures pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, Holdings will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof.

    LIMITATION ON TRANSACTIONS WITH AFFILIATES. (1) Holdings will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into or conduct any transaction or series of related transactions (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of Holdings (an "Affiliate Transaction") unless such Affiliate Transaction is on terms:

    (a) that are no less favorable to Holdings or such Restricted Subsidiary, as the case may be, than those that could be obtained at the time of such transaction in arms'-length dealings with a Person who is not such an Affiliate;

    (b) that, in the event such Affiliate Transaction involves an aggregate amount in excess of $5 million:

        (i) are set forth in writing; and

        (ii) have been approved by a majority of the members of the Board of Directors having no personal stake, other than as a holder of Capital Stock of Holdings, Holdings or such Restricted Subsidiary, in such Affiliate Transaction; and

    (c) that, in the event such Affiliate Transaction involves an amount in excess of $15 million, have been determined by a nationally recognized appraisal or investment banking firm to be fair, from a financial standpoint, to Holdings and its Restricted Subsidiaries.

    (2) The provisions of paragraph (1) above will not prohibit:

    (a) any Restricted Payment permitted to be paid pursuant to the covenant described under the caption "--Limitation on Restricted Payments";

    (b) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors;

    (c) the grant of stock options or similar rights to employees and directors of Holdings pursuant to plans approved by the Board of Directors;

    (d) loans or advances to employees in the ordinary course of business in accordance with past practices of Holdings, but in any event not to exceed $10 million in the aggregate outstanding at any one time;

    (e) the payment of reasonable fees to directors of Holdings and its Subsidiaries who are not employees of Holdings or its Subsidiaries;

    (f) any transaction between Holdings and a Restricted Subsidiary or between Restricted Subsidiaries;

    (g) customary indemnification and insurance arrangements in favor of officers, directors, employees and consultants of Holdings or any of the Restricted Subsidiaries;

    (h) payments by Holdings or any of its Restricted Subsidiaries to Fox Paine and its Affiliates for any financial advisory, financing, underwriting or other placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures which payments are approved by a majority of the members of the Board of Directors referred to in clause (b)(ii) above in good faith;

    (i) the existence of, or the performance by Holdings or any of its Restricted Subsidiaries of the obligations under the terms of, any stockholders agreements (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Closing Date, as such agreements, may be amended from time to time pursuant to the terms thereof; PROVIDED, HOWEVER, that the terms of any such amendment are no less favorable to the Holders than the terms of any such agreements in effect as of the Closing Date; and

    (j) the issuance of Capital Stock (other than Disqualified Stock) of Holdings for cash to any Permitted Holder.

    LIMITATION ON THE SALE OR ISSUANCE OF CAPITAL STOCK OF RESTRICTED SUBSIDIARIES. Holdings will not sell or otherwise dispose of any shares of Capital Stock of a Restricted Subsidiary, and will not permit any Restricted Subsidiary, directly or indirectly, to issue or sell or otherwise dispose of any shares of its Capital Stock except:

    (1) to Holdings or a Wholly Owned Subsidiary;

    (2) if, immediately after giving effect to such issuance, sale or other disposition, neither Holdings nor any of its Subsidiaries own any Capital Stock of such Restricted Subsidiary; or

    (3) if, immediately after giving effect to such issuance or sale, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary and any Investment in such Person remaining after giving effect thereto would have been permitted to be made under the covenant described under the caption "--Limitation on Restricted Payments" if made on the date of such issuance, sale or other disposition.

    The proceeds of any sale of such Capital Stock permitted hereby will be treated as Net Available Cash from an Asset Disposition and must be applied in accordance with the terms of the covenant described under the caption "--Limitation on Sales of Assets and Subsidiary Stock."

    SEC REPORTS. Notwithstanding that Holdings may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, Holdings will file with the SEC and provide the Trustee and Exchange Debentures and prospective Exchange Debentures (upon request) within 15 days after it files them with the SEC, copies of its annual report and the information, documents and other reports that are specified in Sections 13 and 15(d) of the Exchange Act. In addition, following an Equity Offering, Holdings shall furnish to the Trustee and Exchange Debentures, promptly upon their becoming available, copies of the annual report to shareholders and any other information provided by Holdings or Holdings to its public shareholders generally. Holdings also will comply with the other provisions of Section 314(a) of the TIA.

    LIMITATION ON LINES OF BUSINESS. Holdings will not, and will not permit any Restricted Subsidiary to, engage in any business, other than a Related Business.

MERGER AND CONSOLIDATION

    Holdings will not consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person, unless:

    (1) the resulting, surviving or transferee Person (the "Successor Company") will be a corporation organized and existing under the laws of the United States of America, any state thereof or the District of Columbia, and the Successor Company (if not Holdings) will expressly assume, by a supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of Holdings under the exchange debentures and the Indenture;

    (2) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any Restricted Subsidiary as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction), no Default shall have occurred and be continuing;

    (3) immediately after giving effect to such transaction, the Successor Company would be able to Incur an additional $1.00 of Indebtedness under paragraph (1) of the covenant described under the caption "--Restrictive Covenants--Limitation on Indebtedness";

    (4) Holdings shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture; and

    (5) Holdings shall have delivered to the Trustee an Opinion of Counsel to the effect that the Holders will not recognize income, gain or loss for Federal income tax purposes as a result of such transaction and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such transaction had not occurred.

Notwithstanding the foregoing clause (2) or (3), Holdings may merge with an Affiliate incorporated or formed solely for the purpose of reincorporating Holdings in another jurisdiction.

    The Successor Company will succeed to, and be substituted for, and may exercise every right and power of, Holdings under the Indenture, but Holdings, in the case of a conveyance, transfer or lease of all or substantially all its assets, will not be released from the obligation to pay the principal of and interest on the exchange debentures.

DEFAULTS

    Each of the following is an "Event of Default":

    (1) a default in any payment of interest on any exchange debenture when due and payable, continued for 30 days;

    (2) a default in the payment of principal of any exchange debenture when due and payable at its Stated Maturity, upon required redemption or repurchase, upon declaration or otherwise;

    (3) the failure by Holdings to comply with its obligations under the covenant described under the caption "--Merger and Consolidation";

    (4) the failure by Holdings to comply for 30 days after notice with any of its obligations under the covenants described under the captions "--Change of Control" or "--Restrictive Covenants" (in each case, other than a failure to purchase exchange debentures);

    (5) the failure by Holdings to comply for 60 days after notice with its other agreements contained in the exchange debentures or the Indenture;

    (6) the failure by Holdings or any Subsidiary of Holdings to pay any Indebtedness (other than Indebtedness owing to Holdings or a Subsidiary of Holdings) within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default if the total amount of such Indebtedness unpaid or accelerated exceeds $5.0 million or its foreign currency equivalent (the "cross acceleration provision") and such failure continues for 10 days after receipt of the notice specified in the Indenture;

    (7) certain events of bankruptcy, insolvency or reorganization of Holdings or a Significant Subsidiary (the "bankruptcy provisions"); or

    (8) the rendering of any judgment or decree for the payment of money in excess of $5.0 million or its foreign currency equivalent against Holdings or a Subsidiary of Holdings, to the extent such judgment or decree is not covered by insurance or is in excess of insurance coverage, if such judgment or decree remains outstanding for a period of 60 days following such judgment and is not discharged, waived or stayed (the "judgment default provision").

    The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

    However, a default under clause (4), (5) or (6) above will not constitute an Event of Default until the Trustee or the Holders of at least 25% in principal amount of the outstanding exchange debentures notify Holdings of the default and Holdings does not cure such default within the time specified in clauses (4),
(5) or (6) above after receipt of such notice.

    If an Event of Default (other than an Event of Default under the bankruptcy provisions) occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the outstanding exchange debentures by notice to Holdings may declare the principal of (if, prior to May 14, 2004, the Accreted Value) and accrued but unpaid interest on all the exchange debentures to be due and payable. Upon such a declaration, such principal and interest will be due and payable immediately. If an Event of Default under the bankruptcy provisions occurs, the principal of and accrued and unpaid interest on all the exchange debentures (if, prior to May 14, 2004, the Accreted Value of all the Exchange Debentures) will become immediately due and payable without any declaration or other act on the part of the Trustee or any Holders. Under certain circumstances, the Holders of a majority in principal amount of the outstanding exchange debentures may rescind any such acceleration with respect to the exchange debentures and its consequences.

    Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders, unless such Holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder may pursue any remedy with respect to the Indenture or the exchange debentures unless:

    (1) such Holder has previously given the Trustee notice that an Event of Default is continuing;

    (2) Holders of at least 25% in principal amount of the outstanding exchange debentures have requested the Trustee in writing to pursue the remedy;

    (3) such Holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense;

    (4) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

    (5) the Holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

    Subject to certain restrictions, the Holders of a majority in principal amount of the outstanding exchange debentures will be given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder or that would involve the Trustee in personal liability. Prior to taking any action under the Indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

    If a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each Holder notice of the Default within 90 days after it is known to a Trust Officer or written notice of it is received by the Trustee. Except in the case of a Default in the payment of principal of, premium (if any) or interest on any exchange debenture (including payments pursuant to the redemption provisions of such exchange debenture), the Trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is in the interests of the Holders. In addition, Holdings will be required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. Holdings will also be required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event that would constitute certain Events of Default, its status and what action Holdings is taking or proposes to take in respect thereof.

AMENDMENTS AND WAIVERS

    Subject to certain exceptions, the Indenture or the exchange debentures may be amended with the written consent of the Holders of a majority in principal amount of the exchange debentures then outstanding and any past default or compliance with any provisions may be waived with the consent of the Holders of a majority in principal amount of the exchange debentures then outstanding. However, without the consent of each Holder of an outstanding exchange debenture affected, no amendment may, among other things:

    (1) reduce the amount of exchange debentures whose Holders must consent to an amendment;

    (2) reduce the rate of or extend the time for payment of interest or any Additional Amounts on any exchange debenture;

    (3) reduce the principal of or extend the Stated Maturity of any exchange debenture;

    (4) reduce the premium payable upon the redemption of any exchange debenture or change the time at which any exchange debenture may be redeemed as described under the caption "--Optional Redemption;"

    (5) make any exchange debenture payable in money other than that stated in the exchange debenture;

    (6) make any change to the subordination provisions of the Indenture that adversely affects the rights of any Holder;

    (7) impair the right of any Holder to receive payment of principal of, and interest or any Additional Amounts on, such Holder's exchange debentures on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder's exchange debentures; or

    (8) make any change in the amendment provisions which require each Holder's consent or in the waiver provisions.

    Without the consent of any Holder, Holdings and Trustee may amend the Indenture to:

     - cure any ambiguity, omission, defect or inconsistency;

     - provide for the assumption by a successor corporation of the obligations of Holdings under the Indenture;

     - provide for uncertificated exchange debentures in addition to or in place of certificated exchange debentures (PROVIDED that the uncertificated exchange debentures are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code);

     - secure the exchange debentures;

     - add to the covenants of Holdings for the benefit of the Holders or to surrender any right or power conferred upon Holdings;

     - make any change that does not adversely affect the rights of any Holder, subject to the provisions of the Indenture; or

     - comply with any requirement of the SEC in connection with the qualification of the Indenture under the TIA.

    The consent of the Debentureholders will not be necessary to approve the particular form of any proposed amendment. It will be sufficient if such consent approves the substance of the proposed amendment.

    After an amendment becomes effective, Holdings will be required to mail to Holders a notice briefly describing such amendment. However, the failure to give such notice to all Holders, or any defect therein, will not impair or affect the validity of the amendment.

TRANSFER AND EXCHANGE

    A Holder will be able to transfer or exchange exchange debentures. Upon any transfer or exchange, the registrar and the Trustee may require a Debentureholder, among other things, to furnish appropriate endorsements and transfer documents and Holdings may require a Debentureholder to pay any taxes required by law or permitted by the Indenture. Holdings will not be required to transfer or exchange any exchange debenture selected for redemption or to transfer or exchange any exchange debenture for a period of 15 days prior to a selection of exchange debentures to be redeemed. The exchange debentures will be issued in registered form and the Holder will be treated as the owner of such exchange debenture for all purposes.

DEFEASANCE

    Holdings may at any time terminate all its obligations under the exchange debentures and the Indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the exchange debentures, to replace mutilated, destroyed, lost or stolen exchange debentures and to maintain a registrar and paying agent in respect of the exchange debentures. In addition, Holdings may at any time terminate:

    (1) its obligations under the covenants described under "--Restrictive Covenants" or

    (2) the operation of the cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries and the judgment default provision described under "--Defaults" and the limitations contained in clauses (3) and (4) under the first paragraph under "--Merger and Consolidation" ("covenant defeasance").

In the event that Holdings exercises its legal defeasance option or its covenant defeasance option, each Guarantor will be released from all of its obligations with respect to its Guarantee.

    Holdings may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If Holdings exercises its legal defeasance option, payment of the exchange debentures may not be accelerated because of an Event of Default with respect thereto. If Holdings exercises its covenant defeasance option, payment of the exchange debentures may not be accelerated because of an Event of Default specified in clause (4), (6), (7) (with respect only to Significant Subsidiaries) or (8) under "--Defaults" or because of the failure of Holdings to comply with clause (3) or (4) under the first paragraph under "--Merger and Consolidation."

    In order to exercise either defeasance option, Holdings must irrevocably deposit in trust (the "defeasance trust") with the Trustee money or U.S. Government Obligations for the payment of principal, premium (if any) and interest on the exchange debentures to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that Holders will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable federal income tax law).

CONCERNING THE TRUSTEE

    The Bank of New York is to be the Trustee under the Indenture and has been appointed by Holdings as Registrar and Paying Agent with regard to the exchange debentures.

GOVERNING LAW

    The Indenture and the exchange debentures will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

DEFINITIONS

    "Accreted Value" means, for each $1,000 face amount of exchange notes, as of any date of determination prior to May 14, 2004 the sum of (i) the initial offering price of each exchange note and (ii) that portion of the excess of the principal amount of each exchange note over such initial offering price which shall have been accreted thereon through such date, such amount to be so accreted on a daily basis and compounded semi-annually on each May 15 and November 15 at the rate of 13% per annum from the date of issuance of the exchange notes through the date of determination. The Accreted Value will cease to accrete on and after May 14, 2004.

    "ACS" means Alaska Communications Systems Holdings, Inc., a Delaware corporation and a Wholly Owned Subsidiary, formerly known as ALEC Acquisition Corporation.

    "ACS Indenture" means the indenture for ACS' 9 3/8% Senior Subordinated Notes due 2009.

    "Additional Amounts" means any liquidated damages payable pursuant to any exchange agreement, registration rights agreement or similar agreement entered into in connection with the Indenture.

    "Additional Assets" means:

    (1) any property or assets (other than Indebtedness and Capital Stock) to be used by Holdings or a Restricted Subsidiary in a Related Business;

    (2) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by Holdings or another Restricted Subsidiary; or

    (3) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary;

PROVIDED, HOWEVER, that any such Restricted Subsidiary described in clauses (2) or (3) above is primarily engaged in a Related Business.

    "Affiliate" of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control," when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. For purposes of the provisions described under the captions "--Restrictive Covenants--Limitation on Transactions with Affiliates" and "--Restrictive Covenants--Limitation on Sales of Assets and Subsidiary Stock" only, "Affiliate" shall also mean any beneficial owner of shares representing 5% or more of the total voting power of the Voting Stock (on a fully diluted basis) of ACS or Holdings or of rights or warrants to purchase such Voting Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof.

    "Alaska Entities" means Telephone Utilities of Alaska, Inc., Telephone Utilities of the Northland, Inc., PTI Communications of Alaska, Inc., Pacific Telecom of Alaska PCS, Inc. and Pacific Telecom Cellular of Alaska, Inc.

    "ALEC Acquisition Sub" means ALEC Acquisition Sub Corp., a Delaware corporation and a Wholly Owned Subsidiary.

    "Asset Disposition" means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) by Holdings or any Restricted Subsidiary, including any disposition by means of a merger, consolidation, or similar transaction (each referred to for the purposes of this definition as a "disposition"), of:

    (1) any shares of Capital Stock of a Restricted Subsidiary (other than directors' qualifying shares or shares required by applicable law to be held by a Person other than ACS or a Restricted Subsidiary);

    (2) all or substantially all the assets of any division or line of business of Holdings or any Restricted Subsidiary; or

    (3) any other assets of Holdings or any Restricted Subsidiary outside of the ordinary course of business of Holdings or such Restricted Subsidiary;

    (other than, in the case of (1), (2) and (3) above:

       (a) a disposition by a Restricted Subsidiary to Holdings or by Holdings or a Restricted Subsidiary to a Wholly Owned Subsidiary;

       (b) for purposes of the provisions described under the caption "--Restrictive Covenants-- Limitation on Sales of Assets and Subsidiary Stock" only, a disposition subject to the covenant described under the caption "--Restrictive Covenants--Limitation on Restricted Payments";

       (c) a disposition of assets with a fair market value of less than $100,000;

       (d) a disposition of Temporary Cash Investments or goods held for sale in the ordinary course of business or obsolete equipment or other obsolete assets in the course of business consistent with past practices of Holdings;

       (e) the disposition of all or substantially all of the assets of Holdings in a manner permitted under the covenant described under the caption "--Merger and Consolidation" or any disposition that constitutes a Change of Control under the Indenture; and

       (f) the lease, assignment or sub-lease of any real or personal property in the ordinary course of business).

    "Attributable Debt" in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the exchange debentures, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended).

    "Average Life" means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing:

    (1) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by

    (2) the sum of all such payments.

    "Bank Indebtedness" means any and all amounts payable under or in respect of the Credit Agreement, the notes issued pursuant thereto, the guarantees thereof, the collateral documents relating thereto and any Refinancing Indebtedness with respect thereto, as amended from time to time, including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to ACS whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof.

    "Board of Directors" means the Board of Directors of Holdings or any committee thereof duly authorized to act on behalf of the Board of Directors of Holdings.

    "Business Day" means each day that is not a Legal Holiday.

    "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

    "Capitalized Lease Obligations" means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

    "Closing Date" means the date of the Indenture.

    "CNI" means CenturyTel of the Northwest, Inc., formerly known as Pacific Telecom, Inc., a Washington corporation.

    "Code" means the Internal Revenue Code of 1986, as amended.

    "Company" means ALEC Holdings, Inc., a Delaware corporation.

    "Consolidated Current Liabilities" as of the date of determination means the aggregate amount of liabilities of Holdings and its Consolidated Restricted Subsidiaries which may properly be classified as current liabilities (including taxes accrued as estimated), on a Consolidated basis, after eliminating:

    (1) all intercompany items between Holdings and any Restricted Subsidiary;
       and

    (2) all current maturities of long-term Indebtedness, all as determined in accordance with GAAP consistently applied.

    "Consolidated Interest Expense" means, for any period, the total interest expense of Holdings and its Consolidated Restricted Subsidiaries, plus, to the extent Incurred by Holdings and its Consolidated Restricted Subsidiaries in such period but not included in such interest expense:

    (1) interest expense attributable to Capitalized Lease Obligations and the interest expense attributable to leases constituting part of a Sale/Leaseback Transaction;

    (2) amortization of debt discount and debt issuance costs;

    (3) capitalized interest;

    (4) non-cash interest expense;

    (5) commissions, discounts and other fees and charges attributable to letters of credit and bankers' acceptance financing;

    (6) interest accruing on any Indebtedness of any other Person to the extent such Indebtedness is guaranteed by Holdings or any Restricted Subsidiary;

    (7) amortization of net costs associated with Hedging Obligations (including amortization of fees);

    (8) dividends in respect of all Disqualified Stock of Holdings and all Preferred Stock of any of the Subsidiaries of Holdings, to the extent held by Persons other than Holdings or a Wholly Owned Subsidiary;

    (9) interest Incurred in connection with investments in discontinued operations; and

    (10) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than Holdings) in connection with Indebtedness Incurred by such plan or trust.

    "Consolidated Net Income" means, for any period, the net income of Holdings and its Consolidated Subsidiaries for such period; PROVIDED, HOWEVER, that there shall not be included in such Consolidated Net Income:

    (1) any net income of any Person (other than Holdings) if such Person is not a Restricted Subsidiary, except that:

       (a) subject to the limitations contained in clause (4) below, Holdings' equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash or other assets actually distributed by such Person during such period to Holdings or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution made to a Restricted Subsidiary, to the limitations contained in clause (3) below); and

       (b) Holdings' equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income;

    (2) any net income (or loss) of any Person acquired by Holdings or a Subsidiary of Holdings in a pooling of interests transaction for any period prior to the date of such acquisition;

    (3) any net income of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of its net income is not, at the date of determination, permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter, or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restrictions with respect to the payment of dividends or similar distributions have been legally waived, except that the net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income;

    (4) any gain (but not loss) realized upon the sale or other disposition of any asset of Holdings or its Consolidated Subsidiaries (including pursuant to any Sale/Leaseback Transaction) that is not sold or otherwise disposed of in the ordinary course of business and any gain (but not loss) realized upon the sale or other disposition of any Capital Stock of any Person;

    (5) any extraordinary or otherwise nonrecurring gain or loss; and

    (6) the cumulative effect of a change in accounting principles.

    Notwithstanding the foregoing, for the purpose of the covenant described under the caption "--Restrictive Covenants--Limitation on Restricted Payments" only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to Holdings or a Restricted Subsidiary to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clause (1)(d)(iii)(E) thereof.

    "Consolidated Net Tangible Assets" as of any date of determination, means the total amount of assets (less accumulated depreciation and amortization, allowances for doubtful receivables, other applicable reserves and other properly deductible items) which would appear on a consolidated balance sheet of Holdings and its Consolidated Restricted Subsidiaries, determined on a Consolidated basis in accordance with GAAP, and after giving effect to purchase accounting and after deducting therefrom Consolidated Current Liabilities and, to the extent otherwise included, the amounts of:

    (1) minority interests in Consolidated Subsidiaries held by Persons other than Holdings or a Restricted Subsidiary;

    (2) excess of cost over fair value of assets of businesses acquired, as determined in good faith by the Board of Directors;

    (3) any revaluation or other write-up in book value of assets subsequent to the date of the Indenture as a result of a change in the method of valuation in accordance with GAAP consistently applied;

    (4) unamortized debt discount and expenses and other unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, licenses, organization or developmental expenses and other intangible items;

    (5) treasury stock;

    (6) cash set apart and held in a sinking or other analogous fund established for the purpose of redemption or other retirement of Capital Stock to the extent such obligation is not reflected in Consolidated Current Liabilities; and

    (7) Investments in and assets of Unrestricted Subsidiaries.

    "Consolidation" means the consolidation of the amounts of each of the Restricted Subsidiaries with those of Holdings in accordance with GAAP consistently applied; PROVIDED, HOWEVER, that "Consolidation" will not include consolidation of the accounts of any Unrestricted Subsidiary, but the interest of Holdings or any Restricted Subsidiary in an Unrestricted Subsidiary will be accounted for as an investment. The term "Consolidated" has a correlative meaning.

    "Credit Agreement" means the credit agreement dated as of May 14, 1999 among Holdings, ACS, the financial institutions named therein, The Chase Manhattan Bank, as Administrative Agent, Canadian Imperial Bank of Commerce, as Syndication Agent and Credit Suisse First Boston, as Documentation Agent, as amended, waived or otherwise modified from time to time (except to the extent that any such amendment, waiver or other modification thereto would be prohibited by the terms of the Indenture, unless otherwise agreed to by the Holders of at least a majority in aggregate principal amount of exchange debentures at the time outstanding), including any such amendments or modifications (or any other credit agreement or credit agreements) that replace, refund or refinance any or a portion of the commitments or loans thereunder, up to a maximum principal amount not to exceed $585 million.

    "Currency Agreement" means, with respect to any Person, any foreign exchange contract, currency swap agreements or other similar agreement or arrangement to which such Person is a party or of which it is a beneficiary.

    "CWI" means CenturyTel Wireless, Inc., formerly known as Century Cellunet, Inc., a Louisiana corporation.

    "Debt to EBITDA Ratio" as of any date of determination means the ratio of:

    (1) Total Consolidated Indebtedness as of the date of determination to

    (2) EBITDA for the period of the most recent four consecutive fiscal quarters ending at the end of the most recent fiscal quarter for which financial statements are publicly available; PROVIDED, HOWEVER, that:

       (a) if Holdings or any Restricted Subsidiary has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of such period or if any Indebtedness is to be repaid, repurchased, defeased or otherwise discharged (in each case, other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) on the date of the transaction giving rise to the need to calculate the Debt to EBITDA Ratio, EBITDA for such period shall be calculated on a pro forma basis as if such discharge had occurred on the first day of such period and as if Holdings or such Restricted Subsidiary has not earned the interest income actually earned during such period in respect of cash or Temporary Cash Investments used to repay, repurchase, defease or otherwise discharge such Indebtedness;

       (b) if since the beginning of such period Holdings or any Restricted Subsidiary shall have made any Asset Disposition, the EBITDA for such period shall be reduced by an amount equal to the EBITDA (if positive) directly attributable to the assets that are the subject of such Asset Disposition for such period or increased by an amount equal to the EBITDA (if negative) directly attributable thereto for such period;

       (c) if since the beginning of such period, Holdings or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Person that is merged with or into Holdings or any Restricted Subsidiary (or any Person that becomes a Restricted Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business, EBITDA for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period; any such pro forma calculation may include adjustments appropriate to reflect, without duplication (x) any such acquisition to the extent such adjustments may be reflected in the preparation of pro forma financial information in accordance with the requirements of GAAP and Article XI of Regulation S-X under the Exchange Act; (y) the annualized amount of operating expense reductions reasonably expected to be realized in the six months following any such acquisition made during any of the four fiscal quarters constituting the four-quarter reference period prior to the date of determination; and (z) the annualized amount of operating expense reductions reasonably expected to be realized in the six months following any such acquisition made by Holdings during either of the two fiscal quarters immediately preceding the four-quarter reference period prior to the date of determination; PROVIDED that in either case such adjustments are set forth in an Officers' Certificate signed by Holdings' chief executive officer and chief financial officer which states (i) the amount of such adjustment or adjustments, (ii) that such adjustment or adjustments are based on the reasonable good faith beliefs of the officers executing such Officers' Certificate at the time of such execution and (iii) that any related Incurrence of Indebtedness is permitted pursuant to the Indenture; and

       (d) if since the beginning of such period, any Person (that subsequently became a Restricted Subsidiary or was merged with or into Holdings or any Restricted Subsidiary since the beginning of such period) shall have made any Asset Disposition or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (b) or (c) above if made by Holdings or a Restricted Subsidiary during such period, EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition of assets occurred on the first day of such period.

    For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets and the amount of income or earnings relating thereto, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of Holdings. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term as at the date of determination in excess of 12 months).

    "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

    "Disqualified Stock" means, with respect to any Person, any Capital Stock that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable) or upon the happening of any event:

    (1) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

    (2) is convertible or exchangeable for Indebtedness or Disqualified Stock;
       or

    (3) is redeemable at the option of the holder thereof, in whole or in part;

in each case on or prior to the first anniversary of the Stated Maturity of the exchange debentures; PROVIDED, HOWEVER, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the first anniversary of the Stated Maturity of the exchange debentures shall not constitute Disqualified Stock if the "asset sale" or "change of control" provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the provisions of the covenants described under the captions "--Change of Control" and "--Restrictive Covenants--Limitation on Sale of Assets and Subsidiary Stock."

    "Domestic Subsidiary" means any Restricted Subsidiary of Holdings other than a Foreign Subsidiary.

    "EBITDA" for any period means the Consolidated Net Income for such period, plus the following to the extent deducted in calculating such Consolidated Net
Income:

    (1) income tax expense of Holdings and its Consolidated Restricted Subsidiaries;

    (2) Consolidated Interest Expense;

    (3) depreciation expense of Holdings and its Consolidated Restricted Subsidiaries;

    (4) amortization expense of Holdings and its Consolidated Restricted Subsidiaries (excluding amortization expense attributable to a prepaid cash item that was paid in a prior period); and

    (5) all other non-cash charges of Holdings and its Consolidated Restricted Subsidiaries (excluding any such non-cash charge to the extent it represents an accrual of or reserve for cash expenditures in any future period, but that will not be expensed in such future periods), in each case for such period.

    Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and non-cash charges of, a Restricted Subsidiary of Holdings shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion) that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended to Holdings by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its stockholders.

    "Equity Offering" means any public or private sale of Capital Stock (other than Disqualified Stock) of Holdings, other than offerings of Holdings of the type that can be registered on Form S-8.

    "Exchange Act" means the Securities Exchange Act of 1934, as amended.

    "Foreign Subsidiary" means any Restricted Subsidiary of Holdings that is not organized under the laws of the United States of America or any state thereof or the District of Columbia.

    "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the Closing Date, including those set forth in:

    (1) the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants;

    (2) statements and pronouncements of the Financial Accounting Standards
       Board;

    (3) such other statements by such other entities as approved by a significant segment of the accounting profession; and

    (4) the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

All ratios and computations based on GAAP contained in the Indenture shall be computed in conformity with GAAP.

    "guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person and any obligation, direct or indirect, contingent or otherwise, of any Person:

    (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise); or

    (2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

PROVIDED, HOWEVER, that the term "guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "guarantee" used as a verb has a corresponding meaning. The term "guarantor" shall mean any Person guaranteeing any obligation.

    "Guarantee" means each guarantee of the obligations with respect to the Notes issued by a Guarantor pursuant to the terms of the ACS Indenture.

    "Guarantor" means any Domestic Subsidiary of ACS.

    "Hedging Obligations" of any Person means the obligations of such Person pursuant to any Interest Rate Agreement or Currency Agreement.

    "Holder" or "Debentureholder" means the Person in whose name an exchange debenture is registered on the registrar's books.

    "Holdings" means ALEC Holdings, Inc., a Delaware corporation.

    "Incur" means issue, assume, guarantee, incur or otherwise become liable for; PROVIDED, HOWEVER, that any Indebtedness or Capital Stock of a Person existing at the time such Person is merged or consolidated with Holdings or becomes a Subsidiary of Holdings (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time of such merger or consolidation or at the time it becomes a Subsidiary of Holdings. The term "Incurrence" when used as a noun shall have a correlative meaning. The accretion of principal of a non-interest bearing or other discount security shall not be deemed the Incurrence of Indebtedness.

    "Indebtedness" means, with respect to any Person on any date of determination (without duplication):

    (1) the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money;

    (2) the principal of and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

    (3) all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto);

    (4) all obligations of such Person to pay the deferred and unpaid purchase price of property or services (except Trade Payables and contingent obligations to pay earn-outs), which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services;

    (5) all Capitalized Lease Obligations and all Attributable Debt of such Person;

    (6) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary of such Person, any Preferred Stock (but excluding, in each case, any accrued dividends);

    (7) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; PROVIDED, HOWEVER, that the amount of Indebtedness of such Person shall be the lesser of:

       (A) the fair market value of such asset at such date of determination and

       (B) the amount of such Indebtedness of such other Persons;

    (8) to the extent not otherwise included in this definition, Hedging Obligations of such Person; and

    (9) all obligations of the type referred to in clauses (1) through (8) above of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any guarantee.

The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date.

    "Interest Rate Agreement" means, with respect to any Person, any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement as to which such Person is party or a beneficiary.

    "Investment" in any Person means any, direct or indirect, advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender) or other extension of credit (including by way of guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person. For purposes of the definition of "Unrestricted Subsidiary" and the covenant described under the caption "--Restrictive Covenants-- Limitation on Restricted Payments":

    (1) "Investment" shall include the portion (proportionate to Holdings' equity interest in such Subsidiary) of the fair market value of the net assets of any Subsidiary of Holdings at the time that such Subsidiary is designated an Unrestricted Subsidiary; PROVIDED, HOWEVER, that, upon a redesignation of such Subsidiary as a Restricted Subsidiary, Holdings shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary in an amount (if positive) equal to:

       (a) Holdings' Investment in such Subsidiary at the time of such redesignation less

       (b) the portion (proportionate to Holdings' equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and

    (2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case, as determined in good faith by the Board of Directors.

    "Legal Holiday" means a Saturday, Sunday or other day on which banking institutions in the State of New York are authorized or required by law to close.

    "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

    "Management Group" means the group consisting of current and former directors and executive officers of ACS.

    "Net Available Cash" from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other non-cash form) therefrom, in each case net of:

    (1) all legal fees and expenses, title and recording tax expenses, commissions and other fees and expenses incurred, and all federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP, as a consequence of such Asset Disposition;

    (2) all payments, including any prepayment premiums or penalties, made on any Indebtedness that is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be repaid out of the proceeds from such Asset Disposition;

    (3) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition; and

    (4) appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed of in such Asset Disposition and retained by Holdings or any Restricted Subsidiary after such Asset Disposition.

    "Net Cash Proceeds," with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees and expenses actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

    "Notes" means the 9 3/8% Senior Subordinated Notes due 2009 of ACS.

    "Officer" means the Chairman of the Board, the Chief Executive Officer, the Chief Financial Officer, the President, any Vice President, the Treasurer or the Secretary of Holdings.

    "Officers' Certificate" means a certificate signed by two Officers.

    "Opinion of Counsel" means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to Holdings or the Trustee.

    "Pari Passu Indebtedness" of Holdings means the exchange debentures, Holdings' guarantee of the Bank Indebtedness, and any other Indebtedness of Holdings that specifically provides that such Indebtedness is to rank PARI PASSU with Holdings' Debentures, in right of payment and is not subordinated by its terms in right of payment to any Indebtedness or other obligation of Holdings which is not Pari Passu Indebtedness.

    "Permitted Holders" means Fox Paine Capital Fund, L.P., and its Affiliates, FPC Investors, L.P., ALEC Coinvestment Fund I, LLC, ALEC Coinvestment Fund II, LLC, ALEC Coinvestment Fund III, LLC, ALEC Coinvestment Fund IV, LLC, ALEC Coinvestment Fund V, LLC, the Management Group and any Person acting in the capacity of an underwriter in connection with a public or private offering of Holdings' or Holdings' Capital Stock.

    "Permitted Investment" means an Investment by Holdings or any Restricted Subsidiary in:

    (1) Holdings, a Restricted Subsidiary or a Person that will, upon the making of such Investment, become a Restricted Subsidiary; PROVIDED, HOWEVER, that the primary business of such Restricted Subsidiary is a Related Business;

    (2) another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, ACS or a Restricted Subsidiary; PROVIDED, HOWEVER, that such Person's primary business is a Related Business;

    (3) Temporary Cash Investments;

    (4) receivables owing to Holdings or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; PROVIDED, HOWEVER, that such trade terms may include such concessionary trade terms as Holdings or any such Restricted Subsidiary deems reasonable under the circumstances;

    (5) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

    (6) any loans or advances to employees made in the ordinary course of business consistent with past practices of Holdings or such Restricted Subsidiary and not exceeding, when aggregated with amounts loaned or advanced under clause (2)(f)(iv) of "--Restrictive Covenants-- Limitation on Restricted Payments," $5 million in the aggregate outstanding at any one time;

    (7) stock, obligations or securities received in settlement of (or foreclosure with respect to) debts created in the ordinary course of business and owing to Holdings or any Restricted Subsidiary or in satisfaction of judgments;

    (8) any Person to the extent such Investment represents the non-cash or deemed cash portion of the consideration received for an Asset Disposition that was made pursuant to and in compliance with the covenant described under the caption "--Restrictive Covenants-- Limitation on Sales of Assets and Subsidiary Stock";

    (9) any Investment existing on the Closing Date;

    (10) Hedging Obligations permitted under paragraph (2)(g) of the covenant described under the caption "--Restrictive Covenants--Limitation on Indebtedness";

    (11) guarantees of Indebtedness permitted under the covenant described under the caption "--Restrictive Covenants--Limitation on Indebtedness";

    (12) Investments which are made exclusively with Capital Stock of Holdings (other than Disqualified Stock); and

    (13) additional Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (13) that are at the time outstanding, not to exceed $5 million at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value).

    "Permitted Joint Venture Interests" means equity interests representing at least 35% of the Voting Stock of a Person engaged in a business in which Holdings was engaged at the Closing Date or a Related Business.

    "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

    "Preferred Stock," as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) that is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

    "principal" of an exchange debenture means, prior to May 14, 2004 the Accreted Value and, from and after May 14, 2004, the principal of the exchange debenture plus the premium, if any, payable on the exchange debenture that is due or overdue or is to become due at the relevant time.

    "Purchase Money Indebtedness" means Indebtedness:

    (1) consisting of the deferred purchase price of an asset, conditional sale obligations, obligations under any title retention agreement and other purchase money obligations, in each case where the maturity of such Indebtedness does not exceed the anticipated useful life of the asset being financed; and

    (2) incurred to finance the acquisition by Holdings or a Restricted Subsidiary of such asset, including additions and improvements; PROVIDED, HOWEVER, that such Indebtedness is incurred within 180 days before or after the acquisition by Holdings or such Restricted Subsidiary of such asset.

    "Refinance" means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, replace, prepay, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness. "Refinanced" and "Refinancing" shall have correlative meanings.

    "Refinancing Indebtedness" means Indebtedness that is Incurred to refund, refinance, replace, repay, redeem, retire, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) any Indebtedness of Holdings or any Restricted Subsidiary existing on the Closing Date or Incurred in compliance with the Indenture (including Indebtedness of ACS that Refinances Refinancing Indebtedness); PROVIDED, HOWEVER, that:

    (1) other than with respect to Bank Indebtedness or the Notes, the Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced;

    (2) other than with respect to Bank Indebtedness or the Notes, the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being refinanced;

    (3) such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being Refinanced; and

    (4) if the Indebtedness being Refinanced is subordinated in right of payment to the exchange debentures, such Refinancing Indebtedness is subordinated in right of payment to the exchange debentures at least to the same extent as the Indebtedness being Refinanced;

PROVIDED, FURTHER, HOWEVER, that Refinancing Indebtedness shall not include:

       (a) Indebtedness of a Restricted Subsidiary that Refinances Indebtedness of Holdings; or

       (b) Indebtedness of Holdings or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary.

    "Related Business" means any business related, ancillary or complementary to the businesses of Holdings and the Restricted Subsidiaries on the Closing Date.

    "Representative" means the trustee, agent or representative (if any) for an issue of Senior Indebtedness.

    "Restricted Subsidiary" means any Subsidiary of Holdings other than an Unrestricted Subsidiary.

    "Sale/Leaseback Transaction" means an arrangement relating to property now owned or hereafter acquired by Holdings or a Restricted Subsidiary whereby Holdings or a Restricted Subsidiary transfers such property to a Person and Holdings or such Restricted Subsidiary leases it from such Person, other than leases between Holdings and a Wholly Owned Subsidiary or between Wholly Owned Subsidiaries.

    "SEC" means the Securities and Exchange Commission.

    "Secured Indebtedness" means any Indebtedness of Holdings secured by a Lien.

    "Significant Subsidiary" means any Restricted Subsidiary that would be a "Significant Subsidiary" of Holdings within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

    "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

    "Subordinated Obligation" means any Indebtedness of Holdings (whether outstanding on the Closing Date or thereafter Incurred) that is subordinate or junior in right of payment to the exchange debentures pursuant to a written agreement.

    "Subsidiary" means, with respect to any Person (the "parent") at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent's consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity:

    (1) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held; or

    (2) that is, as of such date, otherwise controlled by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

    "Telecommunications Assets" means (1) assets used or useful in the operating businesses of ACS at the Closing Date or in a Related Business or (2) equity interests representing a majority of the Voting Stock of Persons engaged in such businesses.

    "Temporary Cash Investments" means any of the following:

    (1) any investment in direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof;

    (2) investments in time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company that is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital, surplus and undivided profits aggregating in excess of $250.0 million (or the foreign currency equivalent thereof) and whose long-term debt is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act);

    (3) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with a bank meeting the qualifications described in clause (2) above;

    (4) investments in commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an Affiliate of Holdings) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of "P-1" (or higher) according to Moody's Investors Service, Inc. or "A-1" (or higher) according to Standard and Poor's Ratings Service, a division of The McGraw-Hill Companies, Inc. ("S&P"); and

    (5) investments in securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by S&P or "A" by Moody's Investors Service, Inc.

    "TIA" means the Trust Indenture Act of 1939 (15 U.S.C. SectionSection 77aaa-77bbbb) as in effect on the Closing Date.

    "Total Consolidated Indebtedness" means, as of any date of determination, an amount equal to the aggregate amount of all Indebtedness of Holdings and its Restricted Subsidiaries, determined on a Consolidated basis, outstanding as of such date of determination, after giving effect to any Incurrence of Indebtedness and the application of the proceeds therefrom giving rise to such determination.

    "Trade Payables" means, with respect to any Person, any accounts payable or any indebtedness or monetary obligation to trade creditors created, assumed or guaranteed by such Person arising in the ordinary course of business in connection with the acquisition of goods or services.

    "Trustee" means the party named as such in the Indenture until a successor replaces it and, thereafter, means the successor.

    "Trust Officer" means the Chairman of the Board, the President or any other officer or assistant officer of the Trustee assigned by the Trustee to administer its corporate trust matters.

    "Unrestricted Subsidiary" means:

    (1) any Subsidiary of Holdings that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below; and

    (2) any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors may designate any Subsidiary of Holdings (including any newly acquired or newly formed Subsidiary of Holdings) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or owns or holds any Lien on any property of, ACS or any other Subsidiary of Holdings that is not a Subsidiary of the Subsidiary to be so designated; PROVIDED, HOWEVER, that either:

    (1) the Subsidiary to be so designated has total Consolidated assets of $1,000 or less; or

    (2) if such Subsidiary has Consolidated assets greater than $1,000, then such designation would be permitted under the caption "--Restrictive Covenants--Limitation on Restricted Payments."

The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; PROVIDED, HOWEVER, that immediately after giving effect to such designation:

    (1) Holdings could Incur $1.00 of additional Indebtedness under paragraph
       (1) of the covenant described under the caption "--Restrictive Covenants--Limitation on Indebtedness" and

    (2) no Default shall have occurred and be continuing.

Any such designation of a Subsidiary as a Restricted Subsidiary or Unrestricted Subsidiary by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

    "U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and that are not callable or redeemable at the issuer's option.

    "Voting Stock" of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

    "Wholly Owned Subsidiary" means a Restricted Subsidiary of Holdings all the Capital Stock of which (other than directors' qualifying shares) is owned by Holdings or another Wholly Owned Subsidiary.

                   EXCHANGE AND REGISTRATION RIGHTS AGREEMENT

    We and the initial purchasers in the private offering of the old debentures entered into an exchange and registration rights agreement on May 14, 1999. Pursuant to the registration rights agreement, we agreed to:

     - file with the SEC on or before July 28, 1999 (75 days after issuance of the old debentures) a registration statement on Form S-1 or Form S-4, if the use of that form is then available (the "exchange offer registration statement"), relating to a registered exchange offer for the exchange debentures under the Securities Act and

     - use our reasonable best efforts to cause the exchange offer registration statement to be declared effective under the Securities Act on or before October 11, 1999 (150 days after issuance of the old debentures).

As soon as practicable after the effectiveness of the exchange offer registration statement, we will offer to the holders of Transfer Restricted Securities (as defined below) who are not prohibited by any law or policy of the SEC from participating in the exchange offer the opportunity to exchange their Transfer Restricted Securities for exchange debentures. We will keep the exchange offer open for not less than 30 days (or longer, if required by applicable law) after the date on which notice of the exchange offer is mailed to the holders of the old debentures.

    If:

     - because of any change in law or applicable interpretations thereof by the staff of the SEC, we are not permitted to effect the exchange offer as contemplated by the registration rights agreement;

     - any old debentures validly tendered pursuant to the exchange offer are not exchanged for exchange debentures on or before November 10, 1999 (180 days after issuance of the old debentures);

     - any initial purchaser so requests within 20 business days of completion of the exchange offer with respect to old debentures held by it that are not eligible to be exchanged for exchange debentures in the exchange offer;

     - any applicable law or interpretations do not permit any holder of old debentures to participate in the exchange offer;

     - any holder of old debentures that participates in the exchange offer that does not receive freely transferable exchange debentures in exchange for tendered old debentures so requests within 20 business days of completion of the exchange offer; or

     - we so elect,

then we will file with the SEC a shelf registration statement to cover resales of Transfer Restricted Securities by holders who provide requested information in connection with the shelf registration statement.

    For purposes of this section, "Transfer Restricted Securities" means each old debenture until:

     - the date on which the old debenture has been exchanged for a freely transferable exchange debenture in the exchange offer;

     - the date on which the old debenture has been effectively registered under the Securities Act and disposed of in accordance with the shelf registration statement; or

     - the date on which the old debenture is distributed to the public pursuant to Rule 144 under the Securities Act or is salable pursuant to Rule 144(k) under the Securities Act.

    We will use our reasonable best efforts to have the exchange offer registration statement or, if applicable, the shelf registration statement (each, a "registration statement") declared effective by the SEC as promptly as practicable after its filing with the SEC. Unless the exchange offer would not be permitted by a policy of the SEC, we will commence the exchange offer and will use our reasonable best efforts to consummate the exchange offer as promptly as practicable, but in any event on or before November 10, 1999. If applicable, we will use our reasonable best efforts to keep the shelf registration statement effective until May 14, 2001 or the shorter period when all old debentures covered by the shelf registration statement have been sold in the manner set forth above and as contemplated in the shelf registration statement or when the old debentures become eligible for resale pursuant to Rule 144 under the Securities Act without volume restrictions, if any.

    If:

     - the applicable registration statement is not filed with the SEC on or before July 28, 1999;

     - the exchange offer registration statement or the shelf registration statement, as the case may be, is not declared effective on or before October 11, 1999 (or, in the case of a shelf registration statement required to be filed in response to a change in law or applicable interpretations of the staff of the SEC, if later, within 60 days after publication of the change in the law or interpretation);

     - the exchange offer is not consummated on or before November 10, 1999; or

     - the shelf registration statement is filed and declared effective on or before October 11, 1999 (or, in the case of a shelf registration statement required to be filed in response to a change in law or applicable interpretations of the staff of the SEC, if later, within 60 days after publication of the change in the law or interpretation); but shall thereafter cease to be effective (at any time that we are obligated to maintain its effectiveness) without being succeeded within 45 days by an additional registration statement filed and declared effective

(each of the four events referred to above, a "Registration Default"), we will be obligated to pay liquidated damages to each holder of Transfer Restricted Securities, during the period of one or more Registration Defaults, in an amount equal to $0.192 per week per $1,000 principal amount of the old debentures constituting Transfer Restricted Securities held by the holder until the applicable registration statement is filed, the exchange offer registration statement is declared effective and the exchange offer is consummated or the shelf registration statement is declared effective or again becomes effective, as the case may be. All accrued liquidated damages shall be paid to holders in the same manner as interest payments on the old debentures on semi-annual payment dates that correspond to interest payment dates for the old debentures. Following the cure of all Registration Defaults, the accrual of liquidated damages will cease.

    The registration rights agreement also provides that we:

     - will make available for a period of 90 days after the completion of the exchange offer a prospectus meeting the requirements of the Securities Act to any broker-dealer for use in connection with any resale of any exchange debentures and

     - will pay all expenses incident to the exchange offer (including the expense of one counsel to the holders of the old debentures) and will jointly and severally indemnify holders of the old debentures (including any broker-dealer) against related liabilities, including liabilities under the Securities Act. A broker-dealer that delivers a prospectus to purchasers in connection with resales of the exchange debentures will be subject to the civil liability provisions under the Securities Act and will be bound by the provisions of the registration rights agreement (including those relating to indemnification rights and obligations).

    Each holder of old debentures who wants to exchange old debentures for exchange debentures in the exchange offer will be required to make several representations. See "The Exchange Offer-- Procedures for tendering."

    Holders of the old debentures will be required to make the representations to us described under the caption "The Exchange Offer--Procedures for tendering" in order to participate in the exchange offer and will be required to deliver information to be used in connection with the shelf registration statement in order to have their old debentures included in the shelf registration statement and benefit from the provisions regarding liquidated damages set forth in the preceding paragraphs. A holder who sells old debentures pursuant to the shelf registration statement generally will be:

     - required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to purchasers;

     - subject to the civil liability provisions under the Securities Act in connection with those sales; and

     - bound by the provisions of the registration rights agreement that are applicable to that holder (including those relating to indemnification obligations).

    As long as the old debentures are outstanding, we will continue to provide to holders of the old debentures and to prospective purchasers of the old debentures the information required by Rule 144A(d)(4) under the Securities Act.

    This description of the registration rights agreement is a summary only and is qualified in its entirety by reference to all provisions of the registration rights agreement, which has been filed as an exhibit to the registration statement of which this prospectus is a part and is incorporated by reference herein.

                         BOOK-ENTRY, DELIVERY AND FORM

    The exchange debentures will initially be represented by one or more permanent global notes in definitive, fully registered book-entry form, without interest coupons that will be deposited with, or on behalf of, DTC and registered in the name of Cede and Co., as nominee of DTC, on behalf of the acquirors of exchange debentures for credit to the accounts of the acquirors (or to other accounts as they may direct) at DTC, or Morgan Guaranty Trust Company of New York, Brussels office, as operator of the Euroclear System, or Cedel Bank, societe anonyme. See "The Exchange Offer-- Book-entry transfer."

    The global notes may be transferred in whole and not in part, solely to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global notes may not be exchanged for exchange notes in physical, certificated form ("certificated exchange notes") except in the limited circumstances described below.

    All interests in the global notes, including those held through Euroclear or Cedel, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Cedel may also be subject to the procedures and requirements of those systems.

BOOK-ENTRY PROCEDURES FOR THE GLOBAL NOTES

    The descriptions of the operations and procedures of DTC, Euroclear and Cedel set forth below are provided as a matter of convenience. These operations and procedures are solely within the control of the settlement systems and are subject to change by them from time to time. We take no responsibility for these operations or procedures, and you are urged to contact the relevant system or its participants directly to discuss these matters.

    DTC has advised us that it is:

    (i) a limited purpose trust company organized under the laws of the State of New York,

    (ii) a "banking organization" within the meaning of the New York Banking
         Law,

   (iii) a member of the Federal Reserve System,

    (iv) a "clearing corporation" within the meaning of the Uniform Commercial Code, as amended, and

    (v) a "clearing agency" registered pursuant to Section 17A of the Exchange Act.

DTC was created to hold securities for its participants (collectively, "the participants") and facilitates the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants, eliminating the need for physical transfer and delivery of certificates. DTC's participants include securities brokers and dealers (including the initial purchasers in the private offering of the old debentures), banks and trust companies, clearing corporations and similar organizations. Indirect access to DTC's system is also available to other entities, such as banks, brokers, dealers and trust companies (collectively, the "indirect participants") that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Investors who are not participants may beneficially own securities held by or on behalf of DTC only through participants or indirect participants.

    We expect that pursuant to procedures established by DTC ownership of the exchange debentures will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC, with respect to the interests of participants, and the records of participants and the indirect participants, with respect to the interests of persons other than participants.

    The laws of some jurisdictions may require that purchasers of securities take physical delivery of purchased securities in definitive form. Accordingly, the ability to transfer interests in the exchange notes represented by a global note to those persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in exchange debentures represented by a global note to pledge or transfer that interest to persons or entities that do not participate in DTC's system, or to otherwise take actions in respect of that interest, may be affected by the lack of a physical definitive security in respect of that interest.

    So long as DTC or its nominee is the registered owner of a global note, DTC or its nominee will be considered the sole owner or holder of the exchange debentures represented by the global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note will not be entitled to have exchange debentures represented by that global note registered in their names, will not receive or be entitled to receive physical delivery of certificated exchange notes and will not be considered the owners or holders thereof under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee. Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if the holder is not a participant or an indirect participant, on the procedures of the participant through which the holder owns its interest, to exercise any rights of a holder of exchange debentures under the indenture or the global note. We understand that, under existing industry practice, in the event that we request any action of holders of exchange debentures, or a holder that is an owner of a beneficial interest in a global note desires to take any action that DTC, as the holder of that global note, is entitled to take, DTC would authorize the participants to take that action and the participants would authorize holders owning through the participants to take that action or would otherwise act upon the instruction of the holders. Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of exchange debentures by DTC, or for maintaining, supervising or reviewing any records of DTC relating to exchange debentures.

    Payments with respect to the principal of, and premium, if any, Liquidated Damages, if any, and interest on, any exchange debentures represented by a global note registered in the name of DTC or its nominee on the applicable record date will be payable by the trustee to or at the direction of DTC or its nominee in its capacity as the registered holder of the global note representing the exchange debentures under the indenture. Under the terms of the indenture, we and the trustee may treat the persons in whose names the exchange debentures, including the global notes, are registered as the owners for the purpose of receiving payment thereon and for any and all other purposes whatsoever. Accordingly, neither we nor the trustee has or will have any responsibility or liability for the payment of these amounts to owners of beneficial interests in a global note (including principal, premium, if any, Liquidated Damages, if any, and interest). Payments by the participants and the indirect participants to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of the participants or the indirect participants and DTC.

    DTC management is aware that some computer applications, systems, and the like for processing data that are dependent upon calendar dates, including dates before, on, and after January 1, 2000, may encounter year 2000 problems. DTC has informed its participants and other members of the financial community that it has developed and is implementing a program so that its systems, as they relate to the timely payment of distributions (including principal and income payments) to securityholders, book-entry deliveries, and settlement of trades within DTC, continue to function appropriately. This program includes a technical assessment and a remediation plan, each of which is complete. Additionally, DTC's plan includes a testing phase, which is expected to be completed within appropriate time frames.

    However, DTC's ability to perform properly its services is also dependent upon other parties, including but not limited to issuers and their agents, as well as third party vendors from whom DTC licenses software and hardware, and third party vendors on whom DTC relies for information or the provision of services, including telecommunication and electrical utility service providers, among others. DTC has informed the industry that it is contacting (and will continue to contact) third party vendors from whom DTC acquires services to:

     - impress upon them the importance of their services being year 2000 compliant; and

     - determine the extent of their efforts for year 2000 remediation (and, as appropriate, testing) of their services.

    In addition, DTC is in the process of developing the contingency plans that it deems appropriate.

    According to DTC, the foregoing information with respect to DTC has been provided to the industry for informational purposes only and is not intended to serve as a representation, warranty, or contract modification of any kind.

    Transfers between participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds. Transfers between participants in Euroclear or Cedel will be effected in the ordinary way in accordance with their respective rules and operating procedures.

    Subject to compliance with the transfer restrictions applicable to the exchange notes, cross-market transfers between the participants in DTC, on the one hand, and Euroclear or Cedel participants, on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of Euroclear or Cedel, as the case may be, by its respective depositary. However, these cross-market transactions will require delivery of instructions to Euroclear or Cedel by the counterparty in the appropriate system in accordance with the rules and procedures and within the established deadlines (Brussels time) of the appropriate system. Euroclear or Cedel will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global notes in DTC and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Cedel participants may not deliver instructions directly to the depositories for Euroclear or Cedel.

    Because of time zone differences, the securities account of a Euroclear or Cedel participant purchasing an interest in a global note from a participant in DTC will be credited, and that crediting will be reported to the relevant Euroclear or Cedel participant, during the securities settlement processing day (which must be a business day for Euroclear and Cedel) immediately following the settlement date of DTC. Cash received in Euroclear or Cedel as a result of sales of interest in a global note by or through a Euroclear or Cedel Participant to a participant in DTC will be received with value on the settlement date of DTC, but will be available in the relevant Euroclear or Cedel cash account only as of the business day for Euroclear or Cedel following DTC's settlement date.

    Although DTC, Euroclear and Cedel have agreed to the foregoing procedures to facilitate transfers of interests in the global notes among participants in DTC, Euroclear and Cedel, they are under no obligation to perform or to continue to perform these procedures, and these procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by DTC, Euroclear or Cedel or their participants or indirect participants of their obligations under the rules and procedures governing their operations.

CERTIFICATED EXCHANGE NOTES

    If:

    (i) we notify the Trustee in writing that DTC is no longer willing or able to act as a depositary or DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days of that notice or cessation;

    (ii) we, at our option, notify the trustee in writing that we elect to cause the issuance of exchange debentures in definitive form under the indenture; or

   (iii) upon the occurrence of other events as provided in the indenture,

then, upon surrender by DTC of the global notes, certificated exchange notes will be issued to each person that DTC identifies as the beneficial owner of the exchange debentures represented by the global notes. Upon that issuance, the trustee is required to register the certificated exchange notes in the name of that person (or the nominee of any thereof) and cause the same to be delivered to that person.

    Neither we nor the trustee shall be liable for any delay by DTC or any participant or indirect participant in identifying the beneficial owners of the related exchange debentures, and each beneficial owner of exchange debentures may conclusively rely on, and shall be protected in relying on, instructions from DTC for all purposes (including with respect to the registration and delivery, and the respective principal amounts, of the exchange debentures to be issued).

                       FEDERAL INCOME TAX CONSIDERATIONS

SCOPE OF DISCUSSION

    This general discussion of certain U.S. federal income and estate tax consequences applies to you if you acquired old debentures at original issue for cash, exchange your old debentures for exchange debentures pursuant to the terms set forth in this prospectus and hold the exchange debentures as a "capital asset," generally, for investment, under Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"). This summary, however, does not consider state, local or foreign tax laws. In addition, it does not include all of the rules which may affect the U.S. tax treatment of your investment in the exchange debentures. For example, special rules not discussed here may apply to you if you are:

     - a broker-dealer, a dealer in securities, a trader in securities who elects to apply a mark-to-market method of accounting or a financial institution;

     - an S corporation;

     - an insurance company;

     - a tax-exempt organization;

     - subject to the alternative minimum tax provisions of the Code;

     - holding the exchange debentures as part of a hedge, straddle, conversion transaction or other risk reduction or constructive sale transaction;

     - a nonresident alien or foreign corporation subject to net-basis U.S. federal income tax on income or gain derived from an exchange debenture because such income or gain is effectively connected with the conduct of a U.S. trade or business; or

     - an expatriate of the U.S.

    This discussion only represents our best attempt to describe certain federal income tax consequences that may apply to you based on current U.S. federal tax law. This discussion may in the end inaccurately describe the federal income tax consequences which are applicable to you because the law may change, possibly retroactively, and because the Internal Revenue Service or any court may disagree with this discussion.

    THIS SUMMARY MAY NOT COVER YOUR PARTICULAR CIRCUMSTANCES BECAUSE IT DOES NOT CONSIDER FOREIGN, STATE OR LOCAL TAX RULES, DISREGARDS CERTAIN SPECIAL FEDERAL TAX RULES, AND DOES NOT DESCRIBE FUTURE CHANGES IN FEDERAL TAX RULES. PLEASE CONSULT YOUR TAX ADVISOR RATHER THAN RELYING ON THIS GENERAL DESCRIPTION.

THE EXCHANGE OFFER

    The issuance of the exchange debentures to holders of the old debentures pursuant to the terms set forth in this prospectus will not constitute an exchange for federal income tax purposes. Consequently, no gain or loss will be recognized by holders of the old debentures upon receipt of the exchange debentures, and ownership of the exchange debentures will be considered a continuation of ownership of the old debentures. For purposes of determining gain or loss upon the subsequent sale or exchange of the exchange debentures, a holder's basis in the exchange debentures should be the same as the holder's basis in the old debentures exchanged. A holder's holding period for the exchange debentures should include the holder's holding period for the old debentures exchanged. The issue price and other tax characteristics of the exchange debentures should be identical to the issue price and other tax characteristics of the old debentures exchanged.

U.S. HOLDERS

    If you are a "U.S. Holder," as defined below, this section applies to you. Otherwise, the next section, "Non-U.S. Holders," applies to you.

    DEFINITION OF U.S. HOLDER. You are a "U.S. Holder" if you hold the exchange debentures and you are:

     - a citizen or resident of the U.S., including an alien individual who is a lawful permanent resident of the U.S. or meets the "substantial presence" test under Section 7701 (b) of the Code;

     - a corporation or partnership created or organized in the U.S. or under the laws of the U.S. or of any political subdivision of the U.S. (except that under the regulations to be published, certain partnerships created or organized under the foreign laws may be classified as a domestic partnership if such classification is more appropriate);

     - an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

     - a trust, if a U.S. court can exercise primary supervision over the administration of the trust and one or more U.S. persons can control all substantial decisions of the trust, or if the trust was in existence on August 20, 1996 and has elected to continue to be treated as a U.S. person.

    TAXATION OF ORIGINAL ISSUE DISCOUNT. You must include original issue discount ("OID") on the exchange debentures as ordinary income as it accrues over the term of the exchange debentures under a constant yield methods' as described below, whether you use the accrual method or the cash method.

    The exchange debentures will be treated as issued with OID equal to the excess of the "stated redemption price at maturity" of an exchange debenture over its "issue price." The issue price of an exchange debenture should be identical to the issue price of an old debenture. The issue price of an old debenture is the first price at which a substantial portion of the old debentures were sold for money (excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers). The stated redemption price at maturity of an exchange debenture is the total of all payments on the exchange debenture, including payments of stated interest.

    The amount of OID includible in your income is the sum of the "daily portions" of OID with respect to the exchange debenture for each day during the taxable year or portion thereof in which you hold such exchange debenture ("accrued OID"). The daily portion is determined by allocating to each day in any "accrual period" a pro-rata portion of the OID that accrued in such period. The "accrual period" of an exchange debenture may be of any length and may vary in length over the term of an exchange debenture, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the first or last day of an accrual period. The amount of OID that accrues with respect to any accrual period is the product of the exchange debenture's adjusted issue price at the beginning of such accrual period and its yield to maturity, determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of such period. The "adjusted issue price" of an exchange debenture at the start of any accrual period is equal to its issue price increased by the accrued OID for each prior accrual period and reduced by any prior payments made on such exchange debenture. Payments of stated interest on an exchange debenture need not be included in income as they are received or accrued, because they are reflected in the calculation of OID.

    HIGH YIELD DISCOUNT OBLIGATIONS. Sections 163(e) and 163(i) of the Code provide rules that affect the tax treatment of certain high-yield discount obligations ("HYDOs"). The exchange debentures constitute HYDOs because their yield-to-maturity exceeds by five percentage points or more the applicable federal rate ("AFR") for instruments with a similar maturity in effect for the calendar month in which the old debentures were issued. Because the exchange debentures are HYDOs, we may not deduct any OID that accrues with respect to the exchange debentures until we pay such amount in cash.

    In addition, because the exchange debentures' yield-to-maturity exceeds the relevant AFR by more than six percentage points,

     - a portion of such interest corresponding to the yield in excess of six percentage points above the AFR will not be deductible by us at any time and

     - a corporate holder may be entitled to treat the portion of the interest that is not deductible by us as a dividend, which may then qualify for the dividends-received deduction provided by Section 243 of the Code (subject to applicable conditions and limitations).

Corporate holders of exchange debentures should consult with their tax advisors as to the applicability of the dividends-received deduction.

    SALE OR OTHER TAXABLE DISPOSITION OF THE EXCHANGE DEBENTURES. You must recognize taxable gain or loss on the sale, exchange, redemption, retirement or other taxable disposition of an exchange debenture. The amount of your gain or loss equals the difference between the amount you receive for the exchange debenture (in cash or other property, valued at fair market value), minus the amount attributable to accrued interest on the exchange debenture, minus your adjusted tax basis in the exchange debenture. Your initial tax basis should equal the price you paid for the old debenture. Your adjusted tax basis in an exchange debenture will equal the initial tax basis, increased by OID previously included in your gross income to the date of disposition with respect to the exchange debenture and the old debenture exchanged therefor and reduced by any payments on the exchange debenture or the old debenture exchanged therefor.

    Your gain or loss will generally be a long-term capital gain or loss if your holding period for the exchange debenture is more than one year. Otherwise, it will be a short-term capital gain or loss. Payments attributable to accrued interest which you have not yet included in income will be taxed as ordinary interest income.

OPTIONAL REDEMPTION: REPURCHASE AT THE OPTION OF HOLDERS.

    On or after May 15, 2004, we have the right to redeem the exchange debentures prior to their stated maturity date. In addition, we may, under certain circumstances, have the right to redeem up to 35% of the exchange debentures before May 15, 2002. If we experience a change of control, you will have the right to require us to repurchase your exchange debentures prior to their stated maturity date. See "Description of the Exchange Debentures--Optional Redemption" and "Description of the Exchange Debentures--Change of Control."

    The presence of such options may affect the calculation of OID, among other things. The OID rules provide that, solely for purposes of the accrual of OID, an issuer of a debt instrument having an option to redeem the debt instrument prior to its stated maturity date will be presumed to exercise such option in the manner that minimizes the yield on the debt instrument. Conversely, a holder having an option to elect repayment of the debt instrument prior to its stated maturity date will be presumed to exercise such option in a manner that maximizes the yield on the debt instrument. If the exercise of such option or options to redeem the debt instrument prior to its stated maturity date or to elect repayment of the debt instrument prior to its stated maturity date actually occurs or does not occur, contrary to the presumption made under the OID rules (a "change of circumstances"), then, solely for purposes of the accrual of OID, the debt instrument is treated as reissued on the date of the change in circumstances for an amount equal to its adjusted issue price on that date.

    BACKUP WITHHOLDING. You may be subject to a 31% backup withholding tax when you receive interest payments on an exchange debenture or proceeds upon the sale or other disposition of an exchange debenture. Certain holders (including, among others, corporations and certain tax-exempt organizations) are generally not subject to backup withholding. In addition, the 31% backup withholding tax will not apply, to you if you provide your taxpayer identification number ("TIN") in the prescribed manner unless:

     - the IRS notifies us or our agent that the TIN you provided is incorrect;

     - you fail to report interest and dividend payments that you receive on your tax return and the IRS notifies us or our agent that withholding is required; or

     - you fail to certify under penalties of perjury that you are not subject to back up withholding.

    If the 31% backup withholding tax does apply to you, you may use the amounts withheld as a refund or credit against your U.S. federal income tax liability as long as you provide certain information to the IRS.

NON-U.S. HOLDERS

    DEFINITION OF NON-UNITED STATES HOLDER. A "Non-U.S. Holder" is any person who holds exchange debentures other than a U.S. Holder. Please note that if you are subject to U.S. federal income tax on a net basis on income or gain with respect to an exchange debenture because such income or gain is effectively connected with the conduct of a U.S. trade or business, this disclosure does not cover the U.S. federal tax rules that apply to you.

INTEREST.

    PORTFOLIO INTEREST EXEMPTION. You will generally not have to pay U.S. federal income tax on interest (including OID) paid on the exchange debentures because of the "portfolio interest exemption" if either:

     - you represent that you are not a U.S. person for U.S. federal income tax purposes and you provide your name and address to us or our paying agent on a properly executed IRS Form W-8 (or a suitable substitute form) signed under penalties of perjury; or

     - a securities clearing organization, bank, or other financial institution that holds customers' securities in the ordinary course of its business holds the exchange debenture on your behalf, certifies to us or our agent under penalties of perjury that it has received IRS Form W-8 (or a suitable substitute form) from you or from another qualifying financial institution intermediary, and provides a copy to us or our agent.

You will not, however, qualify for the portfolio interest exemption described above if:

     - you own, actually or constructively, 10% or more of the total combined voting power of all classes of our capital stock;

     - you are a controlled foreign corporation with respect to which we are a "related person" within the meaning of Section 864(d)(4) of the Code;

     - you are a bank receiving interest described in Section 881(c)(3)(A) of the Code;

    WITHHOLDING TAX IF THE INTEREST IS NOT PORTFOLIO INTEREST. If you do not claim, or do not qualify for, the benefit of the portfolio interest exemption, you may be subject to a 30% withholding tax on interest payments made on the exchange debentures. However, you may be able to claim the benefit of a reduced withholding tax rate under an applicable income tax treaty. The required information for claiming treaty benefits is generally submitted, under current regulations, on Form 1001. Successor forms will require additional information, as discussed below under the heading "Non-U.S. Holders-- New Withholding Regulations."

    REPORTING. We may report annually to the IRS and to you the amount of interest paid to, and the tax withheld, if any, with respect to you.

    SALE OR OTHER DISPOSITION OF EXCHANGE DEBENTURES. You will generally not be subject to U.S. federal income tax or withholding tax on gain recognized on a sale, exchange, redemption, retirement, or other disposition of an exchange debenture. You may, however, be subject to tax on such gain if you are an individual who was present in the U.S. for 183 days or more in the taxable year of the disposition, in which case you may have to pay a U.S. federal income tax of 30% (or a reduced treaty rate) on such gain.

    U.S. FEDERAL ESTATE TAXES. If you qualify for the portfolio interest exemption under the rules described above when you die, the exchange debentures will not be included in your estate for U.S. federal estate tax purposes.

BACKUP WITHHOLDING AND INFORMATION REPORTING.

    PAYMENTS FROM U.S. OFFICE. If you receive payments of interest or principal directly from us or through a U.S. office of a custodian, nominee, agent or broker, there is a possibility that you will be subject to both backup withholding at a rate of 31% and information reporting.

    With respect to interest payments made on the Note, however, backup withholding and information reporting will not apply if you certify, generally on a Form W-8 or a substitute form, that you are not a U.S. person in the manner described above under the heading "Non-U.S. Holders-- Interest."

    Moreover, with respect to proceeds received on the sale, exchange, redemption, or other disposition of an exchange debenture, backup withholding or information reporting generally will not apply if you properly provide, generally on Form W-8 or a substitute form, a statement that you are an "exempt foreign person" for purposes of the broker reporting rules, and other required information. If you are not subject to U.S. federal income or withholding tax on the sale or other disposition of an exchange debenture, as described above under the heading "Non-U.S. Holders--Sale or Other Disposition of Exchange Debentures," you will generally qualify as an "exempt foreign person" for purposes of the broker reporting rules.

    PAYMENTS FROM FOREIGN OFFICE. If payments of principal and interest are made to you outside the U.S. by or through a foreign office of your foreign custodian, nominee or other agent, or if you receive the proceeds of the sale of an exchange debenture through a foreign office of a "broker," as defined in the pertinent U.S. Treasury Regulations, you will generally not be subject to backup withholding or information reporting. You will, however, be subject to backup withholding and information reporting if the foreign custodian, nominee, agent or broker has actual knowledge or, after December 31, 2000, reason to know, that the payee is a U.S. person. You will also be subject to information reporting, but not backup withholding, if the payment is made by a foreign office of a custodian, nominee, agent or broker that is a U.S. person or a controlled foreign corporation for U.S. federal income tax purposes, or that derives 50% or more of its gross income from the conduct of a U.S. trade or business for a specified three year period, unless the broker has in its records documentary evidence that you are a Non-U.S. Holder and certain other conditions are met.

    REFUNDS. Any amounts withheld under the backup withholding rules may be refunded or credited against the Non-U.S. Holder's U.S. federal income tax liability, provided that the required information is furnished to the IRS.

    NEW WITHHOLDING REGULATIONS. New regulations relating to withholding tax on income paid to foreign persons (the "New Withholding Regulations") will generally be effective for payments made after December 31, 2000, subject to certain transition rules. The New Withholding Regulations modify and, in general, unify the way in which you establish your status as a non-U.S. "beneficial owner" eligible for withholding exemptions including the portfolio interest exemption, a reduced treaty rate or an exemption from backup withholding. For example, the New Withholding Regulations will require new forms, which you will generally have to provide earlier than you would have had to provide replacements for expiring existing forms.

    The New Withholding Regulations clarify withholding agents' reliance standards. They also require additional certifications for claiming treaty benefits. The New Withholding Regulations also provide somewhat different procedures for foreign intermediaries and flow-through entities (such as foreign partnerships) to claim the benefit of applicable exemptions on behalf of non-U.S. beneficial owners for which or for whom they receive payments.

    When you purchased the old debentures, you were required to submit certification that complies with the currently effective temporary Treasury Regulations in order to obtain an available exemption from or reduction in withholding tax. The New Withholding Regulations provide that certifications satisfying the requirements of the New Withholding Regulations will be deemed to satisfy the requirement of the temporary Treasury Regulations now in effect. If you are a Non-U.S. Holder claiming benefit under an income tax treaty (and not relying on the portfolio interest exemption), you should be aware that you may be required to obtain a taxpayer identification number and to certify your eligibility under the applicable treaty's limitations on benefits article in order to comply with the New Withholding Regulations' certification requirements.

    THE NEW WITHHOLDING REGULATIONS ARE COMPLEX AND THIS SUMMARY DOES NOT COMPLETELY DESCRIBE THEM. PLEASE CONSULT YOUR TAX ADVISOR TO DETERMINE HOW THE NEW WITHHOLDING REGULATIONS WILL AFFECT YOUR PARTICULAR CIRCUMSTANCES.

                              PLAN OF DISTRIBUTION

    Each broker-dealer that receives exchange debentures for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the exchange debentures. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange debentures received in exchange for old debentures where the old debentures were acquired as a result of market-making activities or other trading activities. We have agreed that, for at least 90 days after the exchange offer is completed, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any resale of exchange debentures.

    We will not receive any proceeds from any sales of the exchange debentures by broker-dealers. Exchange debentures received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange debentures or a combination of methods of resale, at market prices prevailing at the time of resale, at prices related to those prevailing market prices or at negotiated prices. Any resale may be made directly to the purchaser or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from the broker-dealer and/or the purchasers of the exchange debentures. Any broker-dealer that resells the exchange debentures that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of the exchange debentures may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any resale of exchange debentures and any commissions or concessions received by any of those persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

    We have agreed to pay the expenses incident to the exchange offer, other than commission or concessions of any brokers or dealers and the fees of any counsel or other advisors or experts retained by the holders of old debentures, and will indemnify the holders of the exchange debentures (including any broker-dealers) against related liabilities, including liabilities under the Securities Act.

                             AVAILABLE INFORMATION

    We have filed with the SEC a registration statement on Form S-4 under the Securities Act for the registration of the exchange debentures offered in this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, some of which is contained in exhibits and schedules to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us or the exchange debentures offered in this prospectus, you should refer to the registration statement, including the related exhibits and financial statement. With respect to each document filed with the SEC as an exhibit to the registration statement, you should refer to the exhibit for a more complete description of the matter involved, and each discussion in this prospectus of any document filed as an exhibit to the registration statement qualified in its entirety by reference to the relevant exhibit.

    In connection with the exchange offer, we will become subject to the information requirements of the Exchange Act, and, in accordance therewith, will file reports and other information with the SEC. The registration statement and the reports and other information we file can be inspected and copied at the Public Reference Room of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 and the regional offices of the SEC located at 7 World Trade Center, New York, New York 10048 and 500 West Madison Street, 14th Floor, Chicago, Illinois 60661. Copies of these materials may be obtained from the Public Reference Section of the SEC, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at its public reference facilities in New York, New York and Chicago, Illinois at prescribed rates. Information on the operation of the Public Reference Room can be obtained by calling the SEC at 1-800-SEC-0330. We will make our filings with the SEC electronically. The SEC maintains an internet site that contains reports, proxy and information statements and other information regarding registrants that file electronically, which information can be accessed at "http://www.sec.gov".

    We will send to each holder of exchange debentures copies of annual reports and quarterly reports containing the information required to be filed under the Exchange Act. So long as we are subject to the periodic reporting requirements of the Exchange Act, we are required to furnish the information required to be filed with the SEC to the trustee and the holders of the old debentures and the exchange debentures. We have agreed that, even if we are not required under the Exchange Act to furnish this information to the SEC, we will nonetheless continue to furnish information that would be required to be furnished by us by
Section 13 of the Exchange Act to the Trustee and the holders of the old debentures or exchange debentures as if we were subject to these periodic reporting requirements.

                                    EXPERTS

    The balance sheet of ALEC Holdings, Inc. as of March 31, 1999 included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report herein and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

    The consolidated financial statements of Alaska Communications Systems Holdings, Inc. as of December 31, 1998 and for the period from July 16, 1998 (date of inception) through December 31, 1998 included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report herein and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

    The combined financial statements of CenturyTel's Alaska Properties (also known as PTI Alaska) as of December 31, 1998 and for the year then ended have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

    The combined financial statements of CenturyTel's Alaska Properties (also known as PTI Alaska) as December 31, 1997 and for the year ended December 31, 1996, eleven months ended November 30, 1997, and one month ended December 31, 1997 included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report herein and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

    The combined financial statements of Telephone Fund of Fairbanks Municipal Utilities Services as of October 6, 1997 and for the year ended December 31, 1996 and the period ended October 6, 1997 included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report herein and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

    The financial statements of the Municipality of Anchorage Telephone Utility Fund as of December 31, 1998, and for each of the years in the three-year period ended December 31, 1998, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                      VALIDITY OF THE EXCHANGE DEBENTURES

    The validity of the exchange debentures will be passed upon for us by Wachtell, Lipton, Rosen & Katz, New York, New York.

    Until       , all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                         INDEX TO FINANCIAL STATEMENTS

ALEC Holdings, Inc.
  Independent Auditors' Report.......................................................  F-2
  Balance Sheet--March 31, 1999......................................................  F-3
  Notes to Balance Sheet--Period from October 13, 1998 (Date of Inception) through
    March 31, 1999...................................................................  F-4

Alaska Communications Systems Holdings, Inc.
  Independent Auditors' Report.......................................................  F-5
  Consolidated Balance Sheets--December 31, 1998 and March 31, 1999..................  F-6
  Consolidated Statement of Cash Flows--Period from July 16, 1998 (Date of Inception)
    through December 31, 1998 and Three Months Ended March 31, 1999..................  F-7
  Notes to Consolidated Financial Statements--Period from July 16, 1998 (Date of
    Inception) through December 31, 1998 (Notes for Three Months Ended March 31, 1998
    and 1999 Are Unaudited)..........................................................  F-8

CenturyTel Alaska Properties
  Independent Auditors' Reports......................................................  F-11
  Combined Balance Sheets--December 31, 1997, December 31, 1998 and March 31, 1999...  F-13
  Combined Statements of Income and Retained Earnings--Year Ended December 31, 1996,
    Eleven Months Ended November 30, 1997, One Month Ended December 31, 1997, Year
    Ended December 31, 1998 and Three Months Ended March 31, 1998 and 1999...........  F-14
  Combined Statements of Cash Flows--Year Ended December 31, 1996, Eleven Months
    Ended November 30, 1997, One Month Ended December 31, 1997, Year Ended December
    31, 1998 and Three Months Ended March 31, 1998 and 1999..........................  F-15
  Notes to Combined Financial Statements--Year Ended December 31, 1996, Eleven Months
    Ended November 30, 1997, One Month Ended December 31, 1997, Year Ended
    December 31, 1998 (Notes for Three Months Ended March 31, 1998 and 1999 Are
    Unaudited).......................................................................  F-16

Telephone Fund of Fairbanks Municipal Utilities Services
  Independent Auditors' Report.......................................................  F-29
  Combined Balance Sheet--October 6, 1997............................................  F-30
  Combined Statements of Income and Fund Equity--Year Ended December 31, 1996 and
    Period Ended October 6, 1997.....................................................  F-31
  Combined Statements of Cash Flows--Year Ended December 31, 1996 and Period Ended
    October 6, 1997..................................................................  F-32
  Notes to Combined Financial Statements--Year Ended December 31, 1996 and Period
    Ended October 6, 1997............................................................  F-33

Municipality of Anchorage Telephone Utility Fund
  Independent Auditors' Report (Notes for Three Months Ended March 31, 1998 and 1999
    Are Unaudited)...................................................................  F-36
  Balance Sheets--December 31, 1997, December 31, 1998 and March 31, 1999............  F-37
  Statements of Revenues, Expenses, and Changes in Retained Earnings--Years Ended
    December 31, 1996, 1997 and 1998 and Three Months Ended March 31, 1998 and March
    31, 1999.........................................................................  F-38
  Statements of Cash Flows--Years Ended December 31, 1996, 1997 and 1998 and Three
    Months Ended March 31, 1998 and March 31, 1999...................................  F-39
  Notes to Financial Statements--Years Ended December 31, 1996, 1997 and 1998........  F-40

                          INDEPENDENT AUDITORS' REPORT

Board of Directors
ALEC Holdings, Inc.
Anchorage, Alaska

    We have audited the balance sheet of ALEC Holdings, Inc. (the "Company") as of March 31, 1999. This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the financial statement referred to above presents fairly, in all material respects, the financial position of ALEC Holdings, Inc. as of March 31, 1999, in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

Portland, Oregon
June 28, 1999

                              ALEC HOLDINGS, INC.

                                 BALANCE SHEET

                                 MARCH 31, 1999

                                           ASSETS

CURRENT ASSETS:

  Cash............................................................................  $       1
                                                                                    ---------
                                                                                    ---------


                            LIABILITIES AND STOCKHOLDERS' EQUITY

STOCKHOLDERS' EQUITY:

  Common stock, $.01 par value; authorized, 1,000 shares; outstanding, 100
    shares........................................................................  $       1
                                                                                    ---------
                                                                                    ---------

                          See notes to Balance Sheet.

                              ALEC HOLDINGS, INC.

                             NOTES TO BALANCE SHEET

                                 MARCH 31,1999

1.  THE COMPANY

    Alec Holdings, Inc. (the "Company") was incorporated in the State of Delaware in October 1998 to operate as a holding company to purchase telecommunications properties.

2.  SUBSEQUENT ACQUISITIONS

    At March 31, 1999, Alaska Communications Systems Holdings, Inc. ("ACS"), which became a wholly owned subsidiary of the Company in May 1999, had announced two purchase agreements that would allow ACS to enter the telecommunications industry. The first agreement involved the acquisition of Century Tel's Alaska holdings including Telephone Utilities of Alaska, Inc., Telephone Utilities of the Northland, Inc., PTI Communications of Alaska, Inc., Pacific Telecom of Alaska PCS, Inc. and Pacific Telecom Cellular of Alaska, Inc. The second agreement was with the Municipality of Anchorage to acquire all of its telecommunication investments.

    On May 14, 1999, ACS Company purchased all the outstanding shares of PTI Alaska from CenturyTel of the Northwest, Inc. and CenturyTel Wireless, Inc., which are wholly owned subsidiaries of Century. PTI Alaska is the incumbent provider of local telephone services to over 131,000 access lines in Juneau, Fairbanks and more than 70 rural communities in Alaska. PTI Alaska also provides cellular services to approximately 3,000 subscribers and internet services to approximately 16,000 customers. The aggregate cash purchase paid by the Company was approximately $411.8 million.

    On May 14, 1999, ACS also purchased certain of the assets and certain of the liabilities of the Anchorage Telephone Utility ("ATU") from the Municipality of Anchorage. ATU is the largest Local Exchange Carrier in Alaska providing local services to over 168,000 access lines, primarily in Anchorage. ATU also provides cellular service to over 63,000 subscribers under the MACtel brand name and long distance service on a resale basis to approximately 26,000 customers. The aggregate cash purchase price paid by the Company was approximately $263.6 million.

    ACS recorded transaction fees and expenses of approximately $48 million from these purchases. In addition, ACS will amortize approximately $267 of acquisition goodwill over 40 years.

                          INDEPENDENT AUDITORS' REPORT

Board of Directors
Alaska Communications Systems Holdings, Inc.
Anchorage, Alaska

    We have audited the consolidated balance sheet of Alaska Communications Systems Holdings, Inc. and Subsidiaries (the "Company") as of December 31, 1998, and the related consolidated statement of cash flows for the period from July 16, 1998 (date of inception) through December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Alaska Communications Systems Holdings, Inc. and Subsidiaries as of December 31, 1998, and their cash flows for the period from July 16, 1998 (date of inception) through December 31, 1998 in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

Portland, Oregon
March 24, 1999

                  ALASKA COMMUNICATIONS SYSTEMS HOLDINGS, INC.
                                AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                                       DECEMBER 31,   MARCH 31,
                                                                                           1998          1999
                                                                                       ------------  ------------
                                                                                                     (unaudited)
                                                     ASSETS

CURRENT ASSETS:
  Cash...............................................................................   $  281,236   $    180,422
  Receivable from employees and related party (Note 2)...............................       41,771         44,770
                                                                                       ------------  ------------
      Total current assets...........................................................      323,007        225,192

PROPERTY, PLANT, AND EQUIPMENT, Net (Notes 1 and 3)..................................       36,536        565,482

DEFERRED ACQUISITION AND FINANCING COSTS (Note 1)....................................      248,637      1,709,089

DEPOSITS.............................................................................       11,820         15,720
                                                                                       ------------  ------------
                                                                                        $  620,000   $  2,515,483
                                                                                       ------------  ------------
                                                                                       ------------  ------------

                                      LIABILITIES AND STOCKHOLDER'S EQUITY

CURRENT LIABILITIES:
  Accrued Liabilities................................................................   $       --   $    495,483
  Advances payable to stockholder (Note 2)...........................................      620,000      2,020,000
                                                                                       ------------  ------------
      Total current liabilities......................................................      620,000      2,515,483

COMMITMENTS AND CONTINGENCIES (Notes 4 and 5)........................................           --             --

STOCKHOLDER'S EQUITY:
  Common stock, $.01 par value; authorized, 1,000 shares; outstanding,
    1 share..........................................................................           --             --
                                                                                       ------------  ------------
                                                                                        $  620,000   $  2,515,483
                                                                                       ------------  ------------
                                                                                       ------------  ------------

                See notes to consolidated financial statements.

                  ALASKA COMMUNICATIONS SYSTEMS HOLDINGS, INC.
                                AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                     PERIOD FROM
                                                                                       JULY 16,
                                                                                         1998
                                                                                       (DATE OF
                                                                                      INCEPTION)
                                                                                       THROUGH      THREE MONTHS
                                                                                     DECEMBER 31,      ENDED
                                                                                         1998      MARCH 31, 1999
                                                                                     ------------  --------------
                                                                                                    (unaudited)
CASH FLOWS FROM INVESTING ACTIVITIES:
  Payments for property, plant, and equipment......................................   $  (36,536)   $   (528,946)
  Deferred acquisition costs.......................................................     (248,637)     (1,460,452)
  Deposits.........................................................................      (11,820)         (3,900)
  Accounts receivable from employees and related party.............................      (41,771)         (2,999)
  Accrued liabilities..............................................................                      495,483
                                                                                     ------------  --------------
      Net cash used in investing activities........................................     (338,764)     (1,500,814)
                                                                                     ------------  --------------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from advances from stockholder..........................................      620,000       1,400,000
                                                                                     ------------  --------------
NET (DECREASE) INCREASE IN CASH....................................................      281,236        (100,814)
CASH, BEGINNING OF PERIOD..........................................................           --         281,236
                                                                                     ------------  --------------
CASH, END OF PERIOD................................................................   $  281,236    $    180,422
                                                                                     ------------  --------------
                                                                                     ------------  --------------

                See notes to consolidated financial statements.

                  ALASKA COMMUNICATIONS SYSTEMS HOLDINGS, INC.
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

    PERIOD FROM JULY 16, 1998 (DATE OF INCEPTION) THROUGH DECEMBER 31, 1998

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    The consolidated financial statements for Alaska Communications Systems Holdings, Inc. and Subsidiaries (the "Company") represent the operating results of the following three legal entities:

        Alaska Communications Systems Holdings, Inc. (formerly ALEC Acquisition Corporation)

        ALEC Acquisition Sub Corp., Inc.

        Alaska Communications Systems, Inc.

    The Company was organized in 1998 as the principal entity to acquire and manage telecommunication operations in Alaska. The principal activities in 1998 were the preparation of systems and obtaining financing for pending acquisitions (see Note 5). In May 1999, the Company was acquired and became a wholly owned subsidiary of ALEC Holdings, Inc.

    A summary of significant accounting policies followed by the Company is set forth below:

    USE OF ESTIMATES--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of commitments and contingencies at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

    PROPERTY, PLANT, AND EQUIPMENT is stated at cost. At December 31, 1998, the Company was in the early stages of opening its Corporate Headquarters in Anchorage. No depreciation was claimed in 1998 since the assets in service were acquired at year end.

    DEFERRED ACQUISITION AND FINANCING COSTS are stated at cost and are direct costs incurred in connection with the Company's acquisitions and related financings.

    REVENUES--No revenues or expenses have been generated since the Company was not in operation as of December 31, 1998.

2.  TRANSACTIONS WITH RELATED PARTIES

    Fox Paine Capital Fund, the majority stockholder of the Company's parent, ALEC Holdings, Inc., has advanced cash to allow the Company to operate until permanent funding is put in place at the closing of the acquisitions (see Note
5). Outstanding advances were $620,000 as of December 31, 1998. Fox Paine Capital Fund will continue to fund the Company until permanent funding is obtained at the closing of the acquisitions.

    The Company advanced cash to a related party to perform certain consulting services in connection with the Company's pending acquisitions. Cash used is capitalized as deferred acquisition costs. Any unused cash that was advanced to this related party is to be repaid to the Company. As of December 31, 1998, the total amount of unused cash was $41,771.

                  ALASKA COMMUNICATIONS SYSTEMS HOLDINGS, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

    PERIOD FROM JULY 16, 1998 (DATE OF INCEPTION) THROUGH DECEMBER 31, 1998

3.  PROPERTY, PLANT, AND EQUIPMENT

    The balances by category of property, plant, and equipment, at December 31, 1998 are:

Office furniture, equipment, and other.............................  $   3,049
Construction work in progress......................................     33,487
                                                                     ---------
  Total property, plant, and equipment.............................     36,536
Less: Accumulated depreciation.....................................         --
                                                                     ---------
  Property, plant, and equipment, net..............................  $  36,536
                                                                     ---------
                                                                     ---------

4.  LEASES

    The Company has entered into an operating lease for office space in Anchorage, Alaska for its corporate headquarters. The lease is for 60 months and, under this lease agreement, future minimum annual rental payments are as follows:

YEAR ENDING
DECEMBER 31,
----------------------------------------------------------------------------------
1999..............................................................................  $  278,772
2000..............................................................................     139,060
2001..............................................................................     141,841
2002..............................................................................     144,678
2003..............................................................................     147,571
                                                                                    ----------
    Total.........................................................................  $  851,922
                                                                                    ----------
                                                                                    ----------

5.  COMMITMENTS AND CONTINGENCIES

    The Company has announced two purchase agreements that will allow the Company to enter the telecommunications industry. The first agreement involves the acquisition of CenturyTel's Alaska holdings including Telephone Utilities of Alaska, Inc., Telephone Utilities of the Northland, Inc., PTI Communications of Alaska, Inc., Pacific Telecom of Alaska PCS, Inc., and Pacific Telecom Cellular of Alaska, Inc. and the second is with the Municipality of Anchorage to acquire all of its telecommunication investments. Upon completion of these two contracts, the Company will have in excess of 300,000 local telephone, 70,000 cellular, 20,000 long distance, and 16,000 internet access lines. The combined purchase price is approximately $700 million. The Company is being funded by a $145 million equity contribution from its parent, ALEC Holdings, Inc., and the remainder with bank financed debt.

    It is currently anticipated that by mid-1999 all regulatory approvals will have been granted and the acquisitions will be completed. At that time, the Company's primary business will be to provide traditional local telephone, long distance, cellular, and internet service throughout the state of Alaska. Until the completion of the acquisitions, the Company is incurring costs to facilitate certain transition and financing activities.

                  ALASKA COMMUNICATIONS SYSTEMS HOLDINGS, INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

    PERIOD FROM JULY 16, 1998 (DATE OF INCEPTION) THROUGH DECEMBER 31, 1998

6.  BASIS OF PRESENTATION FOR UNAUDITED QUARTERLY INFORMATION

    The accompanying unaudited financial information at March 31, 1999 and for the three months ended March 31, 1998 and 1999 have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting only of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three month period ended March 31, 1999 are not necessarily indicative of the results that may be expected for the full fiscal year or for any future period.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Century Telephone Enterprises, Inc.:

    We have audited the accompanying combined balance sheet of CenturyTel's Alaska Properties as of December 31, 1998, and the related combined statement of income and retained earnings, and cash flows for the year then ended. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of CenturyTel's Alaska Properties as of December 31, 1998, and the results of their operations and their cash flows for the year ended December 31,1998, in conformity with generally accepted accounting principles.

KPMG LLP

Shreveport, Louisiana
February 26, 1999

                          INDEPENDENT AUDITORS' REPORT

Board of Directors
Century Telephone Enterprises, Inc.
Monroe, Louisiana

    We have audited the combined balance sheet of CenturyTel Alaska Properties as of December 31, 1997, and the related combined statements of income and retained earnings and of cash flows for the year ended December 31, 1996, eleven months ended November 30, 1997, and one month ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of CenturyTel Alaska Properties as of December 31, 1997, and the results of their operations and their cash flows for the year ended December 31, 1996, eleven months ended November 30, 1997, and one month ended December 31, 1997, in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

Portland, Oregon
March 25, 1999

                          CENTURYTEL ALASKA PROPERTIES

                            COMBINED BALANCE SHEETS

                                 (IN THOUSANDS)

                                                                                      DECEMBER 31,
                                                                                  --------------------   MARCH 31,
                                                                                    1997       1998        1999
                                                                                  ---------  ---------  -----------
                                                                                                        (UNAUDITED)

                                                      ASSETS
CURRENT ASSETS:

  Cash and cash equivalents.....................................................  $     871  $   5,728   $  10,739
  Accounts receivable:
    Customers, less allowance for doubtful accounts of $376, $164 and $162 at
      December 31, 1997 and 1998, and March 31, 1999, respectively..............      5,071  $   8,446   $   8,362
    Affiliates (Note 8).........................................................     20,404     31,922      38,361
    Connecting companies........................................................      4,146     10,984       6,596
    Receivable from sale of cellular license....................................      5,022         --          --
    Miscellaneous accounts receivable and other.................................      2,760      1,213       1,326
  Material and supplies (at cost)...............................................      2,653      2,072       2,058
  Prepayments...................................................................      1,513        610         602
                                                                                  ---------  ---------  -----------
    Total current assets........................................................     42,440     60,975      68,044
                                                                                  ---------  ---------  -----------
PROPERTY, PLANT AND EQUIPMENT, Net (Note 4).....................................    158,590    161,710     157,866
                                                                                  ---------  ---------  -----------
OTHER ASSETS:
  Excess cost of net assets acquired, less accumulated amortization of $5,056,
    $6,853 and $8,455 at December 31, 1997 and 1998, and March 31, 1999,
    respectively (Note 1).......................................................    248,948    242,632     241,030
  Investments, at cost..........................................................        997        976         976
  Other, net....................................................................      8,200      6,367       5,753
                                                                                  ---------  ---------  -----------
    Total other assets..........................................................    258,145    249,975     247,759
                                                                                  ---------  ---------  -----------
TOTAL ASSETS....................................................................  $ 459,175  $ 472,660   $ 473,669
                                                                                  ---------  ---------  -----------
                                                                                  ---------  ---------  -----------

                                       LIABILITIES AND SHAREHOLDER'S EQUITY

CURRENT LIABILITIES:
  Current maturities of long-term debt (Note 5).................................  $   1,316  $   1,427   $   1,451
  Accounts payable..............................................................      3,275      5,322       2,589
  Accrued expenses and other accrued liabilities:
    Salaries and benefits.......................................................      2,434      1,949       2,321
    Taxes.......................................................................      1,123      1,008       1,937
    Other.......................................................................        684      1,849       1,841
  Advance billings and customer deposits (Note 1)...............................      1,643      2,019       2,026
                                                                                  ---------  ---------  -----------
      Total current liabilities.................................................     10,475     13,574      12,165
                                                                                  ---------  ---------  -----------
LONG-TERM DEBT (Note 5).........................................................     41,634     41,981      41,643
                                                                                  ---------  ---------  -----------
DEFERRED CREDITS AND OTHER LIABILITIES:
  Deferred income taxes (Note 6)................................................     11,297     13,523      13,914
  Deferred investment tax credits...............................................      1,421        909         780
  Other.........................................................................      3,034      1,711       1,282
                                                                                  ---------  ---------  -----------
    Total deferred credits and other liabilities................................     15,752     16,143      15,976
                                                                                  ---------  ---------  -----------

SHAREHOLDER'S EQUITY:

  Common stock (103, 104 and 104 shares authorized and 23, 24, and 24 issued and
    outstanding, respectively)..................................................         23         24          24
  Paid-in capital...............................................................    393,026    393,026     393,026
  Retained earnings.............................................................     (1,735)     7,912      10,835
                                                                                  ---------  ---------  -----------
      Total shareholder's equity................................................    391,314    400,962     403,885
                                                                                  ---------  ---------  -----------
TOTAL LIABILITIES AND SHAREHOLDER'S EQUITY......................................  $ 459,175  $ 472,660   $ 473,669
                                                                                  ---------  ---------  -----------
                                                                                  ---------  ---------  -----------

            See accompanying notes to combined financial statements.

                          CENTURYTEL ALASKA PROPERTIES

              COMBINED STATEMENTS OF INCOME AND RETAINED EARNINGS

                                 (IN THOUSANDS)

                                                                                                 THREE MONTHS
                                                 ELEVEN        ONE MONTH                       ENDED MARCH 31,
                                YEAR ENDED    MONTHS ENDED       ENDED       YEAR ENDED    ------------------------
                               DECEMBER 31,   NOVEMBER 30,   DECEMBER 31,   DECEMBER 31,      1998         1999
                                   1996           1997           1997           1998       -----------  -----------
                               -------------  -------------  -------------  -------------  (UNAUDITED)  (UNAUDITED)
OPERATING REVENUES:
  Telephone..................    $  71,810      $  73,472      $   9,267      $ 109,822     $  25,390    $  27,203
  Cellular...................        4,823          5,120            181          2,576           408          546
                               -------------  -------------  -------------  -------------  -----------  -----------
      Total operating
        revenues.............       76,633         78,592          9,448        112,398        25,798       27,749
                               -------------  -------------  -------------  -------------  -----------  -----------

OPERATING EXPENSES:
  Cost of sales and operating
    expenses--telephone......       37,314         36,572          5,817         61,611        14,646       14,500
  Cost of sales and operating
    expenses--cellular.......        3,381          3,082            147          2,128           330          396
  Depreciation and
    amortization.............       15,348         15,823          2,466         30,459         7,209        7,785
                               -------------  -------------  -------------  -------------  -----------  -----------
      Total operating
        expenses.............       56,043         55,477          8,430         94,198        22,185       22,681
                               -------------  -------------  -------------  -------------  -----------  -----------

OPERATING INCOME.............       20,590         23,115          1,018         18,200         3,613        5,068
                               -------------  -------------  -------------  -------------  -----------  -----------

OTHER INCOME (EXPENSE):
  Interest expense...........       (3,176)        (3,027)          (253)        (3,588)         (797)        (965)
  Interest income (Note 8)...        1,180            858             82          2,183           495          607
  Other income (expense),
    net......................          (33)          (298)            53            356           357           80
  Nonregulated income
    (expense), net...........         (335)            26            371          1,714           772          842
                               -------------  -------------  -------------  -------------  -----------  -----------
      Total other income
        (expense)............       (2,364)        (2,441)           253            665           827          564
                               -------------  -------------  -------------  -------------  -----------  -----------

INCOME BEFORE INCOME TAX
  EXPENSE....................       18,226         20,674          1,271         18,865         4,440        5,632
INCOME TAX EXPENSE (Note
  6).........................        6,737          7,746            736          9,218         2,214        2,709
                               -------------  -------------  -------------  -------------  -----------  -----------
NET INCOME...................       11,489         12,928            535          9,647         2,226        2,923
                               -------------  -------------  -------------  -------------  -----------  -----------
RETAINED EARNINGS AT
  BEGINNING OF PERIOD........       63,216         61,079             --         (1,735)       (1,735)       7,912
Less dividends to
  shareholder................       13,626          7,080          2,270             --            --           --
                               -------------  -------------  -------------  -------------  -----------  -----------

RETAINED EARNINGS AT END OF
  PERIOD.....................    $  61,079      $  66,927      $  (1,735)     $   7,912     $     491    $  10,835
                               -------------  -------------  -------------  -------------  -----------  -----------
                               -------------  -------------  -------------  -------------  -----------  -----------

            See accompanying notes to combined financial statements.

                          CENTURYTEL ALASKA PROPERTIES

                       COMBINED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                                                          THREE MONTHS
                                                          ELEVEN        ONE MONTH                       ENDED MARCH 31,
                                         YEAR ENDED    MONTHS ENDED       ENDED       YEAR ENDED    ------------------------
                                        DECEMBER 31,   NOVEMBER 30,   DECEMBER 31,   DECEMBER 31,      1998         1999
                                            1996           1997           1997           1998       -----------  -----------
                                        -------------  -------------  -------------  -------------  (UNAUDITED)  (UNAUDITED)
OPERATING ACTIVITIES:
  Net income..........................    $  11,489      $  12,928      $     535      $   9,647     $   2,226    $   2,923
  Adjustments to reconcile net income
    to net cash provided by operating
    activities:
    Depreciation and amortization.....       15,348         15,823          2,466         30,459         7,209        7,785
    Deferred income taxes and
      unamortized investment tax
      credits, net....................        1,538          1,160             65             24           148           66
    Change in current assets and
      liabilities:
      Accounts receivable.............       14,476         (1,383)         3,873         (3,644)       (2,105)       4,359
      Accounts payable................       (6,828)        (2,986)        (1,527)         1,479          (282)      (2,733)
      Other current assets and
        liabilities, net..............       (1,434)        (4,329)           176          2,427         1,588        1,322
      Other, net......................           --             --             --         (2,101)        2,241          381
                                        -------------  -------------  -------------  -------------  -----------  -----------
        Net cash provided by operating
          activities..................       34,589         21,213          5,588         38,291        11,025       14,103
                                        -------------  -------------  -------------  -------------  -----------  -----------

INVESTING ACTIVITIES:
  Payments for property, plant, and
    equipment.........................      (20,465)       (14,575)        (1,825)       (26,799)       (2,321)      (2,200)
  Other, net..........................         (146)         1,021         (1,454)           135         4,268         (139)
                                        -------------  -------------  -------------  -------------  -----------  -----------
        Net cash provided (used) by
          investing activities........      (20,611)       (13,554)        (3,279)       (26,664)        1,947       (2,339)

FINANCING ACTIVITIES:
  Proceeds from issuance of long-term
    debt..............................        1,739             --             --             --            --           --
  Dividends paid......................      (13,626)        (7,080)        (2,270)            --            --           --
  Payments of long-term debt..........       (1,060)        (1,129)          (293)        (1,322)       (2,047)        (314)
  Change in affiliate balance.........           --             --             --         (5,448)       (9,540)      (6,439)
                                        -------------  -------------  -------------  -------------  -----------  -----------
        Net cash used by financing
          activities..................      (12,947)        (8,209)        (2,563)        (6,770)      (11,587)      (6,753)

INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS.........................        1,031           (550)          (254)         4,857         1,385        5,011
CASH AND CASH EQUIVALENTS, BEGINNING
  OF YEAR.............................          644          1,675          1,125            871           871        5,728
                                        -------------  -------------  -------------  -------------  -----------  -----------
CASH AND CASH EQUIVALENTS, END OF
  YEAR................................    $   1,675      $   1,125      $     871      $   5,728     $   2,256    $  10,739
                                        -------------  -------------  -------------  -------------  -----------  -----------
                                        -------------  -------------  -------------  -------------  -----------  -----------
SUPPLEMENTAL CASH FLOW INFORMATION:
  Net assets of acquisitions
    contributed as paid-in capital,
    including push-down of goodwill of
    $32,159...........................    $      --      $  89,132      $      --      $      --     $      --    $      --
  Push-down of excess costs of Alaskan
    entities from CenturyTel
    acquisition.......................           --             --        208,389             --            --           --
  Paydown of minority interest
    liability through transfer of
    property, plant, and equipment....           --             --          1,525             --            --           --
  Income tax paid.....................        5,344          4,653          3,207            600         1,428        2,076
  Interest paid.......................        3,510          2,706            261          3,434           577          954

            See accompanying notes to combined financial statements.

                          CENTURYTEL ALASKA PROPERTIES

                     NOTES TO COMBINED FINANCIAL STATEMENTS

      YEAR ENDED DECEMBER 31, 1996, ELEVEN MONTHS ENDED NOVEMBER 30, 1997,
       ONE MONTH ENDED DECEMBER 31, 1997 AND YEAR ENDED DECEMBER 31, 1998
          (INFORMATION AS OF MARCH 31, 1998 AND 1999 AND FOR THE THREE
           MONTH PERIODS ENDED MARCH 31, 1998 AND 1999 IS UNAUDITED)
                                 (IN THOUSANDS)

1.  GENERAL AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    GENERAL--The combined financial statements for CenturyTel Alaska Properties (the "Company") represent the operating results of the following legal entities ("Alaskan Entities"):

    Telephone Utilities of Alaska, Inc. ("TUA")

    Telephone Utilities of the Northland, Inc. ("TUN")

    PTI Communications of Alaska, Inc. ("PTICA")

    Pacific Telecom of Alaska PCS, Inc. ("PTAPCS")

    Pacific Telecom Cellular of Alaska, Inc. ("PTCA"), excluding the assets, liabilities and equity of Alaska RSA #1

    TUA, TUN, PTICA, and PTAPCS were wholly owned subsidiaries of Pacific Telecom, Inc. ("PTI") and PTCA was a wholly owned subsidiary of Pacific Telecom Cellular, Inc., which was a wholly owned subsidiary of PTI. Until December 1, 1997, PacifiCorp Holdings owned 100% of the voting securities of PTI. The Company was acquired on December 1, 1997 as a result of Century Telephone Enterprises, Inc.'s ("CenturyTel") acquisition of Pacific Telecom, Inc. (the "Acquisition") (Note 13). The financial statements beginning December 1, 1997 reflect the excess cost of net assets acquired and the subsequent amortization expense which was allocated to the Alaska properties in accordance with purchase accounting.

    TUA, TUN, PTICA, and PTAPCS became wholly owned subsidiaries of CenturyTel of the Northwest, Inc. ("CNI") which is a wholly owned subsidiary of CenturyTel. PTCA is a wholly owned subsidiary of CenturyTel Wireless, Inc. ("CT Wireless") which is a wholly owned subsidiary of CenturyTel.

    The Company's primary business is to provide traditional and cellular telephone service to its customers which are located in the state of Alaska. The Company was dependent on PTI and certain subsidiaries prior to the Acquisition and is dependent upon CenturyTel and certain CenturyTel subsidiaries to provide construction and maintenance services, materials and supplies and managerial, technical and accounting services. Intercompany billings include a return on investment to the related company.

    The Company's telephone operations are regulated in nature and its telephone accounting records are maintained in accordance with the rules and regulations of the Alaska Public Utilities Commission ("APUC") which substantially adhere to the rules and regulations of the Federal Communications Commission. The Company's regulated operations are subject to the provisions of Statement of Financial Accounting Standards ("SFAS") No. 71, ACCOUNTING FOR THE EFFECTS OF CERTAIN TYPES OF REGULATION.

    ESTIMATES--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported

                          CENTURYTEL ALASKA PROPERTIES

      YEAR ENDED DECEMBER 31, 1996, ELEVEN MONTHS ENDED NOVEMBER 30, 1997,
       ONE MONTH ENDED DECEMBER 31, 1997 AND YEAR ENDED DECEMBER 31, 1998
          (INFORMATION AS OF MARCH 31, 1998 AND 1999 AND FOR THE THREE
           MONTH PERIODS ENDED MARCH 31, 1998 AND 1999 IS UNAUDITED)
                                 (IN THOUSANDS)

1. GENERAL AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

    REVENUE RECOGNITION--Revenues are recognized when earned. The Company participates in toll revenue pools with other telephone companies. Such pools are funded by toll revenue and/or access charges regulated by the APUC within the intrastate jurisdiction and the Federal Communications Commission within the interstate jurisdiction. Much of the toll service revenue earned through various pooling processes is initially recorded based on estimates. These estimates are subject to subsequent adjustment in future accounting periods as refined operational information becomes available.

    PROPERTY, PLANT, AND EQUIPMENT--Telephone plant is stated substantially at original cost of construction. Telephone plant retired in the ordinary course of business, together with cost of removal, less salvage, is charged to accumulated depreciation with no gain or loss recognized. Renewals and betterments of telephone plant are capitalized while repairs, as well as renewals of minor items, are charged to operating expense.

    The Company provides depreciation for telephone plant on the straight-line method, using rates approved by the regulatory authorities. Depreciation expense for telephone plant amounted to $13,774, $14,406, $1,737, and $23,550 for the year ended December 31, 1996, eleven months ended November 30, 1997, one month ended December 31, 1997, and year ended December 31, 1998, respectively. Included in 1998 expense is additional depreciation of approximately $1,506 which was approved by the regulatory authorities. The composite depreciation rate was 5.7% for the year ended December 31, 1996, 5.8% for the eleven months ended November 30, 1997 and the one month ended December 31, 1997, and 6.1% for the year ended December 31, 1998.

    Non-telephone plant is stated at cost and, when sold or retired, a gain or loss is recognized. Depreciation of such property is provided on the straight-line method over its estimated service lives ranging from 7 to 15 years. Depreciation for non-telephone plant amounted to $1,198, $922, $190, and $583 for the year ended December 31, 1996, eleven months ended November 30, 1997, one month ended December 31, 1997, and the year ended December 31, 1998, respectively.

    LONG-LIVED ASSETS AND EXCESS COST OF NET ASSETS ACQUIRED (GOODWILL)--The carrying value of long-lived assets, including allocated goodwill, is reviewed for impairment at least annually, or whenever events or changes in circumstances indicate that such carrying value may not be recoverable, by assessing the recoverability of such carrying value through estimated undiscounted future net cash flows expected to be generated by the assets. The excess cost of net assets acquired is being amortized over 40 years. Amortization expense was $333 for the year ended December 31, 1996, $455 during the eleven months ended November 30, 1997, $537 during the one month ended December 31, 1997, and $6,326 for the year ended December 31, 1998.

                          CENTURYTEL ALASKA PROPERTIES

      YEAR ENDED DECEMBER 31, 1996, ELEVEN MONTHS ENDED NOVEMBER 30, 1997,
       ONE MONTH ENDED DECEMBER 31, 1997 AND YEAR ENDED DECEMBER 31, 1998
          (INFORMATION AS OF MARCH 31, 1998 AND 1999 AND FOR THE THREE
           MONTH PERIODS ENDED MARCH 31, 1998 AND 1999 IS UNAUDITED)
                                 (IN THOUSANDS)

1.  GENERAL AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    INCOME TAXES--Prior to the Acquisition, the Company was included in the consolidated federal income tax return of PacifiCorp Holdings and CenturyTel in subsequent periods. For financial accounting purposes, federal income taxes are computed and recorded as if the Company filed a separate federal income tax return, except that, (i) in the event the Company generates a net tax loss which is utilized in the respective consolidated return, the Company will be given the benefit of such loss, and (ii) income taxes are calculated based upon the statutory tax rate in effect for PacifiCorp prior to the Acquisition and CenturyTel and its subsidiaries for subsequent periods on a consolidated basis. The Company periodically settles amounts owed to CenturyTel for federal income taxes. The Company is included in a consolidated Alaska state income tax return.

    The Company uses the asset and liability method of accounting for income taxes under which deferred tax assets and liabilities are established for the future tax consequences attributable to differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases. Investment tax credits related to plant have been deferred and are being amortized as a reduction of federal income tax expense over the estimated useful lives of the assets giving rise to the credits.

    Pursuant to SFAS 71, the regulatory liability, net of the related tax impact, is being amortized as a reduction of federal income tax expense over the estimated remaining lives of the assets which generated the deferred taxes.

    CASH EQUIVALENTS--For purposes of the statement of cash flows, the Company considers all demand deposits, central depository bank account ("CDA") deposits, and all short-term investments with a maturity at date of purchase of three months or less to be cash equivalents.

    INVESTMENTS--The Rural Telephone Bank ("RTB") requires borrowers of RTB funds to purchase RTB stock as a percentage of loan funds provided. These investments have been accounted for using the cost method.

    ADVANCE BILLINGS--Advance billings creditable to revenue accounts in future months are recorded in advance billings until the service is rendered.

    EARNINGS PER SHARE--The common stock of the Company is not traded in a public market; therefore, earnings per share amounts are not presented in accordance with SFAS 128, EARNINGS PER SHARE.

2.  PCS LICENSE ACQUISITION COSTS

    In early 1997, the Company was awarded three 10 MHz licenses to provide personal communications services ("PCS") in Alaska. The Company paid $3,023 for such licenses, which will be amortized over the useful economic lives once construction is complete. At this time, construction has not yet begun. These licenses are included in Other Assets on the balance sheet.

                          CENTURYTEL ALASKA PROPERTIES

      YEAR ENDED DECEMBER 31, 1996, ELEVEN MONTHS ENDED NOVEMBER 30, 1997,
       ONE MONTH ENDED DECEMBER 31, 1997 AND YEAR ENDED DECEMBER 31, 1998
          (INFORMATION AS OF MARCH 31, 1998 AND 1999 AND FOR THE THREE
           MONTH PERIODS ENDED MARCH 31, 1998 AND 1999 IS UNAUDITED)
                                 (IN THOUSANDS)

3.  FAIR VALUE OF FINANCIAL INSTRUMENTS

    CASH AND CASH EQUIVALENTS, ACCOUNTS RECEIVABLE, ACCOUNTS PAYABLE, ACCRUED EXPENSES, AND CUSTOMER DEPOSITS--The carrying amount approximates the fair value due to the short maturity of these instruments.

    OTHER INVESTMENTS--The Company's other investments are represented by its investment in RTB stock. The carrying amount of such investment approximates the fair market value of these instruments.

    LONG-TERM DEBT--The carrying value of the Company's long-term debt had a fair value of $42,669 at December 31, 1997 and $45,853 at December 31, 1998. The fair value was estimated by discounting the scheduled payment streams to present value based upon rates currently offered to the Company for debt of similar remaining maturities. Prepayment penalties and other costs of debt retirement are not reflected in the estimates.

4.  PROPERTY, PLANT, AND EQUIPMENT, NET

    The following table summarizes the major classes of property, plant, and equipment as of December 31, 1997 and 1998:

                                                                           1997        1998
                                                                        ----------  ----------
General support.......................................................  $   33,508  $   31,811
Central office........................................................     113,040     120,613
IOT...................................................................      21,283       5,652
Cable and wire........................................................     221,428     232,819
Construction in progress..............................................       5,633       9,345
Nonregulated and other................................................         677       8,452
                                                                        ----------  ----------
  Telephone property, plant, and equipment............................     395,569     408,692
Less accumulated depreciation.........................................    (238,228)   (248,915)
                                                                        ----------  ----------
  Net telephone property, plant, and equipment........................     157,341     159,777
                                                                        ----------  ----------
Wireless property, plant, and equipment...............................       1,340       2,617
Less accumulated depreciation.........................................         (91)       (684)
                                                                        ----------  ----------
  Net wireless property, plant, and equipment.........................       1,249       1,933
                                                                        ----------  ----------
  Property, plant, and equipment, net.................................  $  158,590  $  161,710
                                                                        ----------  ----------
                                                                        ----------  ----------

    The Company retired approximately $1,762 of telephone property, plant, and equipment and a like amount of accumulated depreciation in 1998.

                          CENTURYTEL ALASKA PROPERTIES

      YEAR ENDED DECEMBER 31, 1996, ELEVEN MONTHS ENDED NOVEMBER 30, 1997,
       ONE MONTH ENDED DECEMBER 31, 1997 AND YEAR ENDED DECEMBER 31, 1998
          (INFORMATION AS OF MARCH 31, 1998 AND 1999 AND FOR THE THREE
           MONTH PERIODS ENDED MARCH 31, 1998 AND 1999 IS UNAUDITED)
                                 (IN THOUSANDS)

5.  LONG-TERM DEBT

    Long-term debt as of December 31, 1997 and 1998 is summarized below:

                                                                            1997       1998
                                                                          ---------  ---------
First mortgage notes:
  5.0%-6.5%, due in installments to 2027................................  $  29,226  $  28,546
  7.2%-9.4%, due in installments to 2020................................     10,820     10,588
  10.1%-11.8%, due in installments to 2017..............................      2,904      2,672
Unsecured note at 3%, due in installments to 2007.......................         --      1,602
                                                                          ---------  ---------
    Subtotal............................................................     42,950     43,408
Less current maturities.................................................     (1,316)    (1,427)
                                                                          ---------  ---------
    Total long-term debt, excluding current maturities..................  $  41,634  $  41,981
                                                                          ---------  ---------
                                                                          ---------  ---------

    The approximate annual debt maturities for the five years subsequent to December 31, 1998 are as follows: 1999, $1,427; 2000, $1,527; 2001, $1,637;
2002, $1,755; and 2003, $1,551.

    At December 31, 1998, under the most restrictive covenant of the Company's long-term debt agreement, all of the Company's retained earnings were available for the payment of cash dividends.

    Substantially all of the Company's telephone property, plant, and equipment is pledged to secure the first mortgage notes.

6.  INCOME TAXES

    Income tax expense consists of the following components:

                                                           ELEVEN MONTHS           ONE MONTH
                                       YEAR ENDED              ENDED                 ENDED            YEAR ENDED
                                      DECEMBER 31,         NOVEMBER 30,          DECEMBER 31,        DECEMBER 31,
                                          1996                 1997                  1997                1998
                                    -----------------  ---------------------  -------------------  -----------------
Federal:
    Current.......................      $   4,733            $   5,689             $     575           $   7,093
    Deferred......................            265                  109                   (12)               (177)
State:
    Current.......................          1,388                1,708                   170               2,101
    Deferred......................            351                  240                     3                 201
                                           ------               ------                 -----              ------
      Income tax expense..........      $   6,737            $   7,746             $     736           $   9,218
                                           ------               ------                 -----              ------
                                           ------               ------                 -----              ------

                          CENTURYTEL ALASKA PROPERTIES

      YEAR ENDED DECEMBER 31, 1996, ELEVEN MONTHS ENDED NOVEMBER 30, 1997,
       ONE MONTH ENDED DECEMBER 31, 1997 AND YEAR ENDED DECEMBER 31, 1998
          (INFORMATION AS OF MARCH 31, 1998 AND 1999 AND FOR THE THREE
           MONTH PERIODS ENDED MARCH 31, 1998 AND 1999 IS UNAUDITED)
                                 (IN THOUSANDS)

6.  INCOME TAXES (CONTINUED)
    The following is a reconciliation from the statutory federal income tax rate to the Company's effective income tax rate:

                                                                        ELEVEN MONTHS      ONE MONTH
                                                         YEAR ENDED         ENDED            ENDED         YEAR ENDED
                                                        DECEMBER 31,    NOVEMBER 30,     DECEMBER 31,     DECEMBER 31,
                                                            1996            1997             1997             1998
                                                        -------------  ---------------  ---------------  ---------------
Statutory federal income tax rate.....................        35.00%          35.00%           35.00%           35.00%
State income taxes, net of federal income tax
  benefit.............................................         6.00%           6.00%            8.44%            7.90%
Amortization of nondeductible excess cost of net
  assets acquired.....................................           --              --            14.20%           10.10%
Amortization of excess deferred income taxes..........        (1.67)%         (1.32   )%         (2.18  )%         (1.60  )%
Amortization of deferred investment tax credits.......        (3.15  )%        (2.27   )%         (3.76  )%         (2.70  )%
Other, net............................................         0.78%           0.06%             6.20%            0.20%
                                                              -----           -----             -----            -----
  Effective income tax rate...........................        36.96%          37.47%            57.90%           48.90%
                                                              -----           -----             -----            -----
                                                              -----           -----             -----            -----

    The tax effects of temporary differences that gave rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1997 and 1998 were as follows:

                                                                                               1997        1998
                                                                                            ----------  ----------
Deferred tax assets:
  Regulatory liability....................................................................  $       18  $      388
  Deferred investment tax credits.........................................................         991         374
  Other...................................................................................         829         567
                                                                                            ----------  ----------
  Total gross deferred tax assets.........................................................       1,838       1,329
    Less: Valuation allowances............................................................          --          --
                                                                                            ----------  ----------
    Net Deferred tax assets...............................................................       1,838       1,329
Deferred tax liabilities:
  Property, plant, and equipment, primarily due to depreciation differences...............     (13,088)    (14,112)
  Excess costs of net assets acquired.....................................................         (47)       (740)
                                                                                            ----------  ----------
  Total gross deferred tax liabilities....................................................     (13,135)    (14,852)
                                                                                            ----------  ----------
  Net deferred tax liability..............................................................  $  (11,297) $  (13,523)
                                                                                            ----------  ----------
                                                                                            ----------  ----------

                          CENTURYTEL ALASKA PROPERTIES

      YEAR ENDED DECEMBER 31, 1996, ELEVEN MONTHS ENDED NOVEMBER 30, 1997,
       ONE MONTH ENDED DECEMBER 31, 1997 AND YEAR ENDED DECEMBER 31, 1998
          (INFORMATION AS OF MARCH 31, 1998 AND 1999 AND FOR THE THREE
           MONTH PERIODS ENDED MARCH 31, 1998 AND 1999 IS UNAUDITED)
                                 (IN THOUSANDS)

7.  EMPLOYEE BENEFIT PLANS

    Substantially all employees of the Company, except those which are members of the International Brotherhood of Electrical Workers ("IBEW"), are covered by a pension plan (the "Plan") which is sponsored by PTI before the Acquisition and CNI subsequently which includes other affiliated companies. The Plan provides benefits based upon employees' total years of service and the highest five years compensation during their last 10 years of service. The Company's portion of pension income was $57 during the year ended December 31, 1996, $219 during the eleven months ended November 30, 1997, $23 during the one month ended December 31, 1997, and $384 for the year ended December 31, 1998. Because actuarial information regarding the status of the Plan is computed for the Plan in total, the Company does not separately determine its portion of the actuarial present value of the accumulated plan benefits, projected benefit obligation, or net assets available for benefits.

    In accordance with the purchase agreement with Alaska Communications Systems Holdings, Inc., formerly known as ALEC Acquisition Corporation ("ALEC") (see
Note 13), the Plan assets and obligations will be valued at the closing date. Based on this valuation, assets equaling the actuarial present value of the accrued benefits of the Company's employees, plus an additional $250, will be transferred to a replacement plan.

    The Company participates in a postretirement health care and insurance plan (the "PRB Plan") which is sponsored by PTI prior to acquisition and by CNI subsequently which includes other affiliated companies.

    The Company recognizes the cost of other postretirement benefits over the active service period of its employees. PTI's policy was to fund annually an amount of the postretirement benefit liability that will systematically reduce that liability using available funds and allow deductibility for federal income tax purposes. Due to income tax regulations that restrict the deductibility of certain contributions for postretirement benefits, PTI elected to make non-tax contributions to meet funding requirements imposed by state regulatory commissions. PTI recognized the transition obligation, which represents the previously unrecognized prior service cost, over a period of 20 years. Because actuarial information regarding the status of the PRB Plan is computed for the PRB Plan in total, PTI did not separately determine its portion of the actuarial present value of the accumulated plan benefit, projected benefit obligations or net assets available for benefits. At December 31, 1997, the date of the latest actuarial evaluation for the PRB Plan, plan assets were less than the projected benefit obligation by approximately $46,246 and the unamortized portion of the transition obligation was $26,099. The Company's portion of the net periodic postretirement benefit cost was $846 during the year ended

                          CENTURYTEL ALASKA PROPERTIES

      YEAR ENDED DECEMBER 31, 1996, ELEVEN MONTHS ENDED NOVEMBER 30, 1997,
       ONE MONTH ENDED DECEMBER 31, 1997 AND YEAR ENDED DECEMBER 31, 1998
          (INFORMATION AS OF MARCH 31, 1998 AND 1999 AND FOR THE THREE
           MONTH PERIODS ENDED MARCH 31, 1998 AND 1999 IS UNAUDITED)
                                 (IN THOUSANDS)

7.  EMPLOYEE BENEFIT PLANS (CONTINUED)
December 31, 1996, $485 during the eleven months ended November 30, 1997, $41 during the one month ended December 31, 1997, and $471 during the year ended December 31, 1998, as follows

Service cost.........................................................  $     183
Interest cost........................................................        392
Amortization of transition obligation................................        116
Amortization of unrecognized prior service cost......................         (4)
Expected return on assets............................................       (216)
                                                                       ---------
      Net periodic postretirement benefit cost.......................  $     471
                                                                       ---------
                                                                       ---------

    At the time of adoption of SFAS 106, EMPLOYERS' ACCOUNTING FOR POSTRETIREMENT BENEFITS OTHER THAN PENSIONS, the Company elected to amortize the transition obligation, at the date of implementation, over 20 years.

    In accordance with the purchase agreement with ALEC (see Note 13), the purchaser assumes the liability for postretirement benefits related to employees that retire subsequent to the closing date.

8.  CERTAIN TRANSACTIONS

    The Company purchases certain plant materials and other services (including certain operating expenses) from PTI, CenturyTel, and other affiliated companies. Materials and services purchased by the Company from PTI prior to acquisition and CenturyTel and its subsidiaries subsequently totaled approximately $9,227 for the year ended December 31, 1996, $8,581 for the eleven months ended November 30, 1997, $1,626 for the one month ended December 31, 1997, and $29,306 (which included $15,648 of operating expenses) during the year ended December 31, 1998.

    Prior to the Acquisition, short-term advances were made to PTI under an agreement providing interest at the prime commercial rate for funds held more than 90 days. Interest income on these advances was $1,052 during the year ended December 31, 1996, $797 during the eleven months ended November 30, 1997, and $81 during the one month ended December 31, 1997.

    Subsequent to the Acquisition, the Company participates in a Central Depository Account ("CDA") with CenturyTel and other affiliates. The Company is assessed or receives interest on the net amount of its CDA balance and the net accounts receivable or payable to CenturyTel and its affiliates. Related interest income amounted to $2,156 for the year ended December 31, 1998. The rate used to calculate the related interest income was the three month U.S. T-Bill rate. Related interest expense amounted to $637 for the year ended December 31, 1998. The rate used to calculate the related interest expense was the weighted average rate of CenturyTel's debt.

                          CENTURYTEL ALASKA PROPERTIES

      YEAR ENDED DECEMBER 31, 1996, ELEVEN MONTHS ENDED NOVEMBER 30, 1997,
       ONE MONTH ENDED DECEMBER 31, 1997 AND YEAR ENDED DECEMBER 31, 1998
          (INFORMATION AS OF MARCH 31, 1998 AND 1999 AND FOR THE THREE
           MONTH PERIODS ENDED MARCH 31, 1998 AND 1999 IS UNAUDITED)
                                 (IN THOUSANDS)

9.  BUSINESS AND CREDIT CONCENTRATIONS

    The Company provides telephone services to customers (business and residential) located in the state of Alaska. Receivables from connecting companies represent the amounts due from various long distance carriers such as AT&T and the Bell operating companies.

    The ultimate realization of the Company's balance in the CDA discussed above is dependent upon the financial resources of CenturyTel.

10.  COMMITMENTS AND CONTINGENCIES

    Expenditures for property, plant, and equipment are anticipated to be approximately $19,469 for telephone operations and $615 for wireless operations during 1999.

    The Company is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of the matters will not have a material adverse effect on the Company's financial position or results of operations.

    The Company's operations are subject to federal, state and local laws and regulations governing the use, storage, disposal of, and exposure to, hazardous materials, the release of pollutants into the environment and the remediation of contamination. As an owner or operator of property and a generator of hazardous wastes, the Company could be subject to certain environmental laws that impose liability for the entire cost of cleanup at contaminated sites, regardless of fault or the lawfulness of the activity that resulted in contamination. The Company believes, however, that its operations are in substantial compliance with applicable environmental laws and regulations.

    Many of the Company's properties formerly contained, or currently contain, underground and aboveground storage tanks used for the storage of fuel or wastes. Some of these tanks have leaked. The Company believes that known contamination caused by these leaks has been, or is being, investigated or remediated. The Company cannot be sure, however, that it has discovered all contamination or that the regulatory authorities will not request additional remediation at sites that have previously undergone remediation.

                          CENTURYTEL ALASKA PROPERTIES

      YEAR ENDED DECEMBER 31, 1996, ELEVEN MONTHS ENDED NOVEMBER 30, 1997,
       ONE MONTH ENDED DECEMBER 31, 1997 AND YEAR ENDED DECEMBER 31, 1998
          (INFORMATION AS OF MARCH 31, 1998 AND 1999 AND FOR THE THREE
           MONTH PERIODS ENDED MARCH 31, 1998 AND 1999 IS UNAUDITED)
                                 (IN THOUSANDS)

11.  BUSINESS SEGMENTS

    The Company is engaged in providing local exchange telephone services and cellular telephone services in Alaska. The following tables illustrate selected financial data for each segment:

YEAR ENDED DECEMBER 31, 1996                                 TELEPHONE    WIRELESS      TOTAL
-----------------------------------------------------------  ----------  -----------  ----------
Operating revenues.........................................  $   71,810   $   4,823   $   76,633
Depreciation and amortization..............................      14,383         965       15,348
Operating income...........................................      20,113         477       20,590
Capital expenditures.......................................      19,694         771       20,465

ELEVEN MONTHS ENDED NOVEMBER 30, 1997                        TELEPHONE    WIRELESS      TOTAL
-----------------------------------------------------------  ----------  -----------  ----------
Operating revenues.........................................  $   73,472   $   5,120   $   78,592
Depreciation and amortization..............................      15,090         733       15,823
Operating income...........................................      21,810       1,305       23,115
Capital expenditures.......................................      14,225         350       14,575

ONE MONTH ENDED DECEMBER 31, 1997                            TELEPHONE    WIRELESS      TOTAL
-----------------------------------------------------------  ----------  -----------  ----------
Operating revenues.........................................  $    9,267   $     181   $    9,448
Depreciation and amortization..............................       2,375          91        2,466
Operating income (loss)....................................       1,075         (57)       1,018
Capital expenditures.......................................       1,732          93        1,825
Total assets...............................................     450,155       9,020      459,175

YEAR ENDED DECEMBER 31, 1998                                 TELEPHONE    WIRELESS      TOTAL
-----------------------------------------------------------  ----------  -----------  ----------
Operating revenues.........................................  $  109,822   $   2,576   $  112,398
Depreciation and amortization..............................      29,734         725       30,459
Operating income (loss)....................................      18,476        (276)      18,200
Capital expenditures.......................................      26,664         135       26,799
Total assets...............................................     470,649       2,011      472,660

                          CENTURYTEL ALASKA PROPERTIES

      YEAR ENDED DECEMBER 31, 1996, ELEVEN MONTHS ENDED NOVEMBER 30, 1997,
       ONE MONTH ENDED DECEMBER 31, 1997 AND YEAR ENDED DECEMBER 31, 1998
          (INFORMATION AS OF MARCH 31, 1998 AND 1999 AND FOR THE THREE
           MONTH PERIODS ENDED MARCH 31, 1998 AND 1999 IS UNAUDITED)
                                 (IN THOUSANDS)

11.  BUSINESS SEGMENTS (CONTINUED)
    The following is a reconciliation of operating income to income before income tax expense:

                                                              ELEVEN MONTHS          ONE MONTH
                                              YEAR ENDED          ENDED                ENDED         YEAR ENDED
                                             DECEMBER 31,      NOVEMBER 30,        DECEMBER 31,     DECEMBER 31,
                                                 1996              1997                1997             1998
                                             ------------  --------------------  -----------------  ------------
Operating income...........................   $   20,590        $   23,115           $   1,018       $   18,200
Interest expense...........................       (3,176)           (3,027)               (253)          (3,588)
Nonregulated income (expense)..............         (335)               26                 371            1,714
Interest income............................        1,180               858                  82            2,183
Other income (expense), net................          (33)             (298)                 53              356
                                             ------------          -------              ------      ------------
Income before income tax expense...........   $   18,226        $   20,674           $   1,271       $   18,865
                                             ------------          -------              ------      ------------
                                             ------------          -------              ------      ------------

12.  ACCOUNTING FOR THE EFFECTS OF REGULATION

    The Company currently accounts for its regulated telephone operations in accordance with the provisions of SFAS 71. While the ongoing applicability of SFAS 71 to the Company's telephone operations is being monitored due to the changing regulatory, competitive, and legislative environments, the Company believes that SFAS 71 still applies. However, it is possible that changes in regulation or legislation or anticipated changes in competition or in the demand for regulated services or products could result in the Company's telephone operations not being subject to SFAS 71 in the near future. In that event, implementation of SFAS 101, REGULATED ENTERPRISES--ACCOUNTING FOR THE DISCONTINUANCE OF APPLICATION OF FASB STATEMENT NO. 71, would require the write-off of previously established regulatory assets and liabilities, along with an adjustment of certain accumulated depreciation accounts to reflect the difference between recorded depreciation and the amount of depreciation that would have been recorded had the Company's telephone operations not been subject to rate regulation. Such discontinuance of the application of SFAS 71 would result in a material, noncash charge against earnings which would be reported as an extraordinary item. While the effect of implementing SFAS 101 cannot be precisely estimated at this time, management believes that the noncash, after-tax, extraordinary charge would be between $25,000 and $28,000.

13.  ACQUISITIONS AND DISPOSITIONS

    On September 8, 1997, the Company acquired the outstanding stock of Polarnet, Inc., an Internet service provider. The purchase price was approximately $1,100 and was accounted for by the purchase method. The excess of the purchase price over the estimated fair value of net assets acquired amounted to approximately $968, which is included in goodwill. The results of operations of Polarnet, Inc. from September 8, 1997 are included in the statement of income.

    On October 6, 1997, PTI acquired the net assets of the local exchange utilities ("PTI-Fairbanks") from the City of Fairbanks. The purchase price was approximately $87 million and was accounted for

                          CENTURYTEL ALASKA PROPERTIES

      YEAR ENDED DECEMBER 31, 1996, ELEVEN MONTHS ENDED NOVEMBER 30, 1997,
       ONE MONTH ENDED DECEMBER 31, 1997 AND YEAR ENDED DECEMBER 31, 1998
          (INFORMATION AS OF MARCH 31, 1998 AND 1999 AND FOR THE THREE
           MONTH PERIODS ENDED MARCH 31, 1998 AND 1999 IS UNAUDITED)
                                 (IN THOUSANDS)

13. ACQUISITIONS AND DISPOSITIONS (CONTINUED) by the purchase method. The excess of the purchase price over the estimated fair value of net assets acquired amounted to approximately $31 million, which is included in goodwill. The results of operations of PTI-Fairbanks from October 6, 1997 are included in the statements of income. Assets and liabilities acquired were as follows:

Fair value of assets acquired......................................  $  86,750
Cash paid for net assets...........................................    (85,000)
                                                                     ---------
  Liabilities assumed..............................................  $   1,750
                                                                     ---------
                                                                     ---------

    On December 1, 1997, PTI was sold to CenturyTel for approximately $2.2 billion (including assumed debt). As a result of this transaction, the Company recorded all previously retained earnings as paid-in capital and pushed down excess costs of approximately $208 million to the Alaskan entities to reflect the change from PTI's to CenturyTel's basis of accounting.

    In August 1998 CNI and CT Wireless entered into a definitive agreement to sell the stock of the Company to ALEC for approximately $409 million, subject to certain adjustments. The transaction is anticipated to close in 1999 subject to regulatory approvals and various closing conditions.

14.  YEAR 2000 (UNAUDITED)

    The Company has initiated a plan ("Year 2000 Plan") to identify, assess, and remediate "Year 2000" issues within each of its significant computer programs and certain equipment which contain micro-processors. The Year 2000 Plan is addressing the issue of computer programs and embedded computer chips being unable to distinguish between the year 1900 and the year 2000, if a program or chip uses only two digits rather than four to define the applicable year. The Company has divided the Year 2000 Plan into four major phases--assessment, planning, implementation, and testing. After completing the assessment and planning phases earlier this year, the Company is currently in the implementation and testing phases. Systems which have been determined not to be Year 2000 compliant are being either replaced or reprogrammed, and thereafter tested for Year 2000 compliance. The Year 2000 Plan anticipates that by October 1999 the implementation and testing phases will be completed.

    The Company is identifying and contacting critical suppliers and customers whose computerized systems interface with the Company's systems, regarding their plans and progress in addressing their Year 2000 issues. The Company has received varying information from such third parties on the state of compliance or expected compliance. Contingency plans are being developed in the event that any critical supplier or customer is not compliant.

    The failure to correct a material Year 2000 problem could result in an interruption in, or a failure of, certain normal business activities or operations. Such failures could materially and adversely affect the Company's operations, liquidity, and financial condition. Due to the general uncertainty inherent in

                          CENTURYTEL ALASKA PROPERTIES

      YEAR ENDED DECEMBER 31, 1996, ELEVEN MONTHS ENDED NOVEMBER 30, 1997,
       ONE MONTH ENDED DECEMBER 31, 1997 AND YEAR ENDED DECEMBER 31, 1998
          (INFORMATION AS OF MARCH 31, 1998 AND 1999 AND FOR THE THREE
           MONTH PERIODS ENDED MARCH 31, 1998 AND 1999 IS UNAUDITED)
                                 (IN THOUSANDS)

14.  YEAR 2000 (UNAUDITED) (Continued)
the Year 2000 problem, resulting in part from the uncertainty of the Year 2000 readiness of third-party suppliers and customers, the Company is unable to determine at this time whether consequences of Year 2000 failures will have a material impact on the Company's operations, liquidity, or financial condition.

15.  BASIS OF PRESENTATION FOR UNAUDITED QUARTERLY INFORMATION

    The accompanying unaudited financial information at March 31, 1999 and for the three months ended March 31, 1998 and 1999 have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting only of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three month period ended March 31, 1999 are not necessarily indicative of the results that may be expected for the full fiscal year or for any future period.

                          INDEPENDENT AUDITORS' REPORT

Board of Directors
Century Telephone Enterprises, Inc.
Monroe, Louisiana

    We have audited the combined balance sheet of Telephone Fund of Fairbanks Municipal Utilities Services (the "Company") as of October 6, 1997, and the related combined statements of income and fund equity and of cash flows for the period ended October 6, 1997 and the year ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of Telephone Fund of Fairbanks Municipal Utilities Services as of October 6, 1997, and the results of their operations and their cash flows for the period ended October 6, 1997 and the year ended December 31, 1996 in conformity with generally accepted accounting principles.

Deloitte & Touche LLP

Portland, Oregon
March 25, 1999

                          TELEPHONE FUND OF FAIRBANKS

                          MUNICIPAL UTILITIES SERVICES

                             COMBINED BALANCE SHEET

                                OCTOBER 6, 1997

                                 (IN THOUSANDS)

                                      ASSETS
CURRENT ASSETS:
  Accounts receivable:
    Customers, less allowance for doubtful accounts of $156........................  $     903
    Connecting companies and other.................................................      1,949
  Material and supplies (at cost)..................................................      2,608
  Prepayments......................................................................         23
                                                                                     ---------
      Total current assets.........................................................      5,483

PROPERTY, PLANT, AND EQUIPMENT, Net................................................     50,279
                                                                                     ---------
                                                                                     $  55,762
                                                                                     ---------
                                                                                     ---------

                            LIABILITIES AND FUND EQUITY
CURRENT LIABILITIES:
  Accounts payable.................................................................  $     290
  Accrued expenses and other accrued liabilities...................................      2,869
  Advance billings and customer deposits (Note 1)..................................      1,140
  Capital leases...................................................................        262
                                                                                     ---------
      Total current liabilities....................................................      4,561

DEFERRED CREDIT (Note 1)...........................................................      1,180

FUND EQUITY........................................................................     50,021
                                                                                     ---------
                                                                                     $  55,762
                                                                                     ---------
                                                                                     ---------

            See accompanying notes to combined financial statements.

                          TELEPHONE FUND OF FAIRBANKS

                          MUNICIPAL UTILITIES SERVICES

                 COMBINED STATEMENTS OF INCOME AND FUND EQUITY

         PERIOD ENDED OCTOBER 6, 1997 AND YEAR ENDED DECEMBER 31, 1996

                                 (IN THOUSANDS)

                                                                                        YEAR ENDED   PERIOD ENDED
                                                                                       DECEMBER 31,   OCTOBER 6,
                                                                                           1996          1997
                                                                                       ------------  ------------
OPERATING REVENUES--Telephone........................................................   $   25,084    $   19,768
                                                                                       ------------  ------------

OPERATING EXPENSES:
  Cost of sales and operating expenses--telephone....................................       14,523        11,136
  Depreciation and amortization......................................................        5,172         4,249
                                                                                       ------------  ------------
      Total operating expenses.......................................................       19,695        15,385
                                                                                       ------------  ------------

OPERATING INCOME.....................................................................        5,389         4,383
                                                                                       ------------  ------------

OTHER INCOME (EXPENSE):
  Interest expense...................................................................       (1,552)       (1,520)
  Interest income....................................................................          462           416
  Other income, net..................................................................          121           104
  Nonregulated income, net...........................................................          797           203
                                                                                       ------------  ------------
      Total other expense............................................................         (172)         (797)
                                                                                       ------------  ------------

NET INCOME...........................................................................        5,217         3,586

FUND EQUITY, BEGINNING OF YEAR.......................................................       48,298        49,690

DIVIDENDS............................................................................       (3,825)       (3,255)
                                                                                       ------------  ------------

FUND EQUITY, END OF YEAR.............................................................   $   49,690    $   50,021
                                                                                       ------------  ------------
                                                                                       ------------  ------------

            See accompanying notes to combined financial statements.

                          TELEPHONE FUND OF FAIRBANKS

                          MUNICIPAL UTILITIES SERVICES

                       COMBINED STATEMENTS OF CASH FLOWS

         PERIOD ENDED OCTOBER 6, 1997 AND YEAR ENDED DECEMBER 31, 1996

                                 (IN THOUSANDS)

                                                                                        YEAR ENDED   PERIOD ENDED
                                                                                       DECEMBER 31,   OCTOBER 6,
                                                                                           1996          1997
                                                                                       ------------  -------------
OPERATING ACTIVITIES:
  Net income.........................................................................   $    5,216     $   3,586
  Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation and amortization....................................................        5,172         4,249
    Change in current assets and liabilities:
      Accounts receivable............................................................          167           996
      Accounts payable...............................................................         (563)       (2,133)
      Other current assets and liabilities, net......................................          132           529
                                                                                       ------------  -------------
        Net cash provided by operating activities....................................       10,124         7,227
                                                                                       ------------  -------------

INVESTING ACTIVITIES:
  Payments for property, plant, and equipment........................................       (6,023)       (3,452)
                                                                                       ------------  -------------

FINANCING ACTIVITIES:
  Dividends paid to MUS..............................................................       (3,825)       (3,255)
  Payments of lease obligation.......................................................         (276)         (520)
                                                                                       ------------  -------------
        Net cash used in financing activities........................................       (4,101)       (3,775)
                                                                                       ------------  -------------

INCREASE (DECREASE) IN CASH..........................................................           --            --

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR.........................................           --            --
                                                                                       ------------  -------------

CASH AND CASH EQUIVALENTS, END OF YEAR...............................................   $       --     $      --
                                                                                       ------------  -------------
                                                                                       ------------  -------------

                  See notes to combined financial statements.

            TELEPHONE FUND OF FAIRBANKS MUNICIPAL UTILITIES SERVICES

                     NOTES TO COMBINED FINANCIAL STATEMENTS

         PERIOD ENDED OCTOBER 6, 1997 AND YEAR ENDED DECEMBER 31, 1996

                             (DOLLARS IN THOUSANDS)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    The Telephone Utility of Fairbanks Municipal Utilities Services' (the "Company") primary business is to provide telephone service to its customers who are located in the City of Fairbanks and surrounding local areas. The Company's telephone operations are regulated in nature and its telephone accounting records are maintained in accordance with the rules and regulations of the Alaska Public Utilities Commission ("APUC") which substantially adhere to the rules and regulations of the Federal Communications Commission. The Company's regulated operations are subject to the provisions of Statement of Financial Accounting Standards No. 71 ("SFAS 71"), ACCOUNTING FOR THE EFFECTS OF CERTAIN TYPES OF REGULATION. In an asset purchase agreement effective October 6, 1997, the Company was sold by the Municipal Utilities System ("MUS"), an enterprise fund of the City of Fairbanks, to PTI Communications of Alaska, Inc. and began doing business as PTI-Fairbanks. The financial statements do not reflect any purchase adjustments from this transaction. The financial statements also exclude the cellular fund which operates the RSA #1 A-Side cellular property site license.

    The accompanying financial statements represent the financial position of the Company as of October 6, 1997 and the results of its operations and cash flows for the period ended October 6, 1997 and the year ended December 31, 1996.

    A summary of significant accounting policies followed by the Company is set forth below:

    USE OF ESTIMATES--The preparation of financial statements in conformity with generally accepted accounting principles requires Management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of commitments and contingencies at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    PROPERTY, PLANT, AND EQUIPMENT--The Company states its property, plant and equipment at cost. Additions to plant include direct costs and related indirect charges. Depreciation is provided using the straight-line method based primarily on the estimated service lives of the various classes of depreciable assets. The composite depreciation rate for depreciable telecommunications plant was 5.7% for the period ended October 6, 1997 and 4.9% for the year ended 1996.

    INCOME TAXES--As MUS is a public entity, it is exempt from paying any federal, state or local taxes. In place of property taxes, MUS makes a payment in lieu of taxes (see Note 2).

    REVENUE RECOGNITION--The Company participates in access revenue pools for certain interstate and intrastate revenues, which are initially recorded based on estimates. Certain network access revenues are estimated under cost separations procedures that base revenues on current operating costs and investments in facilities to provide such services. These estimates are subject to subsequent adjustment in future accounting periods as refined operational information becomes available.

    ADVANCE BILLINGS--Advance billings creditable to revenue accounts in future months are recorded in advance billings until the service is rendered.

    DEFERRED CREDIT--In prior years contributions were made by outside third parties to fund construction of certain property, plant, and equipment of the Company. These contributions have been recorded as a deferred credit and are being amortized over the lives of the funded assets.

            TELEPHONE FUND OF FAIRBANKS MUNICIPAL UTILITIES SERVICES

         PERIOD ENDED OCTOBER 6, 1997 AND YEAR ENDED DECEMBER 31, 1996

                             (DOLLARS IN THOUSANDS)

2.  TRANSACTIONS WITH RELATED PARTIES

    The Company purchases certain administrative, engineering, personnel, and legal services from the City of Fairbanks. These services, which are charged at cost to various capital and expense accounts, were $596 for the period ended October 6, 1997 and $853 for the year ended December 31, 1996.

    The Company makes payments in lieu of taxes at 4% of gross revenue, with payments capped at $2,243, plus a 3% supplemental, with payments capped at $1,300 for all utilities. Payments in lieu of taxes to the City of Fairbanks General Fund by the Company amounted to $1,536 for the period ended October 6, 1997 and $1,715 for the year ended December 31, 1996.

    MUS also allocates interest expense on revenue bonds as well as interest income earned on short-term investments to each of its utilities as part of its centralized cash management program. The amount of interest expense and income allocated to the Company was $1,520 and $416 during the period ended October 6, 1997 and $1,552 and $462 during the year ended December 31, 1996.

3.  PROPERTY, PLANT, AND EQUIPMENT, NET

    The balances by category of property, plant, and equipment, net at October 6, 1997 are:

Central office equipment...........................................  $  25,533
Poles, cable, and conduit..........................................     60,195
Buildings..........................................................      6,675
Office furniture, equipment, and other.............................     25,884
Construction work in progress......................................      4,897
                                                                     ---------
    Total property, plant, and equipment, gross....................    123,184
Accumulated depreciation...........................................    (72,905)
                                                                     ---------
    Property, plant, and equipment, net............................  $  50,279
                                                                     ---------
                                                                     ---------

4.  EMPLOYEE BENEFIT PLANS

    All permanent employees of the Company are eligible to participate as members of the State of Alaska Public Employees Retirement System ("PERS"), a defined benefit agent multiple-employer public employee retirement system that acts as a common investment and administrative agent for the State of Alaska and any political subdivision or public organization that elects to join the system. Eligible employees contribute 6.75% of their gross salary to PERS. The Company is required to contribute the remaining amounts necessary to fund PERS, using the actuarial basis specified by the PERS Board. Because actuarial information regarding the status of the PERS plan is computed for the Plan in total, the Company does not separately determine its portion of the actuarial present value for the accumulated plan benefits, projected benefit obligation, or net assets available for benefits. At June 30, 1997, the date of the latest actuarial evaluation for the Plan, Plan assets of $70,726 exceeded the projected benefit obligation by approximately $33,837.

    Certain employees of the Company are members of the International Brotherhood of Electrical Workers ("IBEW") and are eligible to participate in two different union-sponsored multiple employer defined benefit plans, a pension plan and a thrift plan. Under the pension plan, the Company

            TELEPHONE FUND OF FAIRBANKS MUNICIPAL UTILITIES SERVICES

         PERIOD ENDED OCTOBER 6, 1997 AND YEAR ENDED DECEMBER 31, 1996

                             (DOLLARS IN THOUSANDS)

4.  EMPLOYEE BENEFIT PLANS (CONTINUED)
contributed between $4 and $5.09 per compensable hour to the Alaska Electrical Pension Fund and the total contribution was $782 for the period ended October 6, 1997 and $864 for the year ended December 31, 1996. Under the thrift plan, the Company pays a minimum of 4% of the participant's gross wages into the plan plus after one year it matches the employee's contributions, to a maximum of 3%. The Company's contributions to the thrift plan was $332 for the period ended October 6, 1997 and $298 for the year ended December 31, 1996.

5.  EMPLOYEES' DEFERRED COMPENSATION

    The Company offers its employees three deferred compensation plans which are part of the MUS multiemployer plan. The plans are available to all Company employees and permit them to defer a portion of their salary until future years. Participants' rights under the plans are equal to those of general creditors of MUS in an amount equal to the fair market value of the deferred account for each participant. The fair market value of both the assets and liabilities for the Plan in total at October 6, 1997 was $13,247.

6.  COMMITMENTS AND CONTINGENCIES

    Expenditures under the Company's 1998 construction and capital expenditure program are expected to approximate $7,193.

                                  * * * * * *

                          INDEPENDENT AUDITORS' REPORT

The Honorable Mayor and Members of the Assembly
Municipality of Anchorage:

    We have audited the accompanying balance sheets of the Municipality of Anchorage Telephone Utility Fund (Utility) as of December 31, 1998 and 1997, and the related statements of revenues, expenses, and changes in retained earnings, and cash flows for each of the years in the three-year period ended December 31, 1998. These financial statements are the responsibility of the Utility's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    The financial statements present only the Municipality of Anchorage Telephone Utility Fund and are not intended to present fairly the financial position and results of operations of the Municipality of Anchorage in conformity with generally accepted accounting principles.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Municipality of Anchorage Telephone Utility Fund as of December 31, 1998 and 1997, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1998 in conformity with generally accepted accounting principles.

    The year 2000 supplementary information on pages [F-53 and F-54] is not a required part of the financial statements, but is supplementary information required by the Governmental Accounting Standards Board, and we did not audit and do not express an opinion on such information. Further, we were unable to apply to the information certain procedures prescribed by professional standards because of the nature of the matter underlying the disclosure requirements and because sufficiently specific criteria regarding the matters to be disclosed have not been established. In addition, we do not provide assurance that the Municipality of Anchorage Telephone Utility Fund is or will become year 2000 compliant, that its year 2000 remediation efforts will be successful in whole or in part, or that parties with which the Municipality of Anchorage Telephone Utility Fund does business are or will become year 2000 compliant.

KPMG LLP

Anchorage, Alaska
February 19, 1999

                           MUNICIPALITY OF ANCHORAGE

                             TELEPHONE UTILITY FUND

                                 BALANCE SHEETS

                                 (IN THOUSANDS)

                                                                                   DECEMBER 31,
                                                                              ----------------------   MARCH 31,
                                                                                 1997        1998        1999
                                                                              ----------  ----------  -----------
                                                                                                      (UNAUDITED)
                                                     ASSETS
CURRENT ASSETS
  Cash......................................................................  $   10,474  $   25,755   $  23,034
  Accounts receivable, net of uncollectibles of $1,586, $1,343 and $1,735 in
    1998, 1997 and March 31, 1999...........................................      21,216      23,733      24,026
  Inventories...............................................................       4,415       3,074       3,138
                                                                              ----------  ----------  -----------
      Total current assets..................................................      36,105      52,562      50,198

RESTRICTED INVESTMENTS......................................................      14,962      15,592      17,309
NET TELEPHONE PLANT.........................................................     250,669     257,703     255,184
OTHER ASSETS
  Cellular licenses.........................................................       9,670      16,315      16,203
  Minority investments......................................................       7,983       5,535       5,107
  Other.....................................................................       3,735       2,538       2,695
                                                                              ----------  ----------  -----------
      Total other assets....................................................      21,388      24,388      24,005
                                                                              ----------  ----------  -----------
TOTAL ASSETS................................................................  $  323,124  $  350,245   $ 346,696
                                                                              ----------  ----------  -----------
                                                                              ----------  ----------  -----------

                                           FUND EQUITY AND LIABILITIES
CURRENT LIABILITIES
  Accounts payable..........................................................  $   23,211  $   24,366   $  22,967
  Accrued interest..........................................................       1,730       2,227       1,779
  Compensated absences payable..............................................       3,297       2,786       2,857
  Accrued employee benefits.................................................       2,141       1,938       2,313
  Advance billings and customer deposits....................................       4,386       4,523       3,790
  Current installments of long-term obligations.............................      16,719      17,614      17,249
                                                                              ----------  ----------  -----------
      Total current liabilities.............................................      51,484      53,454      50,955

LONG-TERM OBLIGATIONS.......................................................     135,226     154,907     150,369
FUND EQUITY
  Retained Earnings.........................................................     136,414     141,884     145,372
                                                                              ----------  ----------  -----------
TOTAL FUND EQUITY AND LIABILITIES...........................................  $  323,124  $  350,245   $ 346,696
                                                                              ----------  ----------  -----------
                                                                              ----------  ----------  -----------

                See accompanying notes to financial statements.

                           MUNICIPALITY OF ANCHORAGE

                             TELEPHONE UTILITY FUND

       STATEMENTS OF REVENUES, EXPENSES, AND CHANGES IN RETAINED EARNINGS

                                 (IN THOUSANDS)

                                                                                         THREE MONTHS ENDED MARCH
                                                          YEARS ENDED DECEMBER 31,                 31,
                                                     ----------------------------------  ------------------------
                                                        1996        1997        1998        1998         1999
                                                     ----------  ----------  ----------  -----------  -----------
                                                                                         (UNAUDITED)  (UNAUDITED)
OPERATING REVENUES
  Local telephone..................................  $   99,071  $  101,857  $  105,663   $  25,830    $  27,164
  Cellular.........................................      16,897      21,845      29,225       5,879        6,710
  Long distance....................................           2       1,541       6,815       1,144        2,683
                                                     ----------  ----------  ----------  -----------  -----------
    Total operating revenue........................     115,970     125,243     141,703      32,853       36,557
                                                     ----------  ----------  ----------  -----------  -----------
OPERATING EXPENSES
  Cost of sales and operating expenses--local......      62,075      60,300      59,191      14,179       15,474
  Cost of sales and operating expenses--
    cellular.......................................      12,379      14,455      19,961       4,048        4,740
  Cost of sales and operating expenses--long
    distance.......................................         543       4,644      10,395       1,898        3,243
  Depreciation and amortization....................      20,496      26,839      29,608       7,099        7,434
                                                     ----------  ----------  ----------  -----------  -----------
    Total operating expenses.......................      95,493     106,238     119,155      27,224       30,891

OPERATING INCOME...................................      20,477      19,005      22,548       5,629        5,666
                                                     ----------  ----------  ----------  -----------  -----------
Interest expense...................................      (9,187)     (9,308)     (9,394)     (2,448)      (1,996)
Equity in earnings (loss) of minority
  investments......................................         (45)        158      (2,945)       (250)        (509)
Interest income....................................       2,347       2,540       2,967         608          411
Net nonregulated income (loss) and other...........         265        (277)        394         (80)         (84)
                                                     ----------  ----------  ----------  -----------  -----------
    Net other expense..............................      (6,620)     (6,887)     (8,978)     (2,170)      (2,178)
                                                     ----------  ----------  ----------  -----------  -----------
  NET INCOME.......................................      13,857      12,118      13,570       3,459        3,488

RETAINED EARNINGS, JANUARY 1.......................     126,839     132,596     136,414     136,414      141,884

Utility Revenue Distribution to Municipality of
  Anchorage........................................      (8,100)     (8,300)     (8,100)          0            0
                                                     ----------  ----------  ----------  -----------  -----------
RETAINED EARNINGS, PERIOD END......................  $  132,596  $  136,414  $  141,884   $ 139,873    $ 145,372
                                                     ----------  ----------  ----------  -----------  -----------
                                                     ----------  ----------  ----------  -----------  -----------

                See accompanying notes to financial statements.

                           MUNICIPALITY OF ANCHORAGE

                             TELEPHONE UTILITY FUND

                            STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                               YEARS ENDED            THREE MONTHS ENDED MARCH 31,
                                                                              DECEMBER 31,
                                                                     -------------------------------  ----------------------------
                                                                       1996       1997       1998         1998           1999
                                                                     ---------  ---------  ---------  -------------  -------------
                                                                                                       (UNAUDITED)    (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES
  Income from operations...........................................  $  20,477  $  19,005  $  22,548    $   5,629      $   5,666
  Adjustments to reconcile income from operations to net cash provided by operating activities
    Depreciation and amortization..................................     20,496     26,839     29,608        7,099          7,434
    Provision for uncollectible accounts...........................      1,112      1,113      1,643          441            944
    Loss on disposition of fixed assets............................        288        100        174           56             --
    Nonregulated income and other..................................        439         43         95         (464)          (165)
    Changes in assets and liabilities which increase (decrease)
      cash
      Accounts receivable..........................................       (996)    (4,040)    (4,160)      (1,184)        (1,237)
      Inventory of materials, supplies, and goods for resale.......        159       (504)     1,341           63            (64)
      Other assets.................................................       (364)       120      1,244          751           (157)
      Accounts payable.............................................        (25)     4,172      1,155       (4,290)        (1,399)
      Accrued employee benefits and compensated absences payable...      1,198        194       (713)         408            446
      Customer deposits............................................       (620)      (262)      (292)        (115)          (733)
      Advance billings.............................................        306        558        428           --             --
      Other liabilities............................................       (350)      (697)       136           --             --
                                                                     ---------  ---------  ---------  -------------  -------------
Net cash provided by operating activities..........................     42,120     46,641     53,207        8,394         10,735
                                                                     ---------  ---------  ---------  -------------  -------------
CASH FLOWS FROM NONCAPITAL FINANCING ACTIVITIES
  Utility revenue distribution--Municipality of Anchorage..........     (8,100)    (8,300)    (8,100)          --             --

CASH FLOWS FROM CAPITAL AND RELATED FINANCING ACTIVITIES
  Acquisition of telephone plant...................................    (24,958)   (35,187)   (29,644)       8,404          3,383
  Short-term advance from Municipality of Anchorage General Fund...    (12,000)        --         --           --             --
  Principal payments on long-term obligations......................    (22,002)   (19,617)   (17,340)      (2,497)        (6,475)
  Bond issuance....................................................     43,659     24,790     29,592       29,592             --
  Interest payments on long-term obligations.......................     (6,513)    (7,952)    (8,011)      (2,060)        (2,292)
  Cost of removal of telephone plant...............................       (181)      (650)       (77)          --             --
                                                                     ---------  ---------  ---------  -------------  -------------
Net cash used by capital and related financing activities..........    (21,995)   (38,616)   (25,480)      16,631        (12,150)
                                                                     ---------  ---------  ---------  -------------  -------------
CASH FLOWS FROM INVESTING ACTIVITIES
  Interest.........................................................      2,347      2,325      2,968          744            411
  Minority investments.............................................     (2,398)    (5,227)    (7,283)      (7,283)            --
  Proceeds from sale of restricted investments.....................     12,865     12,109     13,912       13,912         15,655
  Purchase of restricted investments...............................    (13,601)   (12,872)   (15,256)     (15,417)       (17,634)
                                                                     ---------  ---------  ---------  -------------  -------------
Net cash used by investing activities..............................       (787)    (3,665)    (5,659)      (8,044)        (1,568)
                                                                     ---------  ---------  ---------  -------------  -------------
NET CHANGE IN CASH.................................................     11,238     (3,940)    13,968       16,981         (2,983)

CASH, JANUARY 1....................................................      5,243     16,481     12,541       12,541         26,509
                                                                     ---------  ---------  ---------  -------------  -------------
CASH, PERIOD END...................................................  $  16,481  $  12,541  $  26,509    $  29,522      $  23,526
                                                                     ---------  ---------  ---------  -------------  -------------
NON-CASH CAPITAL, FINANCING, AND INVESTING ACTIVITIES
  Retirement of telephone plant....................................  $   7,124  $   9,077  $   3,401           --             --
  Write down of long-term investments..............................         --         --      1,888           --             --
  Financed equipment purchased.....................................         --         --      6,655           --          1,420
                                                                     ---------  ---------  ---------  -------------  -------------
  Total Non-cash Capital, Financing, and Investing Activities......  $   7,124  $   9,077  $  11,944           --          1,420
                                                                     ---------  ---------  ---------  -------------  -------------
                                                                     ---------  ---------  ---------  -------------  -------------

                See accompanying notes to financial statements.

                           MUNICIPALITY OF ANCHORAGE

                             TELEPHONE UTILITY FUND

                         NOTES TO FINANCIAL STATEMENTS

                  YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

                                 (IN THOUSANDS)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    DESCRIPTION OF BUSINESS

    The accompanying financial statements include the activities of the Telephone Utility Fund (Utility), a public utility of the Municipality of Anchorage (Municipality), ATU Communications, Inc. (ACI), a holding company, MACtel, Inc. (MACtel) and ATU Long Distance, Inc. (ATU LD), wholly owned subsidiaries of ACI. All significant intercompany transactions have been eliminated.

    The regulated arm of the Utility provides local telecommunications service and access to long distance telecommunications service to the Anchorage Bowl area and to Girdwood and other small communities in the area south of the Anchorage Bowl both inside and outside the boundaries of the Municipality. The nonregulated arm of the Utility sells, rents, and leases customer premise equipment to customers throughout the State of Alaska. MACtel is a wholesale/retail cellular service provider that operates in Anchorage, the Kenai Peninsula, and the North Star and North Slope Boroughs. ATU LD provides long distance service to customers in Anchorage, Fairbanks, Juneau, the Kenai Peninsula and the Matanuska Valley. Approximately 70% of the Utility's employees are covered under a labor contract with the International Brotherhood of Electrical Workers (IBEW) which expires on August 31, 1999.

    On January 5, 1998, MACtel acquired certain assets of Pacific Telecom Cellular of Alaska RSA #1, Inc. and stock of Prudhoe Communications, Inc., collectively d/b/a Cellulink, a cellular service company in Fairbanks, Alaska for $8,900.

    The purchase price was allocated as follows:

Property and equipment..............................................  $   1,817
Cellular licenses...................................................      7,083
                                                                      ---------
                                                                      $   8,900
                                                                      ---------
                                                                      ---------

    Results of operations for the acquired companies have been included in 1998 operations since the date of acquisition. Pro forma information for prior periods is not presented because it is not material.

    SALE OF UTILITY

    During 1998, the Municipal Assembly accepted a bid in the amount of $295,000 from Alaska Communications Systems, Inc. to acquire substantially all of the assets and assume substantially all of the liabilities of the Utility. The sale will become effective after review and approval by the Alaska Public Utilities Commission (APUC), the Federal Communications Commission (FCC), and non-action by the United States Department of Justice under the Hart-Scott-Rodino Act. The sales price will be adjusted based upon levels of cash and net plant on the closing date.

                           MUNICIPALITY OF ANCHORAGE

                             TELEPHONE UTILITY FUND

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                  YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

                                 (IN THOUSANDS)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    REGULATION

    The Utility is subject to rate regulation by the FCC for interstate telecommunication service, and the APUC for intrastate and local exchange telecommunication service. The Utility, as required by the FCC, accounts for such activity separately.

    The services of ATU LD are subject to rate regulation as a non-dominant interexchange carrier by the FCC for interstate telecommunication services and the APUC for intrastate telecommunication services. The operations of MACtel are not subject to rate regulation.

    BASIS OF ACCOUNTING

    The accounting records of the Utility conform to Part 32 Uniform System of Accounts as prescribed by the FCC and the APUC.

    The accompanying financial statements are prepared on the accrual basis of accounting. The accounting policies of the Utility are in conformity with the requirements of the FCC and the APUC. The Utility prepares its financial statements in accordance with Statement of Financial Accounting Standards (SFAS) No. 71, "Accounting for the Effects of Certain Types of Regulation." Accounting under SFAS No. 71 is appropriate as long as rates are established by or subject to approval by independent third-party regulators; rates are designed to recover the specific enterprise's cost-of-service; and in view of demand for service, it is reasonable to assume that rates are set at levels that will recover costs and can be collected from customers.

    Under Governmental Accounting Standards Board (GASB) Statement No. 20, ACCOUNTING AND FINANCIAL REPORTING FOR PROPRIETARY FUNDS AND OTHER GOVERNMENTAL ENTITIES THAT USE PROPRIETARY FUND ACCOUNTING, the Utility applies all applicable GASB pronouncements and all Financial Accounting Standards Board
(FASB) Statements and Interpretations, Accounting Principles, Board Opinions and Accounting Research Bulletins, unless they conflict with or contradict GASB pronouncements.

    In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ from those estimates. The more significant accounting and reporting policies and estimates applied in the preparation of the accompanying financial statements are discussed below.

    CASH POOLS AND RESTRICTED INVESTMENTS

    The Municipality uses a central treasury to account for all cash and investments to maximize interest income. Interest income from cash pool investments is allocated to the Utility based on its monthly closing cash pool equity balance. Restricted investments are recorded at fair value. All amounts in the cash pools and in restricted investments are interest bearing and consist primarily of repurchase agreements, banker's acceptances or U.S. Government securities. The Utility adopted GASB Statement No. 31, ACCOUNTING AND FINANCIAL REPORTING FOR CERTAIN INVESTMENTS AND FOR EXTERNAL

                           MUNICIPALITY OF ANCHORAGE

                             TELEPHONE UTILITY FUND

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                  YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

                                 (IN THOUSANDS)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
INVESTMENT POOLS, during 1998. The impact of adopting this statement was not material to the financial statements.

    Under GASB Statement No. 3, DEPOSITS WITH FINANCIAL INSTITUTIONS, INVESTMENTS (INCLUDING REPURCHASE AGREEMENTS), AND REVERSE REPURCHASE AGREEMENTS, the Utility's cash and investments are classified in credit risk category 1 because they are insured or registered or are securities held by the Utility or its agent in the Utility's name.

    STATEMENT OF CASH FLOWS

    The Utility has adopted GASB Statement No. 9, REPORTING CASH FLOWS OF PROPRIETARY AND NONEXPENDABLE TRUST FUNDS AND GOVERNMENTAL ENTITIES THAT USE PROPRIETARY FUND ACCOUNTING. For purposes of the statement of cash flows, the Utility has defined cash as the demand deposits and investments maintained in the general and construction cash pools, including restricted and unrestricted balances, as well as cash balances maintained separately from the cash pools. Maturity periods of investments have been disregarded, since the Utility uses the general and construction cash pools as demand deposit accounts.

    Cash consists of the following at December 31:

                                                                                     1996       1997       1998
                                                                                   ---------  ---------  ---------
Equity in general cash pool......................................................  $  14,427  $   9,401  $  19,254
Cash.............................................................................        963      1,073      6,501
                                                                                   ---------  ---------  ---------
      Total cash.................................................................     15,390     10,474     25,755

Amounts included with restricted investments:
Equity in construction cash pool.................................................         --        927         --
Equity in general cash pool reserved for customer deposits.......................      1,091        830        537
Cash included in revenue bond reserve investments................................         --        310        217
                                                                                   ---------  ---------  ---------
                                                                                   $  16,481  $  12,541  $  26,509
                                                                                   ---------  ---------  ---------
                                                                                   ---------  ---------  ---------

    INVENTORIES

    The Utility's inventories, consisting primarily of parts and supplies, are valued at the lower of weighted average cost or market.

    TELEPHONE PLANT

    Telephone plant is stated at cost. The additions to telephone plant in service are recorded at the original cost of contracted services, direct materials and labor, and indirect overhead charges. When property is retired, the cost of the property unit, plus removal costs, less salvage, is charged to accumulated depreciation. Gain or loss on the retirement of regulated telephone plant is not recognized except for extraordinary retirements.

                           MUNICIPALITY OF ANCHORAGE

                             TELEPHONE UTILITY FUND

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                  YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

                                 (IN THOUSANDS)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    The Utility's depreciation is computed using the straight-line method over the estimated lives of the assets. Current rates on regulated plant were implemented January 1, 1997 and were based on APUC Docket U-96-78. MACtel and ATU LD property and equipment are depreciated using the straight-line and declining balance methods over the estimated useful asset lives.

    The estimated life in years of major plant and equipment categories follows:

                                                                                      ESTIMATED
PLANT AND EQUIPMENT                                                                     LIFE
-----------------------------------------------------------------------------------  -----------
Buildings..........................................................................          56
Central office equipment...........................................................        9-10
Cable, wire and conduit............................................................       12-46
Furniture, computers and support equipment.........................................        7-22
Vehicles...........................................................................       11-19
Leasehold improvements.............................................................         2-3
Nonregulated.......................................................................        3-10

    MINORITY INVESTMENTS

    Minority investments consist of investments in companies which are accounted for using the equity method.

    CELLULAR LICENSES

    Cellular licenses are stated at net book value. Amortization is computed on the straight-line method over an estimated useful life of 40 years.

    DISCOUNT ON REVENUE BONDS PAYABLE

    The discount on revenue bonds payable is amortized over the life of the related bond issue using the effective interest method.

    REVENUE RECOGNITION

    Recurring revenues are billed one month in advance and are deferred until the month earned. Nonrecurring revenues are billed in arrears and are recognized when earned.

    During 1998 the Utility participated in both interstate and intrastate common line pooled settlements. During 1998 the Utility did not participate in any traffic-sensitive pools. Pooled revenues are based on settlements with the applicable pool's administrator. Intrastate pooled revenues are settled on a monthly basis with the Alaska Exchange Carrier Association (AECA) and are final at the time of settlement. Participation in the AECA pool was discontinued effective January 1, 1999. Interstate pooled revenues are settled on a monthly basis with the National Exchange Carrier Association (NECA). The NECA settlements may be adjusted for a period of up to twenty-four months. Interstate

                           MUNICIPALITY OF ANCHORAGE

                             TELEPHONE UTILITY FUND

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                  YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

                                 (IN THOUSANDS)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) traffic sensitive revenue is based on rates and charges defined in the Utility's interstate tariff approved by the FCC. Interstate traffic sensitive revenue is recognized when earned for both recurring and nonrecurring charges.

    To the extent that disputes arise over revenue settlement procedures, the Utility's policy is to defer revenue collected until settlement methodologies are resolved and finalized.

    MUNICIPAL UTILITY SERVICE ASSESSMENT

    The Municipal Utility Service Assessment (MUSA) is assessed by the Municipality and is calculated based on the net book value of telephone plant in the prior year. Net book value for each tax district is multiplied by the current mill rate to determine the assessment. The Utility also pays a gross receipt tax, which is 1.25% of gross operating revenues, excluding nonregulated revenues.

    ADVERTISING

    Advertising costs are expensed in the period in which they are incurred.

    INCOME TAXES

    The Internal Revenue Code provides that gross income for tax purposes does not include income accruing to a state or territory, or any political subdivision thereof, which is derived from the exercise of any essential governmental function or from any public utility. The Utility is a public utility of the Municipality and is therefore exempt from federal and state income taxes. ACI and its subsidiaries are exempt from federal and state income taxes because ACI is a holding company owned 100% by the Utility.

    GASB NO. 27

    The Utility adopted GASB Statement No. 27, ACCOUNTING FOR PENSIONS BY STATE AND LOCAL GOVERNMENTAL EMPLOYERS, during 1998. GASB No. 27 establishes standards for the measurement, recognition and display of pension expense and related liabilities, assets, note disclosure and applicable required supplementary information in the financial reports of state and local governmental employers. The impact of adopting GASB No. 27 was not material to the financial statements.

    IMPAIRMENT OF LONG-LIVED ASSETS

    The Utility has adopted FASB Statement No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF. Under the provisions of this statement, the Utility has evaluated its long-lived assets for financial impairments and will continue to evaluate them if events or changes in circumstance indicate the carrying amount of such assets may not be fully recoverable.

                           MUNICIPALITY OF ANCHORAGE

                             TELEPHONE UTILITY FUND

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                  YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

                                 (IN THOUSANDS)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    RECLASSIFICATIONS

    Certain reclassifications have been made to the December 31, 1997 and 1996 financial statements to conform to the current year's presentation.

(2) TELEPHONE PLANT

    A summary of telephone plant and equipment at December 31, follows:

                                                                         1997         1998
                                                                      -----------  -----------
Plant in Service
  Cable, wire and conduit...........................................  $   166,055  $   169,705
  Central office equipment..........................................      124,199      126,364
  Buildings.........................................................       43,908       44,207
  Furniture, computers and support equipment........................       21,580       21,380
  Nonregulated equipment............................................       30,413       36,269
  Vehicles..........................................................        7,523        7,499
  Land..............................................................        5,101        5,168
  Leasehold improvements............................................          468          741
                                                                      -----------  -----------
                                                                          399,247      411,333
  Less accumulated depreciation.....................................     (162,990)    (187,179)
                                                                      -----------  -----------
    Net plant in service............................................      236,257      224,154
  Construction work in progress.....................................       14,412       33,549
                                                                      -----------  -----------
    Net telephone plant.............................................  $   250,669  $   257,703
                                                                      -----------  -----------
                                                                      -----------  -----------

                           MUNICIPALITY OF ANCHORAGE

                             TELEPHONE UTILITY FUND

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                  YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

                                 (IN THOUSANDS)

(3) LONG-TERM OBLIGATIONS

    Long-term obligations consist of the following at December 31:

    Bonds payable:

                                                                                               1997        1998
                                                                                            ----------  ----------
  1993 Series, effective interest rate of 5.49%, due in 2013..............................  $   17,390  $   16,670
  1994 Series, effective interest rate of 4.38%, due in 2010..............................      66,210      54,265
  1996 Series, effective interest rate of 5.71%, due in 2016..............................      42,745      41,430
  1997 Series, effective interest rate of 5.18%, due in 2017..............................      25,000      24,275
  1998 Series, effective interest rate of 4.44%, due in 2010..............................          --      30,000
                                                                                            ----------  ----------
                                                                                               151,345     166,640
  Less: Unamortized loss on refunding.....................................................      (2,295)     (1,643)
  Less: Current portion...................................................................     (14,705)    (16,370)
  Less: Unamortized discount..............................................................        (257)       (226)
  Plus: Unamortized premium...............................................................         238         678
                                                                                            ----------  ----------
Net long-term revenue bonds payable.......................................................     134,326     149,079
                                                                                            ----------  ----------

Equipment financing obligations, interest rates range from approximately 4-5%, final
  payment due in 2004.....................................................................          --       6,034
  Less: Current portion...................................................................          --      (1,071)
                                                                                            ----------  ----------
Net equipment financing obligations.......................................................          --       4,963
                                                                                            ----------  ----------
Note payable:
  Note payable, effective interest rate of 5.98%, due in 1999.............................       2,187         173
  Less: Current portion...................................................................      (2,014)       (173)
                                                                                            ----------  ----------
Net note payable..........................................................................         173          --
                                                                                            ----------  ----------
Arbitrage payable.........................................................................         727         865
                                                                                            ----------  ----------
Total long-term obligations...............................................................  $  135,226  $  154,907
                                                                                            ----------  ----------
                                                                                            ----------  ----------

                           MUNICIPALITY OF ANCHORAGE

                             TELEPHONE UTILITY FUND

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                  YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

                                 (IN THOUSANDS)

(3) LONG-TERM OBLIGATIONS (CONTINUED)
    Debt service requirements are the following for the years ended December 31:

                                                             PRINCIPAL   INTEREST     TOTAL
                                                             ----------  ---------  ----------
1999.......................................................  $   17,614  $   8,272  $   25,886
2000.......................................................      17,686      7,592      25,278
2001.......................................................      18,381      6,853      25,234
2002.......................................................      19,176      6,063      25,239
2003.......................................................       9,989      5,152      15,141
2004-2008..................................................      41,461     18,580      60,041
2009-2013..................................................      30,825      9,164      39,989
2014-2017..................................................      17,715      1,720      19,435
                                                             ----------  ---------  ----------
                                                             $  172,847  $  63,396  $  236,243
                                                             ----------  ---------  ----------
                                                             ----------  ---------  ----------

    The 1993 revenue bond covenants require the establishment of reserves over a five-year period equal to the maximum annual debt service on all outstanding bonds. The 1994 refunding bond covenants require establishment of a reserve in the amount of $9,750. The 1996 revenue bond covenants require an amount equal to the lesser of $4,400 or the maximum annual debt service to be funded in equal installments over four years. The 1997 revenue bond covenants require an amount equal to the lessor of $2,500 or the maximum annual debt service to be funded in equal installments over four years. The 1998 revenue bond covenants require an amount equal to the lessor of $3,000 or the maximum annual debt service to be funded in equal installments over four years. The revenue bond covenants further stipulate that revenues less expenses will be equal to at least 1.4 times the debt service requirements for that year. Expenses are defined as costs for operation and maintenance of the system, excluding depreciation and MUSA for each year. For the years ended December 31, 1998, 1997 and 1996, the Utility complied with the revenue bond covenants.

(4) REFUNDING OF LONG-TERM OBLIGATIONS

    In 1994, the Utility issued refunding bond issues for the purpose of redeeming certain bond issues when they become due or callable. The net proceeds of the refunding bond issue were used to purchase US Government securities which were deposited in an irrevocable trust with an escrow agent to provide all future debt service payments on the refunded bonds. Since payment of these advance refunded issues has been provided, as described above, neither the liability nor the assets irrevocably pledged, including related interest income and expense, are reflected in the accompanying financial statements.

    Defeased bonds as of December 31, 1998 total $11,390 for the 1990 issue.

                           MUNICIPALITY OF ANCHORAGE

                             TELEPHONE UTILITY FUND

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                  YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

                                 (IN THOUSANDS)

(5) RETIREMENT PLANS

    Substantially all employees are covered by one of the following plans.

    INTERNATIONAL BROTHERHOOD OF ELECTRICAL WORKERS (IBEW) PLAN

    The IBEW Plan is a union sponsored defined benefit pension plan for members of the IBEW #1547 Union. The Utility contributed $3.67 per compensable employee hour to the Alaska Electrical Trust Fund in 1998, 1997 and 1996. Utility contributions to this plan were $3,130, $3,379 and $3,608 for the years ended December 31, 1998, 1997 and 1996, respectively. The hourly rate paid by the Utility is determined by the collective bargaining process. The Utility's obligation for IBEW employee retirement is limited to the amount paid to the Alaska Electrical Trust Fund.

    STATE OF ALASKA PUBLIC EMPLOYEES' RETIREMENT SYSTEM PLAN

    As discussed in note 1, the Utility adopted the provisions of GASB Statement No. 27, ACCOUNTING FOR PENSIONS BY STATE AND LOCAL GOVERNMENTAL EMPLOYERS (GASB
27), in 1998.

    STATE OF ALASKA PUBLIC EMPLOYEES' RETIREMENT SYSTEM

    A. PLAN DESCRIPTION

    The Utility contributes to the State of Alaska Public Employees' Retirement System (PERS), a defined benefit, agent multiple-employer public employee retirement system which was established and is administered by the State of Alaska (State) to provide pension, postemployment healthcare, death and disability benefits to eligible employees.

    All full-time Utility employees not covered by the IBEW Plan are eligible to participate in PERS. Benefit and contribution provisions are established by State law and may be amended only by the State Legislature.

    Each fiscal year, PERS issues a publicly available financial report that includes financial statements and required supplementary information. That report may be obtained by writing to the State of Alaska, Department of Administration, Division of Retirement and Benefits, P.O. Box 110203, Juneau, Alaska, 99811-0203 or by calling (907) 465-4460.

    B. FUNDING POLICY AND ANNUAL PENSION COST

    Employee contribution rates are 6.75% as required by State statute. The funding policy for PERS provides for periodic employer contributions at actuarially determined rates that, expressed as a percentage of annual covered payroll, are sufficient to accumulate sufficient assets to pay benefits when due.

                           MUNICIPALITY OF ANCHORAGE

                             TELEPHONE UTILITY FUND

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                  YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

                                 (IN THOUSANDS)

(5) RETIREMENT PLANS (CONTINUED)
    The Utility's annual pension cost for the current year and the related information is as follows:

                                                                                POSTEMPLOYMENT
                                                            PENSION               HEALTHCARE
                                                  ---------------------------  -----------------
Contribution rates:
  Employee......................................             4.86%                      1.89%
  Employer......................................             6.36%                      2.47%
Annual pension cost.............................             $750                  $     291
Contributions made..............................             $750                  $     291
Actuarial valuation date........................         June 30, 1996                  Same
Actuarial cost method...........................     Projected unit credit              Same
Amortization method.............................      Level dollar, open                Same
Amortization period.............................       Rolling 25 years                 Same
Asset valuation method..........................    5-year smoothed market              Same
Actuarial assumptions:
  Inflation rate................................              4%                        Same
  Investment return.............................             8.25%                      Same
  Projected salary increase.....................             5.5%                        N/A
Health cost trend...............................              N/A                        5.5%

    The components of annual pension cost for the year ended December 31, 1998 are as follows:

Annual required contribution (ARC)..................................  $   1,041
Interest on the net pension obligation (NPO)........................         --
Adjustment to the ARC...............................................         --
                                                                      ---------
Annual pension cost (APC)...........................................      1,041
Contributions made..................................................      1,041
Increase in NPO.....................................................         --
NPO, beginning of year..............................................         --
                                                                      ---------
NPO, end of year....................................................  $      --
                                                                      ---------
                                                                      ---------

                           MUNICIPALITY OF ANCHORAGE

                             TELEPHONE UTILITY FUND

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                  YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

                                 (IN THOUSANDS)

(5) RETIREMENT PLANS (CONTINUED)
    Three year trend information follows:

                                                       YEAR                     PERCENTAGE
                                                       ENDED                      OF APC
                                                    DECEMBER 31       APC       CONTRIBUTED       NPO
                                                  ---------------  ---------  ---------------  ---------
Pension.........................................          1996     $   1,032           100%    $
                                                          1997           827           100%           --
                                                          1998           750           100%           --

Postemployment healthcare.......................          1996     $     382           100%    $      --
                                                          1997           306           100%           --
                                                          1998           291           100%           --

    In the current year (the transition year), the Utility determined, in accordance with provisions of GASB No. 27, that no pension liability (asset) existed to PERS and there was no previously reported liability (asset) to PERS.

    Information regarding funding progress follows:

                                                                           UNFUNDED
                                                                           ACTUARIAL
                                       ACTUARIAL    ACTUARIAL  ACTUARIAL    ACCRUED                              UAAL AS A
                                       VALUATION      VALUE     ACCRUED    LIABILITY                            PERCENTAGE
                                      YEAR ENDED     OF PLAN   LIABILITY    (ASSET)      FUNDED      COVERED    OF COVERED
                                        JUNE 30      ASSETS      (AAL)      (UAAL)        RATIO      PAYROLL      PAYROLL
                                     -------------  ---------  ---------  -----------  -----------  ---------  -------------
Pension benefits                            1995    $   5,417  $   4,457   $    (960)         122%  $  11,288           (9)%
                                            1996        6,656      5,702        (954)         117%     11,436           (8)%
                                            1997       10,180      7,419      (2,761)         137%     12,290          (22)%

Postemployment healthcare
  benefits                                  1995    $   2,036  $   1,675   $    (361)         122%  $  11,288           (3)%
                                            1996        2,565      2,198        (367)         117%     11,436           (3)%
                                            1997        3,794      2,765      (1,029)         137%     12,290           (8)%

Total                                       1995    $   7,453  $   6,132   $  (1,321)         122%  $  11,288          (12)%
                                            1996        9,221      7,900      (1,321)         117%     11,436          (11)%
                                            1997       13,974     10,184      (3,790)         137%     12,290          (31)%

(6) OTHER EMPLOYEE BENEFITS

    The Municipality offers its employees, including employees of the Utility, a deferred compensation plan (Plan) created in accordance with Internal Revenue Code Section 457. The Plan, available to all Municipal employees, permits them to defer a portion of their salary until future years. The deferred compensation is not available to employees until termination, retirement, death or unforeseeable emergency. It is the opinion of the Municipality's legal counsel that the Municipality has no liability for losses under the Plan but does have the duty of due care that would be required of an ordinary

                           MUNICIPALITY OF ANCHORAGE

                             TELEPHONE UTILITY FUND

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                  YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

                                 (IN THOUSANDS)

(6) OTHER EMPLOYEE BENEFITS (CONTINUED)
prudent investor. The Municipality believes that it is unlikely that it will use the assets to satisfy the claims of general creditors in the future.

    In accordance with labor agreements, IBEW employees' medical/dental coverage is provided through the Alaska Electrical Health and Welfare Trust Fund. Utility contributions to this fund were $2,859, $3,143 and $2,888 for the years ended December 31, 1998, 1997 and 1996, respectively.

(7) MINORITY INVESTMENTS

    Minority investments held consist of the following at December 31:

                                                                1997       1998        OWNERSHIP %
                                                              ---------  ---------  -----------------
Alaskan Choice Television, LLC..............................  $   4,627  $   2,651             33%
Alaska Network Systems, Inc.................................      2,353      2,015             47%
Internet Alaska, Inc........................................        803        500             30%
Security One, LLC...........................................        200        369             20%
                                                              ---------  ---------
                                                              $   7,983  $   5,535
                                                              ---------  ---------
                                                              ---------  ---------

    The Utility is one of three members of a limited liability company, Alaskan Choice Television, LLC (ACTV). ACTV has accumulated substantial losses since inception and is not generating sufficient cash flow to sustain operations. These factors, among others, indicate that ACTV may be unable to continue as a going concern for a reasonable period of time. ACTV's continuation as a going concern is dependent upon its ability to attain additional equity and debt financing and achieve positive cash flow and profitability. ACTV is in negotiation with a potential investor who will provide working capital. The other two members of the limited liability company have agreed to sell their interests to this investor. ACTV expects to complete this transaction in the second quarter of 1999. Additionally, ACTV is in discussion with several financial institutions to provide the necessary debt financing. Pursuant to Statement of Financial Accounting Standards Board Statement No. 121, "Accounting for the Impairment of Long-Lived Assets", the Utility assessed the recoverability of its investment in ACTV during 1998 and adjusted the carrying value of the investment to its estimated fair value resulting in a noncash impairment loss of approximately $1,500.

(8) RELATED PARTY TRANSACTIONS

    INTRAGOVERNMENTAL CHARGES

    Certain general and administrative functions of the Municipality, including data processing, workers' compensation insurance and medical/dental/life insurance, are centralized and the related cost is allocated to the various funds of the Municipality, including the Utility. Such costs allocated to the Utility totaled $3,187, $3,672, and $3,204 for the years ended December 31, 1998, 1997, and 1996, respectively.

j

                           MUNICIPALITY OF ANCHORAGE

                             TELEPHONE UTILITY FUND

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                  YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

                                 (IN THOUSANDS)

(9) FAIR VALUE OF FINANCIAL INSTRUMENTS

    The fair value of a financial instrument represents the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced sale or liquidation. Significant differences can arise between the fair value and carrying amount of financial instruments that are recognized at historical cost amounts.

    The following methods and assumptions were used by the Utility in estimating fair value disclosures for financial instruments:

        Cash, restricted investments, accounts receivable, accounts payable and accrued liabilities, accrued interest, customer deposits and accrued employee benefits--The carrying amounts at December 31, 1998 and 1997 approximate the fair values due to the short maturity of these instruments.

        Long-term debt--The fair value of the Utility's long-term debt is estimated by discounting the future cash flows of the various instruments at rates currently available to the Utility for similar debt instruments of comparable maturities.

    The carrying amount of long-term debt and its estimated fair value at December 31 are as follows:

                                                                           1997        1998
                                                                        ----------  ----------
Carrying amount.......................................................  $  153,532  $  172,847
Fair value............................................................     161,000     181,000

(10) BUSINESS SEGMENTS

    The Utility has adopted FASB Statement No. 131, DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION. The Utility has three reportable segments: local telephone, long distance and cellular. The accounting policies of the segments are the same as those described in the summary of significant accounting policies. Each reportable segment is a strategic business offering different services and is managed separately.

                           MUNICIPALITY OF ANCHORAGE

                             TELEPHONE UTILITY FUND

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                  YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

                                 (IN THOUSANDS)

(10) BUSINESS SEGMENTS (CONTINUED)
    The following table illustrates selected financial data for each segment for the years ended December 31.

                                                                            LOCAL       LONG
1996                                                                      TELEPHONE   DISTANCE    CELLULAR      TOTAL
-----------------------------------------------------------------------  -----------  ---------  -----------  ---------
Operating income (loss)................................................   $  18,536   $    (542)  $   2,483   $  20,477
Depreciation and amortization..........................................      18,460          --       2,036      20,496
Capital expenditures...................................................      22,280          --       4,992      27,272
Total assets...........................................................     278,354          81      30,375     308,810

1997
-----------------------------------------------------------------------
Operating income (loss)................................................   $  17,846   $  (3,218)  $   4,377   $  19,005
Depreciation and amortization..........................................      23,712         114       3,013      26,839
Capital expenditures...................................................      28,922         664       6,201      35,787
Total assets...........................................................     287,419       1,757      33,948     323,124

1998
-----------------------------------------------------------------------
Operating income (loss)................................................   $  21,145   $  (3,744)  $   5,147   $  22,548
Depreciation and amortization..........................................      25,327         164       4,117      29,608
Capital expenditures...................................................      26,751         275       9,431      36,457
Total assets...........................................................     295,810       2,532      51,903     350,245

(11) COMMITMENTS AND CONTINGENCIES

    CONSTRUCTION COMMITMENTS

    The Municipal Assembly has approved the Utility's 1999 capital budget of $29,200.

    CONTINGENCIES

    The Utility is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of the matters will not have a material adverse effect on the Utility's financial position or results of operations.

(12) REQUIRED SUPPLEMENTARY INFORMATION--YEAR 2000 (UNAUDITED)

    Some of the Utility's older computer programs identify years with two digits instead of four. This may cause problems because these programs may recognize the year 2000 as the year 1900. These problems could result in a system failure or miscalculations disrupting operations, including a temporary inability to process transactions, send invoices or engage in similar, normal business activities. In addition, the Utility faces the risk that suppliers of products, services and systems do not comply with the year 2000 requirements.

    While management believes that the conversions or installations of replacement systems will proceed smoothly, unforeseen interruption or failures in our systems or in the systems of our vendors

                           MUNICIPALITY OF ANCHORAGE

                             TELEPHONE UTILITY FUND

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                  YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

                                 (IN THOUSANDS)

(12) REQUIRED SUPPLEMENTARY INFORMATION--YEAR 2000 (UNAUDITED) (CONTINUED) may occur. The telecommunications industry is susceptible to the year 2000 issue. Should the year 2000 issue cause problems across our infrastructure, service could be interrupted.

    In order to understand the Utility's vulnerability to the year 2000 issue, management conducted a complete systems assessment of year 2000 compliance. Many systems have been represented by the respective vendors of these systems to be year 2000 compliant and the Utility has initiatives in progress that we believe will address all outstanding year 2000 issues.

    As of January 1, 1999, the Utility completed its installation of SAP, an integrated financial and accounting system. In March, 1999, the Utility completed its installation of Saville, a state-of-the-art customer care and billing system. MACtel and ATULD will continue to operate their existing financial management and billing systems. Each of the foregoing systems has been represented by the vendor to be year 2000 compliant.

    Since January 1, 1997, the Utility has spent approximately $23 million to upgrade and maintain its information technology systems. While each of these upgrades related to systems that, based on representations by the vendors, management believes are year 2000 compliant, the expenditures for upgrading these systems also included costs of replacing otherwise obsolete systems. The Utility expects to spend an additional $4 million to make the information technology systems year 2000 compliant by the end of the third quarter of 1999.

    Given the progress made to date, we do not anticipate delays in finalizing and implementing year 2000 readiness solutions. The Utility cannot accurately estimate the uncertainty of completing the year 2000 readiness plan, particularly as it relates to any failure by third parties that have material relationships with us and fail to achieve their own year 2000 readiness. Any failures by these third parties to approximately address their own year 2000 readiness challenges could after our financial condition however, management believes that its contingency planning will minimize such impacts.

(13) BASIS OF PRESENTATION FOR UNAUDITED QUARTERLY INFORMATION

    The accompanying unaudited financial information at March 31, 1999 and for the three months ended March 31, 1998 and 1999 have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting only of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three month period ended March 31, 1999 are not necessarily indicative of the results that may be expected for the full fiscal year or for any future period.

                                    PART II
                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 145 of the Delaware General Corporation Law ("DGCL") provides that a corporation has the power to indemnify its officers, directors, employees and agents (or persons serving in such positions in another entity at the request of the corporation) against expenses, including attorneys' fees, judgments, fines or settlement amounts actually and reasonably incurred by them in connection with the defense of any action by reason of being or having been directors or officers, if such person shall have acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation (and, with respect to any criminal action, had no reasonable cause to believe the person's conduct was unlawful), except that if such action shall be by or in the right of the corporation, no such indemnification shall be provided as to any claim, issue or matter as to which such person shall have been judged to have been liable to the corporation unless and to the extent that the Court of Chancery of the State of Delaware, or another court in which the suit was brought, shall determine upon application that, in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity. The Registrant's Certificate of Incorporation provides that the Registrant will indemnify its officers and directors to the fullest extent permitted by Delaware law.

    As permitted by Section 102 of the DGCL, the Registrant's Certificate of Incorporation provides that no director shall be liable to the Registrant or its stockholders for monetary damages for any breach of fiduciary duty as a director other than (i) for breaches of the director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for the unlawful payment of dividends or unlawful stock purchases or redemptions under
Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a)    Exhibits:

      2.1  Purchase Agreement, dated as of August 14, 1998, as amended, by and among ALEC
           Acquisition Sub Corp., CenturyTel of the Northwest, Inc. and CenturtyTel Wireless,
           Inc.

      2.2  Asset Purchase Agreement, dated as of October 20, 1998, by and between Alaska
           Communications Systems, Inc. and the Municipality of Anchorage.

      3.1  Certificate of Incorporation of the Registrant.

      3.2  By-Laws of the Registrant.

      3.3  Certificate of Incorporation of Alaska Communications Systems Holdings, Inc.

      3.4  By-Laws of Alaska Communications Systems Holdings, Inc.

      3.5  Certificate of Incorporation of ALEC Acquisition Sub Corp.

      3.6  By-Laws of ALEC Acquisition Sub Corp.

      3.7  Certificate of Incorporation of Alaska Communication Systems, Inc.

      3.8  By-Laws of Alaska Communications Systems, Inc.

      3.9  Certificate of Incorporation of Telephone Utilities of the Northland, Inc.

     3.10  By-Laws of Telephone Utilities of the Northland, Inc.

     3.11  Certificate of Incorporation of Telephone Utilities of Alaska, Inc.

     3.12  By-Laws of Telephone Utilities of Alaska, Inc.

     3.13  Certificate of Incorporation of Pacific Telecom Cellular of Alaska, Inc.

     3.14  By-Laws of Pacific Telecom Cellular of Alaska, Inc.

     3.15  Certificate of Incorporation of Pacific Telecom of Alaska PCS, Inc.

     3.16  By-Laws of Pacific Telecom of Alaska PCS, Inc.

     3.17  Certificate of Incorporation of PTI Communications of Alaska, Inc.

     3.18  By-Laws of PTI Communications of Alaska, Inc.

     3.19  Certificate of Incorporation of MACtel, Inc.

     3.20  By-Laws of MACtel, Inc.

     3.21  Certificate of Incorporation of MACtel License Sub, Inc.

     3.22  By-Laws of MACtel License Sub, Inc.

     3.23  Certificate of Incorporation of MACtel Fairbanks, Inc.

     3.24  By-Laws of MACtel Fairbanks, Inc.

     3.25  Certificate of Incorporation of MACtel Fairbanks License Sub, Inc.

     3.26  By-Laws of MACtel Fairbanks License Sub, Inc.

     3.27  Certificate of Incorporation of Prudhoe Communications, Inc.

     3.28  By-Laws of Prudhoe Communications, Inc.

     3.29  Certificate of Incorporation of ATU Communications, Inc.

     3.30  By-Laws of ATU Communications, Inc.

     3.31  Certificate of Incorporation of ATU Long Distance, Inc.

     3.32  By-Laws of ATU Long Distance, Inc.

     3.33  Certificate of Incorporation of Peninsula Cellular Services, Inc.

     3.34  By-Laws of Peninsula Cellular Services, Inc.

     3.35  Certificate of Incorporation of PTINet, Inc.

     3.36  By-Laws of PTINet, Inc.

      4.1  Indenture, dated as of May 14, 1999, by and among Alaska Communications Systems
           Holdings, Inc., the Guarantors (as defined therein) and IBJ Whitehall Bank & Trust
           Company.

      4.2  Purchase Agreement, dated as of May 11, 1999, by and among Alaska Communications
           Systems Holdings, Inc., the Guarantors, Chase Securities Inc., CIBC World Markets
           Corp. and Credit Suisse First Boston Corporation.

      4.3  Indenture, dated as of May 14, 1999, by and between the Registrant and The Bank of
           New York.

      4.4  Purchase Agreement, dated as of May 11, 1999, by and among the Registrant, DLJ
           Investment Partners, L.P., DLJ Investment Funding, Inc. and DLJ ESC II, L.P.

      5.1  Opinion of Wachtell, Lipton, Rosen & Katz (including consent).

     10.1  Exchange and Registration Rights Agreement, dated as of May 14, 1999, by and among
           Alaska Communications Systems Holdings, Inc., the Guarantors, Chase Securities Inc.,
           CIBC World Markets Corp. and Credit Suisse First Boston Corporation.

     10.2  Exchange and Registration Rights Agreement, dated as of May 14, 1999, by and among the Registrant, DLJ Investment Partners, L.P., DLJ Investment Funding, Inc. and DLJ
           ESC II L.P.

     10.3  Credit Agreement, dated as of May 14, 1999, by and among Alaska Communications
           Systems Holdings, Inc., the Registrant, the financial institutions Lenders party thereto, The Chase Manhattan Bank, Credit Suisse First Boston and Canadian Imperial
           Bank of Commerce.

     10.4  Stockholders' Agreement, dated as of May 14, 1999, by and among the Registrant and the Investors listed on the signature pages thereto.

     10.5  Employment Agreement, dated as of March 12, 1999, by and among Alaska Communications
           Systems Holdings, Inc., the Registrant and Charles E. Robinson.

     10.6  Employment Agreement, dated as of March 12, 1999, by and among Alaska Communications
           Systems Holdings, Inc., the Registrant and Wesley E. Carson.

     10.7  Employment Agreement, dated as of April 19, 1999, by and among Alaska Communications
           Systems Holdings, Inc., the Registrant and Michael E. Holmstrom.

     10.8  ALEC Holdings, Inc. 1999 Stock Incentive Plan.

     12.1  Statements re computation of ratios.

     21.1  Subsidiaries of the Registrant.

     23.1  Consent of Deloitte & Touche LLP relating to the audited financial statements of
           ALEC Holdings, Inc. as of March 31, 1999.

     23.2  Consent of Deloitte & Touche LLP relating to the audited financial statements of
           Alaska Communications Systems Holdings, Inc. as of December 31, 1998 and for the
           period from June 16, 1998 (date of inception) through December 31, 1998 (included in
           Exhibit No. 23.1).

     23.3  Consent of KPMG LLP relating to the audited combined financial statements of
           CenturyTel's Alaska Properties as of December 31, 1998 and for the year then ended.

     23.4  Consent of Deloitte & Touche LLP relating to the audited financial statements of
           Telephone Fund of Fairbanks Municipal Utilities Services as of October 6, 1997 and
           for the period ended October 6, 1997 and the year ended December 31, 1996 (included in Exhibit No. 23.1).

     23.5  Consent of KPMG LLP relating to the audited financial statements of Municipality of
           Anchorage Telephone Utility Fund as of December 31, 1997 and 1998 and for each of the years in the three-year period ended December 31, 1998.

     23.6  Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit No. 5.1).

     24.1  Powers of Attorney (included in signature pages to Registration Statement).

     25.1  Statement of Eligibility and Qualification of Trustee on Form T-1 of The Bank of New
           York under the Trust Indenture Act of 1939.

     27.1  Financial Data Schedule.

     99.1  Form of Letter of Transmittal for the 13% Senior Discount Debentures due 2011.

     99.2  Form of Notice of Guaranteed Delivery.

     99.3  Guidelines for Certification of Taxpayer Identification Number on Substitute Form
           W-9.

     99.4  Form of Institutions Letter.

     99.5  Form of Client Letter.

    (b)    Financial Statement Schedule.

ITEM 22. UNDERTAKINGS

    (a) The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change in such information in the Registration Statement;

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial BONA FIDE offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (c) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in the documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

    (d) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Municipality of Anchorage, State of Alaska, on July 7, 1999.

                                ALEC HOLDINGS, INC.

                                By:  /s/ MICHAEL E. HOLMSTROM
                                     -----------------------------------------
                                     Michael E. Holmstrom
                                     Senior Vice President and
                                     Chief Financial Officer

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Charles E. Robinson, Wesley E. Carson and Michael
E. Holmstrom, and each of them, his attorney-in-fact with power of substitution for him in any and all capacities, to sign any amendments, supplements, subsequent registration statements relating to the offering to which this Registration Statement relates, or other instruments he deems necessary or appropriate, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitute may do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

          SIGNATURE                        TITLE                    DATE
------------------------------  ---------------------------  -------------------
   /s/ CHARLES E. ROBINSON      Chairman of the Board,
------------------------------    President and Chief           July 7, 1999
     Charles E. Robinson          Executive Officer

   /s/ MICHAEL E. HOLMSTROM     Senior Vice President and
------------------------------    Chief Financial Officer       July 7, 1999
     Michael E. Holmstrom

     /s/ WESLEY E. CARSON       Executive Vice President
------------------------------    and Assistant Secretary       July 7, 1999
       Wesley E. Carson

     /s/ DONN T. WONNELL        Executive Vice President,
------------------------------    General Counsel and           July 7, 1999
       Donn T. Wonnell            Secretary

      /s/ DEAN A. RYLAND        Vice President, Controller
------------------------------    and Assistant Treasurer       July 7, 1999
        Dean A. Ryland

       /s/ SAUL A. FOX          Director
------------------------------                                  July 7, 1999
         Saul A. Fox

   /s/ W. DEXTER PAINE, III     Director
------------------------------                                  July 7, 1999
     W. Dexter Paine, III

   /s/ J. RUSSELL TRIEDMAN      Director
------------------------------                                  July 7, 1999
     J. Russell Triedman